Exhibit 99.1

SANCTION CAPITAL CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF SANCTION CAPITAL CORP.

to be held on September 11, 2014

and

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF MARSA ENERGY INC.

to be held on September 11, 2014

JOINT MANAGEMENT INFORMATION CIRCULAR

with respect to a proposed

AMALGAMATION

of

MARSA ENERGY INC.

with

SANCTION CAPITAL CORP.

August 14, 2014

You are advised to carefully read this joint management information circular, including its appendices. It contains important information relating to Sanction Shareholders and Marsa Shareholders concerning the amalgamation (the “Amalgamation”) described above and other matters to be voted upon at the Sanction Meeting and Marsa Meeting, respectively.

If you are in doubt as to how to deal with these materials or the matters they describe, please consult your financial, tax, legal or other professional advisors.

Neither the TSX Venture Exchange Inc. nor any securities regulatory authority has in any way passed upon the merits of the Amalgamation as described in this Joint Management Information Circular.

TABLE OF CONTENTS

LETTER TO SANCTION SHAREHOLDERS	i
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	iii
LETTER TO MARSA SHAREHOLDERS	v
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	vii
GLOSSARY OF TERMS	i
INFORMATION FOR SHAREHOLDERS IN THE UNITED STATES	v
CONVENTIONS	viii
ABBREVIATIONS AND EQUIVALENCIES	viii
CONVERSIONS	ix
JOINT MANAGEMENT INFORMATION CIRCULAR	1
Introduction	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	1
SUMMARY	3
The Sanction Meeting	3
The Marsa Meeting	3
Sanction Capital Corp.	3
Marsa Energy Inc.	3
The Amalgamation	4
Concurrent Financing	4
Reasons For and Advantages of the Amalgamation for Sanction	6
Reasons For and Advantages of the Amalgamation for Marsa	6
Recommendation of the Sanction Board of Directors	6
Recommendation of the Marsa Board of Directors	7
Effect on Sanction Options	7
Effect on Marsa Options	7
Effect on Resulting Issuer Shares held by Principals and Non-Principals upon completion of the Amalgamation	7
Amalgamation Agreement	7
Procedure for the Amalgamation to Become Effective	10
Stock Exchange Listings	10
Securities Law Matters	11
Selected Pro Forma Financial Information	11
Procedure for Exchange of Share Certificates	12
Marsa Dissent Rights	13
Sanction Dissent Rights	13
Interests of Insiders	14
Interests of Experts	14
Sponsorship	15
Conflicts of Interest	15
Summary of Certain Canadian Federal Income Tax Considerations for Canadian Residents	15
Other Tax Considerations	15
Timing	16
About Marsa, Sanction and the Resulting Issuer	16
Risk Factors	16
THE AMALGAMATION	18
Background to the Amalgamation	18
Recommendation of the Sanction Board of Directors	18
Recommendation of the Marsa Board of Directors	19
EFFECT OF THE AMALGAMATION	19
General	19
Details of the Amalgamation	21
THE AMALGAMATION AGREEMENT	21
General	21
Mutual Conditions Precedent	22
Conditions to the Obligations of Marsa	23

Conditions to the Obligations of Sanction	24
Non-Solicitation by Sanction	25
Representations and Warranties	25
Termination of Amalgamation Agreement	26
PROCEDURE FOR THE AMALGAMATION TO BECOME EFFECTIVE	27
Procedural Steps	27
Shareholder Approvals	28
Regulatory Approvals and Stock Exchange Listings	28
Securities Law Matters	28
Procedure for Exchange of Share Certificates	30
INTERESTS OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	31
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	31
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES	31
SANCTION DISSENT RIGHTS	32
MARSA DISSENT RIGHTS	33
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	35
TIMING OF THE AMALGAMATION	39
EXPENSES OF THE AMALGAMATION	39
PRO FORMA INFORMATION AFTER GIVING EFFECT TO THE AMALGAMATION	39
Selected Pro Forma Financial Information	39
Risk Factors	40
INTERESTS OF EXPERTS	41
MATTERS TO BE CONSIDERED AT THE MARSA MEETING	42
Shareholder Approval Respecting the Amalgamation	42
MARSA GENERAL PROXY INFORMATION	42
Solicitation of Proxies	42
Appointment of Proxyholders	42
Revocation of Proxies	43
Exercise of Discretion by Proxyholders	43
Signing of Proxy	43
VOTING OF MARSA SHARES AND PRINCIPAL HOLDERS OF MARSA SHARES	43
Voting of Marsa Shares	43
Advice to Beneficial Shareholders of Marsa Shares	44
Principal Holders of Marsa Shares	44
MATTERS TO BE CONSIDERED AT THE SANCTION MEETING	45
Shareholder Approval Respecting the Amalgamation	45
SANCTION GENERAL PROXY INFORMATION	45
Solicitation of Proxies	45
Appointment of Proxyholders	45
Revocation of Proxies	45
Exercise of Discretion by Proxyholders	46
Signing of Proxy	46
VOTING OF SANCTION SHARES AND PRINCIPAL HOLDERS OF SANCTION SHARES	46
Voting of Sanction Shares	46
Advice to Beneficial Shareholders of Sanction Shares	47
Principal Holders of Sanction Shares	47
GENERAL MATTERS	48
Other Material Facts	48
Sponsorship	48
Conflicts of Interest	48
Board Approval	48
QUESTIONS AND OTHER ASSISTANCE	48
CERTIFICATES	49
Certificate of Sanction	49
Certificate of Marsa	49

2

APPENDICES

Appendix A – Marsa Meeting Resolutions

Appendix B – Sanction Amalgamation Resolution

Appendix C – Amalgamation Agreement

Appendix D – Section 191 of the Business Corporations Act (Alberta)

Appendix E – Section 190 of the Canada Business Corporations Act

Appendix F – Information Concerning Sanction Capital Corp. Prior to the Amalgamation

Appendix G – Information Concerning Marsa Energy Inc. Prior to the Amalgamation

Appendix H – Information Concerning the Resulting Issuer

Appendix I – Pro Forma Financial Information

3

LETTER TO SANCTION SHAREHOLDERS

August 14, 2014

Dear Shareholders of Sanction Capital Corp. (“Sanction”):

You are invited to attend a special meeting (the “Sanction Meeting”) of holders (“Sanction Shareholders”) of common shares (“Sanction Shares”) in the capital of Sanction to be held at the offices of Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta at 9:00 a.m. (Calgary time) on September 11, 2014. At the Sanction Meeting, Sanction Shareholders will be asked to consider among other matters, the arm’s length amalgamation (the “Amalgamation”) of Sanction and Marsa Energy Inc. (“Marsa”), as more particularly set forth in the accompanying joint management information circular (the “Joint Information Circular”).

On July 30, 2014, Sanction and Marsa entered into an amalgamation agreement (the “Amalgamation Agreement”) pursuant to which, among other things, Sanction agreed to amalgamate with Marsa to continue as an amalgamated Alberta entity (the “Resulting Issuer”). Pursuant to the Amalgamation Agreement, Sanction Shareholders will receive, for each Sanction Share, 0.09259259 of a common share in the capital of the Resulting Issuer (each whole common share in the capital of the Resulting Issuer, a “Resulting Issuer Share”), which is in effect a 10.8:1 consolidation of your Sanction Shares.

The TSX Venture Exchange Inc. (“TSXV”) has conditionally accepted the Amalgamation and the listing of the Resulting Issuer Shares to be issued pursuant to the Amalgamation, subject to satisfaction of certain conditions.

If you cannot attend the Sanction Meeting in person, please complete and sign the enclosed form of proxy and submit it so as to reach or be deposited with Olympia Trust Company (“Olympia”), 600, 530 – 8th Ave S.W., Calgary, Alberta T2P 3S8, Attention: Proxy Department, not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time fixed for the Sanction Meeting.

The resolution approving the Amalgamation (the “Sanction Amalgamation Resolution”) must be approved by not less than 66 2/3% of the votes cast by Sanction Shareholders, either in person or by proxy at the Sanction Meeting.

If the requisite approval is obtained and if the other conditions to the Amalgamation becoming effective are satisfied or waived, it is expected that the Amalgamation will become effective on or about September 12, 2014.

The board of directors of Sanction (the “Sanction Board”) has unanimously approved the Amalgamation (William DeJong abstaining) and (i) determined that the Amalgamation is in the best interests of Sanction and the Sanction Shareholders; (ii) approved the Amalgamation Agreement and the transactions contemplated thereby; and (iii) recommends approval of the Amalgamation by Sanction Shareholders.

The accompanying Joint Information Circular of Sanction and Marsa contains a detailed description of the Amalgamation as well as information regarding Sanction and Marsa. Please give this material your careful consideration and, if you require assistance, consult your financial, tax or other professional advisors. If you are unable to attend the Sanction Meeting in person, please complete, sign and deliver the enclosed form of proxy so as to reach or be deposited with Olympia Trust Company (“Olympia”), 600, 530 – 8th Ave S.W., Calgary, Alberta T2P 3S8, Attention: Proxy Department, not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time fixed for the Sanction Meeting in order to ensure your representation at the Sanction Meeting.

If you are a non-registered holder of Sanction Shares and have received these materials from your broker or another intermediary, please complete and return the proxy or other authorization form provided to you by your broker or other intermediary in accordance with the instructions provided with it. Failure to do so may result in your Sanction Shares not being eligible to be voted at the Sanction Meeting.

On behalf of the Sanction Board, I would like to express our gratitude for the support our shareholders have given us over the past few years and with respect to our decision to move forward with the proposed Amalgamation.

Yours very truly,

(signed) “Leif Snethun”
Leif Snethun
President, Chief Executive Officer, Chief Financial Officer and a Director

ii

SANCTION CAPITAL CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Sanction Meeting”) of the holders (“Sanction Shareholders”) of common shares (“Sanction Shares”) in the capital of Sanction Capital Corp. (“Sanction”) will be held on September 11, 2014 at the offices of Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta at 9:00 a.m. (Calgary time) for the following purposes:

1.	to consider and if deemed advisable, to approve, with or without variation, a special resolution (the “Sanction Amalgamation Resolution”) to approve the arm’s length amalgamation between Sanction and Marsa Energy Inc. (“Marsa”), pursuant to an amalgamation agreement dated July 30, 2014 (the “Amalgamation Agreement”) whereby it is proposed that Marsa and Sanction amalgamate (the “Amalgamation”) and continue as one corporation (the “Resulting Issuer”) pursuant to the provisions of the Business Corporations Act (Alberta) (the “ABCA”); and

2.	to transact such further and other business as may properly be brought before the Sanction Meeting or any adjournment thereof.

Specific details of the matters to be put before the Sanction Meeting are set forth in the accompanying joint management proxy circular (the “Joint Information Circular”).

The board of directors of Sanction unanimously (William DeJong abstaining) recommends that Sanction Shareholders vote FOR the Sanction Amalgamation Resolution. It is a condition to the completion of the Amalgamation that the Sanction Amalgamation Resolution be approved at the Sanction Meeting.

Each Sanction Share entitled to be voted in respect of the Sanction Amalgamation Resolution at the Sanction Meeting will entitle the holder to one vote at the Sanction Meeting. The special resolution approving the Sanction Amalgamation Resolution must be approved by at least 66 2/3% of the votes cast by the holders of Sanction Shares, either in person or by proxy, at the Sanction Meeting.

The record date (the “Record Date”) for determination of Sanction Shareholders entitled to receive notice of and to vote at the Sanction Meeting is August 1, 2014. Only Sanction Shareholders whose names have been entered in the register of Sanction Shareholders, on the close of business on the Record Date will be entitled to receive notice of and to vote at the Sanction Meeting, provided that, to the extent that a Sanction Shareholder transfers the ownership of any Sanction Shares after the Record Date and the transferee of those Sanction Shares establishes ownership of such Sanction Shares and demands, not later than ten days before the Sanction Meeting, to be included in the list of Sanction Shareholders eligible to vote at the Sanction Meeting, such transferee will be entitled to vote those Sanction Shares at the Sanction Meeting.

Registered Sanction Shareholders may attend the Sanction Meeting in person or may be represented by proxy. Sanction Shareholders who are unable to attend the Sanction Meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Sanction Meeting or any adjournment thereof. To be effective, the enclosed form of proxy must be mailed so as to reach or be deposited with Sanction’s transfer agent, Olympia Trust Company, 600, 530 – 8th Avenue S.W., Calgary, Alberta T2P 3S8, Attention: Proxy Department, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the time set for the Sanction Meeting or any adjournment thereof, or may be accepted by the Chairman of the Sanction Meeting prior to the commencement of the Sanction Meeting.

If you are a non-registered holder of Sanction Shares and have received these materials from your broker or another intermediary, please complete and return the form of proxy or other authorization form provided to you by your broker or intermediary in accordance with the instructions provided. Failure to do so may result in your Sanction Shares not being eligible to be voted at the Sanction Meeting.

iii

If a Sanction Shareholder receives more than one form of proxy because such holder owns Sanction Shares registered in different names or addresses, each form of proxy should be completed and returned.

A proxyholder has discretion under the accompanying form of proxy in respect of amendments or variations to matters identified in this Notice and with respect to other matters which may properly come before the Sanction Meeting, or any adjournment thereof. As of the date hereof, management of Sanction knows of no amendments, variations or other matters to come before the Sanction Meeting other than the matters set forth in this Notice. Sanction Shareholders who are planning on returning the form of proxy are encouraged to review the Joint Information Circular carefully before submitting the proxy form.

It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote IN FAVOUR of the Sanction Amalgamation Resolution.

Pursuant to Section 191 of the ABCA, holders of Sanction Shares are entitled to exercise rights of dissent with respect to the Sanction Amalgamation Resolution and, if the Amalgamation becomes effective, to be paid the fair value of their Sanction Shares in accordance with the provisions of Section 191 of the ABCA. A Sanction Shareholder’s right to dissent is more particularly described in the Joint Information Circular and the text of Section 191 of the ABCA which is set forth in Appendix “D” to the accompanying Joint Information Circular. To exercise such right, a dissenting shareholder must send to Sanction, c/o Dentons Canada LLP, Suite 1500, 850 – 2nd Street S.W., Calgary, Alberta, T2P 0R8, Attention: Keith Inman, a written notice of dissent to the Sanction Amalgamation Resolution, which written notice of dissent must be received by 4:00 p.m. (Calgary time) on September 9, 2014 or the Business Day immediately preceding the date of any adjournment of the Sanction Meeting.

Failure to strictly comply with the requirements set forth in Section 191 of the ABCA may result in the loss of any right of dissent. Persons who are beneficial owners of Sanction Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent should be aware that only the registered holders of such Sanction Shares are entitled to dissent. Accordingly, a beneficial owner of Sanction Shares desiring to exercise the right of dissent must make arrangements for the Sanction Shares beneficially owned by such holder to be registered in the holder’s name prior to the time the written objection to the Sanction Amalgamation Resolution is required to be received by Sanction or, alternatively, make arrangements for the registered Sanction Shareholder of such Sanction Shares to dissent on behalf of the beneficial holder. It is strongly suggested that any Sanction Shareholders wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the ABCA may prejudice such securityholder’s right to dissent.

DATED at Calgary, Alberta, this 14th day of August, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF SANCTION CAPITAL CORP.

(signed) “Leif Snethun”
Leif Snethun
President, Chief Executive Officer, Chief Financial Officer and a Director

iv

LETTER TO MARSA SHAREHOLDERS

August 14, 2014

Dear Shareholders of Marsa Energy Inc. (“Marsa”):

You are invited to attend a special meeting (the “Marsa Meeting”) of holders (“Marsa Shareholders”) of common shares (“Marsa Shares”) in the capital of Marsa to be held at the offices of Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta at 10:00 a.m. (Calgary time) on September 11, 2014.

At the Marsa Meeting, Marsa Shareholders will be asked to consider and vote upon a proposed arm’s length amalgamation (the “Amalgamation”) of Marsa and Sanction Capital Corp. (“Sanction”) to form a continuing corporation (the “Resulting Issuer”) on the basis set forth in the enclosed joint management proxy circular (the “Joint Information Circular”).

Should the Amalgamation be approved by both the Marsa Shareholders and the holders of common shares of Sanction (“Sanction Shareholders”), each Marsa Shareholder will receive one (1) common share in the capital of the Resulting Issuer (a “Resulting Issuer Share”) for each Marsa Share held by such holder.

Pursuant to the amalgamation agreement dated July 30, 2014 between Marsa and Sanction and in accordance with Marsa’s stock option plan (the “Marsa Option Plan”), holders of outstanding options (“Marsa Options”) granted pursuant to the Marsa Option Plan will be entitled to receive one (1) Resulting Issuer option (“Resulting Issuer Option”) for each one (1) Marsa Option held, which will each be exercisable into one (1) common share in the share capital of the Resulting Issuer in accordance with the terms of the agreements governing the Marsa Options, subject to the approval of the TSX Venture Exchange.

Marsa intends to continue into Alberta in order to effect the Amalgamation (the “Marsa Continuance”), subject to the Marsa Shareholders passing a resolution approving the Marsa Continuance (the “Marsa Continuance Resolution”).

Each of the resolutions approving the Amalgamation (the “Amalgamation Resolution”) and the Marsa Continuance Resolution must be approved by at least 66 2/3% of the votes cast by Marsa Shareholders, either in person or by proxy at the Marsa Meeting.

If the requisite approval is obtained and if the other conditions to the Amalgamation becoming effective are satisfied or waived, it is expected that the Amalgamation will become effective on or about September 12, 2014.

The board of directors of Marsa (the “Marsa Board”) has unanimously endorsed the Amalgamation and determined that the consideration to be received by Marsa Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to Marsa Shareholders, and recommends approval of the Amalgamation by Marsa Shareholders.

The accompanying Joint Information Circular of Sanction and Marsa contains important information on the Amalgamation as well as information regarding Sanction and Marsa. You are advised to give this material your careful consideration and, if you require assistance, consult your financial, tax, legal or other professional advisors. If you are unable to attend the Marsa Meeting in person, please complete and deliver the enclosed form of proxy not less than 48 hours prior to the Marsa Meeting in order to ensure your representation at the Marsa Meeting.

v

On behalf of the directors of Marsa, I would like to express our gratitude for the support that the Marsa Shareholders have demonstrated with respect to our decision to take the proposed Amalgamation forward. We would also like to thank our employees for their hard work assisting us with this task and for providing their support for the proposed Amalgamation. Marsa looks forward to seeing the Marsa Shareholders at the Meeting. As President and Chief Executive Officer, I would like to acknowledge my fellow directors for their great service to the Marsa Shareholders and for all of their hard work and diligence on the proposed Amalgamation.

Yours very truly,

(signed) “Blair Anderson”
Blair Anderson
President and Chief Executive Officer

vi

MARSA ENERGY INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Marsa Meeting”) of the holders (“Marsa Shareholders”) of common shares (“Marsa Shares”) of Marsa Energy Inc. (“Marsa”) will be held on September 11, 2014 at the offices of Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta at 10:00 a.m. (Calgary time) for the following purposes:

1.	to consider and if thought fit, to pass, with or without variation, a special resolution (the “Marsa Amalgamation Resolution”) to approve the amalgamation between Marsa and Sanction Capital Corp. (“Sanction”), pursuant to an arm’s length amalgamation agreement dated July 30, 2014 (the “Amalgamation Agreement”) whereby it is proposed that Marsa and Sanction amalgamate (the “Amalgamation”) and continue as one corporation (the “Resulting Issuer”) pursuant to the provisions of the Business Corporations Act (Alberta) (the “ABCA”);

2.	to consider and if thought fit, to pass, with or without variation, a special resolution authorizing and approving the continuation of Marsa from the Canada Business Corporations Act (“CBCA”) to the Business Corporations Act (Alberta) (the “Marsa Continuation Resolution”); and

3.	to transact such further and other business as may properly be brought before the Marsa Meeting or any adjournment thereof.

Specific details of the matters to be put before the Marsa Meeting are set forth in the accompanying joint management proxy circular (the “Joint Information Circular”). The Marsa Amalgamation Resolution and the Marsa Continuance Resolution are collectively referred to herein as the “Marsa Meeting Resolutions”.

The board of directors of Marsa unanimously recommends that Marsa Shareholders vote FOR the Marsa Meeting Resolutions. It is a condition to the completion of the Amalgamation that the Marsa Amalgamation Resolution be approved at the Marsa Meeting.

Each Marsa Share entitled to be voted in respect of the Marsa Meeting Resolutions at the Marsa Meeting will entitle the holder to one (1) vote at the Marsa Meeting. Each of the Marsa Amalgamation Resolution and the Marsa Continuance Resolution must be approved by at least 66 2/3% of the votes cast by the holders of Marsa Shares, either in person or by proxy, at the Marsa Meeting.

The record date (the “Record Date”) for determination of Marsa Shareholders entitled to receive notice of and to vote at the Marsa Meeting is August 1, 2014. Only Marsa Shareholders whose names have been entered in the register of Marsa Shareholders, on the close of business on the Record Date will be entitled to receive notice of and to vote at the Marsa Meeting, provided that, to the extent that a Marsa Shareholder transfers the ownership of any Marsa Shares after the Record Date and the transferee of those Marsa Shares establishes ownership of such Marsa Shares and demands, not later than ten (10) days before the Marsa Meeting, to be included in the list of Marsa Shareholders eligible to vote at the Marsa Meeting, such transferee will be entitled to vote those Marsa Shares at the Marsa Meeting.

Registered Marsa Shareholders may attend the Marsa Meeting in person or may be represented by proxy. Marsa Shareholders who are unable to attend the Marsa Meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Marsa Meeting or any adjournment thereof. To be effective, the enclosed form of proxy must be mailed so as to reach or be deposited with Marsa’s transfer agent, Valiant Trust Company, at Suite 310, 606 – 4th Street S.W., Calgary, Alberta, T2P 1T1, Attention: Proxy Department, or by internet at www.valianttrust.com not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the time set for the Marsa Meeting or any adjournment thereof, or may be accepted by the Chairman of the Marsa Meeting prior to the commencement of the Marsa Meeting.

vii

If you are a non-registered holder of Marsa Shares and have received these materials from your broker or another intermediary, please complete and return the form of proxy or other authorization form provided to you by your broker or intermediary in accordance with the instructions provided. Failure to do so may result in your Marsa Shares not being eligible to be voted at the Marsa Meeting.

If a Marsa Shareholder receives more than one form of proxy because such holder owns Marsa Shares registered in different names or addresses, each form of proxy should be completed and returned.

A proxyholder has discretion under the accompanying form of proxy in respect of amendments or variations to matters identified in this Notice and with respect to other matters which may properly come before the Marsa Meeting, or any adjournment thereof. As of the date hereof, management of Marsa knows of no amendments, variations or other matters to come before the Marsa Meeting other than the matters set forth in this Notice. Marsa Shareholders who are planning on returning the form of proxy are encouraged to review the Joint Information Circular carefully before submitting the proxy form.

It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote IN FAVOUR of the Marsa Amalgamation Resolution and the Marsa Continuance Resolution.

Pursuant to Section 190 of the Canada Business Corporations Act (the “CBCA”), holders of Marsa Shares are entitled to exercise rights of dissent with respect to the Marsa Amalgamation Resolution and the Marsa Continuance Resolution and, if the Marsa Amalgamation Resolution and Marsa Continuance Resolution becomes effective, to be paid the fair value of their Marsa Shares in accordance with the provisions of Section 190 of the CBCA. A Marsa Shareholder’s right to dissent is more particularly described in the Joint Information Circular and the text of Section 190 of the CBCA which is set forth in Appendix “E” to the accompanying Joint Information Circular. To exercise such right, a dissenting shareholder must send to Marsa, c/o Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta, T2P 0C1, Attention: Roy Hudson, a written objection to the Marsa Amalgamation Resolution, which written objection must be received by 4:00 p.m. (Calgary time) on September 9, 2014 or the Business Day immediately preceding the date of any adjournment of the Sanction Meeting.

Failure to strictly comply with the requirements set forth in Section 190 of the CBCA may result in the loss of any right of dissent. Persons who are beneficial owners of Marsa Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent should be aware that only the registered holders of such Marsa Shares are entitled to dissent. Accordingly, a beneficial owner of Marsa Shares desiring to exercise the right of dissent must make arrangements for the Marsa Shares beneficially owned by such holder to be registered in the holder’s name prior to the time the written objection to the Marsa Amalgamation Resolution are required to be received by Marsa or, alternatively, make arrangements for the registered Marsa Shareholder of such Marsa Shares to dissent on behalf of the beneficial holder. It is strongly suggested that any Marsa Shareholders wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the CBCA may prejudice such securityholder’s right to dissent.

DATED at Calgary, Alberta, this 14th day of August, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF MARSA ENERGY INC.

(signed) “Blair Anderson”
Blair Anderson
President and Chief Executive Officer

viii

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Joint Information Circular including the Summary and Appendices hereto. Terms and abbreviations used in the Appendices to this Joint Information Circular may be defined separately and any subsequent definitions and abbreviations shall supersede the following definitions and abbreviations for the purposes of the Appendix they are subsequently defined in.

“ABCA” means the Business Corporations Act (Alberta), from time to time as amended or re-enacted, including the regulations promulgated thereunder;

“Amalgamation” means the arm’s length amalgamation of Marsa and Sanction under the provisions of the ABCA on the terms and conditions set forth in the Amalgamation Agreement;

“Amalgamation Agreement” means the amalgamation agreement between Sanction and Marsa dated July 30, 2014 providing for the Amalgamation and all amendments thereto, a copy of which is attached as Appendix “C” to this Joint Information Circular;

“Applicable Laws” means applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges;

“Articles of Amalgamation” means the articles of amalgamation of the Resulting Issuer;

“Business Day” means a day other than a Saturday, Sunday or other than a day when banks in the City of Calgary, Alberta are not generally open for business;

“Capital Pool Company” means a corporation: (a) that has filed and obtained a receipt for a preliminary CPC Prospectus (as defined in TSXV Policy 2.4) from one or more of the securities regulatory authorities in compliance with TSXV Policy 2.4; and (b) in regard to which the Final Exchange Bulletin has not yet been issued.

“CBCA” means the Canada Business Corporations Act as amended or re-enacted, including the regulations promulgated thereunder;

“Certificate of Amalgamation” means a certificate of amalgamation issued by the Registrar under the ABCA giving effect to the Amalgamation;

“Closing Date” means the date of the completion of the Amalgamation as set forth in the Amalgamation Agreement, including the issuance of the Reporting Issuer Shares described therein, which is intended to take place on September 12, 2014 or such other date that is mutually agreed to by the Parties;

“Concurrent Financing” means the brokered private placement financing of up to 2,400,000 Subscription Receipts at a price of $1.50 per Subscription Receipt for aggregate gross proceeds of $3,600,000;

“Continuance” means continuation of Marsa from the CBCA to the ABCA;

“Court” means the Court of Queen’s Bench of Alberta;

“CRA” means the Canada Revenue Agency;

“Depositary” means Valiant Trust Company or such other person that may be appointed by Marsa for the purpose of receiving deposits of certificates of Marsa Shares and Sanction Shares pursuant to the Amalgamation;

“Dissent Rights” means the right of a registered Marsa Shareholder pursuant to Section 190 of the CBCA or the right of a Sanction Shareholder pursuant to Section 191 of the ABCA, as applicable, to dissent to the Marsa Meeting Resolutions or the Sanction Amalgamation Resolution, as the case may be, and, to be paid the fair value of the securities in respect of which the holder dissents, all in accordance with Section 191 of the ABCA, the full text of which is attached hereto as Appendix “D” or Section 190 of the CBCA, the full text of which is attached hereto as Appendix “E”, as the case may be;

“D.W. Paterson & Associates” means D.W. Paterson & Associates Geoscience Consulting Limited;

“Effective Date” means the date the Amalgamation becomes effective under the ABCA which is scheduled to occur on September 12, 2014 or such earlier or later dates as may be agreed to by Sanction and Marsa;

“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date;

“Escrow Release Conditions” means all conditions precedent to the Amalgamation Agreement;

“Final Exchange Bulletin” means the TSXV bulletin issued following the closing of a Qualifying Transaction and the submission of all required documentation and that evidences the final TSXV acceptance of the Qualifying Transaction;

“Governmental Authority” includes any federal, provincial, municipal or other political subdivision, government department, commission, board, bureau, agency or instrumentality, domestic or foreign;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Joint Information Circular” means this joint management proxy circular dated August 14, 2014, of Sanction and Marsa, together with all Appendices hereto, distributed to the Sanction Shareholders in connection with the Sanction Meeting and to the Marsa Shareholders in connection with the Marsa Meeting;

“Letter of Transmittal” means, as applicable, (i) the letter of transmittal accompanying the Joint Information Circular sent to the holders of Marsa Shares pursuant to which holders of Marsa Shares are required to deliver certificates representing Marsa Shares and other required documents in order to exchange such certificate(s) for a certificate(s) representing Resulting Issuer Shares, and (ii) the letter of transmittal accompanying the Joint Information Circular sent to the holders of Sanction Shares pursuant to which holders of Sanction Shares are required to deliver certificates representing Sanction Shares and other required documents in order to exchange such certificate(s) for a certificate(s) representing Resulting Issuer Shares;

“Marsa” means Marsa Energy Inc., a corporation incorporated under the CBCA;

“Marsa Amalgamation Resolution” means the special resolution in respect of the Amalgamation to be considered by the Marsa Shareholders at the Marsa Meeting, the full text of which is set forth in Appendix “A” to this Joint Information Circular;

“Marsa Audit Committee” means the audit committee of the Marsa Board;

“Marsa Board” or “Marsa Board of Directors” means the board of directors of Marsa as it may be constituted from time to time;

“Marsa Contingent Resource Report” means the contingent resource report prepared by DeGolyer and MacNaughton effective December 31, 2013 and dated July 25, 2014;

“Marsa Continuance Resolution” means the special resolution in respect of the Continuance to be considered by the Marsa Shareholders at the Marsa Meeting, the full text of which is set forth in Appendix “A” to this Joint Information Circular;

“Marsa Dissenting Shareholders” means the registered Marsa Shareholders who validly exercise their rights of dissent provided to them under the ABCA in respect of the Marsa Shares;

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“Marsa Geological Report” means the report prepared by D.W. Paterson & Associates dated July 31, 2014 entitled “Technical Report Ortakoy Licence: AR/MRS/3913 Thrace Basin, Turkey TSX-V Tier II Listing Compliance”;

“Marsa Meeting” means the special meeting of the Marsa Shareholders to be held on September 11, 2014, and any adjournment(s) or postponement thereof, to be called and held to consider and, if deemed advisable, approve the Amalgamation and the Continuance;

“Marsa Meeting Resolutions” means the Marsa Amalgamation Resolution and the Marsa Continuance Resolution, collectively;

“Marsa Option Agreements” means the agreements governing the Marsa Options;

“Marsa Option Plan” means the stock option plan of Marsa;

“Marsa Options” means the outstanding stock options of Marsa, whether or not vested, entitling the holders thereof to acquire Marsa Shares;

“Marsa Prospective Resource Report” means the prospective resource report prepared by DeGolyer and MacNaughton effective December 31, 2013 and dated July 29, 2014;

“Marsa Resource Reports” means the Marsa Contingent Resource Report and the Marsa Prospective Resource Report, collectively;

“Marsa Shareholders” means the holders from time to time of Marsa Shares;

“Marsa Shares” means the Class A Shares in the capital of Marsa;

“Marsa Transaction Costs” means all costs and expenses incurred by Marsa in connection with the transactions contemplated by the Amalgamation Agreement, including all legal, accounting, financial advisory, printing and other administrative or professional fees, costs and expenses of third parties incurred by Marsa and all fees payable by Marsa or Sanction to the TSXV in connection with the Amalgamation;

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any person, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, privileges, liabilities or prospects, whether contractual or otherwise, of such person, other than any matter, action, effect or change relating to or resulting from: (i) a matter that has, prior to the date hereof, been publicly disclosed or disclosed to the other Party; (ii) conditions affecting the oil and gas industry as a whole; (iii) general economic, financial, currency exchange, securities or commodity market conditions in Canada; (iv) any change in the market price of crude oil, natural gas or related hydrocarbons; or (v) any matter consented to, or that results from a matter that is consented to, in writing by the other Party hereto;

“MD&A” means management’s discussion and analysis;

“NEX” means the NEX board of the TSXV;

“NI 51-101” means National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities;

“NI 58-101” means National Instrument 58-101 Disclosure of Corporate Governance Practices;

“Notice of Meeting” means, collectively, the notices of the special meeting of each of Marsa and Sanction, which accompany this Joint Information Circular;

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“Option Cancellation Agreements” means the agreements to be entered into between Sanction and each holder of Sanction Options, in a form satisfactory to Marsa, acting reasonably, whereby each holder of Sanction Options agrees to surrender such Sanction Options for cancellation for nominal consideration;

“Ortakoy Exploration Licence” means Exploration Licence MRS/3913 in No. XVII Izmir Petroleum District located in the Thrace Basin in the Republic of Turkey;

“Parties” means Sanction and Marsa; and “Party” means any one of them;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status and includes the Parties;

“Qualifying Transaction” means a transaction where a Capital Pool Company acquires Significant Assets, other than cash, by way of purchase, amalgamation, merger or arrangement with another company or by other means;

“Record Date” means August 1, 2014;

“Registrar” means the Registrar of Corporations for the Province of Alberta appointed under Section 263 of the ABCA;

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

“Resulting Issuer” means the corporation continuing from the Amalgamation;

“Resulting Issuer Option Plan” means the stock option plan of the Resulting Issuer;

“Resulting Issuer Shares” means common shares in the capital of the Resulting Issuer;

“Sanction” means Sanction Capital Corp., a corporation incorporated under the ABCA;

“Sanction Amalgamation Resolution” means the special resolution in respect of the Amalgamation to be considered by the Sanction Shareholders at the Sanction Meeting, the full text of which is set forth in this Joint Information Circular;

“Sanction Board” or “Sanction Board of Directors” means the board of directors of Sanction as it may be constituted from time to time;

“Sanction Dissenting Shareholders” means the registered Sanction Shareholders who validly exercise their rights of dissent provided to them under the ABCA in respect of the Sanction Shares;

“Sanction Meeting” means the special meeting of the Sanction Shareholders to be held on September 11, 2014, and any adjournment(s) or postponement thereof, to be called and held to consider and, if deemed advisable, approve the Amalgamation;

“Sanction Optionholders” means the holders from time to time of Sanction Options;

“Sanction Options” means the outstanding stock options of Sanction, whether or not vested, entitling the holders thereof to acquire Sanction Shares;

“Sanction Shareholders” means the holders from time to time of Sanction Shares;

“Sanction Shares” means the common shares in the capital of Sanction;

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“Sanction Transaction Costs” means all costs and expenses incurred by Sanction in connection with the transactions contemplated by the Amalgamation Agreement, including all legal, accounting, financial advisory, printing and other administrative or professional fees, costs and expenses of third parties incurred by Sanction;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval, the public filing system for public securities documents and information filed by public companies, which is maintained by the Canadian Securities Administrators (www.sedar.com);

“Significant Assets” means one or more assets or businesses which, when purchased, optioned or otherwise acquired by a Capital Pool Company, together with any other concurrent transactions would result in the Capital Pool Company meeting the Initial Listing Requirements (as identified in TSXV Policy 2.1);

“Subscription Receipts” means the 2,400,000 subscription receipts of Marsa issued pursuant to the Concurrent Financing;

“subsidiary” has the meaning ascribed thereto in the ABCA;

“Superior Proposal” has the meaning ascribed thereto in the Amalgamation Agreement;

“Take-Over Proposal” has the meaning ascribed thereto in the Amalgamation Agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, all as amended from time to time;

“TSXV” means the TSX Venture Exchange;

“TSXV Escrow Agreement” means the agreement to be entered into, pursuant to TSXV rules, on or before the Effective Date between certain principals of the Resulting Issuer and the TSXV which will provide that the Resulting Issuer Shares be issued to such principals may not be sold, assigned, hypothecated, transferred within escrow or otherwise dealt with in any manner without the prior consent of the TSXV;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended; “United States GAAP” means generally accepted accounting principles in the United States;

“United States GAAP” means generally accepted accounting principles in the United States;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time; and

“United States” or “U.S.” means the United States, as defined in Rule 902 under Regulation S.

Words importing the singular include the plurals and vice-versa and words importing any gender include all genders.

INFORMATION FOR SHAREHOLDERS IN THE UNITED STATES

The Amalgamation involves the distribution of Resulting Issuer Shares to Marsa Shareholders and Sanction Shareholders in exchange for their Marsa Shares and Sanction Shares, respectively. Marsa is incorporated and existing under the federal laws of Canada and Sanction is incorporated and existing under the provincial laws of Alberta. The Amalgamation is subject to the disclosure requirements of a foreign jurisdiction, which are different from those of the United States. The Resulting Issuer Shares to be issued to Marsa Shareholders and Sanction Shareholders in the United States pursuant to the Amalgamation have not been registered under the U.S. Securities Act or the securities laws of any state of the United States and are being issued in the United States in reliance on the exemption from registration set forth in Rule 802 thereof (“Rule 802”) and exemptions provided under the securities laws of each applicable state of the United States. Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where:

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•	the subject company is a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act;

•	Marsa Shareholders and Sanction Shareholders in the United States of the Resulting Issuer hold no more than 10 percent (10%) of the securities that are the subject of the Amalgamation;

•	Marsa Shareholders and Sanction Shareholders in the United States participate in the Amalgamation on terms at least as favourable as those offered to any other holder of the subject securities;

•	an informational document in connection with the Amalgamation is published or disseminated to shareholders in the United States, complying with the disclosure requirements set forth in Rule 802, on a comparable basis to that provided to holders of the subject securities in the foreign subject company’s home jurisdiction; and

•	the informational document, including any amendments thereto, is furnished to the SEC on Form CB together with a Form F-X to appoint an agent for service of process in the United States.

This Joint Information Circular will be filed with the SEC on Form CB.

The Resulting Issuer Shares will not be listed for trading on any United States stock exchange. Accordingly, the solicitations and transactions contemplated in this Joint Information Circular are made in the United States for securities of a foreign issuer in accordance with foreign corporate and securities laws, and this Joint Information Circular has been prepared solely in accordance with disclosure requirements applicable in such foreign jurisdiction. Marsa Shareholders and Sanction Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act.

Marsa Shareholders and Sanction Shareholders in the United States who furnish a duly executed Letter of Transmittal and establish to the satisfaction of the Resulting Issuer that the exchange of Marsa Shares and Sanction Shares, as the case may be, for Resulting Issuer Shares will be exempt from registration under the U.S. Securities Act, will be allowed to exchange their Marsa Shares and Sanction Shares for Resulting Issuer Shares.

The solicitation of proxies for the Marsa Meeting and the Sanction Meeting is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, the solicitations and transactions contemplated in this Joint Information Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate and securities laws, and this Joint Information Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Marsa Shareholders and Sanction Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

Specifically, information concerning the operations of Marsa and Sanction contained herein has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. The unaudited pro forma financial statements and the unaudited and audited historical financial statements of Marsa included in this Joint Information Circular have been presented in United States dollars and in Canadian dollars for the Sanction financial statements. All financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) for financial periods after January 1, 2011 and are subject to Canadian auditing and auditor independence standards, which differ from United States GAAP and auditing and auditor independence standards in certain material respects, and thus may not be comparable to financial statements of United States companies. Likewise, information concerning assets and operations of Marsa and Sanction contained herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

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Marsa Shareholders and Sanction Shareholders should be aware that the Amalgamation and ownership of Resulting Issuer Shares may have material tax consequences in the United States, including, without limitation, the possibility that the Amalgamation is a taxable transaction, in whole or in part, for United States federal income tax purposes. Tax considerations applicable to Marsa Shareholders and Sanction Shareholders subject to United States federal income tax have not been included in this Joint Information Circular. Marsa Shareholders and Sanction Shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Amalgamation.

Enforcement by Marsa and Sanction securityholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that both Marsa and Sanction are organized under the laws of a jurisdiction outside the United States, that some or all of their officers and directors are residents of countries other than the United States, that the experts named in this Joint Information Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of Marsa, Sanction, and such persons are located outside of the United States. As a result, it may be difficult or impossible for U.S. securityholders to effect service of process within the United States upon the Resulting Issuer, its officers, directors and trustee or the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, the U.S. shareholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

The Resulting Issuer Shares issued to Marsa Shareholders and Sanction Shareholders will be restricted securities under Rule 144(a)(3) under the U.S. Securities Act. Consequently, any resale of the Resulting Issuer Shares is subject to the registration requirement of the U.S. Securities Act unless they are resold under an exemption or exclusion from the U.S. Securities Act. Subject to certain limitations, holders of Resulting Issuer Shares may resell their Resulting Issuer Shares outside the United States without registration under the U.S. Securities Act under Regulation S. Additionally, the U.S. Securities Act imposes restrictions on Resulting Issuer Shares held by “affiliates” of the Resulting Issuer after the Amalgamation or who have been “affiliates” of the Resulting Issuer within 90 days prior to the Amalgamation. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Such affiliates (and former affiliates) may also resell Resulting Issuer Shares pursuant to Rule 144 under the U.S. Securities Act, if available. However, unless certain conditions are satisfied, Rule 144 is not available for the resale of securities of issuers that have ever had (i) no or nominal operations; and (ii) no or nominal assets other than cash and cash equivalents. See “Securities Law Matters -United States” in this Joint Information Circular.

Additionally, no broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Joint Information Circular and, if given or made, such information or representation must not be relied upon as having been authorized by the Resulting Issuer, Sanction or Marsa.

THE RESULTING ISSUER SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS JOINT INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Notice regarding resource information

The determination of resources involves the preparation of estimates that have an inherent degree of associated uncertainty. The estimation and classification of resources requires the application of professional judgment combined with geological and engineering knowledge to assess whether or not specific resource classification criteria have been satisfied. Knowledge of concepts including uncertainty and risk, probability, statistics and deterministic and probabilistic estimation methods is required to properly use and apply resource definitions.

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Disclosure in this Joint Information Circular and documents referred to herein of resources is presented in accordance with Canadian securities laws. The SEC generally permits U.S. reporting oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves and production, net of royalties and interests of others. Canadian securities laws permit oil and gas companies, in their filings with Canadian securities regulators, to disclose resources, including contingent resources, proved reserves (defined differently from SEC rules), probable reserves and possible reserves. Readers are cautioned that the discussion of resource estimates contained herein, if any, do not contain any information about deposits that would qualify as deposits of “reserves” under SEC rules. It is important to note that resources are different than, and should not be construed as, reserves in any case and it should not be assumed that any part of the resources discussed herein that are categorized as undiscovered or prospective resources according to Canadian standards will ever be considered “reserves” under applicable U.S. standards. It should not be assumed that all or any part of a resource (if it exists) will be discovered or be economically or legally extractable. Certain terms are used in this Joint Information Circular and documents referred to herein, such as “resources” (including contingent and prospective resources), that the SEC’s rules would prohibit a U.S. company from including in filings with the SEC.

Currency exchange rates

Except as otherwise indicated, all dollar amounts indicated in this Joint Information Circular are expressed in Canadian dollars. References to “Canadian dollars”, “CDN$” or “$” are to the currency of Canada and references to “U.S. dollars” or “US$” are to the currency of the United States.

The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect on the first day of each month during such period; and (iii) the high and low exchange rates during each such period, in each case based on the rate, published on the Bank of Canada’s website as being in effect at approximately noon on each trading day.

	Three Months Ended March 31,	Year Ended December 31,
	2014	2013	2012	2011
	US$	US$	US$	US$
Rate at end of Period	0.9046	0.9402	1.0051	0.9833
Average	0.9061	0.9710	0.9996	1.0110
High	0.9399	1.0165	1.0327	1.0607
Low	0.8893	0.9342	0.9618	0.9480

On August 14, 2014, the Bank of Canada noon rate for $1.00 Canadian was US$0.9165

CONVENTIONS

Certain terms used herein are defined in the “Glossary of Terms”. Certain other terms used herein but not defined herein are defined in NI 51-101 and, unless the context otherwise requires, will have the same meanings herein as ascribed to them in NI 51-101. All Marsa and pro forma financial information herein has been presented in United States dollars in accordance with IFRS. Sanction’s financial information herein has been presented in Canadian dollars in accordance with IFRS.

ABBREVIATIONS AND EQUIVALENCIES

The following are abbreviations and definitions of terms used in this Joint Information Circular (including Appendices “G” and Appendix “H”).

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	Crude Oil and Natural Gas Liquids		Natural Gas
bbl	Barrel	Mcf	thousand cubic feet
bbls	Barrels	Mcf/d	thousand cubic feet per day
bbls/d	barrels per day	MMcf	million cubic feet
Mbbls	thousand barrels	MMcf/d	million cubic feet per day
NGL	natural gas liquids	MMBTU	million British Thermal Units
Mcfe/d	thousand cubic feet equivalent per day	GJ	gigajoule

CONVERSIONS

The following table sets forth certain standard conversions between Standard Imperial Units and the International System of Units (or metric units).

To Convert From	To	Multiply By
Mcf	cubic metres	28.174
cubic metres	cubic feet	35.494
bbls	cubic metres	0.159
cubic metres	bbls	6.290
feet	metres	0.305
metres	feet	3.281
miles	kilometers	1.609
kilometers	miles	0.621
acres	hectares	0.405
hectares	acres	2.471

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JOINT MANAGEMENT INFORMATION CIRCULAR

Introduction

This Joint Information Circular is furnished in connection with the solicitation of proxies by the management of each of Sanction and Marsa for use at the Sanction Meeting and the Marsa Meeting, respectively. No person has been authorized to give any information or make any representation in connection with the Amalgamation or other matters to be considered at the Sanction Meeting other than those contained in this Joint Information Circular and if given or made, any such information or representation must not be relied upon as having been authorized.

This Joint Information Circular does not constitute an offer to sell or a solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or a proxy solicitation. Neither the delivery of this Joint Information Circular nor any distribution of the securities referred to in this Joint Information Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Joint Information Circular.

The information concerning each Party contained in this Joint Information Circular has been provided by said Party. Although neither of the Parties has any knowledge that would indicate that any of such information provided by the other Party is untrue or incomplete, neither of the Parties assume any responsibility for the accuracy or completeness of information provided by the other Party or the failure by such other Party to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to such Party.

Each of the Sanction Meeting and the Marsa Meeting have been called for the purpose of considering and, if deemed advisable, passing the Sanction Amalgamation Resolution and Marsa Amalgamation Resolution, respectively, and, in the case of the Marsa Meeting, the Marsa Continuance Resolution.

All summaries of, and references to the Amalgamation Agreement and the Amalgamation in this Joint Information Circular are qualified in their entirety by reference to the complete text of the Amalgamation Agreement, a copy of which is attached as Appendix “C” to this Joint Information Circular. You are urged to carefully read the full text of the Amalgamation Agreement.

Information contained in this Joint Information Circular is given as of August 14, 2014, unless otherwise specifically stated. Details of the Amalgamation are set forth under the headings “The Amalgamation” and “The Effect of the Amalgamation.” For details of the matters to be considered by the Sanction Shareholders, see “Matters to be Considered at the Sanction Meeting”. For details of the matters to be considered by the Marsa Shareholders, see “Matters to be Considered at the Marsa Meeting”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this Joint Information Circular (including the Appendices hereto and the documents incorporated by reference herein) constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of U.S. securities legislation, including, but not limited to statements or information with respect to the anticipated benefits resulting from the Amalgamation, the timing and success of applications to obtain approvals required with respect to the Amalgamation and the nature of the business and operations of the Resulting Issuer following the completion of the Amalgamation. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “goal”, “predict”, “potential”, “should”, “believe” and similar expressions are intended to identify forward-looking information and statements. The information and statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information and statements. Such statements reflect Sanction’s or Marsa’s, as the case may be, current views with respect to certain events, and are subject to certain risks, uncertainties and assumptions. Many factors could cause Sanction’s, Marsa’s or the Resulting Issuer’s actual results, performance, or achievements to vary from those described in this Joint Information Circular (including the Appendices hereto and the documents incorporated by reference herein). Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this Joint Information Circular as intended, planned, anticipated, believed, estimated, or expected.

The reader is further cautioned that the preparation of financial statements, including pro forma financial statements, in accordance with IFRS requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Estimating resources is also critical to several accounting estimates and requires judgements and decisions based on available geological, geophysical, engineering and economic data. These estimates may change, having either a negative or positive effect as further information becomes available, and as the economic environment changes. Furthermore, statements relating to “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the resources and reserves described can be profitable in the future.

The forward-looking statements contained in this Joint Information Circular, including the documents incorporated by reference herein, identify additional factors that could affect the operating results and performance of Sanction, Marsa and the Resulting Issuer. We urge you to consider those factors. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date of this Joint Information Circular. Neither Sanction, Marsa nor the Resulting Issuer intends or assumes any obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise, except as required by law.

The forward-looking statements contained herein are based on certain key expectations and assumptions, including: (i) with respect to the anticipated closing date of the Amalgamation, expectations and assumptions concerning timing of receipt of required shareholder approvals and the satisfaction of other conditions to the completion of the Amalgamation; and (ii) expectations and assumptions concerning the success of future drilling and development activities, the performance of new wells, operating and capital cost estimates and prevailing commodity prices.

With respect to the forward-looking statements contained herein, although Sanction and Marsa believe that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements, because no assurance can be given that they will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks. These include, but are not limited to, the failure to obtain necessary regulatory approvals or satisfy the conditions to closing the Amalgamation, risks associated with the oil and gas industry in general (e.g., operational risks in development, exploration and production; delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserve or resource estimates; the uncertainty of estimates and projections relating to production, costs and expenses, and health, safety and environmental risks), commodity price and exchange rate fluctuations and uncertainties resulting from potential delays or changes in plans with respect to exploration or development projects or capital expenditures. Certain of these risks are set out in more detail in “Appendix “G” - Information Concerning Marsa Energy Inc. Prior to the Amalgamation”.

With respect to the forward-looking statements contained herein, Sanction and Marsa have made assumptions regarding, among other things: future oil and gas prices or cost of products sold; ability to obtain required capital to finance exploration, development and operations; ability to obtain drilling success consistent with expectations; no material variations in the current tax and regulatory environments and the ability to obtain equipment, services, supplies and personnel in a timely manner to carry out the Resulting Issuer’s activities. Forward-looking statements and other information contained herein concerning the oil and gas industry and Marsa’s general expectations concerning this industry are based on estimates prepared by Marsa’s management using data from publicly available industry sources as well as from reserve and resource reports, market research and industry analysis and on assumptions based on data and knowledge of this industry which Marsa believes to be reasonable. However, this data is inherently imprecise, although generally indicative of relative market positions, market shares and performance characteristics. While neither Party is aware of any misstatements regarding any industry data presented herein, the industry involves risks and uncertainties and is subject to change based on various factors. Certain of these risks are set out in more detail in “Appendix “F” - Information Concerning Sanction Capital Corp. Prior to the Amalgamation” and “Appendix “G” - Information Concerning Marsa Energy Inc. Prior to the Amalgamation”.

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SUMMARY

The following is a summary of information relating to Sanction, Marsa and the Resulting Issuer, assuming completion of the Amalgamation, and should be read together with the more detailed information and financial data and statements contained elsewhere in this Joint Information Circular. This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Notices of Meeting and this Joint Information Circular, including the Appendices hereto.

The Sanction Meeting

The Sanction Meeting will be held at 9:00 a.m. (Calgary time) on September 11, 2014, at the offices of Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta, for the purpose of considering and, if deemed advisable, approving, with or without variation, the Sanction Amalgamation Resolution. The Sanction Amalgamation Resolution requires approval by a majority of not less than 66 2/3% of the votes cast by Sanction Shareholders present in person or by proxy at the Sanction Meeting.

The record date for the determination of Sanction Shareholders entitled to receive notice of and to vote at the Sanction Meeting is August 1, 2014. Sanction Shareholders of record as the close of business on the Record Date will be entitled to receive notice of and to vote at the Sanction Meeting.

The Marsa Meeting

The Marsa Meeting will be held at 10:00 a.m. (Calgary time) on September 11, 2014, at the offices of Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta, for the purpose of considering and, if deemed advisable, passing the Marsa Meeting Resolutions. The Marsa Amalgamation Resolution and the Marsa Continuance Resolution require approval by a majority of not less than 66 2/3% of the votes cast by Marsa Shareholders present in person or by proxy at the Marsa Meeting.

The record date for the determination of Marsa Shareholders entitled to receive notice of and to vote at the Marsa Meeting is August 1, 2014. Marsa Shareholders of record as the close of business on the Record Date will be entitled to receive notice of and to vote at the Marsa Meeting.

Sanction Capital Corp.

Sanction is a Capital Pool Company whose principal business is to identify and evaluate assets or businesses with a view to completing a Qualifying Transaction. Subject to approval of the TSXV, Sanction intends the Amalgamation to constitute its Qualifying Transaction.

Sanction is a corporation incorporated under the ABCA. The head office and registered office of Sanction is located at Suite 1500, 850 – 2nd Street S.W., Calgary, Alberta T2P 0R8. The Sanction Shares trade on the NEX under the symbol “SRP.H”.

See “Appendix “F” – Information Concerning Sanction Capital Corp. Prior to the Amalgamation”.

Marsa Energy Inc.

Marsa is a Canadian federally incorporated private company with oil and gas assets in Turkey. Marsa holds a 100% interest in the Ortakoy Exploration Licence located in the Thrace Basin in the Republic of Turkey. Marsa is focused on exploring, developing and producing oil and natural gas in the Middle East, North Africa and other Mediterranean regions.

Marsa’s head office is at Suite 300, 340 – 12th Avenue S.W., Calgary, Alberta T2R 1L5, and its registered office is at Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta T2P 0C1.

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Marsa is not a reporting issuer under the securities laws of any jurisdiction and none of its securities are listed for trading on any stock exchange. As a result, Marsa does not file reports and other information with any securities regulatory authority in Canada.

The Amalgamation

The Amalgamation Agreement dated July 30, 2014, is made between Marsa and Sanction and provides for the Amalgamation.

The purpose of the Amalgamation is to effect a business combination of Marsa and Sanction. If the Marsa Amalgamation Resolution and the Sanction Amalgamation Resolution are approved at the Marsa Meeting and the Sanction Meeting, respectively and all other conditions precedent to the Amalgamation are satisfied or waived, the Amalgamation will be implemented whereby Marsa will amalgamate with Sanction under the ABCA to form Marsa Energy Inc.

As a result of the Amalgamation, Sanction will effectively acquire Marsa through the issuance of 33,764,658 Resulting Issuer Shares at a deemed price of $1.35 per Resulting Issuer Share for aggregate deemed consideration of $45,582,288, exclusive of the Resulting Issuer Shares issuable pursuant to the Concurrent Financing.

Concurrent Financing

Concurrently with the transactions contemplated by the Amalgamation Agreement but not as a condition to completion of the Amalgamation, Marsa plans to complete a private placement of Subscription Receipts for aggregate gross proceeds of $3,600,000 via the issuance of up to 2,400,000 Subscription Receipts at a price of $1.50 per Subscription Receipt. Each Subscription Receipt represents the right to receive without payment of additional consideration one (1) Marsa Share upon the Escrow Release Conditions being met. The proceeds from the Concurrent Financing will be deposited in escrow pending satisfaction of certain Escrow Release Conditions. If the Escrow Release Conditions are satisfied on or before September 30, 2014, the gross proceeds from the Concurrent Financing will be released to Marsa. If the Escrow Release Conditions are not satisfied by September 30, 2014, the gross proceeds together with accrued interest thereon will be returned to the holders of the subscription receipts.

The Concurrent Financing will be undertaken by a syndicate of agents on behalf of Marsa led by Canaccord Genuity Corp., and including FirstEnergy Capital Corp. and Raymond James Ltd. The agents are entitled to a cash commission of 6.0% of the gross proceeds of the Concurrent Financing.

Proceeds of the Concurrent Financing will be used for general corporate purposes in respect of the Ortakoy Exploration Licence, to pay the costs associated with the Concurrent Financing and for working capital and other corporate purposes. For more details see “Appendix “G” - Information Concerning Marsa Energy Inc. Prior to the Amalgamation - Financing” and “Appendix “H” Information Concerning the Resulting Issuer – Available Funds and Principal Purposes”.

Background to the Amalgamation

On June 13, 2014, Marsa and Sanction executed a non-binding letter of intent outlining the basic terms and conditions upon which they would undertake a business combination. The Parties continued with their business and legal due diligence of each other throughout June and July, 2014. Subsequently, on July 30, 2014, Marsa and Sanction executed the Amalgamation Agreement, which supersedes the letter of intent.

Effects of the Amalgamation

Pursuant to the Amalgamation, at the Effective Time, the following will be deemed to occur without any further act or formality:

•	Marsa and Sanction shall be amalgamated and continue as one corporation, Marsa Energy Inc., on the terms set forth in the Amalgamation Agreement.

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•	The Sanction Shares outstanding immediately prior to the Effective Time shall be cancelled, and former Sanction Shareholders (other than Sanction Dissenting Shareholders), in accordance with the effective 10.8:1 consolidation of Sanction Shares, shall receive 0.09259259 of a fully paid and non-assessable Resulting Issuer Share for each one (1) Sanction Share held immediately prior to the Amalgamation.

•	The Marsa Shares outstanding immediately prior to the Effective Time shall be cancelled, and former Marsa Shareholders (other than Marsa Dissenting Shareholders), shall receive one (1) fully paid and non-assessable Resulting Issuer Share for each one (1) Marsa Share held immediately prior to the Amalgamation, at a deemed price of $1.35 per Resulting Issuer Share.

•	All of the property and assets of each of Marsa and Sanction will become the property and assets of the Resulting Issuer which will be liable, by operation of law, for all of the liabilities and obligations of each of Marsa and Sanction.

Following the Effective Time:

•	The Resulting Issuer will carry on the business theretofore carried on by Marsa.

•	The Resulting Issuer shall have a year end of December 31.

•	The Resulting Issuer’s by-laws will be the same as the by-laws of Marsa.

•	The first directors of the Resulting Issuer shall be Scott Price, Ray Antony, Blair Anderson, Peter Sider and Bradley Fedora and the first officers shall be Blair Anderson, President and Chief Executive Officer; Ricardo Montes, Vice President Finance and Chief Financial Officer; Fadi Nammour, Vice President Operations and Business Development; Brian Boulton, Chief Operating Officer and Roy Hudson, Corporate Secretary.

•	If the Concurrent Financing is not completed, former Sanction Shareholders will hold, in the aggregate, 388,889 Resulting Issuer Shares, representing 1.14% of the outstanding Resulting Issuer Shares.

•	Assuming completion of the Concurrent Financing, former Sanction Shareholders will hold, in the aggregate, 388,889 Resulting Issuer Shares, representing 1.06% of the outstanding Resulting Issuer Shares.

•	If the Concurrent Financing is not completed, former Marsa Shareholders will hold 33,764,658 Resulting Issuer Shares, representing approximately 98.86% of the outstanding Resulting Issuer Shares.

•	Assuming completion of the Concurrent Financing, former Marsa Shareholders will hold 36,164,658 Resulting Issuer Shares, representing approximately 98.94% of the outstanding Resulting Issuer Shares.

Assuming there are no Marsa Dissenting Shareholders and no Sanction Dissenting Shareholders: (a) assuming completion of the Concurrent Financing, there will be approximately 36,553,547 Resulting Issuer Shares issued and outstanding on the Effective Date (and 37,823,547 Resulting Issuer Shares on a fully diluted basis); and (b) assuming the Concurrent Financing is not completed, there will be approximately 34,153,547 Resulting Issuer Shares issued and outstanding on the Effective Date (and 35,423,547 Resulting Issuer Shares on a fully diluted basis).

For more detailed information, see “The Amalgamation”, “The Amalgamation Agreement”, “Appendix “H” –Information Concerning the Resulting Issuer” and the full text of the Amalgamation Agreement attached to this Joint Information Circular at Appendix “C”.

The respective obligations of Sanction and Marsa to complete the Amalgamation are subject to a number of conditions which must be satisfied or waived in order for the Amalgamation to become effective. See “The Amalgamation Agreement - Article VI - Conditions to Closing.”

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No fractional Resulting Issuer Shares will be issued. In the event that a Marsa Shareholder or a Sanction Shareholder, as the case may be, would otherwise be entitled to a fractional Resulting Issuer Share pursuant to the Amalgamation, the number of Resulting Issuer Shares issued to each such Marsa Shareholder or Sanction Shareholder, shall be rounded up to the next greater whole number of Resulting Issuer Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Resulting Issuer Shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all Resulting Issuer Shares registered in the name of or beneficially held by such Marsa Shareholder or Sanction Shareholder, respectively, or their respective nominees, shall be aggregated.

Reasons For and Advantages of the Amalgamation for Sanction

In arriving at its conclusion to recommend the Amalgamation to Sanction Shareholders, the Sanction Board considered a number of financial, operational and other factors, including the financial metrics of the proposed transaction, Sanction’s status as a Capital Pool Company listed on the NEX and the prospects for the operations of the Resulting Issuer after the completion of the Amalgamation. The Amalgamation Agreement does not prevent an unsolicited third party from proposing or making a Superior Proposal or, provided that Sanction complies with the terms of the Amalgamation Agreement, preclude the Sanction Board from considering and acting on a Superior Proposal.

The Sanction Board and management believe that the Amalgamation provides a number of benefits including that:

•	following the Amalgamation, the Resulting Issuer will have significantly greater financial and business resources which will enable it to more effectively undertake the development, exploration and production of oil and natural gas and compete more effectively with competitors having greater resources than Sanction alone;

•	Sanction Shareholders will gain exposure to Marsa’s operations in the Thrace Basin in the Republic of Turkey;

•	Sanction Shareholders will receive a premium to Sanction’s current share price;

•	Sanction Shareholders will gain access to Marsa’s experienced board of directors; and

•	Sanction Shareholders will have the opportunity to participate in a combined company that will have increased market capitalization resulting in increased liquidity for Sanction Shareholders.

Reasons For and Advantages of the Amalgamation for Marsa

In arriving at its conclusion to recommend the Amalgamation to Marsa Shareholders, the Marsa Board considered a number of financial, operational and other factors, including the financial metrics of the proposed transaction and the prospects for the operations of the Resulting Issuer after the completion of the Amalgamation.

The Marsa Board and management believe that the Amalgamation provides a number of benefits including that the Amalgamation will provide a public listing which provides Marsa with a greater ability to access additional capital.

Recommendation of the Sanction Board of Directors

The Sanction Board has unanimously approved the Amalgamation Agreement (William DeJong abstaining) and (i) determined that the Amalgamation is in the best interests of Sanction and the Sanction Shareholders; (ii) approved the Amalgamation Agreement and the transactions contemplated thereby; and (iii) recommends approval of the Amalgamation by Sanction Shareholders. See “The Amalgamation – Recommendation of the Sanction Board of Directors”.

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Recommendation of the Marsa Board of Directors

The Marsa Board has unanimously approved the Amalgamation Agreement, and has determined that the Amalgamation is fair, from a financial point of view, to Marsa Shareholders, and recommends approval of the Amalgamation by Marsa Shareholders. See “The Amalgamation – Recommendation of the Marsa Board of Directors”.

Effect on Sanction Options

Pursuant to the terms of the Amalgamation Agreement, Sanction agreed to use reasonable commercial efforts to obtain Option Cancellation Agreements from each holder of Sanction Options, which Option Cancellation Agreements provided that all Sanction Options held by such holder of Sanction Options shall be surrendered for nominal consideration prior to the Effective Time. As of the date of this Joint Information Circular, all holders of Sanction Options have entered into Option Cancellation Agreements. See “Effect of the Amalgamation – Effect on Sanction Options”.

Effect on Marsa Options

Subject to all applicable regulatory approvals, including, but not limited to the approval of the TSXV, holders of Marsa Options shall, following consummation of the Amalgamation, be entitled to receive, one (1) Resulting Issuer Option for each one (1) Marsa Option held, which will be subject to the terms and conditions of the Marsa Option Agreements and exercisable into one (1) Resulting Issuer Share upon the same terms and conditions as the Marsa Options. See “Effect of the Amalgamation – Effect on Marsa Options”.

As of the date of this Joint Information Circular, there are 345,000 Marsa Options outstanding.

Effect on Resulting Issuer Shares held by Principals and Non-Principals upon completion of the Amalgamation

Resulting Issuer Shares held by principals of the Resulting Issuer shall, upon the completion of the Amalgamation, be required to comply with the TSXV rules relating to escrow and, as a result, will be required to enter into the TSXV Escrow Agreement. In addition, a portion of Resulting Issuer Shares that have been issued to non-principals prior to the completion of the Amalgamation, will be subject to share resale restrictions pursuant to the seed share resale restrictions set out under applicable TSXV policies. See “Appendix “H” - Information Concerning the Resulting Issuer - Escrowed Securities”.

Amalgamation Agreement

The Amalgamation will be effected pursuant to the Amalgamation Agreement. The Amalgamation Agreement contains covenants, representations and warranties of and from each of Sanction and Marsa and various conditions precedent, both mutual and with respect to each of Sanction and Marsa.

This Joint Information Circular contains a summary of certain provisions of the Amalgamation Agreement and is qualified in its entirety by the full text of the Amalgamation Agreement, which is attached as Appendix “C” to this Joint Information Circular. See “The Amalgamation Agreement”.

Conditions to the Amalgamation

Pursuant to the terms of the Amalgamation Agreement, the completion of the Amalgamation is subject to the satisfaction of a number of conditions at or prior to the Effective Date (which conditions may be waived by one Party or both Parties), including, without limitation:

(a)	the Sanction Amalgamation Resolution approving the Amalgamation shall have been passed by Sanction Shareholders on or before September 30, 2014, in form and substance satisfactory to each of Sanction and Marsa, acting reasonably;

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(b)	the Marsa Amalgamation Resolution approving the Amalgamation shall have been passed by Marsa Shareholders on or before September 30, 2014, in form and substance satisfactory to each of Sanction and Marsa, acting reasonably;

(c)	the Effective Date shall have occurred on or prior to September 30, 2014 or such other date as agreed to by the Parties in writing;

(d)	the Amalgamation and the issuance of the Resulting Issuer Shares to the Sanction Shareholders and Marsa Shareholders shall have been conditionally approved by the TSXV as Sanction’s Qualifying Transaction on or before August 15, 2014 or such later date as may be agreed to by the Parties;

(e)	the TSXV shall have conditionally approved the listing of the Resulting Issuer Shares;

(f)	there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority or similar agency, that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(g)	Marsa and Sanction shall have obtained all consents, approvals and authorizations required or necessary in connection with the Amalgamation;

(h)	the representations and warranties made by each of Marsa and Sanction being true in all material respects as of the Effective Date and each of Marsa and Sanction having complied with all the covenants in the Amalgamation Agreement;

(i)	there being no Material Adverse Change in respect of either Marsa or Sanction;

(j)	holders of no more than 5% of the Marsa Shares or Sanction Shares have exercised the Marsa Dissent Rights or the Sanction Dissent Rights, as the case may be; and

(k)	the Sanction Board shall not have withdrawn, modified or changed any of its recommendations for the Amalgamation.

In addition, the completion of the Amalgamation is subject to other conditions in favour of each of Marsa and Sanction, respectively, which are set forth in detail in the Amalgamation Agreement attached hereto as Appendix “C”, and such conditions may be waived, in whole or in part, by Marsa or Sanction, as the case may be. See “The Amalgamation Agreement – Conditions Precedent to the Amalgamation”.

Non-Solicitation Covenant

Sanction has agreed, subject to the terms of the Amalgamation Agreement that it shall not, directly or indirectly, through officers, directors, affiliates, representatives, advisors, agents, investment bankers, consultants or otherwise, take any action to solicit, initiate, encourage, or participate in any discussions or negotiations with any person, provide any non-public information to any person or otherwise assist or cause or facilitate anyone else to solicit, initiate, encourage, or participate in any discussions or negotiations with any person, or provide any non-public information to any person or otherwise assist with respect to: (A) any transaction that may constitute a Take-over Proposal; or (B) any other transaction, the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or delay the transactions contemplated by the Amalgamation Agreement or which would or could reasonably be expected to reduce the benefits to Marsa under the Amalgamation Agreement and will not waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits of Sanction under confidentiality agreements, including, without limitation, any standstill provisions thereunder; provided, however, that subject to the terms of the Amalgamation Agreement, the Sanction Board may consider, negotiate, accept, approve or recommend to its shareholders, or enter into an agreement, understanding or arrangement in respect of, an unsolicited Superior Proposal. See “The Amalgamation Agreement – Non-Solicitation Covenant”.

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Termination of the Amalgamation Agreement

The Amalgamation Agreement may be terminated at any time prior to the Effective Time:

(a)	by Marsa and Sanction:

(i)	by mutual written agreement of Sanction and Marsa;

(ii)	by either Sanction or Marsa if any of the mutual conditions precedent set forth in the Amalgamation Agreement is not satisfied on the date specified therein, provided that a Party may not terminate the Amalgamation Agreement if the failure to satisfy a mutual condition in the Amalgamation Agreement has been caused by, or is a result of, a breach by a Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Amalgamation Agreement; or

(iii)	by either Sanction or Marsa if the Effective Time does not occur on or prior to September 30, 2014, provided that a Party may not terminate the Amalgamation Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Amalgamation Agreement; or

(b)	by Sanction if:

(i)	any of the conditions precedent to the obligations of Sanction set forth in the Amalgamation Agreement is not satisfied on the date specified therein;

(ii)	a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of Marsa under the Amalgamation Agreement occurs and (i) such breach or failure to perform has not been cured within five (5) Business Days from the date the breach or failure to perform is first discovered, or (ii) if the breach or non-performance is incapable of being cured (and provided that Sanction had no knowledge at the date of the Amalgamation Agreement of any breaches of covenants or inaccuracies of representations and warranties, and further provided that any intentional breach by Marsa shall be deemed to be incurable); or

(iii)	prior to the approval of the Sanction Amalgamation Resolution, the Sanction Board authorizes Sanction to enter into a written agreement with respect to a Superior Proposal, provided Sanction is then in compliance with its covenants respecting non-solicitation and Superior Proposals contained in the Amalgamation Agreement; or

(c)	by Marsa if:

(i)	any of the conditions precedent to the obligations of Marsa set forth in the Amalgamation Agreement is not satisfied on the date specified therein; or

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(ii)	a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sanction under the Amalgamation Agreement occurs and (i) such breach or failure to perform has not been cured within five (5) Business Days from the date the breach or failure to perform is first discovered, or (ii) if the breach or non-performance is incapable of being cured (and provided that Marsa had no knowledge at the date of the Amalgamation Agreement of any breaches of covenants or inaccuracies of representations and warranties, and further provided that any intentional breach by Sanction shall be deemed to be incurable).

See “The Amalgamation Agreement – Termination of the Amalgamation Agreement”.

Procedure for the Amalgamation to Become Effective

Procedural Steps

The Amalgamation will be carried out pursuant to Section 181 of the ABCA. The following procedural steps must be taken in order for the Amalgamation to become effective:

(a)	the Amalgamation must be approved by each of the Sanction Shareholders and Marsa Shareholders;

(b)	the Marsa Continuance Resolution must be approved by the Marsa Shareholders;

(c)	all conditions precedent to the Amalgamation, as set forth in the Amalgamation Agreement, must be satisfied or waived by the appropriate Party; and

(d)	the Articles of Amalgamation in the form prescribed by the ABCA must be filed with the Registrar.

Shareholder Approvals

The Sanction Amalgamation Resolution requires approval by a majority of not less than 66 2/3% of the votes cast by Sanction Shareholders present in person or by proxy at the Sanction Meeting. The Marsa Amalgamation Resolution and the Marsa Continuance Resolution must be approved by at least 66 2/3% of the votes cast by Marsa Shareholders, either in person or by proxy at the Marsa Meeting.

Notwithstanding the foregoing, each of the Sanction Amalgamation Resolution, the Marsa Amalgamation Resolution and the Marsa Continuance Resolution authorizes each of the Sanction Board and Marsa Board, respectively, without further notice to or approval of the Sanction Shareholders or Marsa Shareholders, as the case may be, to decide not to proceed with the Amalgamation at any time prior to the Effective Time. See Appendix “A” to this Joint Information Circular for the full text of the Marsa Meeting Resolutions and Appendix “B” to this Joint Information Circular for the full text of the Sanction Amalgamation Resolution.

Regulatory and other Approvals

The Amalgamation Agreement provides that receipt of all regulatory, governmental and third party approvals and consents is a condition precedent to the Amalgamation becoming effective.

Stock Exchange Listings

Marsa is not a reporting issuer under the securities laws of any jurisdiction and none of its securities, including the Marsa Shares, are listed or posted for trading on any stock exchange. The currently outstanding Sanction Shares are listed for trading on the NEX under the symbol “SRP.H”. On July 30, 2014, the last trading day prior to the date of the announcement of the Amalgamation, the closing price of the Sanction Shares on the NEX was $0.01. Upon the announcement of the Amalgamation, the Sanction Shares were halted from trading on the NEX and remain halted as of the date hereof.

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Sanction has applied to the TSXV for approval of the listing of the Resulting Issuer Shares issuable pursuant to the Amalgamation and for approval of the Amalgamation and the issuance of the Resulting Issuer Shares to the Sanction Shareholders and Marsa Shareholders as Sanction’s Qualifying Transaction. The TSXV has conditionally accepted the foregoing subject to Sanction fulfilling all of the requirements of the TSXV.

Arm’s Length Transaction

The Amalgamation is an Arm’s Length Transaction, as such term is defined under the applicable policies of the TSXV.

Securities Law Matters

The Resulting Issuer Shares to be issued under the Amalgamation will be issued in reliance on exemptions from registration and prospectus requirements of applicable Canadian and United States securities laws. Subject to the TSXV rules relating to escrow set forth below, the Resulting Issuer Shares will generally be freely tradable (other than as a result of any control block restrictions which may arise by virtue of the ownership thereof) under applicable securities laws in Canada.

In general, the Resulting Issuer Shares may be resold in each of the provinces and territories of Canada, without significant restriction, provided the trade is not by a control person, no unusual effort is made to prepare the market or create a demand for those securities, no extraordinary commission or consideration is paid in respect of that sale and if the selling securityholder is an insider or officer, he has no reasonable grounds to believe that the Resulting Issuer is in default of securities legislation. See “The Amalgamation”.

The Amalgamation does not meet the definition of a "business combination" or "related party transaction" under Multilateral Instrument 61-101, as such there is no requirement to obtain a formal valuation or obtain majority of the minority approval.

Selected Pro Forma Financial Information

The following information should be read in conjunction with: (a) the pro forma financial statements of the Resulting Issuer after giving effect to the Amalgamation, which are attached as Appendix “I” hereto; (b) the audited annual consolidated financial statements of Marsa for the financial years ended December 31, 2013, 2012 and 2011, the unaudited condensed interim consolidated financial statements of Marsa for the three month periods ended March 31, 2014 and 2013, and the MD&A filed in connection with such financial statements, which are attached as Schedules “A” and “B” respectively to Appendix “G” hereto; and (c) the audited condensed consolidated financial statements of Sanction for the financial years ended May 31, 2013, 2012 and 2011, the unaudited financial statements of Sanction for the nine month periods ended February 28, 2014 and 2013 and MD&A in connection with such financial statements, which are available on SEDAR and are attached as Schedules “A” and “B”, respectively to Appendix “F” hereto.

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The following table sets out certain financial information for Marsa as at March 31, 2014 and Sanction as at February 28, 2014, on a consolidated basis, and pro forma financial information for the Resulting Issuer after giving effect to the Amalgamation:

Balance Sheet Data	Marsa as at March 31, 2014 (US$)	Sanction as at February 28, 2014 (CDN$)	Resulting Issuer Pro Forma as at February 28, 2014 (after giving effect to the Amalgamation)(1) (US$)
Assets:
Current Assets	507,831	267,999	7,448,512
Other Assets	22,821,302	-	22,821,302
Total Assets	23,329,133	267,999	30,269,814

Liabilities:
Current Liabilities	1,032,289	2,495	113,793
Other Liabilities	763,468	-	763,468
Total Liabilities	1,795,757	2,495	877,261

Shareholder’s Equity:
Share Capital	34,510,870	311,920	51,430,324
Contributed Surplus	11,667,887	50,159	7,635,887
(Deficit)	(21,278,057)	(96,575)	(26,306,334)
Total Equity	21,533,376	265,504	29,392,553
Total of Liabilities & Equity	23,329,133	267,999	30,269,814

Note:

(1)	Assuming completion of the Concurrent Financing, 36,164,658 Marsa Shares and 4,200,000 Sanction Shares will be exchanged for Resulting Issuer Shares. If the Concurrent Financing is not completed, 33,764,658 Marsa Shares and 4,200,000 Sanction Shares will be exchanged for Resulting Issuer Shares.
(2)	The pro forma financial statements of the Resulting Issuer after giving effect to the Amalgamation do not assume completion of the Concurrent Financing. See “Appendix “I” – Pro Forma Financial Information”.

Available Funds

After giving effect to the Amalgamation and assuming the Concurrent Financing is not completed, the Resulting Issuer will have approximately US$6,120,000 of working capital available to it. Assuming completion of the Concurrent Financing after giving effect to the Amalgamation, the Resulting Issuer will have approximately US$9,120,000 of working capital available to it. The Resulting Issuer intends to use the funds available to it to achieve the objectives set out in “Appendix “H” – Information Concerning the Resulting Issuer – Available Funds and Principal Purposes” once the Amalgamation has been completed.

Procedure for Exchange of Share Certificates

A copy of the Letter of Transmittal is enclosed with this Joint Information Circular. To receive the Resulting Issuer Shares issuable pursuant to the Amalgamation, the applicable enclosed Letter of Transmittal (green for Marsa Shareholders and blue for Sanction Shareholders) must be duly completed and returned with the certificate(s) representing Marsa Shares or Sanction Shares, as the case may be and as applicable, and any other documentation as provided in the Letter of Transmittal, to the office of the Depositary specified in the Letter of Transmittal. Any Sanction Shareholder who owns Sanction Shares that are non-certificated should complete the Letter of Transmittal to the best of their ability, leaving the share certificate number blank. In the event that the Amalgamation is not completed, such certificates will be promptly returned. Upon surrender to the Depositary of a duly completed Letter of Transmittal, the certificate(s) representing Marsa Shares or Sanction Shares, as the case may be, and any other documentation as provided in the Letter of Transmittal, the Depositary (subject to any withholdings, if applicable) shall deliver to such holder certificate(s) representing the Resulting Issuer Shares to which the holder of such certificate is entitled pursuant to the Amalgamation.

Marsa Shareholders and Sanction Shareholders whose Marsa Shares or Sanction Shares, as the case may be, are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to deposit their Marsa Shares or Sanction Shares.

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From and after the Effective Time, certificates formerly representing Marsa Shares and Sanction Shares shall represent only the right to receive Resulting Issuer Shares to which the holders are entitled pursuant to the Amalgamation.

The use of mail to transmit certificates representing Marsa Shares or Sanction Shares and the Letter of Transmittal is at each Marsa Shareholder’s and Sanctions Shareholder’s option and risk. Each of Marsa and Sanction recommends that such certificates and documents be delivered by hand to the Depositary and a receipt therefor be obtained or, if mailed, by registered mail with return receipt being used and that appropriate insurance be obtained.

If any Marsa Shareholder or Sanction Shareholder fails for any reason to surrender to the Depositary for cancellation, the certificates formerly representing Marsa Shares and Sanction Shares, respectively, together with such other documents or instruments required to entitle the holder to receive the Resulting Issuer Shares such shareholder is entitled to, on or before the day that is six (6) years from the Effective Date, such certificates shall cease to represent a claim by or interest of any former Marsa Shareholder or Sanction Shareholder, as the case may be of any kind or nature. On such date, all certificates representing Resulting Issuer Shares to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been surrendered to the Resulting Issuer. See “The Arrangement – Procedure for the Exchange of Share Certificates”.

Marsa Dissent Rights

A Marsa Shareholder is entitled to dissent in respect of the Marsa Amalgamation Resolution and the Marsa Continuance Resolution. Strict compliance with Section 190 of the CBCA is required in order to exercise the right to dissent. In the event the Marsa Amalgamation Resolution and Marsa Continuance Resolution become effective, each Marsa Shareholder who properly dissents and becomes a Marsa Dissenting Shareholder will be entitled to be paid the fair value of the Marsa Shares in respect of which such holder dissents in accordance with Section 190 of the CBCA. A Marsa Shareholder who votes for the applicable Marsa Meeting Resolution shall not be entitled to dissent. A Marsa Dissenting Shareholder may dissent only with respect to all of the Marsa Shares held by such Marsa Dissenting Shareholder.

Persons who are beneficial owners of Marsa Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent should be aware that only the registered holder is entitled to dissent. Accordingly, a beneficial owner of Marsa Shares desiring to exercise Dissent Rights must make arrangements for such beneficially owned Marsa Shares to be registered in such holder’s name prior to the time the written objection to the Marsa Meeting Resolutions is required to be received by Marsa, or alternatively, make arrangements for the registered holder of such Marsa Shares to dissent on such holder’s behalf. See “Dissent Rights” and Appendix “E” to this Joint Information Circular.

It is a condition to the Amalgamation that not greater than 5% of the outstanding Marsa Shares held by Marsa Shareholders shall have exercised Dissent Rights in respect of the Amalgamation.

Sanction Dissent Rights

A Sanction Shareholder is entitled to dissent in respect of the Sanction Amalgamation Resolution in accordance with Section 191 of the ABCA. Strict compliance with Section 191 of the ABCA is required in order to exercise the right to dissent. In the event the Amalgamation becomes effective, each Sanction Shareholder who properly dissents and becomes a Sanction Dissenting Shareholder will be entitled to be paid the fair value of the Sanction Shares in respect of which such holder dissents in accordance with Section 191 of the ABCA. A Sanction Shareholder who votes for the Amalgamation shall not be entitled to dissent. A Sanction Dissenting Shareholder may dissent only with respect to all of the Sanction Shares held by such Sanction Dissenting Shareholder.

Persons who are beneficial owners of Sanction Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent should be aware that only the registered holder is entitled to dissent. Accordingly, a beneficial owner of Sanction Shares desiring to exercise Dissent Rights must make arrangements for such beneficially owned Sanction Shares to be registered in such holder’s name prior to the time the written objection to the Amalgamation Resolution is required to be received by Sanction, or alternatively, make arrangements for the registered holder of such Sanction Shares to dissent on such holder’s behalf. See “Dissent Rights” and Appendix “D” to this Joint Information Circular.

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It is a condition to the Amalgamation that not greater than 5% of the outstanding Sanction Shares held by Sanction Shareholders shall have exercised Dissent Rights in respect of the Amalgamation.

Interests of Insiders

The directors and officers of Sanction and their associates and affiliates, as a group, beneficially own, or control or direct, directly or indirectly, an aggregate of 2,200,000 Sanction Shares and 640,000 Sanction Options, representing approximately 52% of the outstanding Sanction Shares and 100% of the outstanding Sanction Options, respectively (and which together represent approximately 58.68% of the outstanding Sanction Shares on a fully-diluted basis). In connection with the completion of the Amalgamation all outstanding Sanction Options shall be cancelled pursuant to Option Cancellation Agreements.

The directors and officers of Marsa and their associates and affiliates, as a group, beneficially own, or control or direct, directly or indirectly, an aggregate of 11,746,967 Marsa Shares and 825,000 Marsa Options, representing approximately 32.14% of the outstanding Marsa Shares and approximately 64.96% of the outstanding Marsa Options, respectively (and which together represent approximately 33.24% of the outstanding Marsa Shares on a fully-diluted basis).

Interests of Experts

Certain legal matters relating to the Amalgamation are to be passed upon by Dentons Canada LLP, on behalf of Sanction. The partners and associates of Dentons Canada LLP beneficially own, directly or indirectly, less than 10% of the outstanding Sanction Shares. William DeJong, a partner of Dentons Canada LLP, beneficially owns, directly or indirectly, 9.52% of the issued and outstanding Sanction Shares.

Certain legal matters relating to the Amalgamation are to be passed upon by Davis LLP, on behalf of Marsa. The partners and associates of Davis LLP do not beneficially own, directly or indirectly, any of the outstanding Marsa Shares.

There is no person or company who is named as having prepared or certified a statement, report or valuation in respect of Sanction in this Joint Information Circular and whose profession or business gives authority to the statement, report or valuation made by the person or company other than MNP LLP, Sanction’s auditor. MNP LLP has confirmed that it is independent with respect to Sanction within the meaning of the rules of the Institute of Chartered Accountants of Alberta.

There is no person or company who is named as having prepared or certified a statement, report or valuation in respect of Marsa in this Joint Information Circular, either directly or in a document incorporated by reference, and whose profession or business gives authority to the statement, report or valuation made by the person or company other than DeGolyer and MacNaughton (“DeGolyer and MacNaughton), Marsa’s independent reserve evaluator, D.W. Paterson & Associates, which was commissioned by Marsa for a geological and geophysical project and KPMG LLP, Marsa’s auditor. None of DeGolyer and MacNaughton or the principals thereof had any registered or beneficial interests, direct or indirect, in any securities or other property of Marsa or of Marsa’s associates or affiliates either at the time they prepared the statement, report or valuation prepared by it, at any time thereafter or to be received by them. KPMG LLP has confirmed that it is independent with respect to Marsa within the meaning of the rules of the Institute of Chartered Accountants of Alberta. David Paterson of D.W. Paterson & Associates is not considered to be an independent reserve evaluator because he beneficially owns, directly or indirectly, 15,000 Marsa Shares, being less than 1% of the issued and outstanding Marsa Shares. Upon completion of the Amalgamation, David Paterson will beneficially own, directly or indirectly, 15,000 Resulting Issuer Shares, which will be less than 1% of the issued and outstanding Resulting Issuer Shares.

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Sponsorship

Sanction has applied to the TSXV for a waiver from the sponsorship requirement, which waiver has been granted.

Conflicts of Interest

Certain directors and officers of Marsa and Sanction, respectively are, or may be, associated with other reporting issuers or other corporations which may give rise to conflicts of interest. In accordance with the ABCA, directors who have a material interest or any person who is a party to a material contract or a proposed material contract with Marsa and/or Sanction, respectively, are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the directors of each of Marsa and Sanction are required to act honestly and in good faith with a view to the best interests of Marsa or Sanction, respectively.

Summary of Certain Canadian Federal Income Tax Considerations for Canadian Residents

The following is a general summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to Marsa Shareholders and Sanction Shareholders who, for the purposes of the Tax Act are residents in Canada, deal at arm’s length with Marsa and Sanction and are not affiliated with Marsa or Sanction, hold their Marsa Shares or Sanction Shares, respectively as capital property and will hold their Resulting Issuer Shares as capital property. The following summary is not intended to be and should not be construed as advice about the Canadian income tax implications of the Amalgamation to any particular Marsa Shareholder or Sanction Shareholder. Marsa Shareholders and Sanction Shareholders are urged to consult their own advisors regarding the impact of a disposition of their Marsa Shares or Sanction Shares, respectively, as contemplated pursuant to the Amalgamation.

For Canadian federal income tax purposes, a holder of Marsa Shares or Sanction Shares will not recognize any capital gain (or capital loss) on the exchange of his, her or its Marsa Shares or Sanction Shares, as the case may be, for Resulting Issuer Shares on the Amalgamation and will be considered to have disposed of the Marsa Shares or Sanction Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Marsa Shares or Sanction Shares, as the case may be, to such holder immediately before the Amalgamation and to have acquired the Resulting Issuer Shares, at an aggregate adjusted cost base equal to those proceeds of disposition.

Generally, a Canadian-resident Marsa Dissenting Shareholder or Sanction Dissenting Shareholder, as the case may be, who receives a payment in respect of the valid exercise of Dissent Rights will be deemed to have received a taxable dividend. Any interest awarded to such a Marsa Dissenting Shareholder or Sanction Dissenting Shareholder by a court will be included in such holder’s income for purposes of the Tax Act.

All Marsa Shareholders and Sanction Shareholders should consult their own tax advisors for advice with respect to their own particular circumstances.

The Joint Information Circular contains a summary of the principal Canadian federal income tax considerations applicable to Marsa Shareholders and Sanction Shareholders in respect of the steps comprising the Amalgamation, and the above comments are qualified in their entirety by reference to such summary. For more information, see “Certain Canadian Federal Income Tax Considerations”.

Other Tax Considerations

This Joint Information Circular does not address any tax considerations of the Amalgamation other than certain Canadian tax considerations. Marsa Shareholders and Sanction Shareholders who are resident in jurisdictions other than Canada should consult their tax advisors with respect to the tax implications of the Amalgamation, including any associated filing requirements, in such jurisdictions and with respect to the tax implications in such jurisdictions of receiving and owning Resulting Issuer Shares after the Amalgamation. Marsa Shareholders and Sanction Shareholders should also consult their own tax advisors regarding provincial, state, local or territorial tax considerations of the Amalgamation or of receiving and holding Resulting Issuer Shares.

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Timing

If the Marsa Meeting Resolutions and the Sanction Amalgamation Resolution are approved as required and the other conditions precedent to the Amalgamation specified in the Amalgamation Agreement are satisfied or waived, Sanction and Marsa expect that the Effective Date will be on or about September 12, 2014, but no later than September 30, 2014.

About Marsa, Sanction and the Resulting Issuer

For information concerning Sanction, please see “Appendix “F” – Information Concerning Sanction Capital Corp. Prior to the Amalgamation”.

For information concerning Marsa, please see “Appendix “G” – Information Concerning Marsa Energy Inc. Prior to the Amalgamation”.

For information concerning the Resulting Issuer, please see “Appendix “H” – Information Concerning the Resulting Issuer”.

Risk Factors

An investment in Resulting Issuer Shares is subject to certain risks, which are generally associated with an investment in shares of an international oil and gas exploration and development company. The following is a list of certain risk factors relating to the activities of Marsa and the ownership of Resulting Issuer Shares which Marsa Shareholders and Sanction Shareholders should carefully consider:

•	the Resulting Issuer may not realize the anticipated benefits of the Amalgamation;

•	actual production and ultimate reserves and resources could be greater or lesser than the resource estimates contained in the Marsa Resource Reports;

•	future reserves and production growth depend on success in exploring the current resources and acquiring or discovering additional reserves and resources;

•	failure to realize anticipated benefits of future transactions such as acquisitions and dispositions;

•	general economic conditions in Turkey, Canada and globally;

•	industry conditions, including commodity price volatilities and other factors that may affect the marketability of oil and natural gas;

•	liabilities inherent in oil and natural gas operations;

•	governmental regulation of the oil and gas industry, including environmental regulation;

•	geological, technical, drilling and processing problems and other difficulties in producing reserves;

•	imprecision in reserve and resource estimates;

•	unanticipated operating events which can reduce production or cause production to be shut in or delayed;

•	stock market volatility and market valuations;

•	competition for, among other things, capital, acquisitions, reserves, resources, undeveloped land and skilled personnel;

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•	competition for and inability to retain drilling equipment and other services; and

•	the inability to obtain required consents, permits or approvals to the Amalgamation, including Sanction Shareholder, Marsa Shareholder or regulatory approvals.

The risk factors listed above are an abbreviated list of risk factors summarized elsewhere in this Joint Information Circular or in “Appendix “G” – Information Concerning Marsa Energy Inc. Prior to the Amalgamation” to this Joint Information Circular, which shall also be applicable to the Resulting Issuer following the Amalgamation. Sanction Shareholders and Marsa Shareholders should carefully consider all such risk factors.

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THE AMALGAMATION

Background to the Amalgamation

The terms of the Amalgamation are the result of arm’s length negotiations between representatives of Sanction and Marsa. The following is a summary of the events leading up to the negotiation of the Amalgamation Agreement and the meetings, negotiations, discussions and actions that preceded the execution and public announcement of the Amalgamation Agreement.

Sanction is a Capital Pool Company whose principal business is to identify and evaluate assets or businesses with a view to completing a Qualifying Transaction.

In May 2014, management of Sanction was introduced to representatives of Marsa to determine if Marsa would be interested in pursuing discussions regarding a potential business combination, with the intent that such a business combination would qualify as Sanction’s Qualifying Transaction. The Parties agreed to explore the parameters and conduct an analysis as to the basis in which a transaction might proceed. Representatives of each of Sanction and Marsa began preliminary discussions on the prospect of a possible strategic business combination.

Following this, a series of meetings occurred and financial and technical information was shared between the Parties and the Parties discussed and negotiated the terms of a letter of intent with respect to a business combination. On June 13, 2014, Sanction and Marsa signed a non-binding letter of intent and provided each other with additional confidential information regarding their respective businesses, operations and assets, as applicable, and commenced formal due diligence.

On July 30, 2014, the Sanction Board reviewed the terms of the Amalgamation Agreement and fully considered its duties and responsibilities to Sanction Shareholders including the financial aspects of the Amalgamation. At the meeting, the Sanction Board unanimously resolved (William DeJong abstaining) that the Amalgamation was in the best interests of Sanction and Sanction Shareholders, approved the entering into of the Amalgamation Agreement subject to certain issues being attended to and resolved to recommend to Sanction Shareholders that they vote in favour of the Amalgamation.

On July 30, 2014, the Marsa Board reviewed the terms of the Amalgamation Agreement and fully considered its duties and responsibilities to Marsa Shareholders including the financial aspects of the transaction. At such meeting, the Marsa Board unanimously determined that the Amalgamation was in the best interests of Marsa and Marsa Shareholders and was fair to Marsa Shareholders, approved the entering into of the Amalgamation Agreement and resolved to unanimously recommend to Marsa Shareholders that they vote in favour of the Amalgamation.

On July 31, 2014, the Sanction Shares were voluntarily halted from trading on the NEX as Sanction anticipated disseminating a press release concerning the Amalgamation. On July 31, 2014, Sanction and Marsa jointly announced the signing of the Amalgamation Agreement.

Recommendation of the Sanction Board of Directors

The Sanction Board believes that the Amalgamation is in the best interests of Sanction and the Sanction Shareholders and has authorized the submission of the Amalgamation Agreement and the Amalgamation to the Sanction Shareholders for approval. The Sanction Board unanimously recommends that the Sanction Shareholders vote in favour of the Sanction Amalgamation Resolution. In coming to its conclusion and recommendations the Sanction Board considered, among others, the following factors:

•	the purpose and benefits of the Amalgamation as outlined elsewhere in this Joint Information Circular;

•	information concerning the financial condition, results of operations, business plans and prospects of the Resulting Issuer following the Amalgamation, and the potential for the enhancement of the business efficiency, management effectiveness and financial results of the combined entity;

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•	the alternatives available to Sanction; and

•	the current business environment, particularly as it pertains to Capital Pool Companies and their access to capital.

The foregoing discussion of the information and factors considered and given weight by the Sanction Board is not intended to be exhaustive. In addition, in reaching the determination to approve and recommend the Amalgamation Agreement, the Sanction Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

The Sanction Board realized that there are risks associated with the Amalgamation, including that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The Sanction Board believes that the factors in favour of the Amalgamation outweigh the risks and potential disadvantages, although there can be no assurance in this regard.

Recommendation of the Marsa Board of Directors

The Marsa Board believes that the Amalgamation is fair, from a financial point of view, to the Marsa Shareholders and is in the best interests of Marsa and the Marsa Shareholders and has authorized the submission of the Amalgamation Agreement and the Amalgamation to the Marsa Shareholders for approval. The Marsa Board unanimously recommends that the Marsa Shareholders vote in favour of the Amalgamation Resolution. In coming to its conclusion and recommendations the Marsa Board considered, among others, the following factors:

•	the purpose and benefits of the Amalgamation as outlined elsewhere in this Joint Information Circular;

•	information concerning the financial condition, results of operations, business plans and prospects of Sanction and Marsa following the Amalgamation, and the resulting potential for the enhancement of the business efficiency, management effectiveness and financial results of the combined entity;

•	the alternatives available to Marsa;

•	the metrics of recent transactions for similarly situated junior international oil and gas companies; and

•	the current business environment, particularly as it pertains to junior international oil and gas companies and their access to capital.

The foregoing discussion of the information and factors considered and given weight by the Marsa Board is not intended to be exhaustive. In addition, in reaching the determination to approve and recommend the Amalgamation Agreement, the Marsa Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

The Marsa Board realized that there are risks associated with the Amalgamation, including that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The Marsa Board believes that the factors in favour of the Amalgamation outweigh the risks and potential disadvantages, although there can be no assurance in this regard.

EFFECT OF THE AMALGAMATION

General

Pursuant to the Amalgamation, at the Effective Time, the following will be deemed to occur without any further act or formality:

•	Marsa and Sanction shall be amalgamated and continue as one corporation, Marsa Energy Inc., on the terms set forth in the Amalgamation Agreement.

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•	All of the property and assets of each of Marsa and Sanction will become the property and assets of the Resulting Issuer which will be liable, by operation of law, for all of the liabilities and obligations of each of Marsa and Sanction.

Following the Effective Time:

•	The Resulting Issuer will carry on the business theretofore carried on by Marsa;

•	The Resulting Issuer shall have a year end of December 31;

•	The Resulting Issuer’s by-laws will be the same as the by-laws of Marsa; and

•	The first directors of the Resulting Issuer shall be Scott Price, Ray Antony, Blair Anderson, Peter Sider and Bradley Fedora and the first officers shall be Blair Anderson, President and Chief Executive Officer; Ricardo Montes, Vice President Finance and Chief Financial Officer; Fadi Nammour, Vice President Operations and Business Development; Brian Boulton, Chief Operating Officer and Roy Hudson, Corporate Secretary.

Marsa Shares and Sanction Shares

Assuming completion of the Concurrent Financing, the Amalgamation will result in Marsa Shareholders (excluding Marsa Dissenting Shareholders), subject to rounding, receiving one (1) Resulting Issuer Share for each Marsa Share held pursuant to the Amalgamation. Marsa Shareholders will receive 33,764,658 Resulting Issuer Shares, exclusive of Resulting Issuer Shares issuable pursuant to the Concurrent Financing, valued at $1.35 per Resulting Issuer Share for total deemed consideration of approximately $45.6 million and 2,400,000 Resulting Issuer Shares issuable pursuant to the Concurrent Financing, valued at $1.50 per Resulting Issuer Share for total deemed consideration of $3,600,000. Marsa Shareholders will receive aggregate total deemed consideration of approximately $49.2 million.

If the Concurrent Financing is not completed, the Amalgamation will result in Marsa Shareholders (excluding Marsa Dissenting Shareholders), subject to rounding, receiving one (1) Resulting Issuer Share for each Marsa Share held pursuant to the Amalgamation. Marsa Shareholders will receive 33,764,658 Resulting Issuer Shares valued at $1.35 per Resulting Issuer Share for total deemed consideration of approximately $45.6 million.

Pursuant to the Amalgamation, Sanction Shareholders (excluding Sanction Dissenting Shareholders), subject to rounding, will receive 0.09259259 of a Resulting Issuer Share for each Sanction Share held, in accordance with the effective 10.8:1 consolidation of Sanction Shares. In aggregate, Sanction Shareholders will receive 388,889 Resulting Issuer Shares valued at $1.35 per Resulting Issuer Share for total deemed consideration of approximately $525,000.

Assuming that all Marsa Shareholders and Sanction Shareholders, respectively, receive Resulting Issuer Shares (and assuming there are no Marsa Dissenting Shareholders or Sanction Dissenting Shareholders), (i) assuming completion of the Concurrent Financing former Marsa Shareholders will hold approximately 36,164,658 Resulting Issuer Shares immediately following completion of the Amalgamation, representing approximately 98.94% of the then issued and outstanding Resulting Issuer Shares; and (ii) former Sanction Shareholders will hold approximately 388,889 Resulting Issuer Shares immediately following completion of the Amalgamation, representing approximately 1.06% of the then issued and outstanding Resulting Issuer Shares.

Effect on Sanction Options

Pursuant to the terms of the Amalgamation Agreement, Sanction agreed to use reasonable commercial efforts to obtain Option Cancellation Agreements, from each holder of Sanction Options, which Option Cancellation Agreements provided that all Sanction Options held by such holder of Sanction Options shall be surrendered for nominal consideration prior to the Amalgamation. As of the date of this Joint Information Circular, all holders of Sanction Options have entered into Option Cancellation Agreements.

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Effect on Marsa Options

Subject to all applicable regulatory approvals, including, but not limited to the approval of the TSXV, holders of Marsa Options shall, following consummation of the Amalgamation, be entitled to receive, one (1) Resulting Issuer Option for each one (1) Marsa Option held, which will be subject to the terms and conditions of the Marsa Option Agreements and exercisable into one (1) Resulting Issuer Share upon the same terms and conditions as the Marsa Options. As of the date of this Joint Information Circular, there are an aggregate of 345,000 Marsa Options outstanding. See “Appendix H - Information Concerning the Resulting Issuer - Fully Diluted Share Capital”.

Effect on Resulting Issuer Shares held by Principals and Non-Principals upon Completion of the Amalgamation

Resulting Issuer Shares held by principals of the Resulting Issuer shall, upon the completion of the Amalgamation, be required to comply with the TSXV rules relating to escrow and, as a result, will be required to enter into the TSXV Escrow Agreement (defined below). In addition, a portion of Resulting Issuer Shares that have been issued to non-principals prior to the completion of the Amalgamation, will be subject to share resale restrictions pursuant to the seed share resale restrictions set out under applicable TSXV policies. See “Appendix H - Information Concerning the Resulting Issuer - Escrowed Securities - Seed Share Resale Restrictions”.

Details of the Amalgamation

The following is a summary only and reference should be made to the full text of the Amalgamation Agreement set forth in Appendix “C” to this Joint Information Circular.

Pursuant to the Amalgamation, Sanction and Marsa shall be amalgamated and continue as one corporation and at the Effective Time: (i) each issued and outstanding Sanction Share (other than Sanction Shares held by Sanction Dissenting Shareholders) shall be converted into 0.09259259 of a Resulting Issuer Share, in accordance with the effective 10.8:1 consolidation of the Sanction Shares; and (ii) each issued and outstanding Marsa Share (other than Marsa Shares held by Marsa Dissenting Shareholders) shall be converted into one (1) Resulting Issuer Share.

No fractional Resulting Issuer Shares will be issued. In the event that a Marsa Shareholder or Sanction Shareholder, as the case may be, would otherwise be entitled to a fractional Resulting Issuer Share hereunder, the number of Resulting Issuer Shares issued to such Marsa Shareholder or Sanction Shareholder, as the case may be, shall be rounded up to the next greater whole number of Resulting Issuer Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Resulting Issuer Shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all Resulting Issuer Shares registered in the name of or beneficially held by such Marsa Shareholder or Sanction Shareholder, respectively or their respective nominees shall be aggregated.

THE AMALGAMATION AGREEMENT

General

The Amalgamation will be effected pursuant to the Amalgamation Agreement, which contains covenants, representations and warranties of and from each of Sanction and Marsa, as well as various conditions precedent, both mutual and with respect to Sanction and Marsa. Unless all of such conditions are satisfied or waived by the Party for whose benefit such conditions exist, to the extent they may be capable of waiver, the Amalgamation will not proceed. There is no assurance that the conditions will be satisfied or waived on a timely basis, or at all.

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The following is a summary of certain provisions of the Amalgamation Agreement and is qualified in its entirety by the full text of the Amalgamation Agreement, set forth in Appendix “C” to this Joint Information Circular.

Except for the Amalgamation Agreement’s status as a contractual document that establishes and governs the legal relations among the Parties, the text of the Amalgamation Agreement is not intended to be, and should not be interpreted as, a source of factual, business or operational information about Marsa or Sanction. The Amalgamation Agreement contains representations, warranties and covenants that are qualified and limited, including by information disclosed to Marsa and Sanction, respectively, in connection with the execution of the Amalgamation Agreement and certain information disclosed in public filings with Canadian securities regulatory authorities. Representations and warranties may be used as a tool to allocate risks between the Parties to the Amalgamation Agreement, including where the Parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting Parties, which may differ from what may be viewed as material to investors. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Joint Information Circular. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Amalgamation Agreement. Shareholders may not directly enforce or rely upon the terms and conditions of the Arrangement Agreement and should not rely on the representations, warranties or covenants contained therein as characterizations of the actual state of facts or condition of Marsa, Sanction or any of their respective affiliates.

Mutual Conditions Precedent

The Amalgamation Agreement provides that the obligations of the Parties to complete the Amalgamation are subject to the satisfaction or mutual waiver by Marsa and Sanction, on or before the Effective Date, of certain conditions precedent, including:

•	the Sanction Amalgamation Resolution approving the Amalgamation shall have been passed by Sanction Shareholders on or before September 30, 2014, in form and substance satisfactory to each of Sanction and Marsa, acting reasonably;

•	the Marsa Amalgamation Resolution approving the Amalgamation shall have been passed by Marsa Shareholders on or before September 30, 2014, in form and substance satisfactory to each of Sanction and Marsa, acting reasonably;

•	the Articles of Amalgamation filed with the Registrar shall be in form and substance satisfactory to each of Marsa and Sanction, acting reasonably;

•	the Amalgamation and the issuance of the Resulting Issuer Shares to the Sanction Shareholders and Marsa Shareholders shall have been conditionally approved by the TSXV as Sanction’s Qualifying Transaction on or before August 15, 2014 or such later date as may be agreed to by the Parties;

•	the TSXV shall have conditionally approved the listing of the Resulting Issuer Shares;

•	the Effective Date shall have occurred on or prior to September 30, 2014 or such other date as agreed to by the Parties in writing;

•	there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority or similar agency, that:

o	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

o	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; and

•	Sanction and Marsa shall have obtained all consents, approvals and authorizations (including, without limitation, all stock exchange, securities commission and other regulatory approvals) required or necessary in connection with the transactions contemplated herein on terms and conditions reasonably satisfactory to Sanction and Marsa;

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•	Sanction and Marsa shall have obtained all consents, approvals and authorizations (including, without limitation, all stock exchange, securities commission and other regulatory approvals) required or necessary in connection with the transactions contemplated herein on terms and conditions reasonably satisfactory to Sanction and Marsa.

The foregoing conditions are for the mutual benefit of Sanction and Marsa and may be waived, in whole or in part, by Sanction and Marsa together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, either of Sanction and Marsa may, in addition to the other remedies it may have at law or in equity, terminate the Amalgamation Agreement in accordance with the terms thereof.

Conditions to the Obligations of Marsa

The obligation of Marsa to complete the Amalgamation is subject to the fulfilment of certain conditions precedent set forth below on or before the Effective Date or such other time as is specified below:

•	the representations and warranties made by Sanction in Section 4.1 of the Amalgamation Agreement shall be true in all material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date), and Sanction shall have provided to Marsa a certificate of one officer of Sanction certifying as to such matters on the Effective Date and Marsa shall have no actual knowledge to the contrary;

•	Sanction shall have complied in all material respects with its covenants in the Amalgamation Agreement and Sanction shall have provided to Marsa a certificate of one officer of Sanction certifying as to such compliance as of the Effective Date and Marsa shall have no actual knowledge to the contrary;

•	before giving effect to the transactions contemplated by the Amalgamation Agreement, there shall have been no Material Adverse Change in respect of Sanction since the date hereof;

•	Sanction shall have furnished Marsa with:

o	certified copies of the resolutions duly passed by the board of directors of Sanction approving the Amalgamation Agreement and the consummation of the transactions contemplated thereby and directing the submission of the Amalgamation for approval by Sanction Shareholders and recommending that Sanction Shareholders vote in favour of the Amalgamation; and

o	certified copies of the Sanction Amalgamation Resolution, duly passed by not less than 66 2/3% of the votes cast by a quorum of Sanction Shareholders at the Sanction Meeting;

•	all of the Sanction Options shall have been surrendered for cancellation for nominal consideration;

•	the board of directors of Sanction shall not have withdrawn, modified or changed any of its recommendations, approvals, resolutions or determinations referred to in Section 2.13 of the Amalgamation Agreement;

•	as of the Effective Date, Sanction shall have a minimum net working capital balance of $158,000, after payment or accrual of all legal, accounting and other expenses of the Amalgamation and, if such amount is less than $158,000, Marsa may elect, at its sole option, to proceed with the Amalgamation and reduce the number of Resulting Issuer Shares issued to Sanction Shareholders by an amount of Resulting Issuer Shares equal to the shortfall from $158,000 divided by 1.35; and

•	holders of not greater than 5% of the outstanding Sanction Shares shall have exercised Dissent Rights that have not been withdrawn as at the Effective Date.

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The foregoing conditions precedent are for the benefit of Marsa and may be waived, in whole or in part, by Marsa in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Marsa on or before the date required for the performance thereof, Marsa may, in addition to the other remedies it may have at law or equity, rescind and terminate the Amalgamation Agreement by written notice from Marsa to Sanction pursuant to the terms thereof.

Conditions to the Obligations of Sanction

The obligation of Sanction to complete the Amalgamation is subject to the fulfilment of certain conditions precedent set forth below on or before the Effective Date or such other time as is specified below:

•	the representations and warranties made by Marsa in Section 4.2 of the Amalgamation Agreement shall be true in all material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date) and Marsa shall have provided to Sanction a certificate of one officer of Marsa certifying as to such matters on the Effective Date and Sanction shall have no knowledge to the contrary;

•	Marsa shall have complied in all material respects with its covenants in the Amalgamation Agreement and Marsa shall have provided to Sanction a certificate of one officer certifying as to such compliance as of the Effective Date and Sanction shall have no actual knowledge to the contrary;

•	before giving effect to the transactions contemplated by the Amalgamation Agreement, there shall have been no Material Adverse Change in respect of Marsa since the date hereof;

•	Marsa shall have furnished Sanction with:

o	certified copies of the resolutions duly passed by the board of directors of Marsa approving the Amalgamation Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Amalgamation for approval by Marsa Shareholders and recommending that Marsa Shareholders vote in favour of the Amalgamation; and

o	certified copies of the Marsa Amalgamation Resolution, duly passed by not less than 66 2/3% of the votes cast by a quorum of Marsa Shareholders at the Marsa Meeting;

•	there shall be no more than 36,164,658 Marsa Shares issued and outstanding;

•	the board of directors of Marsa shall not have withdrawn, modified or changed any of its recommendations, approvals, resolutions or determinations referred to in Section 2.4 of the Amalgamation Agreement; and

•	holders of not greater than 5% of the outstanding Marsa Shares shall have exercised Dissent Rights that have not been withdrawn as at the Effective Date.

The foregoing conditions precedent are for the benefit of Sanction and may be waived, in whole or in part, by Sanction in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Sanction on or before the date required for the performance thereof, Sanction may, in addition to the other remedies it may have at law or equity, terminate the Amalgamation Agreement in accordance with the terms thereof.

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Non-Solicitation by Sanction

Sanction has agreed, subject to the terms of the Amalgamation Agreement that it shall not, directly or indirectly, through officers, directors, affiliates, representatives, advisors, agents, investment bankers, consultants or otherwise, take any action to solicit, initiate, encourage, or participate in any discussions or negotiations with any person, provide any non-public information to any person or otherwise assist or cause or facilitate anyone else to solicit, initiate, encourage, or participate in any discussions or negotiations with any person, or provide any non-public information to any person or otherwise assist with respect to: (A) any transaction that may constitute a Take-over Proposal; or (B) any other transaction, the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or delay the transactions contemplated by the Amalgamation Agreement or which would or could reasonably be expected to reduce the benefits to Marsa under the Amalgamation Agreement and will not waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits of Sanction under confidentiality agreements, including, without limitation, any standstill provisions thereunder; provided, however, that subject to the terms of the Amalgamation Agreement, the Sanction Board may consider, negotiate, accept, approve or recommend to its shareholders, or enter into an agreement, understanding or arrangement in respect of, an unsolicited Superior Proposal.

Prior to considering, negotiating, accepting, approving or recommending to the Sanction Shareholders or entering into an agreement, understanding or arrangement in respect of, an unsolicited Superior Proposal, Sanction shall:

•	advise Marsa in writing of the existence and terms of any such offer or proposal and provide copies thereof as soon as reasonably possible following receipt thereof by Sanction;

•	provide copies of any information provided to such other party, which has not already been made available to Marsa; and

•	if requested by Marsa, prior to accepting, recommending, approving or entering into any agreement to implement the Sanction Superior Proposal, to negotiate in good faith with Marsa and its legal and financial advisors for a period of up to three (3) Business Days in a manner to permit Marsa to make such adjustments in the terms and conditions of the Amalgamation Agreement as may be necessary or advisable in order to enable Sanction to proceed with the Amalgamation as amended rather than the Superior Proposal. In the event that Marsa proposed to so amend this Agreement to provide substantially equivalent or superior value to that provided under the Superior Proposal, Sanction shall not accept, recommend, approve or enter into any agreement to implement the Sanction Superior Proposal.

Subject to the terms of the Amalgamation Agreement, if prior to the completion of the Amalgamation, a bona fide Take-Over Proposal is proposed, offered or made to the Sanction Shareholders or to Sanction which, in the bona fide opinion of the Sanction Board would result in a financially superior transaction, directly or indirectly, for the Sanction Shareholders than that contemplated by the Amalgamation (any such Take-Over Proposal being referred to herein as a “Superior Proposal”), the board of directors of Sanction may withdraw, modify or change its approval of the Amalgamation if, in the opinion of such Sanction Board, acting reasonably and upon the written advice of its legal counsel, such withdrawal, modification or change is required or would be consistent with the fiduciary duties of the Sanction Board under Applicable Laws.

For the complete text of the applicable provisions, see Sections 5.2, 5.3 and 5.4 of the Amalgamation Agreement which is attached as Appendix “C” to this Joint Information Circular.

Representations and Warranties

The Amalgamation Agreement contains certain representations and warranties of Marsa, including, without limitation, representations relating to the following: organization; standing and corporate power; authority relative to the Arrangement Agreement; subsidiaries; capitalization; compliance with Applicable Laws; reporting status; actions or suits; finder’s fees; minute books; financial statements; the Marsa Resource Report; absence of certain changes since December 31, 2013; conduct of its business; related party matters; title issues; Tax Act matters; insurance policies. For the complete text of the applicable provisions see Section 4.2 of the Amalgamation Agreement which is attached as Appendix “C” to this Joint Information Circular.

The Arrangement Agreement contains certain representations and warranties of Sanction, including, without limitation, representations relating to the following: organization, standing and corporate power; subsidiaries; authority relative to the Amalgamation; reporting status; compliance with obligations as a reporting issuer and policies of the NEX; finder’s fees; capitalization; financial statements; minute books; the Sanction Public Documents; agreements and the absence of certain changes since Sanction’s incorporation. For the complete text of the applicable provisions see Section 4.1 of the Amalgamation Agreement which is attached as Appendix “C” to this Joint Information Circular.

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Termination of Amalgamation Agreement

The Amalgamation Agreement may be terminated at any time prior to the Effective Time:

(a)	by Marsa and Sanction:

(i)	by mutual written agreement of Sanction and Marsa;

(ii)	by either Sanction or Marsa if any of the mutual conditions precedent set forth in the Amalgamation Agreement is not satisfied on the date specified therein, provided that a Party may not terminate the Amalgamation Agreement if the failure to satisfy a mutual condition in the Amalgamation Agreement has been caused by, or is a result of, a breach by a Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Amalgamation Agreement; or

(iii)	by either Sanction or Marsa if the Effective Time does not occur on or prior to September 30, 2014, provided that a Party may not terminate the Amalgamation Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Amalgamation Agreement; or

(b)	by Sanction if:

(i)	any of the conditions precedent to the obligations of Sanction set forth in the Amalgamation Agreement is not satisfied on the date specified therein;

(ii)	a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of Marsa under the Amalgamation Agreement occurs and (i) such breach or failure to perform has not been cured within five (5) Business Days from the date the breach or failure to perform is first discovered, or (ii) if the breach or non-performance is incapable of being cured (and provided that Sanction had no knowledge at the date of the Amalgamation Agreement of any breaches of covenants or inaccuracies of representations and warranties, and further provided that any intentional breach by Marsa shall be deemed to be incurable); or

(iii)	prior to the approval of the Sanction Amalgamation Resolution, the Sanction Board authorizes Sanction to enter into a written agreement with respect to a Superior Proposal, provided Sanction is then in compliance with its covenants respecting non-solicitation and Superior Proposal contained in the Amalgamation Agreement; or

(c)	by Marsa if:

(i)	any of the conditions precedent to the obligations of Marsa set forth in the Amalgamation Agreement is not satisfied on the date specified therein; or

(ii)	a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sanction under the Amalgamation Agreement occurs and (i) such breach or failure to perform has not been cured within five (5) Business Days from the date the breach or failure to perform is first discovered, or (ii) if the breach or non-performance is incapable of being cured (and provided that Marsa had no knowledge at the date of the Amalgamation Agreement of any breaches of covenants or inaccuracies of representations and warranties, and further provided that any intentional breach by Sanction shall be deemed to be incurable).

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For the complete text of the applicable provisions, see Article 7 of the Amalgamation Agreement which is attached as Appendix “C” to this Joint Information Circular.

Concurrent Financing

Concurrently with the transactions contemplated by the Amalgamation Agreement but not as a condition to completion of the Amalgamation, Marsa plans to complete a private placement of Subscription Receipts for aggregate gross proceeds of $3,600,000 via the issuance of up to 2,400,000 Subscription Receipts at a price of $1.50 per Subscription Receipt. Each Subscription Receipt represents the right to receive without payment of additional consideration one (1) Marsa Share upon all Escrow Release Conditions being met. The proceeds from the Concurrent Financing will be deposited in escrow pending satisfaction of certain Escrow Release Conditions. If the Escrow Release Conditions are satisfied on or before September 30, 2014, the gross proceeds from the Concurrent Financing will be released to Marsa. If the Escrow Release Conditions are not satisfied by September 30, 2014 the gross proceeds and all accumulated interest thereon will be returned to the holders of the subscription receipts.

The Concurrent Financing will be undertaken by a syndicate of agents on behalf of Marsa led by Canaccord Genuity Corp., FirstEnergy Capital Corp. and including Raymond James Ltd. The agents are entitled to a cash commission of 6.0% of the gross proceeds of the Concurrent Financing.

Proceeds of the Concurrent Financing will be used for general corporate purposes in respect of the Ortakoy Exploration Licence, to pay the costs associated with the Concurrent Financing and for working capital and other corporate purposes. See “Appendix “H” - Information Concerning the Resulting Issuer - Available Funds and Principal Purposes” for further information regarding Marsa's proposed use of funds.

PROCEDURE FOR THE AMALGAMATION TO BECOME EFFECTIVE

Procedural Steps

The Amalgamation will be carried out pursuant to Section 181 of the ABCA. The following procedural steps must be taken in order for the Amalgamation to become effective:

(a)	the Amalgamation must be approved by the Sanction Shareholders and the Marsa Shareholders;

(b)	the Marsa Continuance Resolution must be approved by the Marsa Shareholders;

(c)	all conditions precedent to the Amalgamation, as set forth in the Amalgamation Agreement, must be satisfied or waived by the appropriate Party; and

(d)	the Articles of Amalgamation in the form prescribed by the ABCA must be filed with the Registrar.

There is no assurance that the conditions set out in the Amalgamation Agreement will be satisfied or waived on a timely basis.

Upon the conditions precedent set forth in the Amalgamation Agreement being fulfilled or waived, Marsa intends to file a copy of the Articles of Amalgamation with the Registrar under the ABCA, together with such other materials as may be required by the Registrar, in order to give effect to the Amalgamation.

Notwithstanding the foregoing, the Sanction Amalgamation Resolution proposed for consideration by the Sanction Shareholders authorizes the Sanction Board, without further notice to or approval of such Sanction Shareholders, subject to the terms of the Amalgamation Agreement, to amend the Amalgamation Agreement, to decide not to proceed with the Amalgamation and to revoke the Sanction Amalgamation Resolution at any time prior to the Amalgamation becoming effective pursuant to the provisions of the ABCA. The Sanction Amalgamation Resolution is attached as Appendix “B” to this Joint Information Circular.

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Notwithstanding the foregoing, the Marsa Meeting Resolutions proposed for consideration by the Marsa Shareholders authorizes the Marsa Board, without further notice to or approval of such Marsa Shareholders, subject to the terms of the Amalgamation Agreement, to amend the Amalgamation Agreement, to decide not to proceed with the Amalgamation and to revoke the Marsa Meeting Resolutions at any time prior to the Amalgamation becoming effective pursuant to the provisions of the ABCA. The Marsa Meeting Resolutions are attached as Appendix “A” to this Joint Information Circular.

Shareholder Approvals

The Sanction Amalgamation Resolution requires approval by a majority of not less than 66 2/3% of the votes cast by Sanction Shareholders present in person or by proxy at the Sanction Meeting. The Marsa Amalgamation Resolution and the Marsa Continuance Resolution must each be approved by at least 66 2/3% of the votes cast by Marsa Shareholders, either in person or by proxy at the Marsa Meeting.

It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote such proxy in favour of the Sanction Amalgamation Resolution set forth in Appendix “B” to this Joint Information Circular and the Marsa Meeting Resolutions set forth in Appendix “A” to this Joint Information Circular.

Regulatory Approvals and Stock Exchange Listings

The Amalgamation Agreement provides that receipt of all regulatory, governmental and third party approvals and consents including, without limitation, receipt of conditional approval of the TSXV for (i) listing of the Resulting Issuer Shares issuable pursuant to the Amalgamation; and (ii) the Amalgamation qualifying as Sanction’s Qualifying Transaction, is a condition precedent to the Amalgamation becoming effective.

Marsa is not a reporting issuer under the securities laws of any jurisdiction and none of its securities, including the Marsa Shares, are listed or posted for trading on any stock exchange. The currently outstanding Sanction Shares are listed for trading on the NEX under the symbol “SRP.H”. On July 30, 2014, the last trading day prior to the date of the announcement of the Amalgamation, the closing price of the Sanction Shares on the NEX was $0.01. Immediately prior to the announcement of the Amalgamation, the Sanction Shares were voluntarily halted from trading on the NEX and remain halted as of the date hereof. For information with respect to the trading history of the Sanction Shares, see “Appendix “F” – Information Concerning Sanction Capital Corp. Prior to the Amalgamation” to this Joint Information Circular.

Sanction has applied to the TSXV for approval of the listing of the Resulting Issuer Shares issuable pursuant to the Amalgamation and the Amalgamation as Sanction’s Qualifying Transaction. The TSXV has conditionally accepted the Amalgamation subject to Sanction fulfilling all of the requirements of the TSXV.

Securities Law Matters

Canada

Resulting Issuer Shares to be issued under the Amalgamation will be issued in reliance on exemptions from prospectus and registration requirements of applicable Canadian securities laws. Subject to the TSXV rules relating to escrow set forth below, the Resulting Issuer Shares to be issued pursuant to the Amalgamation will generally be “freely tradeable” (other than as a result of any “control block” restrictions which may arise by virtue of the ownership thereof) under applicable securities laws of the provinces of Canada.

The Amalgamation does not meet the definition of a “business combination” or “related party transaction” under Multilateral Instrument 61-101, as such there is no requirement to obtain a formal valuation or obtain majority of the minority approval.

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Effect on Resulting Issuer Shares held by Principals and Non-Principals upon Completion of the Amalgamation

Resulting Issuer Shares held by principals of the Resulting Issuer shall, upon the completion of the Amalgamation, be required to comply with the TSXV rules relating to escrow and, as a result, will be required to enter into the TSXV Escrow Agreement. In addition, a portion of Resulting Issuer Shares that have been issued to non-principals prior to the completion of the Amalgamation, will be subject to share resale restrictions pursuant to the seed share resale restrictions set out under applicable TSXV policies. See “Appendix H - Information Concerning the Resulting Issuer - Escrowed Securities - Seed Share Resale Restrictions”.

The foregoing discussion is only a general overview of certain requirements of Canadian securities laws applicable to the resale of Resulting Issuer Shares to be received upon completion of the Amalgamation. All Marsa Shareholders that receive such securities are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

United States

The offer and sale of the Resulting Issuer Shares to be issued to Marsa Shareholders and Sanction Shareholders in exchange for their Marsa Shares and Sanction Shares, respectively, under the Amalgamation will not be registered under the U.S. Securities Act.

The Resulting Issuer Shares will be issued in reliance upon the exemption from registration provided by Rule 802 of the U.S. Securities Act and exemptions provided under the securities laws of each applicable statute of the United States. Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where:

•	the subject company is a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act;

•	Marsa Shareholders and Sanction Shareholders in the United States of the Resulting Issuer hold no more than 10 percent (10%) of the securities that are the subject of the Amalgamation;

•	Marsa Shareholders and Sanction Shareholders in the United States participate in the Amalgamation on terms at least as favourable as those offered to any other holder of the subject securities;

•	an informational document in connection with the Amalgamation is published or disseminated to shareholders in the United States, complying with the disclosure requirements set forth in Rule 802, on a comparable basis to that provided to holders of the subject securities in the foreign subject company’s home jurisdiction; and

•	the informational document, including any amendments thereto, is furnished to the SEC on Form CB together with a Form F-X to appoint an agent for service of process in the United States.

This Joint Information Circular will be filed with the SEC on Form CB.

Holders of Marsa Shares and Sanction Shares in the United States who furnish a duly executed Letter of Transmittal and establish to the satisfaction of Sanction and Marsa that the exchange of Marsa Shares for Resulting Issuer Shares will be exempt from registration under the U.S. Securities Act will be allowed to exchange their Marsa Shares and Sanction Shares, as the case may be, for Resulting Issuer Shares.

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The Resulting Issuer Shares issued to Marsa Shareholders and Sanction Shareholders will be restricted securities under Rule 144(a)(3) under the U.S. Securities Act. Consequently, any resale of the Resulting Issuer Shares is subject to the registration requirement of the U.S. Securities Act unless they are resold under an exemption or exclusion from the U.S. Securities Act. Subject to certain limitations, holders of Resulting Issuer Shares may resell their Resulting Issuer Shares outside the United States without registration under the U.S. Securities Act under Regulation S. Additionally, the U.S. Securities Act imposes restrictions on Resulting Issuer Shares held by “affiliates” of the Resulting Issuer after the Amalgamation or who have been “affiliates” of the Resulting Issuer within 90 days prior to the Amalgamation. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Such affiliates (and former affiliates) may also resell Resulting Issuer Shares pursuant to Rule 144 under the U.S. Securities Act, if available. However, unless certain conditions are satisfied, Rule 144 is not available for the resale of securities of issuers that have ever had (i) no or nominal operations; and (ii) no or nominal assets other than cash and cash equivalents.

The foregoing discussion is only a general overview of certain requirements of United States securities laws applicable to the Resulting Issuer Shares. All holders of such securities are urged to consult with legal counsel to ensure that the resale of their securities complies with applicable securities legislation.

Procedure for Exchange of Share Certificates

A copy of the Letter of Transmittal is enclosed with this Joint Information Circular. To receive the Resulting Issuer Shares issuable pursuant to the Amalgamation, the applicable enclosed Letter of Transmittal (green for Marsa Shareholders and blue for Sanction Shareholders) must be duly completed and returned with the certificate(s) representing Marsa Shares or Sanction Shares, as the case may be and as applicable, and any other documentation as provided in the Letter of Transmittal, to the office of the Depositary specified in the Letter of Transmittal. Any Sanction Shareholder who owns Sanction Shares that are non-certificated should complete the Letter of Transmittal to the best of their ability, leaving the share certificate number blank. In the event that the Amalgamation is not completed, such certificates will be promptly returned. Upon surrender to the Depositary of a duly completed Letter of Transmittal, the certificate(s) representing Marsa Shares or Sanction Shares, as the case may be, and any other documentation as provided in the Letter of Transmittal, the Depositary (subject to any withholdings, if applicable) shall deliver to such holder certificate(s) representing the Resulting Issuer Shares to which the holder of such certificate is entitled pursuant to the Amalgamation.

Marsa Shareholders and Sanction Shareholders whose Marsa Shares or Sanction Shares, as the case may be, are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to deposit their Marsa Shares or Sanction Shares.

Marsa Shareholders and Sanction Shareholders are encouraged to deliver a duly completed Letter of Transmittal together with the relevant share certificate(s) to the Depositary as soon as possible.

None of Sanction, Marsa or the Depositary are liable for failure to notify Marsa Shareholders or Sanction Shareholders, nor do they have any obligation to notify Marsa Shareholders or Sanction Shareholders who make a deficient deposit with the Depositary.

Sanction and Marsa reserve the right to permit the procedure for the exchange of shares pursuant to the Amalgamation to be completed other than that as set out above.

From and after the Effective Time, certificates formerly representing Marsa Shares and Sanction Shares shall represent only the right to receive Resulting Issuer Shares to which the holders are entitled pursuant to the Amalgamation.

The use of mail to transmit certificates representing Marsa Shares and Sanction Shares and the applicable Letter of Transmittal is at each Marsa Shareholder’s and Sanction Shareholder’s option and risk. Marsa and Sanction recommend that such certificates and documents be delivered by hand to the Depositary and a receipt therefor be obtained or, if mailed, by registered mail with return receipt being used and that appropriate insurance be obtained.

In the event that the Amalgamation does not proceed, all certificates representing Marsa Shares or Sanction Shares transmitted with a related Letter of Transmittal will be returned to Marsa Shareholders or Sanction Shareholders, as the case may be, at the name and address specified in the Letter of Transmittal by first class mail or, if no name or address is specified, at such name and such address as is shown on the register maintained by Marsa or Sanction, as the case may be.

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Notwithstanding the provisions of the Joint Information Circular, the Letter of Transmittal or the Amalgamation Agreement, certificates representing Resulting Issuer Shares and certificates representing Marsa Shares or Sanction Shares, as the case may be, to be returned will not be mailed if Marsa or Sanction, as the case may be, determines that delivery thereof by mail may be delayed. Persons entitled to certificates and other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificates representing Marsa Shares or Sanction Shares, as the case may be, in respect of which certificates are being issued were originally deposited upon application to the Depositary until such time as Marsa or Sanction, as the case may be, has determined that delivery by mail will no longer be delayed. Notwithstanding the foregoing, certificates and other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary at which the Marsa Shares or Sanction Shares, as the case may be, were deposited and payment for those Marsa Shares or Sanction Shares, as the case may be, shall be deemed to have been immediately made upon such deposit.

If any Marsa Shareholder or Sanction Shareholder fails for any reason to surrender to the Depositary for cancellation, the certificates formerly representing Marsa Shares and Sanction Shares, respectively, together with such other documents or instruments required to entitle the holder to receive the Resulting Issuer Shares such shareholder is entitled to, on or before the day that is six (6) years from the Effective Date, such certificates shall cease to represent a claim by or interest of any former Marsa Shareholder or Sanction Shareholder, as the case may be of any kind or nature. On such date, all certificates representing Resulting Issuer Shares to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been surrendered to the Resulting Issuer.

INTERESTS OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

The directors and officers of Sanction and their associates and affiliates, as a group, beneficially own, or control or direct, directly or indirectly, an aggregate of 2,200,000 Sanction Shares and 640,000 Sanction Options, representing approximately 52% of the outstanding Sanction Shares and approximately 100% of the outstanding Sanction Options, respectively (and which together represent approximately 58.68% of the outstanding Sanction Shares on a fully-diluted basis). In connection with the completion of the Amalgamation all outstanding Sanction Options shall be cancelled pursuant to Option Cancellation Agreements.

The directors and officers of Marsa and their associates and affiliates, as a group, beneficially own, or control or direct, directly or indirectly, an aggregate of 11,746,967 Marsa Shares and 825,000 Marsa Options, representing approximately 32.14% of the outstanding Marsa Shares and approximately 64.96% of the outstanding Marsa Options, respectively (and which together represent approximately 33.24% of the outstanding Marsa Shares on a fully-diluted basis).

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Joint Information Circular, no Informed Person (as defined in National Instrument 51-102 -Continuous Disclosure Obligations) of Sanction or Marsa or any associate or affiliate of any such Informed Person has had any material interest, direct or indirect, in any transaction since the commencement of the Sanction’s or Marsa’s last financial year or in any proposed transaction which has materially affected or would materially affect Sanction, Marsa or any of their respective subsidiaries.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

No director, executive officer, employee, present or former, of Sanction, Marsa or any of their respective subsidiaries is indebted to Sanction, Marsa or any of their respective subsidiaries, as the case may be, or to any other entity if the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Sanction, Marsa or any of their respective subsidiaries, as the case may be. Further, no director or executive officer of Sanction or Marsa, nor any associate of any such director or executive officer is, or at any time since the beginning of Sanction’s or Marsa’s most recently completed financial year, as the case may be, has been, indebted to Sanction or Marsa, as the case may be, or its subsidiaries or to any other entity if the indebtedness is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by such company or its subsidiaries.

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SANCTION DISSENT RIGHTS

The following description of the right to dissent and appraisal to which registered Sanction Shareholders are entitled is not a comprehensive statement of the procedures to be followed by a Sanction Dissenting Shareholder who seeks payment of the fair value of such Sanction Dissenting Shareholder’s Sanction Shares and is qualified in its entirety by the reference to the full text of Section 191 of the ABCA, which is attached to this Joint Information Circular as Appendix “D”. A Sanction Dissenting Shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of the ABCA. Failure to adhere to the procedures established therein may result in the loss of all rights thereunder. Accordingly, each Sanction Dissenting Shareholder who might desire to exercise the Dissent Right should consult their own legal advisor.

Subject to certain tests as described below, Sanction Dissenting Shareholders are entitled, in addition to any other right such Sanction Dissenting Shareholder may have, to dissent and to be paid the fair value of the Sanction Shares held by such Sanction Dissenting Shareholder in respect of which such Sanction Dissenting Shareholder dissents, determined as of the close of business on the last Business Day before the day on which the Sanction Amalgamation Resolution from which such Sanction Dissenting Shareholder’s dissent was adopted. A Sanction Dissenting Shareholder may dissent only with respect to all of the Sanction Shares held by such Sanction Dissenting Shareholder or on behalf of any one beneficial owner and registered in the Sanction Dissenting Shareholder’s name. Only registered Sanction Shareholders may dissent. Persons who are beneficial owners of Sanction Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent, should be aware that they may only do so through the registered owner of such Sanction Shares. A registered Sanction Shareholder, such as a broker, who holds Sanction Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise the Dissent Right on behalf of such beneficial owners with respect to all of the Sanction Shares held for such beneficial owners. In such case, the demand for dissent should set forth the number of Sanction Shares covered by it.

Sanction Dissenting Shareholders must provide a written objection to the Sanction Amalgamation Resolution to Sanction c/o Dentons Canada LLP, Suite 1500, 850 – 2nd Street S.W., Calgary, Alberta T2P 0R8 Attention: Keith Inman, by 4:00 p.m. on September 9, 2014 being the Business Day immediately preceding the date of the Sanction Meeting, or the Business Day immediately preceding the date of any adjournment of the Sanction Meeting. No Sanction Shareholder who has voted in favour of the Sanction Amalgamation Resolution shall be entitled to dissent with respect to the Amalgamation.

Either Sanction or a Sanction Dissenting Shareholder may apply to the Court, by way of an originating notice, after the approval of the Sanction Amalgamation Resolution, to fix the fair value of the Sanction Dissenting Shareholder’s Sanction Shares. If such an application is made to the Court by either Sanction or a Sanction Dissenting Shareholder, Sanction must, unless the Court orders otherwise, send to each Sanction Dissenting Shareholder a written offer to pay the Sanction Dissenting Shareholder an amount, considered by the board of directors of Sanction, to be the fair value of the Sanction Shares held by such Sanction Dissenting Shareholders. The offer, unless the Court orders otherwise, must be sent to each Sanction Dissenting Shareholder at least ten (10) days before the date on which the application is returnable, if Sanction is the applicant, or within ten (10) days after Sanction is served a copy of the originating notice, if a Sanction Dissenting Shareholder is the applicant. Every offer will be made on the same terms to each Sanction Dissenting Shareholder of Sanction Shares and contain or be accompanied with a statement showing how the fair value was determined.

A Sanction Dissenting Shareholder may make an agreement with Sanction for the purchase of such holder’s Sanction Shares in the amount of the offer made by Sanction, or otherwise, at any time before the Court pronounces an order fixing the fair value of the Sanction Shares.

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A Sanction Dissenting Shareholder will not be required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Sanction Shares of all Sanction Dissenting Shareholders who are parties to the application, giving judgment in that amount against Sanction and in favour of each of those Sanction Dissenting Shareholders, and fixing the time within which Sanction must pay the amount payable to each Sanction Dissenting Shareholder calculated from the date on which the Sanction Dissenting Shareholder ceases to have any rights as a Sanction Shareholder, until the date of payment.

On the Amalgamation becoming effective, or upon the making of an agreement between Sanction and the Sanction Dissenting Shareholder as to the payment to be made by Sanction to the Sanction Dissenting Shareholder, or upon the pronouncement of a Court order, whichever first occurs, the Sanction Dissenting Shareholder will cease to have any rights as a Sanction Shareholder other than the right to be paid the fair value of such holder’s Sanction Shares in the amount or in the amount of the judgment, as the case may be. Until one of these events occurs, the Sanction Dissenting Shareholder may withdraw the Sanction Dissenting Shareholder’s dissent, or if the Amalgamation has not yet become effective, Sanction may rescind the Sanction Amalgamation Resolution, and in either event, the dissent and appraisal proceedings in respect of that Sanction Dissenting Shareholder will be discontinued.

Sanction shall not make a payment to a Sanction Dissenting Shareholder under Section 191 of the ABCA if there are reasonable grounds for believing that Sanction is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities. In such event, Sanction shall notify each Sanction Dissenting Shareholder that it is unable to lawfully pay Sanction Dissenting Shareholders for their Sanction Shares, in which case the Sanction Dissenting Shareholder may, by written notice to Sanction within 30 days after receipt of such notice, withdraw such holder’s written objection, in which case the holder shall be deemed to have participated in the Amalgamation as a Sanction Shareholder. If the Sanction Dissenting Shareholder does not withdraw such holder’s written objection, such Sanction Dissenting Shareholder retains status as a claimant against Sanction to be paid as soon as Sanction is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of Sanction but in priority to its shareholders.

The above summary does not purport to provide a comprehensive statement of the procedures to be followed by Sanction Dissenting Shareholders who seek payment of the fair value of their Sanction Shares. Section 191 of the ABCA requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder. Accordingly, Sanction Dissenting Shareholders who might desire to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of Section 191 of the ABCA, the full text of which is set out in Appendix “D” to this Joint Information Circular and consult their own legal advisor. Furthermore, the exercise of a right of dissent and appraisal by a Sanction Dissenting Shareholder may give rise to certain tax liabilities to such Sanction Dissenting Shareholder. Accordingly, Sanction Dissenting Shareholders should consult their own tax advisors with respect to the tax consequences of exercising a right of dissent and appraisal in their particular circumstances.

It is a condition to the Amalgamation that Sanction Shareholders holding not greater than an aggregate of 5% of the outstanding Sanction Shares shall have exercised Dissent Rights in respect of the Amalgamation.

MARSA DISSENT RIGHTS

The following description of the right to dissent and appraisal to which registered Marsa Shareholders are entitled is not a comprehensive statement of the procedures to be followed by a Marsa Dissenting Shareholder who seeks payment of the fair value of such Marsa Dissenting Shareholder’s Marsa Shares and is qualified in its entirety by the reference to the full text of Section 190 of the CBCA, which is attached to this Joint Information Circular as Appendix “E”. A Marsa Dissenting Shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of the CBCA. Failure to adhere to the procedures established therein may result in the loss of all rights thereunder.

Accordingly, each Marsa Dissenting Shareholder who might desire to exercise the Dissent Right should consult their own legal advisor.

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Subject to certain tests as described below, Marsa Dissenting Shareholders are entitled, in addition to any other right such Marsa Dissenting Shareholder may have, to dissent and to be paid the fair value of the Marsa Shares held by such Marsa Dissenting Shareholder in respect of which such Marsa Dissenting Shareholder dissents, determined as of the close of business on the last Business Day before the day on which the Marsa Meeting Resolution from which such Marsa Dissenting Shareholder’s dissent was adopted. A Marsa Shareholder may only dissent with respect to the Marsa Amalgamation Resolution and the Marsa Continuation Resolution (the “Applicable Marsa Meeting Resolutions”). A Marsa Dissenting Shareholder may dissent only with respect to all of the Marsa Shares held by such Marsa Dissenting Shareholder or on behalf of any one beneficial owner and registered in the Marsa Dissenting Shareholder’s name. Only registered Marsa Shareholders may dissent. Persons who are beneficial owners of Marsa Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent, should be aware that they may only do so through the registered owner of such Marsa Shares. A registered Marsa Shareholder, such as a broker, who holds Marsa Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise the Dissent Right on behalf of such beneficial owners with respect to all of the Marsa Shares held for such beneficial owners. In such case, the demand for dissent should set forth the number of Marsa Shares covered by it.

Marsa Dissenting Shareholders must provide a written objection to the Marsa Amalgamation Resolution and/or the Marsa Continuance Resolution to Marsa c/o Davis LLP, Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta T2P 0C1 Attention: Roy Hudson, by 4:00 p.m. on September 9, 2014 being the Business Day immediately preceding the date of the Marsa Meeting, or the Business Day immediately preceding the date of any adjournment of the Marsa Meeting. No Marsa Shareholder who has voted in favour of the Applicable Marsa Meeting Resolutions shall be entitled to dissent with respect to the Amalgamation or the Continuance.

Marsa will send a Marsa Dissenting Shareholder who has not otherwise withdrawn their objection or voted for any of the Applicable Marsa Meeting Resolutions, within ten (10) days of the date that such Applicable Marsa Meeting Resolution is approved, a notice that the Applicable Marsa Meeting Resolution has been approved. A Marsa Dissenting Shareholder shall, within twenty (20) days after receiving such notice from Marsa, send a notice to Marsa demanding payment for such Marsa Dissenting Shareholder’s Marsa Shares. Marsa shall, not later than seven (7) days after the later of the date such notice is received or the date that any of the Applicable Marsa Meeting Resolutions are approved, send each Marsa Dissenting Shareholder a written offer to pay the Marsa Dissenting Shareholder an amount, considered by the Marsa Board, to be the fair value of the Marsa Shares held by such Marsa Dissenting Shareholders. Every offer will be made on the same terms to each Marsa Dissenting Shareholder of Marsa Shares and contain or be accompanied with a statement showing how the fair value was determined. If such offer is accepted, Marsa shall pay the Marsa Dissenting Shareholder the agreed upon amount within ten (10) days of the date the offer is accepted. Where an offer is not reached or where Marsa fails to make an offer, Marsa may apply to the Court within fifty (50) days after the effective date of the Amalgamation Resolution to fix a fair value for the Marsa Shares held by any Marsa Dissenting Shareholder. If Marsa fails to apply to the Court to fix the fair value for the Marsa Shares held by any Marsa Dissenting Shareholder, the Marsa Dissenting Shareholder may apply to the Court for the same purpose within a period of twenty (20) days or within such further period as the Court may allow.

A Marsa Dissenting Shareholder will not be required to give security for costs in respect of an application. On the application, the Court will make an order fixing the fair value of the Marsa Shares of all Marsa Dissenting Shareholders who are parties to the application, giving judgment in that amount against the Resulting Issuer and in favour of each of those Marsa Dissenting Shareholders.

Upon sending a notice demanding payment for the Marsa Dissenting Shareholder’s Marsa Shares as set forth above, the Marsa Dissenting Shareholder will cease to have any rights as a Marsa Shareholder other than the right to be paid the fair value of such holder’s Marsa Shares, unless the Marsa Dissenting Shareholder withdraws the Marsa Dissenting Shareholder’s dissent, Marsa fails to make an offer as set forth above or if the Amalgamation or Continuance has not yet become effective and Marsa rescinds the Marsa Meeting Resolutions.

Marsa shall not make a payment to a Marsa Dissenting Shareholder under Section 190 of the CBCA if there are reasonable grounds for believing that Marsa is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities. In such event, Marsa shall notify each Marsa Dissenting Shareholder that it is unable to lawfully pay Marsa Dissenting Shareholders for their Marsa Shares, in which case the Marsa Dissenting Shareholder may, by written notice to Marsa within 30 days after receipt of such notice, withdraw such holder’s written objection, in which case the holder shall be deemed to have participated in the Amalgamation and Continuance as a Marsa Shareholder. If the Marsa Dissenting Shareholder does not withdraw such holder’s written objection, such Marsa Dissenting Shareholder retains status as a claimant against Marsa to be paid as soon as Marsa is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of Marsa but in priority to its shareholders.

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The above summary does not purport to provide a comprehensive statement of the procedures to be followed by Marsa Dissenting Shareholders who seek payment of the fair value of their Marsa Shares. Section 190 of the CBCA requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder. Accordingly, Marsa Dissenting Shareholders who might desire to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of Section 190 of the CBCA, the full text of which is set out in Appendix “E” to this Joint Information Circular and consult their own legal advisor. Furthermore, the exercise of a right of dissent and appraisal by a Marsa Dissenting Shareholder may give rise to certain tax liabilities to such Marsa Dissenting Shareholder. Accordingly, Marsa Dissenting Shareholders should consult their own tax advisors with respect to the tax consequences of exercising a right of dissent and appraisal in their particular circumstances.

It is a condition to the Amalgamation that Marsa Shareholders holding not greater than an aggregate of 5% of the outstanding Marsa Shares shall have exercised Dissent Rights in respect of the Amalgamation.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

In the opinion of Davis LLP, counsel to Marsa, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Tax Act relating to the Amalgamation generally applicable to Marsa Shareholders and Sanction Shareholders who, for the purposes of the Tax Act and at all relevant times, (i) deal at arm’s length with Marsa and Sanction, (ii) are not affiliated with Marsa and Sanction, and (iii) hold all Marsa Shares and Sanction Shares, and will hold all Resulting Issuer Shares acquired on the Amalgamation, as capital property (each such Sanction Shareholder and Marsa Shareholder in this summary, a “Holder”).

A Holder’s Marsa Shares, Sanction Shares and Resulting Issuer Shares will generally be considered to be capital property of the Holder, unless the Holder holds the shares in the course of carrying on a business or acquired the shares in one or more transactions considered to be an adventure in the nature of trade. Certain Holders who are residents of Canada for the purposes of the Tax Act and whose Marsa Shares, Sanction Shares or Resulting Issuer Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have such shares and every other “Canadian security” (as defined in the Tax Act) owned by such Holder in the taxation year of the election, and in all subsequent taxation years, deemed to be capital property. Such Holders should consult their own tax advisors regarding whether an election under subsection 39(4) of the Tax Act is available and advisable in their particular circumstances.

This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes all such Proposed Amendments will be enacted in their present form, although no assurances can be given in this regard. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is not applicable to a Holder that is (i) a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market property” rules or (ii) a “specified financial institution” as defined in the Tax Act, (iii) nor does it apply to a Holder an interest in which is a “tax shelter investment” as defined in the Tax Act; or (iv) a Holder to whom the “functional currency” reporting rules in the Tax Act apply; or (v) that is exempt from tax under the Tax Act. In addition, this summary is not applicable to Holders who acquired their Marsa Shares or Sanction Shares on the exercise of an employee stock option. Such Holders should consult their own tax advisors.

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This summary is of a general nature only and is not exhaustive of all possible relevant Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Holder and no representation with respect to the tax consequences to any particular Holder are made. Accordingly, Holders should consult their own tax advisors with respect to the Canadian federal income tax consequences of the Amalgamation in their particular circumstances.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, is or is deemed to be resident in Canada for the purposes of the Tax Act (a “Resident Holder”).

The Amalgamation

A Resident Holder who receives Resulting Issuer Shares in exchange for Marsa Shares or Sanction Shares pursuant to the Amalgamation will be deemed to have disposed of such Marsa Shares or Sanction Shares for proceeds of disposition equal to the Resident Holder’s adjusted cost base thereof immediately before the Amalgamation. As a result, such a Resident Holder will not recognize a capital gain or capital loss in respect of the exchange. The Resident Holder will also be deemed to have acquired the Resulting Issuer Shares received in exchange for such Marsa Shares or Sanction Shares at a cost equal to the Resident Holder’s adjusted cost base of the Marsa Shares or Sanction Shares immediately before the Amalgamation. If the Resident Holder owns any other Marsa Shares or Sanction Shares as capital property at the time of the exchange, the adjusted cost base of all Resulting Issuer Shares owned by the Resident Holder immediately after the exchange will be determined in accordance with certain rules in the Tax Act by averaging the cost of the shares acquired on the exchange with the adjusted cost base of those other shares.

Receipt of Dividends on Resulting Issuer Shares

A Resident Holder who is an individual (other than certain trusts) will be required to include in income any dividend received or deemed to be received on Resulting Issuer Shares and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for dividends that have been designated as “eligible dividends” (as defined in the Tax Act) in accordance with the provisions of the Tax Act.

A Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received in income and generally will be entitled to deduct an equivalent amounting computing its taxable income. A “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable for refundable Part IV tax on any dividends received or deemed to be received in an amount equal to one-third of the dividend.

Taxable dividends received by an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Disposition of Resulting Issuer Shares

A Resident Holder that disposes of, or is deemed to dispose of, a Resulting Issuer Share acquired under the Amalgamation will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Resulting Issuer Share exceeds (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such Resulting Issuer Share immediately prior to the disposition and any reasonable costs of disposition.

The adjusted cost base of a Resulting Issuer Share will be the aggregate adjusted cost base of all Resulting Issuer Shares owned by a Resident Holder, whether acquired pursuant to the Amalgamation or subsequently, divided by the number of Resulting Issuer Shares owned by a Resident Holder at the time of sale.

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Taxation of Capital Gains and Capital Losses

A Resident Holder generally will be required to include in computing its income for the taxation year of disposition one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the detailed provisions of the Tax Act, a Resident Holder will be permitted to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains arising in the taxation year of disposition generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

In general, a capital loss otherwise arising upon the disposition of a share by a Resident Holder that is a corporation may be reduced by the amount of dividends previously received or deemed to have been received by it on such share, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Resident Holder that throughout a taxation year is a “Canadian-controlled private corporation”(as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, which includes taxable capital gains.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

Dissenting Resident Shareholders

Resident Holders who intend to dissent should consult their own tax advisors with respect to the tax treatment of payments received as a result of the exercise of dissent rights described under “Sanction Dissent Rights” and “Marsa Dissent Rights”.

A Resident Holder that exercises dissent rights in respect of the Amalgamation or the Continuance with respect to Marsa will be deemed to have transferred such dissenting Resident Holder’s Marsa Shares to Marsa and will be entitled to receive a payment from Marsa equal to the fair value of the dissent Resident Holder’s Marsa Shares. A Resident Holder that exercises dissent rights in respect of the Amalgamation with respect to Sanction will be deemed to have transferred such dissenting Resident Holder’s Sanction Shares to Sanction and will be entitled to receive a payment from Sanction equal to the fair value of the dissent Resident Holder’s Sanction Shares.

A dissenting Resident Holder will generally be deemed to have received a taxable dividend from Marsa or Sanction, as the case may be, equal to the amount, if any, by which the payment received by the dissenting Resident Holder (other than any amount in respect of interest awarded by the court) exceeds the paid-up capital of such shares as computed for the purposes of the Tax Act. In certain cases all or part of a deemed dividend received by a dissenting Resident Holder that is a corporation may be treated as proceeds of disposition and not as a deemed dividend. Resident Holders that are corporations should consult their own tax advisors for advice with respect to the potential application of these provisions.

A dissenting Resident Holder will also generally be considered to have disposed of its Marsa Shares or Sanction Shares, as the case may be, for proceeds of disposition equal to the amount received by the dissenting Resident Holder less the amount of any deemed dividend referred to above (other than any deemed dividends which are treated as proceeds of disposition) and any interest awarded by a court. Such a dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Marsa Shares or Sanction Shares to the dissenting Resident Holder and any reasonable costs of disposition.

A dissenting Resident Holder who receives interest will be required to include the full amount of such interest in the Resident Holder’s income.

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Holders Not Resident in Canada

This portion of the summary applies to a Holder who, for the purposes of the Tax Act and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Marsa Shares, Sanction Shares or Resulting Issuer Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules not discussed in this summary may apply to a non-resident insurer carrying on an insurance business in Canada and elsewhere.

The Amalgamation and Subsequent Dispositions of Resulting Issuer Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of the exchange of Marsa Shares or Sanction Shares for Resulting Issuer Shares pursuant to the Amalgamation.

A Non-Resident Holder who subsequently disposes of its Resulting Issuer Shares will not be liable for Canadian income tax in respect of any gain resulting from the disposition, except where the Resulting Issuer Shares are “taxable Canadian property” and the Non-Resident Holder cannot benefit from an exemption in a tax convention.

Generally, Resulting Issuer Shares will not constitute taxable Canadian property of a Non-Resident Holder at a particular time provided that such shares are listed on a designated stock exchange for purposes of the Tax Act (which includes Tiers 1 and 2 of the TSXV), unless:

(a)	at any time during the 60-month period ending at the time of disposition of the Resulting Issuer Shares by such Non-Resident Holder, (i) the Non-Resident Holder, persons not dealing at arm’s length with such Non-Resident Holder, or such Non-Resident Holder together with such persons, owned 25% or more of the issued shares of any class or series of the capital stock of the Resulting Issuer; (ii) and more than 50% of the value of the Resulting Issuer Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, Canadian timber resource properties or an option in respect of or an interest in, or for civil law a right in, such properties; or

(b)	the Non-Resident Holder’s Resulting Issuer Shares were acquired in certain types of tax-deferred exchanges inconsideration for property that was itself “taxable Canadian property”.

Receipt of Dividends on Resulting Issuer Shares

Where a Non-Resident Holder receives or is deemed to receive a dividend on Resulting Issuer Shares, the amount thereof will be subject to Canadian non-resident withholding tax at the rate of 25% of the gross amount of the dividend or such lower rate as may apply under the provisions of an applicable income tax convention or treaty.

Dissenting Non-Resident Holders

Non-Resident Holders are referred to the discussion above for residents of Canada for a general description of the tax considerations applicable to them if they elect to exercise their dissent rights with respect to their Marsa Shares or Sanction Shares. A dissenting Non-Resident Holder will be subject to Canadian withholding taxes on any deemed dividend described above.

Interest paid to a dissenting Non-Resident Holder should not be subject to Canadian non-resident tax provided that the dissenting Non-Resident Holder is dealing at arm’s length with the Resulting Issuer. Non-Resident Holders who elect to dissent and dispose of Marsa Shares or Sanction Shares or whose shares constitute taxable Canadian property should consult their own tax advisers for advice regarding their own circumstances.

Holders who intend to hold Resulting Issuer Shares in a trust governed by a registered retirement savings plan, registered retirement income fund, deferred profit sharing plan, registered education savings plan, registered disability savings plan or tax-free savings account should consult their own advisors.

No Non-Canadian Income Tax Considerations

This Circular does not contain a summary of the non-Canadian income tax consequences of the Amalgamation for Marsa Shareholders and Sanction Shareholders who are subject to tax outside of Canada. Such holders should consult their own tax advisors with respect to the tax implications of the Amalgamation, including any associated filing requirements, in such jurisdictions.

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TIMING OF THE AMALGAMATION

If the Marsa Amalgamation Resolution is approved by the Marsa Shareholders and the Sanction Amalgamation Resolution are approved by the Sanction Shareholders as required and the other conditions precedent to the Amalgamation specified in the Amalgamation Agreement are satisfied or waived, Sanction and Marsa expect that the Effective Date will be on or about September 12, 2014. It is not possible, however, to state with certainty when the Effective Date will occur.

The Amalgamation will become effective upon receipt from the Registrar of a Certificate of Amalgamation pursuant to Section 185(4) of the ABCA.

Sanction’s and Marsa’s objective is to have the Effective Date occur on or as soon as practicable after the approval of the Sanction Amalgamation Resolution by the Sanction Shareholders and the Marsa Meeting Resolutions by the Marsa Shareholders. The Effective Date could be delayed, however, for a number of reasons but must occur by September 30, 2014.

EXPENSES OF THE AMALGAMATION

The aggregate costs of Sanction to be incurred relating to the Amalgamation including, without limitation, the Sanction Transaction Costs, are estimated to be approximately $108,000. The aggregate costs of Marsa to be incurred relating to the Amalgamation including, without limitation, the Marsa Transaction Costs, are estimated to be approximately US$186,000. Each of Sanction and Marsa will bear its own costs and expenses in connection with the transactions contemplated by the Amalgamation, except that all fees payable to the TSXV in connection with the Amalgamation shall be paid by Marsa.

PRO FORMA INFORMATION AFTER GIVING EFFECT TO THE AMALGAMATION

Selected Pro Forma Financial Information

The following information should be read in conjunction with: (a) the pro forma financial statements of the Resulting Issuer after giving effect to the Amalgamation, which are attached as Appendix “I” hereto; (b) the audited annual consolidated financial statements of Marsa for the financial years ended December 31, 2013, 2012 and 2011, the unaudited condensed interim consolidated financial statements of Marsa for the three month periods ended March 31, 2014 and 2013, and the MD&A filed in connection with such financial statements, which are attached as Schedules “A” and “B” respectively to Appendix “G” hereto; and (c) the consolidated audited financial statements of Sanction for the financial years ended May 31, 2013, 2012 and 2011, the unaudited financial statements of Sanction for the nine month periods ended February 28, 2014 and 2013 and MD&A in connection with such financial statements, which are available on SEDAR and are attached as Schedules “A” and “B”, respectively to Appendix “F” hereto.

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The following table sets out certain financial information for Marsa and Sanction, on a consolidated basis, and pro forma financial information for the Resulting Issuer after giving effect to the Amalgamation:

Balance Sheet Data	Marsa as at March 31, 2014 (US$)	Sanction as at February 28, 2014 (CDN$)	Resulting Issuer Pro Forma as at February 28, 2014 (after giving effect to the Amalgamation)(1) (US$)
Assets:
Current Assets	507,831	267,999	7,448,512
Other Assets	22,821,302	-	22,821,302
Total Assets	23,329,133	267,999	30,269,814

Liabilities:
Current Liabilities	1,032,289	2,495	113,793
Other Liabilities	763,468	-	763,468
Total Liabilities	1,795,757	2,495	877,261

Shareholder’s Equity:
Share Capital	34,510,870	311,920	51,430,324
Contributed Surplus	11,667,887	50,159	7,635,887
(Deficit)	(21,278,057)	(96,575)	(26,306,334)
Total Equity	21,533,376	265,504	29,392,553
Total of Liabilities & Equity	23,329,133	267,999	30,269,814

Note:

(1)	Assuming completion of the Concurrent Financing, 36,164,658 Marsa Shares and 4,200,000 Sanction Shares will be exchanged for Resulting Issuer Shares. If the Concurrent Financing is not completed, 33,764,658 Marsa Shares and 4,200,000 Sanction Shares will be exchanged for Resulting Issuer Shares.
(2)	The pro forma financial statements of the Resulting Issuer after giving effect to the Amalgamation do not assume completion of the Concurrent Financing. See “Appendix “I” – Pro Forma Financial Information”.

Risk Factors

Risks Relating to Marsa

An investment in Marsa Shares is subject to certain risks. For a description of the risk factors applicable to Marsa, see “Appendix “G” - Information Concerning Marsa Energy Inc. - Risk Factors”.

Risks Relating to Sanction

Whether or not the Amalgamation is completed, Sanction will continue to face many of the risks that it currently faces with respect to its business and affairs. For a description of the risk factors applicable to Sanction, see “Appendix “F” - Information Concerning Sanction Capital Corp. - Risk Factors”.

Possible Failure to Realize Anticipated Benefits of the Amalgamation

Marsa and Sanction are proposing to complete the Amalgamation to create a stronger and better positioned entity to strengthen the position of the Resulting Issuer in the oil and natural gas industry and to create the opportunity to realize certain benefits including, among other things, accelerated growth through increased access to resource properties, access to Marsa’s land position in the Thrace Basin of Turkey and the ability to make strategic acquisitions. There is no certainty that the anticipated benefits of the Amalgamation will be acquired by the Resulting Issuer.

Failure to Obtain Necessary Approvals for Completion of the Amalgamation

The completion of the Amalgamation is subject to a number of conditions precedent, certain of which are outside the control of Sanction or Marsa. There can be no certainty, nor can Sanction or Marsa provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Amalgamation is not approved and either or both of the Sanction Board and Marsa Board decide to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the consideration to be received pursuant to the Amalgamation.

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Termination in the Event of a Change Having a Material Adverse Effect

Marsa has the right, in certain circumstances, to terminate the Amalgamation Agreement in the event of a change having a Material Adverse Effect on Sanction. Although a material adverse effect excludes certain events that are beyond the control of Sanction, such as changes in general economic conditions, there can be no assurance that a change having a material adverse effect will not occur prior to the Effective Date, in which case Marsa could elect to terminate the Amalgamation Agreement and the Amalgamation would not proceed. See “The Amalgamation Agreement - Conditions to the Obligations of Marsa” and “The Amalgamation Agreement - Termination of Amalgamation Agreement”.

Sanction has the right, in certain circumstances, to terminate the Amalgamation Agreement in the event of a change having a Material Adverse Effect on Marsa. Although a material adverse effect excludes certain events that are beyond the control of Marsa, such as changes in general economic conditions or changes affecting generally the industries in which Marsa conducts business, there can be no assurance that a change having a material adverse effect will not occur prior to the Effective Date, in which case Sanction could elect to terminate the Amalgamation Agreement and the Amalgamation would not proceed. See “The Amalgamation Agreement - Conditions to the Obligations of Sanction” and “The Amalgamation Agreement - Termination of Amalgamation Agreement”.

INTERESTS OF EXPERTS

Certain legal matters relating to the Amalgamation are to be passed upon by Dentons Canada LLP, on behalf of Sanction. The partners and associates of Dentons Canada LLP beneficially own, directly or indirectly, less than 10% of the outstanding Sanction Shares. William DeJong, a partner of Dentons Canada LLP, beneficially owns, directly or indirectly, 9.52% of the issued and outstanding Sanction Shares.

Certain legal matters relating to the Amalgamation are to be passed upon by Davis LLP, on behalf of Marsa. The partners and associates of Davis LLP do not beneficially own, directly or indirectly, any of the outstanding Marsa Shares.

There is no person or company who is named as having prepared or certified a statement, report or valuation in respect of Sanction in this Joint Information Circular and whose profession or business gives authority to the statement, report or valuation made by the person or company other than MNP LLP, Sanction’s auditor. MNP LLP has confirmed that it is independent with respect to Sanction within the meaning of the rules of the Institute of Chartered Accountants of Alberta.

There is no person or company who is named as having prepared or certified a statement, report or valuation in respect of Marsa in this Joint Information Circular, either directly or in a document incorporated by reference, and whose profession or business gives authority to the statement, report or valuation made by the person or company other than DeGolyer and MacNaughton, Marsa’s independent reserve evaluator, D.W. Paterson & Associates, which was commissioned by Marsa for a geological and geophysical project and KPMG LLP, Marsa’s auditor. None of DeGolyer and MacNaughton or the principals thereof had any registered or beneficial interests, direct or indirect, in any securities or other property of Marsa or of Marsa’s associates or affiliates either at the time they prepared the statement, report or valuation prepared by it, at any time thereafter or to be received by them. KPMG LLP has confirmed that it is independent with respect to Marsa within the meaning of the rules of the Institute of Chartered Accountants of Alberta. David Paterson of D.W. Paterson & Associates is not considered to be an independent reserves evaluator because he beneficially owns, directly or indirectly, 15,000 Marsa Shares, being less than 1% of the issued and outstanding Marsa Shares. Upon completion of the Amalgamation, David Paterson will beneficially own, directly or indirectly, 15,000 Resulting Issuer Shares, which will be less than 1% of the issued and outstanding Resulting Issuer Shares.

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MATTERS TO BE CONSIDERED AT THE MARSA MEETING

Shareholder Approval Respecting the Amalgamation

At the Marsa Meeting, Marsa Shareholders will be asked to consider the Marsa Meeting Resolutions in the form set forth in Appendix “A” of this Joint Information Circular. Marsa Shareholders are urged to review the various sections of this Joint Information Circular when considering the Marsa Meeting Resolutions.

Each of the Marsa Meeting Resolutions must be approved by at least 66 2/3% of the votes cast by Marsa Shareholders, either in person or by proxy at the Marsa Meeting.

It is the intention of the Marsa management designees named in the accompanying form of proxy for the Marsa Meeting, if named as a proxy, to vote in favour of the Marsa Amalgamation Resolution and the Marsa Continuance unless a Marsa Shareholder has specified in its proxy that its Marsa Shares are to be voted against the Marsa Amalgamation Resolution and/or the Marsa Continuance Resolution.

MARSA GENERAL PROXY INFORMATION

Solicitation of Proxies

This Joint Information Circular is provided in connection with the solicitation of proxies by the management of Marsa for use at the Marsa Meeting for the purposes set forth in the accompanying Notice of Meeting and the associated costs will be borne by Marsa. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of Marsa (who will not be specifically remunerated therefor).

The Meeting is being called to seek the requisite approval of Marsa Shareholders to the Amalgamation in accordance with Section 183 of the ABCA. In order to effect the Amalgamation of Marsa and Sanction under Section 183 of the ABCA, Marsa must first continue into Alberta under Section 188 of the ABCA and Section 188 of the CBCA and therefore, Marsa is also seeking the requisite approval of Marsa Shareholders to the Continuance.

Appointment of Proxyholders

Accompanying this Joint Information Circular is a form of proxy for holders of Marsa Shares.

The instrument of proxy (the “Proxy”) shall be in writing and shall be executed by the Marsa Shareholder or his or her attorney authorized in writing or, if the Marsa Shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney of such corporation. The persons named in the enclosed Proxy are directors and/or officers of Marsa. Each Marsa Shareholder has the right to appoint a proxyholder other than such persons, who need not be a Marsa Shareholder, to attend and to act for such Marsa Shareholder and on such Marsa Shareholder’s behalf at the Marsa Meeting. To exercise such right, the names of the persons designated by management should be crossed out and the name of the Marsa Shareholder’s appointee should be legibly printed in the blank space provided. Alternatively, a Marsa Shareholder may complete another appropriate form of proxy. The Proxy, or an alternate form of proxy, will not be valid unless it is mailed so as to reach or deposited at the offices of the registrar and transfer agent of Marsa, Valiant Trust Company, Attention: Proxy Department, at Suite 310, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the time set for the Marsa Meeting or any adjournment of the Marsa Meeting.

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Revocation of Proxies

A Marsa Shareholder who has submitted a Proxy or alternative form of proxy may revoke it with an instrument in writing signed by the Marsa Shareholder or by his or her duly authorized attorney or, if the Marsa Shareholder is a corporation, by a duly authorized officer or attorney of such corporation, provided such instrument is deposited either: (i) at the registered office of Marsa, being Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta T2P 0C1 (attention: Roy Hudson), at any time up to and including the last Business Day preceding the day of the Marsa Meeting, or any adjournment of the Marsa Meeting at which the form of proxy is to be used; or (ii) with the Chairman of such Meeting on the day of the Marsa Meeting or any adjournment of the Marsa Meeting. In addition, a form of proxy may be revoked: (i) by the Marsa Shareholder personally attending at the Marsa Meeting and voting the securities represented by the proxy or, if the Marsa Shareholder is a corporation, by a duly authorized officer or attorney of such corporation attending at the Marsa Meeting and voting such securities; or (ii) in any other manner permitted by law.

Exercise of Discretion by Proxyholders

The Marsa Shares represented by the Proxy will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for and that, if the Marsa Shareholder specifies a choice with respect to any matter to be acted upon, the Marsa Shares will be voted accordingly. As such, the persons named in the Proxy will vote or withhold from voting the Marsa Shares in respect of which they are appointed, on any ballot that may be called for, in accordance with the direction of the Marsa Shareholder appointing them. In the absence of such specification, the proxyholder shall be deemed to have been granted the authority to vote the relevant Marsa Shares FOR the approval of the Marsa Meeting Resolutions. The Proxy also confers discretionary authority upon the persons named in the Proxy with respect to amendments to, or variations of, the matters identified in the Notice of Meeting and with respect to other matters that may properly be brought before the Marsa Meeting. As of the date hereof, the management of Marsa knows of no such amendment, variation or other matter to come before the Marsa Meeting.

Signing of Proxy

The Proxy must be signed by the Marsa Shareholder or the Marsa Shareholder’s duly appointed attorney authorized in writing or, if the Marsa Shareholder is a corporation, by a duly authorized officer or attorney of such corporation. A Proxy signed by a person acting as attorney or in some other representative capacity (including a representative of a corporate Marsa Shareholder) should indicate that person’s capacity (following his or her signature) and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been filed with Marsa).

VOTING OF MARSA SHARES AND PRINCIPAL HOLDERS OF MARSA SHARES

Voting of Marsa Shares

As at the date hereof, there are 33,764,658 Marsa Shares issued and outstanding, each of which carries the right to one vote at meetings of Marsa Shareholders.

The Record Date for the determination of Marsa Shareholders entitled to receive notice of and to vote at the Marsa Meeting is August 1, 2014. Marsa will prepare, as of the Record Date, a list of Marsa Shareholders entitled to receive the Notice of Meeting and showing the number of Marsa Shares held by each such Marsa Shareholder. Only Marsa Shareholders whose names have been entered in the register of holders of Marsa Shares (“Registered Marsa Shareholders”) on the close of business on the Record Date will be entitled to receive notice of and to vote the Marsa Shares shown opposite such Marsa Shareholder’s name at the Marsa Meeting; provided that, to the extent that a Marsa Shareholder transfers ownership of any Marsa Shares after the Record Date and the transferee of those Marsa Shares establishes ownership of such Marsa Shares and demands, not later than ten (10) days before the Marsa Meeting, to be included in the list of Marsa Shareholders eligible to vote at the Marsa Meeting, such transferee will be entitled to vote such Marsa Shares at the Marsa Meeting.

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Shareholders who do not hold Marsa Shares in their own name on the records of Marsa are not entitled to receive notice of the Marsa Meeting or to vote in respect of such shares at the Marsa Meeting, and should refer to the section entitled “Advice to Beneficial Holders of Marsa Shares” below for details regarding how they may exercise voting rights in respect of Marsa Shares beneficially held by them.

Advice to Beneficial Shareholders of Marsa Shares

The information set forth in this section is of significant importance to many Marsa Shareholders, as a number of Marsa Shareholders do not hold Marsa Shares in their own name. Marsa Shareholders who do not hold their Marsa Shares in their own name (“Beneficial Marsa Shareholders”) should note that only proxies deposited by Marsa Shareholders whose names appear on the records of Marsa as the registered holders of Marsa Shares can be recognized and acted upon at the Marsa Meeting. If Marsa Shares are listed in an account statement provided to a Marsa Shareholder by a broker, then in almost all cases those Marsa Shares will not be registered in the Marsa Shareholder’s own name on the records of Marsa. Such Marsa Shares will likely be registered in the name of the Marsa Shareholder’s broker or an agent of that broker. Marsa Shares held by brokers or their agents or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Marsa Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting Marsa Shares for the broker’s clients. Therefore, Beneficial Marsa Shareholders cannot be recognized at the Marsa Meeting for purposes of voting their Marsa Shares in person or by way of proxy unless their brokers or agents are given specific instructions. If you are a Beneficial Marsa Shareholder and wish to vote in person at the Marsa Meeting, please contact your broker or agent well in advance of the Marsa Meeting to determine how you can do so. The directors and officers of Marsa do not know for whose benefit the Marsa Shares registered in the name of brokers or their agents or nominees are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Marsa Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Marsa Shareholders in order to ensure that their Marsa Shares are voted at the Marsa Meeting. In certain cases, the form of proxy supplied to a Beneficial Marsa Shareholder by its broker (or the agent or nominee of the broker) is similar to the Proxy provided to Registered Marsa Shareholders by Marsa. However, its purpose is limited to instructing the Registered Marsa Shareholder (the broker or agent or nominee of the broker) how to vote on behalf of the Beneficial Marsa Shareholder. A Beneficial Marsa Shareholder receiving a voting instruction form from their broker or other intermediary (or an agent or nominee of such broker or other intermediary) cannot use that form to vote Marsa Shares directly at the Marsa Meeting. Instead, voting instructions must be communicated to the broker, intermediary, agent or nominee (in accordance with the instructions provided by it or on its behalf) well in advance of the Marsa Meeting in order to have the Marsa Shares voted at the Marsa Meeting. If you have any questions respecting the voting of Marsa Shares held through a broker or intermediary, please contact that broker or intermediary for assistance.

Although a Beneficial Marsa Shareholder may not be recognized directly at the Marsa Meeting for the purposes of voting Marsa Shares registered in the name of his or her or its broker (or agent or nominee of the broker), a Beneficial Marsa Shareholder may attend the Marsa Meeting as proxyholder for the Registered Marsa Shareholder and vote the Marsa Shares held beneficially by such Beneficial Marsa Shareholder in that capacity. Beneficial Marsa Shareholders who wish to attend the Marsa Meeting and indirectly vote their Marsa Shares as proxyholder for the Registered Marsa Shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return it to their broker (or the broker’s agent or nominee), in accordance with the instructions provided by such broker (or agent or nominee), well in advance of the Marsa Meeting.

Principal Holders of Marsa Shares

Only holders of Marsa Shares are entitled to vote at the Marsa Meeting. Each Marsa Share held is entitled to one vote. As at the date hereof, 33,764,658 Marsa Shares are outstanding. To the best of the knowledge of the directors and executive officers of Marsa, as at the date hereof, no persons or corporations beneficially own, or control or direct, directly or indirectly, more than 10% of the issued and outstanding Marsa Shares, other than J. Scott Price, a director who owns 4,250,000 Marsa Shares, representing 12.6% of the issued and outstanding Marsa Shares.

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MATTERS TO BE CONSIDERED AT THE SANCTION MEETING

Shareholder Approval Respecting the Amalgamation

At the Sanction Meeting, Sanction Shareholders will be asked to consider the Sanction Amalgamation Resolution in the form set forth in Appendix “B” of this Joint Information Circular. Sanction Shareholders are urged to review the various sections of this Joint Information Circular when considering the Sanction Amalgamation Resolution.

The Sanction Amalgamation Resolution requires approval by a majority of not less than 66 2/3% of the votes cast by Sanction Shareholders present in person or by proxy at the Sanction Meeting.

It is the intention of the Sanction management designees named in the accompanying form of proxy for the Sanction Meeting, if named as a proxy, to vote in favour of the Sanction Amalgamation Resolution unless a Sanction Shareholder has specified in its proxy that its Sanction Shares are to be voted against the Sanction Amalgamation Resolution.

SANCTION GENERAL PROXY INFORMATION

Solicitation of Proxies

This Joint Information Circular is provided in connection with the solicitation of proxies by the management of Sanction for use at the Sanction Meeting for the purposes set forth in the accompanying Notice of Meeting and the associated costs will be borne by Sanction. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of Sanction (who will not be specifically remunerated therefor).

The Meeting is being called to seek the requisite approval of Sanction Shareholders to the Amalgamation in accordance with Section 183 of the ABCA.

Appointment of Proxyholders

Accompanying this Joint Information Circular is a form of proxy for holders of Sanction Shares.

The instrument of proxy (the “Proxy”) shall be in writing and shall be executed by the Sanction Shareholder or his or her attorney authorized in writing or, if the Sanction Shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney of such corporation. The persons named in the enclosed Proxy are directors and/or officers of Sanction. Each Sanction Shareholder has the right to appoint a proxyholder other than such persons, who need not be a Sanction Shareholder, to attend and to act for such Sanction Shareholder and on such Sanction Shareholder’s behalf at the Sanction Meeting. To exercise such right, the names of the persons designated by management should be crossed out and the name of the Sanction Shareholder’s appointee should be legibly printed in the blank space provided. Alternatively, a Sanction Shareholder may complete another appropriate form of proxy. The Proxy, or an alternate form of proxy, will not be valid unless it is mailed so as to reach or deposited at the offices of Olympia Trust Company, Attention: Proxy Department, Suite 600, 530 – 8th Avenue S.W., Calgary, Alberta T2P 3S8, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the time set for the Sanction Meeting or any adjournment of the Sanction Meeting.

Revocation of Proxies

A Sanction Shareholder who has submitted a Proxy or alternative form of proxy may revoke it with an instrument in writing signed by the Sanction Shareholder or by his or her duly authorized attorney or, if the Sanction Shareholder is a corporation, by a duly authorized officer or attorney of such corporation, provided such instrument is deposited either: (i) at the registered office of Sanction, being Suite 1500, 850 – 2nd Street S.W., Calgary, Alberta T2P 0R8 (attention: Keith Inman), at any time up to and including the last Business Day preceding the day of the Sanction Meeting, or any adjournment of the Sanction Meeting at which the form of proxy is to be used; or (ii) with the Chairman of such Meeting on the day of the Sanction Meeting or any adjournment of the Sanction Meeting. In addition, a form of proxy may be revoked: (i) by the Sanction Shareholder personally attending at the Sanction Meeting and voting the securities represented by the proxy or, if the Sanction Shareholder is a corporation, by a duly authorized officer or attorney of such corporation attending at the Sanction Meeting and voting such securities; or (ii) in any other manner permitted by law.

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Exercise of Discretion by Proxyholders

The Sanction Shares represented by the Proxy will be voted or withheld from voting in accordance with the instructions of the Sanction Shareholder on any ballot that may be called for and that, if the Sanction Shareholder specifies a choice with respect to any matter to be acted upon, the Sanction Shares will be voted accordingly. As such, the persons named in the Proxy will vote or withhold from voting the Sanction Shares in respect of which they are appointed, on any ballot that may be called for, in accordance with the direction of the Sanction Shareholder appointing them. In the absence of such specification, the proxyholder shall be deemed to have been granted the authority to vote the relevant Sanction Shares FOR the approval of the Sanction Amalgamation Resolution. The Proxy also confers discretionary authority upon the persons named in the Proxy with respect to amendments to, or variations of, the matters identified in the Notice of Meeting and with respect to other matters that may properly be brought before the Sanction Meeting. As of the date hereof, the management of Sanction knows of no such amendment, variation or other matter to come before the Sanction Meeting.

Signing of Proxy

The Proxy must be signed by the Sanction Shareholder or the Sanction Shareholder’s duly appointed attorney authorized in writing or, if the Sanction Shareholder is a corporation, by a duly authorized officer or attorney of such corporation. A Proxy signed by a person acting as attorney or in some other representative capacity (including a representative of a corporate Sanction Shareholder) should indicate that person’s capacity (following his or her signature) and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been filed with Sanction).

VOTING OF SANCTION SHARES AND PRINCIPAL HOLDERS OF SANCTION SHARES

Voting of Sanction Shares

As at the date hereof, there are 4,200,000 Sanction Shares issued and outstanding, each of which carries the right to one (1) vote at meetings of Sanction Shareholders.

The Record Date for the determination of Sanction Shareholders entitled to receive notice of and to vote at the Sanction Meeting is August 1, 2014. Sanction will prepare, as of the Record Date, a list of Sanction Shareholders entitled to receive the Notice of Meeting and showing the number of Sanction Shares held by each such Sanction Shareholder. Only Sanction Shareholders whose names have been entered in the register of holders of Sanction Shares (“Registered Sanction Shareholders”) on the close of business on the Record Date will be entitled to receive notice of and to vote the Sanction Shares shown opposite such Sanction Shareholder’s name at the Sanction Meeting; provided that, to the extent that a Sanction Shareholder transfers ownership of any Sanction Shares after the Record Date and the transferee of those Sanction Shares establishes ownership of such Sanction Shares and demands, not later than ten days before the Sanction Meeting, to be included in the list of Sanction Shareholders eligible to vote at the Sanction Meeting, such transferee will be entitled to vote such Sanction Shares at the Sanction Meeting.

Shareholders who do not hold Sanction Shares in their own name on the records of Sanction are not entitled to receive notice of the Sanction Meeting or to vote in respect of such shares at the Sanction Meeting, and should refer to the section entitled “Advice to Beneficial Holders of Sanction Shares” below for details regarding how they may exercise voting rights in respect of Sanction Shares beneficially held by them.

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Advice to Beneficial Shareholders of Sanction Shares

The information set forth in this section is of significant importance to many Sanction Shareholders, as a number of Sanction Shareholders do not hold Sanction Shares in their own name. Sanction Shareholders who do not hold their Sanction Shares in their own name (“Beneficial Sanction Shareholders”) should note that only proxies deposited by Sanction Shareholders whose names appear on the records of Sanction as the registered holders of Sanction Shares can be recognized and acted upon at the Sanction Meeting. If Sanction Shares are listed in an account statement provided to a Sanction Shareholder by a broker, then in almost all cases those Sanction Shares will not be registered in the Sanction Shareholder’s own name on the records of Sanction. Such Sanction Shares will likely be registered in the name of the Sanction Shareholder’s broker or an agent of that broker. Sanction Shares held by brokers or their agents or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Sanction Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting Sanction Shares for the broker’s clients. Therefore, Beneficial Sanction Shareholders cannot be recognized at the Sanction Meeting for purposes of voting their Sanction Shares in person or by way of proxy unless their brokers or agents are given specific instructions. If you are a Beneficial Sanction Shareholder and wish to vote in person at the Sanction Meeting, please contact your broker or agent well in advance of the Sanction Meeting to determine how you can do so. The directors and officers of Sanction do not know for whose benefit the Sanction Shares registered in the name of brokers or their agents or nominees are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Sanction Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Sanction Shareholders in order to ensure that their Sanction Shares are voted at the Sanction Meeting. In certain cases, the form of proxy supplied to a Beneficial Sanction Shareholder by its broker (or the agent or nominee of the broker) is similar to the Proxy provided to Registered Sanction Shareholders by Sanction. However, its purpose is limited to instructing the Registered Sanction Shareholder (the broker or agent or nominee of the broker) how to vote on behalf of the Beneficial Sanction Shareholder. A Beneficial Sanction Shareholder receiving a voting instruction form from their broker or other intermediary (or an agent or nominee of such broker or other intermediary) cannot use that form to vote Sanction Shares directly at the Sanction Meeting. Instead, voting instructions must be communicated to the broker, intermediary, agent or nominee (in accordance with the instructions provided by it or on its behalf) well in advance of the Sanction Meeting in order to have the Sanction Shares voted at the Sanction Meeting. If you have any questions respecting the voting of Sanction Shares held through a broker or intermediary, please contact that broker or intermediary for assistance.

Although a Beneficial Sanction Shareholder may not be recognized directly at the Sanction Meeting for the purposes of voting Sanction Shares registered in the name of his or her or its broker (or agent or nominee of the broker), a Beneficial Sanction Shareholder may attend the Sanction Meeting as proxyholder for the Registered Sanction Shareholder and vote the Sanction Shares held beneficially by such Beneficial Sanction Shareholder in that capacity. Beneficial Sanction Shareholders who wish to attend the Sanction Meeting and indirectly vote their Sanction Shares as proxyholder for the Registered Sanction Shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return it to their broker (or the broker’s agent or nominee), in accordance with the instructions provided by such broker (or agent or nominee), well in advance of the Sanction Meeting.

Principal Holders of Sanction Shares

Only holders of Sanction Shares are entitled to vote at the Sanction Meeting. Each Sanction Share held is entitled to one vote. As at the date hereof, 4,200,000 Sanction Shares are outstanding. To the best of the knowledge of the directors and executive officers of Sanction, as at the date hereof, no persons or corporations beneficially own, or control or direct, directly or indirectly, more than 10% of the issued and outstanding Sanction Shares other than Leif Snethun who owns 800,000 Sanction Shares, being approximately 19% of the issued and outstanding Sanction Shares and Ken Broadhurst who owns 600,000 Sanction Shares, being approximately 14% of the issued and outstanding Sanction Shares.

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GENERAL MATTERS

Other Material Facts

Risk Factors

For risk factors relating to the business of the Resulting Issuer as it pertains to the Resulting Issuer’s Turkish operations, see “Appendix G - Information Concerning Marsa Energy Inc. - Risk Factors”.

Sponsorship

Sanction has applied to the TSXV for a waiver from the sponsorship requirement, which waiver has been granted.

Conflicts of Interest

Certain directors and officers of Marsa and Sanction, respectively are, or may be, associated with other reporting issuers or other corporations which may give rise to conflicts of interest. In accordance with the ABCA, directors who have a material interest or any person who is a party to a material contract or a proposed material contract with Marsa and/or Sanction, respectively, are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the directors of each of Marsa and Sanction are required to act honestly and in good faith with a view to the best interests of Marsa or Sanction, respectively.

Board Approval

The Sanction Board and the Marsa Board agreed that the Amalgamation is in the best interests of its respective shareholders and have approved the delivery of this Joint Information Circular to its respective shareholders.

QUESTIONS AND OTHER ASSISTANCE

If you have any questions about the information contained in the Joint Information Circular or require assistance in completing your Proxy, please contact Leif Snethun, the Chief Executive Officer of Sanction at (403) 617-6808 or Sanction’s Transfer Agent, Olympia Trust Company, at 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8, (403) 261-0900. Marsa Shareholders should contact Ricardo Montes, the Chief Financial Officer of Marsa at (403) 930-6206 or Valiant Trust Company, the Depositary pursuant to the Amalgamation, at Suite 310, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1, (403) 233-2801. Marsa Shareholders or Sanction Shareholders who require assistance in completing their Letters of Transmittal should contact Valiant Trust Company.

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CERTIFICATES

Certificate of Sanction

The foregoing document constitutes full, true and plain disclosure of all material facts relating to the securities of Sanction Capital Corp. assuming completion of the Amalgamation.

SANCTION CAPITAL CORP.

(signed)	“Leif Snethun”	(signed)	“William DeJong”
	President, Chief Executive Officer and Chief Financial Officer		Corporate Secretary

On behalf of the Board of Directors

(signed)	“Ken Broadhurst”	(signed)	“Dean Callaway”
	Director		Director

Certificate of Marsa

The foregoing document as it relates to Marsa Energy Inc. constitutes full, true and plain disclosure of all material facts relating to the securities of Marsa Energy Inc.

MARSA ENERGY INC.

(signed)	“Blair Anderson”	(signed)	“Ricardo Montes”
	President and Chief Executive Officer		Chief Financial Officer

On behalf of the Board of Directors

(signed)	“J. Scott Price”	(signed)	“Ray Antony”
	Director		Director

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APPENDIX "A"
MARSA RESOLUTIONS

Marsa Amalgamation Resolution

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the amalgamation (the “Amalgamation”) under Section 181 of the Business Corporations Act (Alberta) (the “Act”) between Sanction Capital Corp. (“Sanction”) and Marsa Energy Inc. (“Marsa”), substantially as set out in the amalgamation agreement dated July 30, 2014 among Marsa and Sanction (the “Amalgamation Agreement”) is hereby authorized, approved and adopted;

2.	the Amalgamation Agreement is hereby confirmed, ratified and approved;

3.	notwithstanding that this resolution has been passed (and the Amalgamation adopted) by the shareholders of Marsa, the directors of Marsa are hereby authorized and empowered (a) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (b) not to proceed with the Amalgamation without further notice to or approval of the shareholders of Marsa, but only if the Amalgamation Agreement is terminated in accordance with the terms of the Amalgamation Agreement;

4.	any officer or director of Marsa is hereby authorized and directed for and on behalf of Marsa to execute, under the corporate seal of Marsa or otherwise, and to deliver articles of Amalgamation, and such other documents as are necessary or desirable, to the Registrar under the Act in accordance with the Amalgamation Agreement for filing; and

5.	any officer or director of Marsa is hereby authorized and directed for and on behalf of Marsa to execute or cause to be executed, under the seal of Marsa or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the taking of any such act or thing.”

Marsa Continuation Resolution

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	Marsa Energy Inc. (“Marsa”) continue as a corporation pursuant to the Business Corporations Act (Alberta) (“ABCA”);

2.	notwithstanding that this resolution has been passed, the directors of Marsa be and are hereby authorized and empowered to revoke this special resolution at any time prior to the filing of such articles of amendment to effect the continuation under the ABCA (the “Articles of Amendment”) without further approval of the shareholders of Marsa;

3.	upon the Articles of Amendment becoming effective in accordance with the provisions of the ABCA, the Articles shall be amended accordingly; and

4.	any officer or director of Marsa is hereby authorized and directed for and on behalf of Marsa to execute or cause to be executed, under the seal of Marsa or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the taking of any such act or thing.”

A-1

APPENDIX "B"
SANCTION AMALGAMATION RESOLUTION

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the amalgamation (the “Amalgamation”) under Section 181 of the Business Corporations Act (Alberta) (the “Act”) involving Sanction Capital Corp. (“Sanction”) and Marsa Energy Inc. (“Marsa”), substantially as set out in the amalgamation agreement dated July 30, 2014 between Marsa and Sanction (the “Amalgamation Agreement”) is hereby authorized, approved and adopted;

2.	the Amalgamation Agreement is hereby confirmed, ratified and approved;

3.	notwithstanding that this resolution has been passed (and the Amalgamation adopted) by the shareholders of Sanction, the directors of Sanction are hereby authorized and empowered (a) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (b) not to proceed with the Amalgamation without further notice to or approval of the Shareholders of Sanction, but only if the Amalgamation Agreement is terminated in accordance with the terms of the Amalgamation Agreement; and

4.	any officer or director of Sanction is hereby authorized and directed for and on behalf of Sanction to execute, under the corporate seal of Sanction or otherwise, and to deliver articles of Amalgamation, and such other documents as are necessary or desirable, to the Registrar under the Act in accordance with the Amalgamation Agreement for filing; and

5.	any officer or director of Sanction is hereby authorized and directed for and on behalf of Sanction to execute or cause to be executed, under the seal of Sanction or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the taking of any such act or thing.”

B-1

APPENDIX "C"
AMALGAMATION AGREEMENT

SANCTION CAPITAL CORP.

and

MARSA ENERGY INC.

AMALGAMATION AGREEMENT

JULY 30, 2014

Schedule A	-	Articles of Amalgamation and Bylaws of Amalco
Schedule B	-	Sanction Amalgamation Resolution
Schedule C	-	Marsa Amalgamation Resolution
Schedule D	-	Petroleum and Natural Gas Interests

- ii -

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made and effective as of July 30, 2014.

BETWEEN:

SANCTION CAPITAL CORP., a body corporate, constituted under the laws of the Province of Alberta, having an office in the City of Calgary, in the Province of Alberta (“Sanction”);

AND

MARSA ENERGY INC., a body corporate, constituted under the laws of Canada, having an office in the City of Calgary, in the Province of Alberta (“Marsa”);

RECITALS:

1.	Sanction is a CPC (as defined herein) trading on the NEX (as defined herein).

2.	Marsa is a private oil and gas exploration and development company.

3.	Sanction and Marsa propose a business combination whereby Sanction and Marsa will amalgamate under the ABCA (as defined herein) on the terms described in this Agreement and continue as one corporation.

4.	The Amalgamation (as defined herein) is intended to be the Qualifying Transaction (as defined herein) for Sanction.

NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

Article 1
DEFINITIONS

Section 1.1	Defined Terms.

In this Agreement, unless the context otherwise requires:

(a)	“ABCA” means the Business Corporations Act (Alberta);

(b)	“Agreement” means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and “hereby”, “hereof’, “herein”, “hereunder”, “herewith” and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(c)	“Amalco” means the continuing amalgamated corporation following the Effective Time created by the Amalgamation;

(d)	“Amalco Shares” means common shares in the capital of Amalco;

(e)	“Amalgamation” means the amalgamation of Sanction and Marsa under the provisions of Section 181 of the ABCA contemplated by this Agreement;

(f)	“Applicable Laws” means applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges;

(g)	“Articles of Amalgamation” means the articles of amalgamation in respect of the Amalgamation required under subsection 185(1) of the ABCA to be filed with the Registrar;

(h)	“Business” means all of the business and undertaking of Marsa and the Marsa Subsidiaries and including, without limitation, the use and operation of the Marsa Assets;

(i)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary for the transaction of banking business;

(j)	“Certificate of Amalgamation” means the certificate to be issued by the Registrar pursuant to subsection 185(4) of the ABCA giving effect to the Amalgamation;

(k)	“Closing” means the completion of the Amalgamation;

(l)	“Concurrent Financing” means the brokered private placement financing of up to 2,400,000 Subscription Receipts at a price of $1.50 per Subscription Receipt for aggregate gross proceeds of up to $3,600,000;

(m)	“CPC” means a capital pool company under the policies of the TSXV;

(n)	“Depositary” means Valiant Trust Company;

(o)	“Dissent Rights” means the rights of dissent in respect of the Amalgamation provided pursuant to Section 191 of the ABCA;

(p)	“Effective Date” means the effective date indicated upon the Certificate of Amalgamation;

(q)	“Effective Time” means 12:01 a.m. (Calgary Time) on the Effective Date;

(r)	“Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other Person’s interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(s)	“Environmental Laws” has the meaning ascribed thereto in Section 4.2(gg)(i) hereof;

(t)	“Governmental Authority” includes any federal, provincial, municipal or other political subdivision, government department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(u)	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

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(v)	“Information Circular” means the joint management information circular and proxy statement of Sanction and Marsa and all related materials to be sent by Sanction and Marsa, as the case may be, to the Sanction Shareholders and the Marsa Shareholders, as the case may be, in connection with the Sanction Meeting and the Marsa Meeting, respectively, and all amendments and supplements thereto, if any;

(w)	“Letter of Intent” means the letter of intent between the Parties dated June 13, 2014;

(x)	“Marsa Amalgamation Resolution” means the special resolution of Marsa Shareholders, substantially in the form of the resolution set out in Schedule C, approving the Amalgamation, to be considered by Marsa Shareholders at the Marsa Meeting;

(y)	“Marsa Assets” means all of the assets and properties in which Marsa or any Marsa Subsidiary holds a right, title or interest as at the date hereof and includes, without limitation, the Petroleum and Natural Gas Interests;

(z)	“Marsa Contingent Resource Report” means the contingent resource report prepared by the Marsa Resource Evaluators effective December 31, 2013 and dated June 20, 2014;

(aa)	“Marsa Continuance” means the continuance of Marsa from the Canada Business Corporations Act to the ABCA;

(bb)	“Marsa Convertible Securities” means all options, warrants and any other rights to acquire securities of Marsa;

(cc)	“Marsa Dissenting Shareholder” means a registered Marsa Shareholder, who, in connection with the Marsa Amalgamation Resolution at the Marsa Meeting which approves and adopts this Agreement, has exercised Dissent Rights with respect to such shareholder’s Marsa Shares and whose Dissent Rights remain valid immediately before the Effective Time;

(dd)	“Marsa Financial Statements” means the audited annual financial statements of Marsa as at and for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, together with the notes thereto and the auditors’ report thereon;

(ee)	“Marsa Information” means the information in the form provided by Marsa for inclusion in the Information Circular describing Marsa and its business, operations and affairs;

(ff)	“Marsa Meeting” means the special meeting of Marsa Shareholders, and any adjournments thereof, to consider and, if determined advisable, approve the Marsa Amalgamation Resolution;

(gg)	“Marsa Option Agreements” has the meaning ascribed thereto in Section 2.7 hereof;

(hh)	“Marsa Options” means the share purchase options exercisable into Marsa Shares on the terms and conditions stated in each respective Marsa Option Agreement;

(ii)	“Marsa Prospective Resource Report” means the prospective resource report prepared by the Marsa Resource Evaluators effective December 31, 2013 and dated June 19, 2014;

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(jj)	“Marsa Resource Evaluators” means DeGolyer MacNaughton, independent petroleum consultants, Dallas, Texas;

(kk)	“Marsa Resource Report” means the Marsa Contingent Resource Report and the Marsa Prospective Resource Report, collectively;

(ll)	“Marsa Shareholder” means a holder of Marsa Shares;

(mm)	“Marsa Shares” means the Class A shares of Marsa as constituted on the date hereof;

(nn)	“Marsa Subsidiaries” means Marsa Alberta Limited, Marsa International Cooperatief U.A. and Marsa Turkey B.V.;

(oo)	“material” means, where used in relation to Sanction or Marsa, as the case may be, a fact, transaction or circumstance concerning the business, assets, rights, properties, condition (financial or otherwise), liabilities, capitalization, operations, prospects, or results of operations of Sanction or Marsa, as the case may be, that: (i) would be reasonably likely to have a significant effect on the value of the Sanction Shares or the Marsa Shares, as the case may be; or (ii) would prevent or materially delay completion of the Amalgamation in accordance with this Agreement;

(pp)	“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, privileges, liabilities or prospects, whether contractual or otherwise, of such Person, other than any matter, action, effect or change relating to or resulting from: (i) a matter that has, prior to the date hereof, been publicly disclosed or disclosed to the other Party; (ii) conditions affecting the oil and gas industry as a whole; (iii) general economic, financial, currency exchange, securities or commodity market conditions in Canada; (iv) any change in the market price of crude oil, natural gas or related hydrocarbons; or (v) any matter consented to, or that results from a matter that is consented to, in writing by the other Party hereto;

(qq)	“Misrepresentation” includes any untrue statement of a material fact, any omission to state a material fact that is required to be stated and any omission to state a material fact that is necessary to be stated in order for a statement not to be misleading;

(rr)	“NEX” means the NEX board of the TSXV;

(ss)	“Option Cancellation Agreement” means the agreements to be entered into between Sanction and each holder of Sanction Options, in a form satisfactory to Marsa, acting reasonably, whereby each holder of Sanction Options agrees to surrender such Sanction Options for cancellation for nominal consideration;

(tt)	“Parties” means Sanction and Marsa, and “Party” means any one of them;

(uu)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;

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(vv)	“Petroleum and Natural Gas Interests” means all the interests of Marsa and the Marsa Subsidiaries in its crude oil, natural gas liquids and natural gas resources including, without limitation, those set forth in Schedule D;

(ww)	“Petroleum Substances” means petroleum, natural gas and related hydrocarbons, whether gaseous, liquid or solid, and all other substances whether hydrocarbons or not, that may be produced in association with them (including, but not limited to hydrogen and sulphur);

(xx)	“Qualifying Transaction” has the meaning ascribed to that term in TSXV Policy 2.4 – Capital Pool Companies;

(yy)	“Registrar” means the Registrar of Corporations appointed pursuant to Section 263 of the ABCA;

(zz)	“Subsidiary” means, when used to indicate a relationship with another body corporate,

(i)	a body corporate which is controlled by: (A) that other; or (B) that other and one or more bodies corporate, each of which is controlled by that other; or (C) two or more bodies corporate each of which is controlled by that other; or

(ii)	a subsidiary of a body corporate that is the other’s subsidiary;

(aaa)	“Sanction Amalgamation Resolution” means the special resolution of Sanction Shareholders, substantially in the form of the resolution set out in Schedule B, approving the Amalgamation, to be considered by Sanction Shareholders at the Sanction Meeting;

(bbb)	“Sanction Assets” means all of the assets and properties in which Sanction holds a right, title or interest as at the date hereof;

(ccc)	“Sanction Board” means the board of directors of Sanction;

(ddd)	“Sanction Dissenting Shareholder” means a registered Sanction Shareholder, who, in connection with the Sanction Amalgamation Resolution at the Sanction Meeting which approves and adopts this Agreement, has exercised Dissent Rights with respect to such shareholder’s Sanction Shares and whose Dissent Rights remain valid immediately before the Effective Time;

(eee)	“Sanction Escrow Agreement” means the CPC escrow agreement among Sanction, Olympia Trust Company and certain Sanction Shareholders dated as of June 27, 2011;

(fff)	“Sanction Financial Statements” means the audited annual financial statements of Sanction as at and for the years ended May 31, 2013 and May 31, 2012, together with the notes thereto and the auditors’ report thereon, and the unaudited interim financial statements of Sanction as at and for the three and nine month period ended February 28, 2014, together with the notes thereto;

(ggg)	“Sanction Information” means the information in the form provided by Sanction for inclusion in the Information Circular describing Sanction and its business, operations and affairs and includes any Sanction Public Documents incorporated by reference in the Information Circular;

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(hhh)	“Sanction Meeting” means the special meeting of Sanction Shareholders, and any adjournments thereof, to consider and, if determined advisable, approve the Sanction Amalgamation Resolution and other annual matters;

(iii)	“Sanction Option Plan” means the stock option plan of Sanction;

(jjj)	“Sanction Options” means the share purchase options exercisable into Sanction Shares on the terms and conditions stated in each respective stock option agreement of Sanction;

(kkk)	“Sanction Public Documents” means all documents or information filed by or on behalf of Sanction in compliance with or intended compliance with Applicable Laws;

(lll)	“Sanction Shareholder” means a holder of Sanction Shares;

(mmm)	“Sanction Shares” means the common shares of Sanction as constituted as at the date hereof;

(nnn)	“Subscription Receipts” means the 2,400,000 subscription receipts of Marsa issued pursuant to the Concurrent Financing;

(ooo)	“Superior Proposal” has the meaning ascribed thereto in Section 5.4 hereof;

(ppp)	“Take-Over Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Parties to this Agreement (or any affiliate of the Parties to this Agreement) after the date of this Agreement relating to (i) any sale or disposition (or any lease or other arrangement having the same economic effect as a sale), direct or indirect (whether in a single transaction or a series of transactions), of assets representing 20% or more of the consolidated assets of a Party, or of 20% or more of the voting or equity securities of a Party, (ii) any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of a Party, (iii) any plan of arrangement, merger, amalgamation, consolidation, capital reduction, share exchange, business combination, reorganization, recapitalization, liquidation, receivership, dissolution or winding up involving a Party, (iv) any other similar transaction or series of transactions involving a Party, or (v) any transaction which affects, or could affect, prejudice or jeopardize the completion of the Amalgamation;

(qqq)	“Tax Act” means the Income Tax Act (Canada), RSC 1985 c1 (5th supp), as amended, including the regulations promulgated thereunder;

(rrr)	“Taxes” means, with respect to any person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers' compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, goods and services taxes, harmonized sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any governmental authority and any instalments in respect thereof, together with any tax indemnity obligation , interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not and “Tax” means any such Taxes;

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(sss)	“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are required to be filed with any applicable governmental authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form; and

(ttt)	“TSXV” means the TSX Venture Exchange.

Section 1.2	Rules of Interpretation.

(a)	The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)	Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause, subclause or schedule by number or letter or both refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

(c)	In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

(d)	In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

(e)	References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

(f)	Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

(g)	All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief).

(h)	All references to the date of this Agreement, “the date hereof” or similar expressions or references shall mean July 30, 2014 except as is expressly provided herein.

(i)	This Agreement, together with the agreements and documents herein and therein referred to, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof including, without limitation, the Letter of Intent.

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Section 1.3	Schedules.

The following Schedules are included and form part of this Agreement:

Schedule A – Articles of Amalgamation
Schedule B – Sanction Amalgamation Resolution
Schedule C – Marsa Amalgamation Resolution
Schedule D – Petroleum and Natural Gas Interests

Article 2
AMALGAMATION OF SANCTION AND MARSA

Section 2.1	General.

Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable commercial efforts prior to the Effective Date to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to complete the transactions contemplated by this Agreement and the Amalgamation.

Section 2.2	Effect of Amalgamation.

On the Effective Date:

(a)	Sanction and Marsa shall be amalgamated under the provisions of the ABCA and shall continue as one corporation;

(b)	the property of each of Sanction and Marsa shall continue to be the property of Amalco;

(c)	Amalco shall continue to be liable for the obligations of each of Sanction and Marsa;

(d)	the Articles attached hereto as Schedule A shall be the articles of Amalco and the by-laws of Amalco shall be the by-laws of Marsa until repealed, amended or altered;

(e)	the share certificates evidencing Sanction Shares shall cease to represent any claim upon or interest in Sanction, but rather shall represent only the right of the holder of such Sanction Shares to receive a certificate representing Amalco Shares in denominations as determined in accordance with the terms of this Agreement and the Amalgamation;

(f)	the share certificates evidencing Marsa Shares shall cease to represent any claim upon or interest in Marsa, but rather shall represent only the right of the holder of such Marsa Shares to receive a certificate representing Amalco Shares in denominations as determined in accordance with the terms of this Agreement and the Amalgamation;

(g)	any existing cause of action, claim or liability to prosecution with respect to either Sanction or Marsa shall be unaffected;

(h)	any civil, criminal or administrative action or proceeding pending by or against any of Sanction and Marsa may be continued to be prosecuted by or against Amalco;

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(i)	any conviction against, or ruling, order or judgment in favour of or against any of Sanction and Marsa may be enforced by or against Amalco; and

(j)	the Articles of Amalgamation of Marsa and Sanction shall be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of Amalco.

Section 2.3	Certain Provisions Applicable to Amalco.

(a)	the name of Amalco shall be “Marsa Energy Inc.” or such other name as may be determined by the Board of Directors of Amalco and accepted by the Registrar;

(b)	the registered office of Amalco shall be the registered office of Marsa at the Effective Time;

(c)	Amalco shall have a year end of December 31;

(d)	the authorized share capital of Amalco shall consist of an unlimited number of common shares without par value and an unlimited number of preferred shares, issuable in series, without par value;

(e)	there shall be no restrictions upon the right to transfer any shares of Amalco;

(f)	there shall be no restriction on the business which Amalco may carry on;

(g)	the directors of Amalco shall be the current directors of Marsa who will hold office until the first annual or general meeting of the shareholders of Amalco or until their successors are duly appointed or elected. The subsequent directors shall be elected each year thereafter as provided for in the by-laws of Amalco. The management and operation of the business and affairs of Amalco shall be under control of the board of directors of Amalco as it is constituted from time to time; and

(h)	the auditor of Amalco shall be KPMG LLP.

Section 2.4	Conversion of Share Capital.

Subject to Section 2.10 and Section 3.3(g), on the Effective Date, the issued and outstanding Marsa Shares and Sanction Shares shall be converted into issued and outstanding Amalco Shares as follows:

(a)	each one (1) issued and outstanding Sanction Share (other than Sanction Shares held by Sanction Dissenting Shareholders) shall be converted into 0.09259259 issued, fully paid and non-assessable Amalco Shares; and

(b)	each one (1) issued and outstanding Marsa Share (other than Marsa Shares held by Marsa Dissenting Shareholders) shall be converted into one (1) issued, fully paid and non-assessable Amalco Shares,

such that, upon completion of the Amalgamation, former holders of Sanction Shares will hold, in aggregate, 388,889 Amalco Shares representing approximately 1.06% of the outstanding Amalco Shares, assuming completion of the Concurrent Financing, and former holders of Marsa Shares will hold, in aggregate, 36,553,547 Amalco Shares representing approximately 98.94% of the outstanding Amalco Shares.

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Section 2.5	Share Certificates.

On the Effective Date:

(a)	the registers of transfers of Sanction Shares and Marsa Shares shall be closed;

(b)	other than the Marsa Dissenting Shareholders, the Marsa Shareholders shall cease to be holders of Marsa Shares and shall be deemed to be the registered holders of Amalco Shares to which they are entitled calculated in accordance with the provisions hereof;

(c)	certificates representing Amalco Shares issuable to each Marsa Shareholder pursuant to the Amalgamation will, as soon as practicable, but no later than five (5) Business Days following the later of the Effective Date and the date of deposit with the Depositary of a duly completed letter of transmittal and the certificates representing those Marsa Shares, be:

(i)	forwarded by the Depositary to that holder, at the address specified in the letter of transmittal, by first class mail (postage prepaid); or

(ii)	made available at the Depositary for pick-up by the holder, if requested by the holder in the letter of transmittal;

(d)	other than the Sanction Dissenting Shareholders, the Sanction Shareholders shall cease to be holders of Sanction Shares and shall be deemed to be the registered holders of Amalco Shares to which they are entitled calculated in accordance with the provisions hereof;

(e)	certificates representing Amalco Shares issuable to each Sanction Shareholder pursuant to the Amalgamation will, as soon as practicable, but no later than five (5) Business Days following the later of the Effective Date and the date of deposit with the Depositary of a duly completed letter of transmittal and the certificates, if applicable, representing those Sanction Shares, be:

(i)	forwarded by the Depositary to that holder, at the address specified in the letter of transmittal, by first class mail (postage prepaid); or

(ii)	made available at the Depositary for pick-up by the holder, if requested by the holder in the letter of transmittal; and

(f)	any certificate formerly representing Sanction Shares or Marsa Shares, as the case may be, which is not deposited with the Depository on or prior to the third (3rd) anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature whatsoever.

Section 2.6	Sanction Options.

Sanction agrees that prior to August 15, 2014 it shall use all reasonable commercial efforts to obtain Option Cancellation Agreements, in a form satisfactory to Marsa, acting reasonably, from each holder of Sanction Options, which Option Cancellation Agreement shall provide that all Sanction Options held by such holder of Sanction Options shall be surrendered for cancellation for nominal consideration prior to the Amalgamation.

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Section 2.7	Marsa Options.

The Parties agree, subject to all required regulatory approvals, including, but not limited to the approval of the TSXV, that pursuant to the terms of the agreements (“Marsa Option Agreements”) governing the Marsa Options, holders of Marsa Options shall, following consummation of the Amalgamation, be entitled to acquire, subject to the terms and conditions set forth in the Marsa Option Agreements, one (1) Amalco Share in lieu of each one (1) Marsa Share that would otherwise be issued pursuant to the terms of the Marsa Option Agreements (or, if required, amend any Marsa Option Agreements to give effect to this Section 2.7).

Section 2.8	Stated Capital.

Upon the Amalgamation becoming effective, Amalco shall add to the stated capital account maintained in respect of the Amalco Shares an amount equal to the aggregate paid-up capital for purposes of the Tax Act of the Sanction Shares immediately before the Effective Date plus the aggregate paid-up capital for purposes of the Tax Act of the Marsa Shares immediately before the Effective Date.

Section 2.9	Articles of Amalgamation and Filing.

Subject to the provisions hereof, Marsa and Sanction will jointly file, with the Registrar, the Articles of Amalgamation of Amalco and such other documents as may be required by the ABCA to give effect to the Amalgamation as contemplated herein on or before September 30, 2014 or such other later date as may be agreed to by the Parties.

Section 2.10	Fractional Shares.

No fractional shares, or options or warrants exercisable for fractional shares, will be issued by Amalco. In lieu of any fractional entitlement, the number of Amalco Shares to be issued to each former Marsa Shareholder and Sanction Shareholder, as applicable, shall be rounded up to the next greater whole number of Amalco Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Amalco Shares if the fractional entitlement is less than 0.5 and, in calculating such fractional interests, all Amalco Shares registered in the name of or beneficially held by such Marsa Shareholder or its nominee or Sanction Shareholder or its nominee, as the case may be shall be aggregated.

Section 2.11	Dissenting Shareholders.

(a)	Each Sanction Shareholder and each Marsa Shareholder, as the case may be, may exercise Dissent Rights in connection with the Amalgamation pursuant to and in the manner set forth in section 191 of the ABCA. Each of Sanction and Marsa shall give the other Party: (i) prompt notice of any written notices of exercise of Dissent Rights, withdrawals of such notices, and any other instruments served pursuant to the ABCA and received by such Party; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of the other Party, except as required by Applicable Law, a Party shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

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(b)	Marsa Shares and Sanction Shares which are held by Marsa Dissenting Shareholders or Sanction Dissenting Shareholders, as the case may be, shall not be converted as prescribed by Section 2.5(b) and Section 2.5(d), respectively. However if a Marsa Dissenting Shareholder or a Sanction Dissenting Shareholder fails to perfect or effectively withdraws its claim under section 191 of the ABCA or forfeits its right to make a claim under section 191 of the ABCA or if its rights as a Marsa Shareholder or Sanction Shareholder, respectively are otherwise reinstated, such Marsa Shareholder’s or Sanction Shareholder’s shares shall thereupon be deemed to have been converted as of the Effective Date as prescribed by Section 2.5(b) and Section 2.5(d), respectively.

Section 2.12	Information Circular.

Sanction and Marsa shall promptly prepare the Information Circular (setting forth, inter alia, the recommendation of the boards of directors of Sanction and Marsa as set forth in Section 2.13 and Section 2.14) and the Parties shall, on a timely basis, use their reasonable commercial efforts to co-operate in the preparation of all other documents and filings and the seeking and obtaining of all consents, orders and approvals, including regulatory and judicial orders and approvals and other matters reasonably determined by Sanction and Marsa to be necessary in connection with this Agreement and the Amalgamation. Each Party shall ensure that the Information Circular and other documents, filings, consents, orders and approvals contemplated by this Section 2.12 are prepared in compliance with, made and/or obtained in accordance with all Applicable Laws. Each Party shall mail the Information Circular to its shareholders and to all other persons required by law with respect to the Sanction Meeting and the Marsa Meeting, as applicable, all in accordance with Applicable Laws, the constating documents of the applicable Party, and the requirements of any other regulatory authority having jurisdiction. The term “Information Circular” shall mean such proxy or other required information statement or circular, as the case may be, and all related materials at the time required to be mailed to the Sanction Shareholders and Marsa Shareholders, respectively, in connection with the Sanction Meeting and the Marsa Meeting, as the case may be, and all amendments or supplements thereto, if any. Sanction and Marsa each shall use all reasonable commercial efforts to obtain and furnish the information required to be included in the Information Circular. The information to be provided by each of Sanction and Marsa for use in the Information Circular, on both the date the Information Circular is first mailed to Sanction Shareholders and Marsa Shareholders and on the date the Sanction Meeting and the Marsa Meeting is held, shall not contain a Misrepresentation and will comply in all material respects with all applicable requirements of law, and Sanction and Marsa each agrees to correct promptly any such information provided by either of them for use in the Information Circular which has ceased to meet such standard. In any such event, Marsa and Sanction shall prepare a supplement or amendment to the Information Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Sanction Shareholders and the Marsa Shareholders and/or filed with the relevant securities authorities and/or other Governmental Authority after each Party and its respective legal counsel and advisors have had a reasonable opportunity to review and comment on all such documentation and all such documentation is in form and content reasonably satisfactory to each of the Parties as contemplated herein.

Section 2.13	Recommendation of the Sanction Board of Directors.

Sanction represents and warrants to Marsa that its board of directors has unanimously determined that:

(a)	the Amalgamation is fair from a financial point of view to the Sanction Shareholders and is in the best interests of Sanction and its shareholders; and

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(b)	the board of directors of Sanction will unanimously recommend that Sanction Shareholders vote in favour of the Amalgamation, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein.

Section 2.14	Recommendation of the Marsa Board of Directors.

Marsa represents and warrants to Sanction that its board of directors has unanimously determined that:

(a)	the Amalgamation is fair from a financial point of view to the Marsa Shareholders and is in the best interests of Marsa and its shareholders; and

(b)	the board of directors of Marsa will unanimously recommend that Marsa Shareholders vote in favour of the Amalgamation, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein.

Article 3
CLOSING CONDITIONS

Section 3.1	Mutual Closing Conditions.

The obligations of Sanction and Marsa to complete the transactions contemplated herein are subject to the fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)	the Sanction Amalgamation Resolution approving the Amalgamation shall have been passed by Sanction Shareholders on or before September 30, 2014, in form and substance satisfactory to each of Sanction and Marsa, acting reasonably;

(b)	the Marsa Amalgamation Resolution approving the Amalgamation shall have been passed by Marsa Shareholders on or before September 30, 2014, in form and substance satisfactory to each of Sanction and Marsa, acting reasonably;

(c)	the Articles of Amalgamation filed with the Registrar shall be in form and substance satisfactory to each of Marsa and Sanction, acting reasonably;

(d)	the Amalgamation and the issuance of the Amalco Shares to the Sanction Shareholders and Marsa Shareholders shall have been conditionally approved by the TSXV as Sanction’s Qualifying Transaction on or before August 15, 2014 or such later date as may be agreed to by the Parties;

(e)	the TSXV shall have conditionally approved the listing of the Amalco Shares;

(f)	the Effective Date shall have occurred on or prior to September 30, 2014 or such other date as agreed to by the Parties in writing;

(g)	there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority or similar agency, that:

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(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(h)	Sanction and Marsa shall have obtained all consents, approvals and authorizations (including, without limitation, all stock exchange, securities commission and other regulatory approvals) required or necessary in connection with the transactions contemplated herein on terms and conditions reasonably satisfactory to Sanction and Marsa; and

(i)	such escrow agreements as may be required by the TSXV pursuant to the Amalgamation shall have been entered into.

The foregoing conditions are for the mutual benefit of Sanction and Marsa and may be waived, in whole or in part, by Sanction and Marsa together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, either of Sanction and Marsa may, in addition to the other remedies it may have at law or in equity, terminate this Agreement in accordance with Section 7.2(b).

Section 3.2	Additional Conditions Precedent to the Obligations of Sanction.

The obligation of Sanction to complete the transactions contemplated herein is subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by Marsa in Section 4.2 shall be true in all material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date) and Marsa shall have provided to Sanction a certificate of one officer of Marsa certifying as to such matters on the Effective Date and Sanction shall have no knowledge to the contrary;

(b)	Marsa shall have complied in all material respects with its covenants in this Agreement and Marsa shall have provided to Sanction a certificate of one officer certifying as to such compliance as of the Effective Date and Sanction shall have no actual knowledge to the contrary;

(c)	before giving effect to the transactions contemplated by this Agreement, there shall have been no Material Adverse Change in respect of Marsa since the date hereof;

(d)	Marsa shall have furnished Sanction with:

(i)	certified copies of the resolutions duly passed by the board of directors of Marsa approving this Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Amalgamation for approval by Marsa Shareholders and recommending that Marsa Shareholders vote in favour of the Amalgamation; and

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(ii)	certified copies of the Marsa Amalgamation Resolution, duly passed by not less than 66 2/3% of the votes cast by a quorum of Marsa Shareholders at the Marsa Meeting;

(e)	there shall be no more than 36,553,547 Marsa Shares issued and outstanding;

(f)	there shall be no more than 1,270,000 Marsa Shares issuable pursuant to outstanding Marsa Options;

(g)	the board of directors of Marsa shall not have withdrawn, modified or changed any of its recommendations, approvals, resolutions or determinations referred to in Section 2.14; and

(h)	holders of not greater than 5% of the outstanding Marsa Shares shall have exercised Dissent Rights that have not been withdrawn as at the Effective Date.

The foregoing conditions precedent are for the benefit of Sanction and may be waived, in whole or in part, by Sanction in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Sanction on or before the date required for the performance thereof, Sanction may, in addition to the other remedies it may have at law or equity, terminate this Agreement in accordance with Section 7.3.

Section 3.3	Additional Conditions Precedent to the Obligations of Marsa

The obligation of Marsa to complete the transactions contemplated herein is subject to the fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by Sanction in Section 4.1 shall be true in all material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date), and Sanction shall have provided to Marsa a certificate of one officer of Sanction certifying as to such matters on the Effective Date and Marsa shall have no actual knowledge to the contrary;

(b)	Sanction shall have complied in all material respects with its covenants in this Agreement and Sanction shall have provided to Marsa a certificate of one officer of Sanction certifying as to such compliance as of the Effective Date and Marsa shall have no actual knowledge to the contrary;

(c)	before giving effect to the transactions contemplated by this Agreement, there shall have been no Material Adverse Change in respect of Sanction since the date hereof;

(d)	Sanction shall have furnished Marsa with:

(i)	certified copies of the resolutions duly passed by the board of directors of Sanction approving this Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Amalgamation for approval by Sanction Shareholders and recommending that Sanction Shareholders vote in favour of the Amalgamation; and

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(ii)	certified copies of the Sanction Amalgamation Resolution, duly passed by not less than 66 2/3% of the votes cast by a quorum of Sanction Shareholders at the Sanction Meeting;

(e)	all of the Sanction Options shall have been surrendered for cancellation for nominal consideration;

(f)	the board of directors of Sanction shall not have withdrawn, modified or changed any of its recommendations, approvals, resolutions or determinations referred to in Section 2.13;

(g)	as of the Effective Date, Sanction shall have a minimum net working capital balance of $158,000, after payment or accrual of all legal, accounting and other expenses of the Amalgamation and, if such amount is less than $158,000, Marsa may elect, at its sole option, to proceed with the Amalgamation and reduce the number of Resulting Issuer Shares issued to Sanction Shareholders by an amount of Resulting Issuer Shares equal to the shortfall from $158,000 divided by 1.35; and

(h)	holders of not greater than 5% of the outstanding Sanction Shares shall have exercised Dissent Rights that have not been withdrawn as at the Effective Date.

The foregoing conditions precedent are for the benefit of Marsa and may be waived, in whole or in part, by Marsa in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Marsa on or before the date required for the performance thereof, Marsa may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice from Marsa to Sanction pursuant to Section 7.4.

Section 3.4	Satisfaction of Conditions.

The conditions precedent set out in Section 3.1, Section 3.2, and Section 3.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Amalgamation is issued by the Registrar.

Article 4
REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of Sanction.

Sanction represents and warrants to Marsa that:

(a)	Sanction is duly organized and validly existing under the laws of the jurisdiction of its organization, has the capacity, power and authority to own or lease its property and assets and to carry on its business as now conducted by it;

(b)	Sanction has undertaken no business since the date of its incorporation, except as permitted by TSXV Policy 2.4 and does not own or have any interest in any asset or property of any kind, other than cash;

(c)	Sanction does not have any Subsidiaries;

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(d)	Sanction is a “reporting issuer” as that term is defined under Applicable Securities Laws in each of the provinces of British Columbia and Alberta and is in material compliance with all of its obligations as a reporting issuer in those jurisdictions, including those imposed pursuant to securities legislation, and the regulations and policies thereunder;

(e)	Sanction is in material compliance with all of the policies of the TSXV;

(f)	Sanction has all requisite corporate power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and, subject to the terms hereof, to perform its obligations hereunder and thereunder;

(g)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

(i)	result in the breach of or violate any term or provision of the articles, by-laws or governing documents of Sanction;

(ii)	conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which Sanction is a party or by which it is bound or to which any of its property is subject;

(iii)	result in the creation of any Encumbrance upon any of the Sanction Assets;

(iv)	give to any Person any material interest or right, including the right of purchase, termination, cancellation or acceleration under any agreement, instrument, license, permit or authority, to the “change of control” of Sanction arising from the Amalgamation; or

(v)	violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to any of Sanction, the Sanction Shares or the Sanction Assets;

except to the extent such results or occurrences as set forth in this Section 4.1(g) are not material;

(h)	this Agreement has been duly authorized, executed and delivered by Sanction and all documents to be executed and delivered by Sanction pursuant hereto to Marsa shall be duly executed and delivered and this Agreement constitutes a legal, valid and binding obligation of Sanction enforceable against it in accordance with its terms;

(i)	other than as disclosed to Marsa in writing, Sanction has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission, financial advisory fees or other similar forms of compensation with respect to the transactions contemplated herein;

(j)	there are no actions, suits, other legal, administrative or arbitration proceedings or government investigations commenced, or to the knowledge of Sanction, contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect Sanction or the Sanction Assets, which is material and, to the best of the knowledge, information and belief of Sanction, there are no grounds upon which any such actions, suits, proceedings, or investigations may be commenced with a reasonable likelihood of success;

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(k)	as of the date hereof, the authorized capital of Sanction consists of an unlimited number of Sanction Shares and an unlimited number of preferred shares, issuable in series. As of the date hereof, 4,200,000 Sanction Shares are issued and outstanding and 640,000 Sanction Shares are issuable pursuant to outstanding Sanction Options;

(l)	no Person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the unissued Sanction Shares or other securities of Sanction, except for the Sanction Options;

(m)	the minute books of Sanction are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders from its incorporation to the date hereof;

(n)	the Sanction Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with that of prior periods (except as stated therein) and present fairly, in all material respects, the financial position of Sanction, as of the dates provided therein and the results of its operations and the changes in financial position for the periods then ended in accordance with IFRS as at the dates thereof;

(o)	no securities commission, stock exchange or similar regulatory authority has issued any order preventing or suspending trading of any securities of Sanction and Sanction is not in default of any requirement of Applicable Laws which is material;

(p)	the information and statements set forth in the Sanction Public Documents was true, correct and complete in all material respects and did not contain any Misrepresentation, as of their respective dates, and Sanction has not filed any confidential material change reports which continue to be confidential;

(q)	there are no employment contracts, agreements or engagements, either oral or written, between any director, officer or employee of Sanction and Sanction;

(r)	unless otherwise disclosed in the Sanction Public Documents, since incorporation, Sanction has:

(i)	not amended its articles, by-laws or other governing documents;

(ii)	not disposed of any property or assets out of the ordinary course of business;

(iii)	conducted its business in all material respects in the usual, ordinary and regular course and consistent with past practice;

(iv)	not suffered any Material Adverse Change, financial or otherwise, in its business, condition (financial or otherwise), liabilities, capitalization or any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change thereto;

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(v)	not made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(vi)	neither paid any bonuses or other unusual payments nor entered into any agreements, whether in writing or verbal, providing for payments to be made to any employees, consultants, officers or directors of Sanction in respect of loss of office or loss of employment in connection with the transactions contemplated hereby;

(vii)	not entered into or closed any hedge, swap or other like transaction; and

(viii)	not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by IFRS to be reflected on the balance sheet of Sanction;

(s)	Sanction is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, firm or corporation;

(t)	Sanction has made available to Marsa true and complete copies of all contracts that are material to Sanction and to which it is a party, each of which is a valid and binding obligation of Sanction, and to the knowledge of Sanction, of the other party or parties thereto, enforceable in accordance with its terms and Sanction has not terminated, cancelled, renewed or modified in any material respect, any terms or conditions of any material contracts and no proposal or discussions with third parties for such termination, cancellation, modification, amendment or waiver is ongoing. Such agreements do not contain any “change of control” provision, which would be triggered or affected by the transactions contemplated hereby. Except as disclosed to Marsa or Marsa’s counsel in writing, Sanction has performed in all material respects the obligations required to be performed by it and is entitled to all the benefits under such material contracts. Sanction has not violated or breached, in any material respect, any terms or conditions of such material contracts and there exists no default or event of default or event, occurrence, condition or act, which with the giving of notice, lapse of time or the happening of any other event or condition, would become a default or event of default by Sanction under any such material contract;

(u)	Sanction is not party to any agreement, written or oral, other than:

(i)	this Agreement (and the Letter of Intent);

(ii)	a transfer agency and registrarship agreement dated as of May 27, 2011 between Sanction and Olympia Trust Company;

(iii)	an agency agreement dated as of June 30, 2011 between Sanction and Macquarie Private Wealth Inc. in connection with the initial public offering of Sanction;

(iv)	the Sanction Escrow Agreement; and

(v)	agreements evidencing or governing the Sanction Options;

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(v)	the information concerning Sanction to be set forth in the Information Circular will contain no untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make a statement therein not misleading in the light of the circumstances in which it will be made, and such information in the Information Circular will constitute full, true and plain disclosure of all material facts relating to the particular matters concerning Sanction to be acted upon by the Marsa Shareholders at the Marsa Meeting; and

(w)	all of the data and information in respect of Sanction and the Sanction Assets provided or disclosed to Marsa or any of its officers, employees, agents or other representatives by or on behalf of Sanction was and is accurate and correct in all material respects.

Section 4.2	Representations and Warranties of Marsa.

Marsa represents and warrants to Sanction that:

(a)	Marsa and each Marsa Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization, has the capacity, power and authority to own or lease its property and assets and to carry on its business as now conducted by it;

(b)	Marsa and each Marsa Subsidiary is duly qualified to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified is not material;

(c)	Marsa does not have any Subsidiaries other than the Marsa Subsidiaries and Marsa directly or indirectly beneficially owns all of the outstanding shares and other security interests in each of the Marsa Subsidiaries and no Person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the unissued shares or other securities of any of the Marsa Subsidiaries;

(d)	Marsa and each Marsa Subsidiary has complied with and is in compliance with all laws or regulations applicable to the operation of its business, including all Applicable Laws, except where failure to do so is not material and Marsa and each Marsa Subsidiary have all licenses, permits, orders or approvals of, and have made all required registrations with any government or regulatory body that are material to the conduct of its business;

(e)	Marsa is not a “reporting issuer” and does not have equivalent status in any province or territory of Canada;

(f)	no securities of Marsa are listed or posted for trading on any stock exchange;

(g)	Marsa has all requisite corporate power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and, subject to the terms hereof, to perform its obligations hereunder and thereunder;

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(h)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

(i)	result in the breach of or violate any term or provision of the articles, by-laws or governing documents of Marsa;

(ii)	conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which Marsa and each Marsa Subsidiary is a party or by which any of them is bound or to which any of their property is subject;

(iii)	result in the creation of any Encumbrance upon any of the Marsa Assets;

(iv)	give to any Person any material interest or right, including the right of purchase, termination, cancellation or acceleration under any agreement, instrument, license, permit or authority, to the “change of control” of Marsa arising from the Amalgamation; or

(v)	violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to any of Marsa, the Marsa Shares or the Marsa Assets,

except to the extent such results or occurrences as set forth in this Section 4.2(h) are not material;

(i)	this Agreement has been duly authorized, executed and delivered by Marsa and all documents to be executed and delivered by Marsa pursuant hereto to Sanction shall be duly executed and delivered and this Agreement constitutes a legal, valid and binding obligation of Marsa enforceable against it in accordance with its terms;

(j)	other than as disclosed to Sanction in writing, Marsa has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission, financial advisory fees or other similar forms of compensation with respect to the transactions contemplated herein;

(k)	there are no actions, suits, other legal, administrative or arbitration proceedings or government investigations commenced, or to the knowledge of Marsa, contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect Marsa or the Marsa Assets, including, without limitation, the title to, or ownership of, the Marsa Assets, which is material and, to the best of the knowledge, information and belief of Marsa, there are no grounds upon which any such actions, suits, proceedings or investigations may be commenced with a reasonable likelihood of success;

(l)	as of the date hereof the authorized capital of Marsa consists of an unlimited number of Marsa Shares, an unlimited number of Class B shares, an unlimited number of Class C shares and an unlimited number of Class D shares. As of the date hereof, 33,464,658 Marsa Shares are issued and outstanding, nil Class B shares, Class C shares and Class D shares are issued and outstanding and 1,270,000 Marsa Shares are issuable pursuant to outstanding Marsa Options;

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(m)	no Person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the unissued Marsa Shares or other securities of Marsa except for Marsa Options;

(n)	neither Marsa nor any Marsa Subsidiary has any agreements of any nature to acquire any Subsidiary, or to acquire or lease any other business operations out of the ordinary course;

(o)	the minute books of Marsa are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders from the date of its incorporation to the date hereof;

(p)	the Marsa Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with that of prior periods, except as stated therein, and present fairly, in all material respects, the financial position of Marsa, as of the dates provided therein and the results of its operations and the changes in financial position for the periods then ended in accordance with IFRS as at the dates thereof;

(q)	Marsa made available to Marsa Resource Evaluators, prior to issuance of the Marsa Resource Report, for the purposes of preparing the Marsa Resource Report, all information requested by Marsa Resource Evaluators and all information material to an adequate determination of Marsa’s and the Marsa Subsidiaries’ oil and natural gas resources and, to the knowledge of Marsa, none of such information contained a Misrepresentation; Marsa has no knowledge of any Material Adverse Change in any information provided to the Marsa Resource Evaluators since the dates that such information was provided and Marsa believes that the Marsa Resource Report reasonably represents, in all material respects, the oil and natural gas resources of Marsa and the Marsa Subsidiaries as at December 31, 2013, and there has been no Material Adverse Change in Marsa’s or any Marsa Subsidiary’s oil and natural gas resources from those described in the Marsa Resource Report;

(r)	no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Marsa and neither Marsa nor any Marsa Subsidiary is in default of any requirement of Applicable Laws which is material; and

(s)	since December 31, 2013, Marsa has:

(i)	not amended its articles, by-laws or other governing documents;

(ii)	not disposed of any property or assets of Marsa or any Marsa Subsidiary out of the ordinary course of business;

(iii)	conducted its Business in all material respects in the usual, ordinary and regular course and consistent with past practice;

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(iv)	not suffered any Material Adverse Change, financial or otherwise, in its Business, assets, rights, properties, condition (financial or otherwise), liabilities, capitalization, operations, prospects or results of operation or any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change thereto;

(v)	not made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(vi)	maintained in effect salary and other compensation levels in accordance with its then existing salary administration program;

(vii)	neither paid any bonuses or other unusual payments nor entered into any agreements, whether in writing or verbal, providing for payments to be made to any employees, consultants, officers or directors of Marsa in respect of loss of office or loss of employment in connection with the transactions contemplated hereby;

(viii)	not entered into any agreement or transactions with any director, officer, employee, consultant or any party not at arm’s-length with Marsa;

(ix)	not issued any guarantees or made any commitments outside the normal course of business other than as disclosed elsewhere in this Agreement or in writing to Sanction prior to the date hereof;

(x)	not entered into or closed any hedge, swap or other like transaction; and

(xi)	not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by IFRS to be reflected on the balance sheet of Marsa;

(t)	Marsa has conducted and is conducting its Business in accordance with good oilfield practices and in compliance in all material respects with all Applicable Laws, and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any Governmental Authorities applicable to Marsa and the Marsa Subsidiaries of each jurisdiction in which it carries on business and holds all licences, registrations and qualifications material to its business and assets in all jurisdictions in which it carries on business or which are necessary or desirable to carry on the business of Marsa, as now conducted, and none of such licences, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any Material Adverse Effect on Marsa;

(u)	to the best knowledge of Marsa, all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the ownership of the Petroleum and Natural Gas Interests or the production of Petroleum Substances from the Petroleum and Natural Gas Interests, or the receipt of proceeds from them, and all royalties and rentals accruing prior to the Effective Date, that are payable by Marsa with respect to the Petroleum and Natural Gas Interests will at the Effective Date have been properly paid or will be paid in a timely fashion;

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(v)	no officer, director, employee or consultant of Marsa, any associate or affiliate of any such Person or any party not at arm’s length to Marsa owns, has or is entitled to any royalty, net profits interest, carried interest or other Encumbrances of any nature whatsoever which are based on production from Marsa’s properties or assets or any revenue or rights attributed thereto;

(w)	there are no contracts or arrangements to which Marsa is a party with any director, officer, employee or consultant of Marsa, or any associate or affiliate of any such director, officer, employee or consultant, nor is there any indebtedness owing by Marsa to any such parties or by any such parties to Marsa;

(x)	Marsa has made available to Sanction true and complete copies of all contracts that are material to Marsa and each Marsa Subsidiary, each of which is a valid and binding obligation of Marsa or the Marsa Subsidiary, as applicable, and to the knowledge of Marsa, of the other party or parties thereto, enforceable in accordance with its terms and Marsa has not terminated, cancelled, renewed or modified in any material respect, any terms or conditions of any material contracts and no proposal or discussions with third parties for such termination, cancellation, modification, amendment or waiver is ongoing. Such agreements do not contain any “change of control” provision, which would be triggered or affected by the transactions contemplated hereby. Except as disclosed to Sanction in writing, Marsa has performed in all material respects the obligations required to be performed by it and is entitled to all the benefits under such material contracts. Neither Marsa nor any Marsa Subsidiary, as applicable, has violated or breached, in any material respect, any terms or conditions of such material contracts and there exists no default or event of default or event, occurrence, condition or act, which with the giving of notice, lapse of time or the happening of any other event or condition, would become a default or event of default by Marsa or any Marsa Subsidiary under any such material contract;

(y)	Marsa has made available to Sanction all information that is material to the determination of the value of Marsa’s Petroleum and Natural Gas Interests, none of which information contained a Misrepresentation and Marsa has no knowledge of any Material Adverse Change to the Petroleum and Natural Gas Interests except as otherwise disclosed in writing by Marsa to Sanction;

(z)	although Marsa does not warrant title, to the best knowledge of Marsa, the Marsa Assets are free and clear of all Encumbrances and other than those encumbrances which do not and will not have a Material Adverse Effect on the ownership or operation or such assets and properties (“permitted encumbrances”) and other than permitted encumbrances, none of them has done any act or suffered or permitted any action to be done whereby any Person has acquired or may acquire an interest in or to such material properties or assets, nor have any of them done any act, omitted to do any act or permitted any act to be done that may adversely affect or defeat its title to any of such material properties or assets;

(aa)	Marsa is not aware of any defects, failures or impairments in the title of Marsa or any of the Marsa Subsidiaries, as the case may be, to its Petroleum and Natural Gas Interests, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any Person, which in aggregate could have a Material Adverse Effect on Marsa, the Business or the Marsa Assets and Marsa has made available to Sanction all documents of title and other documents and agreements in its possession affecting the title of Marsa to any of the Marsa Subsidiaries to its Petroleum and Natural Gas Interests;

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(bb)	subject to the rights, covenants, conditions and stipulations in the title documents and any agreement pertaining to the Marsa Assets and on the lessees’ or holder’s part thereunder to be paid or performed and observed, Marsa, may enter into and upon, hold and enjoy its property and assets for the remainder of their respective terms and all renewals or extensions thereof for Marsa’s own use and benefit without any lawful interruption of or by any other Person whomsoever claiming by, through or under Marsa;

(cc)	Marsa and each Marsa Subsidiary has duly filed in proper form and on a timely basis all material Tax Returns required to be filed by it and has paid all Taxes which are due and payable, and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, in each case, of a material nature; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, governmental charge or deficiency, by Marsa or any Marsa Subsidiary; to the knowledge of Marsa, there are no material actions, suits, proceedings, investigations or claims now threatened or pending against Marsa or any Marsa Subsidiary in respect of Taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to Taxes, governmental charges or assessments asserted by any such authority;

(dd)	all filings made by Marsa under which it has received or is entitled to government incentives, have been made in accordance, in all material respects, with all applicable legislation, contain no Misrepresentation which could cause any amount previously paid to such corporation or previously accrued on the accounts thereof to be recovered or disallowed;

(ee)	there are no outstanding agreements or waivers material to Marsa extending the statutory period of limitations applicable to any federal, provincial or other income tax return for any period and there are no issued, or to the knowledge of Marsa proposed, assessments or reassessments respecting Marsa material to Marsa or the Marsa Assets pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority;

(ff)	other than the employment and consulting agreements currently in existence with certain employees and consultants of Marsa which have been provided or made available to Sanction, Marsa is not a party to any written contract of employment or collective bargaining agreement and other than Marsa’s group benefit plan and customary government plans such as Workers Compensation, there are no currently existing employment benefit plans, arrangements or agreements, vacation entitlements, to which Marsa is a party or by which it is bound;

(gg)	except to the extent that any violations or other matters referred to in this paragraph would not have a Material Adverse Effect on Marsa, the Marsa Assets or the Marsa Subsidiaries:

(i)	neither Marsa nor any Marsa Subsidiary is in violation of any applicable federal, state, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”);

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(ii)	Marsa has operated the Business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)	to the best of the knowledge of Marsa, there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes which have not been rectified or are in the process of being rectified on any of the real property owned or leased by Marsa or any Marsa Subsidiary or under its control;

(iv)	to the best of the knowledge of Marsa, there have been no releases, deposits or discharges, in violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Marsa or any Marsa Subsidiary;

(v)	to the best of the knowledge of Marsa, no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business of Marsa or the Marsa Assets;

(vi)	neither Marsa nor any Marsa Subsidiary has failed to report to the proper Governmental Authority the occurrence of any event which is required to be so reported by any Environmental Laws; and

(vii)	each of Marsa and the Marsa Subsidiaries, as applicable, holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licenses, permits and approvals are in full force and effect, and except for notifications and conditions of general application to assets of the type owned by Marsa, Marsa has not received any notification pursuant to any Environmental Laws that any work, repairs, construction or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(hh)	Marsa is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, firm or corporation;

(ii)	all of the data and information in respect of Marsa and the Marsa Assets provided or disclosed to Sanction or any of its officers, employees, agents or other representatives by or on behalf of Marsa was and is accurate and correct in all material respects;

(jj)	Marsa and each Marsa Subsidiary, as applicable, has duly and timely satisfied all of the obligations required to be satisfied, performed and observed by it, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Marsa or a Marsa Subsidiary, as applicable, under any leases, gas purchase contracts or any other agreement pertaining to Marsa Assets which would be material;

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(kk)	Marsa has no obligations or liabilities to pay any amount to its employees, consultants, officers and directors other than salary to employees in the ordinary course, to the Effective Date, in each case in amounts consistent with its historic practices;

(ll)	Marsa does not have any authorizations for expenditures or other like commitments;

(mm)	Marsa has made available true and complete copies of all contracts that are material to Marsa and the Business and to which it or any Marsa Subsidiary is a party, each of which is a valid and binding obligation of Marsa or a Marsa Subsidiary, as applicable, and to the knowledge of Marsa, of the other party or parties thereto, enforceable in accordance with its terms and neither Marsa nor any Marsa Subsidiary has terminated, cancelled, renewed or modified in any material respect, any terms or conditions of any material contracts and no proposal or discussions with third parties for such termination, cancellation, modification, amendment or waiver is ongoing. Except as disclosed to Sanction or Sanction’s counsel in writing, Marsa or a Marsa Subsidiary, as applicable, has performed in all material respects the obligations required to be performed by it and is entitled to all the benefits under such material contracts. Neither Marsa nor any Marsa Subsidiary has violated or breached, in any material respect, any terms or conditions of such material contracts and there exists no default or event of default or event, occurrence, condition or act, which with the giving of notice, lapse of time or the happening of any other event or condition, would become a default or event of default by Marsa or a Marsa Subsidiary, as applicable, under any such material contract, subject to obtaining any required consents to the “change of control” of Marsa arising pursuant to the Amalgamation; and

(nn)	Marsa holds policies of insurance which are in good standing and which are customary in respect of the Marsa Assets and Business.

Section 4.3	Survival of Representations and Warranties

The representations and warranties of each Party contained in this Agreement shall not survive the completion of the Amalgamation and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 5
COVENANTS OF SANCTION

Section 5.1	Covenants of Sanction

Sanction covenants and agrees that, until the earlier of the Effective Date or the date on which this Agreement is terminated and unless otherwise contemplated herein:

(a)	other than as approved by Marsa in writing, Sanction will not directly or indirectly, do or permit to occur, any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities of, any capital stock or other securities of Sanction;

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(ii)	split, combine or reclassify any outstanding shares or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares;

(iii)	redeem, purchase or offer to purchase any Sanction Shares or other securities of Sanction;

(iv)	reorganize, amalgamate, arrange or merge Sanction with any other Person;

(v)	make any expenditures, other than in connection with Applicable Laws and TSXV policies and the completion of the Amalgamation;

(vi)	enter into any contracts, other than in connection with the Amalgamation;

(vii)	incur or commit to incur any indebtedness for borrowed money or issue any debt securities;

(viii)	enter into any transaction not in the ordinary course of business or pay any dividends or make any distributions to the Sanction Shareholders;

(ix)	conduct any activity or operations that would be otherwise detrimental to the completion of the Amalgamation or against the policies of the TSXV relating to permitted conduct of a CPC;

(x)	disclose to any Person other than officers, directors, key employees and professional advisors of Sanction, any confidential information relating to Marsa, except for disclosure required to be disclosed by law or otherwise known to Sanction or the public;

(xi)	take any action that would render, or that reasonably may be expected to render, any material representation or warranty made by it in this Agreement untrue at any time prior to the Amalgamation becoming effective; and

(xii)	except as may be required by law including, without limitation, TSXV Policies, or to secure any approvals, consents or authorizations necessary to carry out the transactions contemplated by this Agreement, issue any public statements with respect to the transactions contemplated by this Agreement without the prior consent and approval of Marsa provided that the Parties agree that this Agreement may be attached to a material change report.

(b)	Sanction shall:

(i)	use its reasonable commercial efforts to fulfil or cause the fulfillment of the conditions set forth in Section 3.1 and Section 3.3 as soon as reasonably possible to the extent the fulfillment of the same is within the control of Sanction;

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(ii)	other than amounts owing to the TSXV as a result of the transactions contemplated by this Agreement, have no debt or liabilities and the Sanction Assets shall consist only of cash;

(iii)	provide to Marsa reports on its affairs as may be reasonably requested from time to time by Marsa;

(iv)	cooperate with Marsa to enable an orderly integration of the business and affairs of Sanction and Marsa after the Effective Date;

(v)	promptly notify Marsa orally and in writing of any Material Adverse Change of Sanction, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which is material to Sanction;

(vi)	make available and cause to be made available to Marsa, its agents and advisors, as Marsa may reasonably request, all documents and agreements (including without limitation, any correspondence between Sanction and its advisors or any governmental body and all minute books) and access to Sanction’s records in any way relating to or affecting the financial status of Sanction and such other documents or agreements as may be necessary to enable Marsa to verify the truth of the representations and warranties of Sanction herein and compliance by Sanction with the terms and conditions hereof, except where Sanction is contractually precluded from making such document or agreement available, and cooperate with Marsa in securing access for Marsa to any such documentation not in the possession or under the control of Sanction;

(vii)	conduct the Sanction Meeting in compliance with the by-laws of Sanction and any instrument governing such meeting, and as otherwise required by Applicable Laws;

(viii)	solicit proxies to be voted at the Sanction Meeting in favour of the matters to be considered at such meeting, including the Sanction Special Resolution;

(ix)	Sanction will assist Marsa in preparing and will file and distribute to Sanction Shareholders in a timely and expeditious manner, the Information Circular and any amendments or supplements thereto, all as required by law, in all jurisdictions where the same is required, complying in all material respects with all Applicable Laws and, without limiting the generality of the foregoing, Sanction will ensure that the Information Circular provides Sanction Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and will set out Marsa Information in the Information Circular in the form approved by Marsa;

(x)	except for proxies and other non-substantive communications with Sanction Shareholders, furnish promptly to Marsa a copy of each notice, report, schedule or other document delivered, filed or received by Sanction in connection with the Amalgamation, any filings under Applicable Laws and any dealings with regulatory agencies in connection with the transactions contemplated herein; make other necessary filings and applications under applicable Canadian federal and provincial laws and regulations required on the part of Sanction in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations

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(xi)	Sanction shall indemnify and save harmless Marsa and the directors, officers and agents of Marsa from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Marsa, or any director, officer or agent thereof, may be subject or which Marsa, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in Sanction Information contained or incorporated by reference in the Information Circular;

(xii)	make other necessary filings and applications under applicable Canadian federal and provincial laws and regulations required on the part of Sanction in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations; and

(xiii)	will use its reasonable commercial efforts to conduct its affairs so that all of Sanction’s representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made thereon.

Section 5.2	Non-Solicitation

Subject to the provisions of Section 5.3 and Section 5.4, Sanction shall not, directly or indirectly, through officers, directors, affiliates, representatives, advisors, agents, investment bankers, consultants or otherwise, take any action to solicit, initiate, encourage, or participate in any discussions or negotiations with any Person, provide any non-public information to any Person or otherwise assist or cause or facilitate anyone else to solicit, initiate, encourage, or participate in any discussions or negotiations with any Person, or provide any non-public information to any Person or otherwise assist with respect to: (A) any transaction that may constitute a Take-over Proposal; or (B) any other transaction, the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would or could reasonably be expected to reduce the benefits to Marsa under this Agreement and will not waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits of Sanction under confidentiality agreements, including, without limitation, any standstill provisions thereunder; provided, however, that subject to Section 5.3 and Section 5.4 hereof, the Sanction Board may consider, negotiate, accept, approve or recommend to its shareholders, or enter into an agreement, understanding or arrangement in respect of, an unsolicited Superior Proposal.

Section 5.3	Recommending Superior Proposal to Sanction Shareholders

Prior to considering, negotiating, accepting, approving or recommending to the Sanction Shareholders or entering into an agreement, understanding or arrangement in respect of, an unsolicited Superior Proposal, Sanction shall:

(a)	advise Marsa in writing of the existence and terms of any such offer or proposal and provide copies thereof as soon as reasonably possible following receipt thereof by Sanction;

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(b)	provide copies of any information provided to such other party, which has not already been made available to Marsa; and

(c)	if requested by Marsa, prior to accepting, recommending, approving or entering into any agreement to implement the Sanction Superior Proposal, to negotiate in good faith with Marsa and its legal and financial advisors for a period of up to three (3) Business Days in a manner to permit Marsa to make such adjustments in the terms and conditions of this Agreement as may be necessary or advisable in order to enable Sanction to proceed with the Amalgamation as amended rather than the Superior Proposal. In the event that Marsa proposed to so amend this Agreement to provide substantially equivalent or superior value to that provided under the Superior Proposal, Sanction shall not accept, recommend, approve or enter into any agreement to implement the Sanction Superior Proposal.

Section 5.4	Superior Proposal

Subject to Section 5.3 hereof, if prior to the completion of the Amalgamation, a bona fide Take-Over Proposal is proposed, offered or made to the Sanction Shareholders or to Sanction which, in the bona fide opinion of the Sanction Board would result in a financially superior transaction, directly or indirectly, for the Sanction Shareholders than that contemplated by the Amalgamation (any such Take-Over Proposal being referred to herein as a “Superior Proposal”), the board of directors of Sanction may withdraw, modify or change its approval of the Amalgamation if, in the opinion of such Sanction Board, acting reasonably and upon the written advice of its legal counsel, such withdrawal, modification or change is required or would be consistent with the fiduciary duties of the Sanction Board under Applicable Laws.

Section 5.5	Indemnification of Marsa

Sanction shall indemnify and save harmless Marsa and the directors, officers and agents of Marsa from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Marsa, or any director, officer or agent thereof, may be subject or which Marsa, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in Sanction Information contained or incorporated by reference in the Information Circular.

Article 6
COVENANTS OF MARSA

Section 6.1	Covenants of Marsa

Marsa covenants and agrees that, until the earlier of the Effective Date or the date on which this Agreement is terminated, and unless otherwise contemplated herein:

(a)	other than as otherwise approved by Sanction in writing, Marsa will not directly or indirectly, do or permit to occur, any of the following:

(i)	amend or propose to amend its articles or by-laws, other than with respect to the Marsa Continuance;

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(ii)	conduct any activity or operations that would be detrimental to the completion of the Amalgamation;

(iii)	split, combine or reclassify any outstanding shares or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares;

(iv)	redeem, purchase or offer to purchase any Marsa Shares or other securities of Marsa;

(v)	reduce the stated capital of Marsa;

(vi)	take any action that would render, or that reasonably may be expected to render, any material representation or warranty made by it in this Agreement untrue at any time prior to the Amalgamation becoming effective unless as otherwise contemplated herein; and will not pay any dividends or make any other distribution to its shareholders or repay, other than in the ordinary course of business, any outstanding indebtedness;

(vii)	disclose to any Person, other than officers, directors and key employees and professional advisors of Marsa, any confidential information relating to Sanction required to be disclosed by law or otherwise known to Marsa or the public; or

(viii)	except as may be required by law or to secure any approvals, consents or authorizations necessary to carry out the transactions contemplated by this Agreement, issue any public statements with respect to the transactions contemplated by this Agreement without the prior consent and approval of Sanction provided that the parties agree that this Agreement may be provided to the Exchange and attached to a material change report.

(b)	Marsa shall:

(i)	use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Section 3.1 and Section 3.2 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Marsa;

(ii)	not take any action which may reasonably be expected to result in a Material Adverse Change of Marsa;

(iii)	maintain insurance on and in respect of all the Marsa Assets in like kind to, and in an amount not less than the amount of, insurance in respect of the Marsa Assets in effect on the date hereof;

(iv)	use its reasonable commercial efforts to preserve intact the business organization and goodwill of Marsa, to keep available the services of the officers and employees of Marsa as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Marsa;

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(v)	promptly notify Sanction orally and in writing of any Material Adverse Change of Marsa, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which may have a Material Adverse Effect, financial or otherwise, on the business, financial condition, assets, properties, liabilities or operations of Marsa or any Marsa Subsidiary;

(vi)	Marsa will prepare (in consultation with Sanction) the Information Circular and provide to Sanction, in a timely and expeditious manner, all information as may be required by Applicable Law with respect to Marsa for inclusion in the Information Circular and any amendments or supplements thereto, in each case complying in all material respects with all applicable legal requirements on the date of issue thereof and to enable Sanction to meet the appropriate standard with respect to Marsa;

(vii)	make available and cause to be made available to Sanction, its agents and advisors, as Sanction may request, all documents and agreements (including without limitation, any correspondence between Marsa and its advisors or any governmental body and all minute books) and access to the premises of Marsa, field operations, records, computer systems and employees in any way relating to or affecting the Marsa Assets or the financial status of Marsa and such other documents or agreements as may be necessary to enable Sanction to verify the truth of the representations and warranties of Marsa herein and compliance by Marsa with the terms and conditions hereof, except where Marsa is contractually precluded from making such document or agreement available, and cooperate with Sanction in securing access for Sanction to any such documentation not in the possession or under the control of Marsa; and

(viii)	use its reasonable commercial efforts to conduct its affairs so that all of the representations and warranties of Marsa contained herein, shall be true and correct on and as of the Effective Date as if made thereon except as otherwise contemplated herein above.

Section 6.2	Indemnification of Sanction

(a)	Marsa shall indemnify and save harmless Sanction and the directors, officers and agents of Sanction from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Sanction, or any director, officer or agent thereof, may be subject or which Sanction, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in Marsa Information contained or incorporated by reference in the Information Circular.

(b)	Marsa further covenants and agrees that all rights to indemnification existing in favour of present and former directors and officers of Sanction as provided by contract, in Sanction’s articles, in Sanction’s by-laws or pursuant to Applicable Laws in effect as of the date of this Agreement, or otherwise, with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect without modification for a period of not less than the statutes of limitations applicable to such matters.

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Article 7
TERM AND TERMINATION

Section 7.1	Term.

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

Section 7.2	Mutual Termination.

This Agreement may, prior to the Effective Time, be terminated:

(a)	by mutual written agreement of Sanction and Marsa;

(b)	by either Sanction or Marsa if any of the conditions precedent set forth in Section 3.1 is not satisfied on the date specified therein, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(b) if the failure to satisfy a condition in Section 3.1 has been caused by, or is a result of, a material breach by a Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	by either Sanction or Marsa if the Effective Time does not occur on or prior to September 30, 2014, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(c) if the failure of the Effective Time to so occur has been caused by, or is a result of, a material breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

Section 7.3	Termination by Sanction.

Notwithstanding any other rights contained herein, Sanction may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this agreement, upon notice to Marsa, if:

(a)	any of the conditions precedent set forth in Section 3.2 is not satisfied on the date specified therein;

(b)	a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of Marsa under this Agreement occurs and (i) such breach or failure to perform has not been cured within five (5) Business Days from the date the breach or failure to perform is first discovered, or (ii) if the breach or non-performance is incapable of being cured (and provided that Sanction had no knowledge at the date of this Agreement of any breaches of covenants or inaccuracies of representations and warranties, and further provided that any intentional breach by Marsa shall be deemed to be incurable); or

(c)	prior to the approval of the Sanction Amalgamation Resolution, the Sanction Board authorizes Sanction to enter into a written agreement with respect to a Superior Proposal, provided Sanction is then in compliance with Section 5.2, Section 5.3 and Section 5.4.

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Section 7.4	Termination by Marsa.

Notwithstanding any other rights contained herein, Marsa may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this Agreement, upon notice to Sanction, if:

(a)	any of the conditions precedent set forth in Section 3.3 is not satisfied on the date specified therein; or

(b)	a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sanction under this Agreement occurs and (i) such breach or failure to perform has not been cured within five (5) Business Days from the date the breach or failure to perform is first discovered, or (ii) if the breach or non-performance is incapable of being cured (and provided that Marsa had no knowledge at the date of this Agreement of any breaches of covenants or inaccuracies of representations and warranties, and further provided that any intentional breach by Sanction shall be deemed to be incurable).

Section 7.5	Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1, Section 7.2, Section 7.3, or Section 7.4, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party, except that in the event of termination, this Section 7.5 through to and including Section 12.11 shall survive, and provided further that no Party shall be relieved of any liability for any wilful breach by it of this Agreement. As used in this section, “willful breach” means a breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Article 8
DISCLOSURE

Section 8.1	Disclosure

Upon execution of this Agreement, the Parties shall issue a joint press release which announces that the Parties have entered into a formal agreement providing for the implementation of the Amalgamation. No Party shall disclose, by press release, any aspect of the transactions contemplated hereby, without prior written consent of the other Party. Notwithstanding the foregoing, if either Party is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that Party will inform, to the extent reasonably feasible, the other Party as to the wording of such disclosure prior to its being made.

Article 9
STANDSTILL

Section 9.1	Standstill

Prior to termination of this Agreement, neither Marsa nor Sanction, as the case may be, will, nor shall any of its representatives directly or indirectly, alone or jointly or in concert with any other Person:

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(a)	acquire or agree to acquire, or make any proposal or make any offer to acquire, in any manner, either directly or indirectly, any assets or securities of the other Party or any subsidiary thereof, including, without limitation, commencing any “take-over bid” or “exempt take-over bid” (as such terms are defined in the Securities Act (Alberta)) for any securities of the other Party (provided that the provisions hereof shall not be interpreted to prohibit the Parties or their affiliates from continuing to conduct business with the other Party in the ordinary course and consistent with past practice);

(b)	solicit proxies from, or otherwise attempt to influence the conduct of, holders of securities of the other Party;

(c)	form, join or in any way participate as a “control person” as such term is defined in the Securities Act (Alberta) with respect to the equity of the other Party; or

(d)	engage in any discussions or negotiations or enter into any agreement, commitment or understanding, or otherwise act jointly or in concert with any Person to propose or effect any business combination, equity or asset transaction of any nature or kind with respect to the other Party or its Affiliates, or to influence the conduct of the other Party, its affiliates or its directors.

Article 10
PRIVACY ISSUES

Section 10.1	Privacy Issues

(a)	For the purposes of this Article 10, the following definitions shall apply:

(i)	“applicable law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgements, orders and decrees issued by any authorized authority by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)	“applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii)	“authorized authority” means, in relation to any Person, transaction or event, any (a) federal provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (b) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (c) court, arbitrator, commission or body exercising judicial, quasi -judicial, administrative or similar functions, and (d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

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(iv)	“Personal Information” means information about an individual.

(b)	The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)	Neither Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Amalgamation.

(d)	Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Amalgamation, and that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business and the completion of the Amalgamation.

(e)	Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)	Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the Amalgamation.

(g)	Each Party shall promptly notify the Other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the Persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(h)	Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the Other Party shall forthwith cease all use of the Personal Information acquired by such Party in connection with this Agreement and will return to the Other Party or, at such Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

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Article 11
NOTICES

Section 11.1	General.

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by hand delivery addressed to the Party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day and, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

Section 11.2	Address for Notices.

The address for service of each of the Parties shall be as follows:

if to Sanction:

Sanction Capital Corp.

Suite 1500, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8

Fax Number: (403) 268-3100

Attention: Leif Snethun

with a copy to:

Dentons Canada LLP

Suite 1500, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8

Fax No.: (403) 268-3100

Attention: Keith Inman

if to Marsa:

Marsa Energy Inc.

Suite 300, 340 – 12th Avenue S.W.

Calgary, Alberta T2P 1L5

Fax Number: (403) 930-6201

Attention: Blair Anderson

with a copy to:

Davis LLP

Suite 1000, 250 – 2nd Street S.W.

Calgary, Alberta T2P 0C1

Fax Number: (403) 296-4470

Attention: Roy Hudson

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Article 12
GENERAL

Section 12.1	Amendments.

This Agreement may, at any time and from time to time before or after the date of approval of the Sanction Amalgamation Resolution or the Marsa Amalgamation Resolution, as applicable, be amended by written agreement of the Parties without further notice to or authorization on the part of their respective securityholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the Parties;

provided that any such amendment may not reduce or materially adversely affect the consideration to be received by the Sanction Shareholders and the Marsa Shareholders pursuant to the Amalgamation.

Section 12.2	Costs.

Except as contemplated herein, and except for fees payable to the TSXV in connection with the transactions contemplated herein, which shall be paid by Marsa, each Party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby. In the event the Amalgamation does not occur and this Agreement is terminated in accordance with Section 7.3(b) or Section 7.4(b), that breaching Party would reimburse the other Party for its transaction costs (including the fees and costs of professional advisors) incurred in connection with negotiation and performance of this Agreement and related transactions, subject to a maximum expense reimbursement of $100,000.

Section 12.3	Time.

Time shall be of the essence in this Agreement.

Section 12.4	Entire Agreement.

This Agreement, from the date hereof, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof, including without limitation the Letter of Intent between Sanction and Marsa, and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 12.5	Severability.

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

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(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

Section 12.6	Further Assurances.

Each Party shall, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Section 12.7	Governing Law.

This Agreement shall be governed by, and be construed in accordance with the laws of the Province of Alberta and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta. Each Party hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

Section 12.8	Execution in Counterpart.

This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument.

Section 12.9	Electronic Transmission

Electronic transmission of an executed counterpart of this Agreement and any amendment, supplement or restatement to or of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

Section 12.10	Waiver.

No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

Section 12.11	Enurement and Assignment.

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Agreement may not be assigned by any Party without the prior consent of the other Party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SANCTION CAPITAL CORP.

Per:	(signed) "Leif Snethun"
Leif Snethun

MARSA ENERGY INC.

Per:	(signed) "Blair Anderson "
Blair Anderson

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SCHEDULE A

ARTICLES OF AMALGAMATION AND BY-LAWS OF AMALCO

BUSINESS CORPORATIONS ACT (SECTION 181)		FORM 9
ALBERTA REGISTRIES
ARTICLES OF AMALGAMATION

1. NAME OF AMALGAMATION CORPORATION:		2. CORPORATE ACCESS NO.:

MARSA ENERGY INC.

3. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

SCHEDULE “A” ATTACHED.

4. RESTRICTIONS, IF ANY, ON SHARE TRANSFERS:

NONE.

5. NUMBER (OR MINIMUM AND MAXIMUM NUMBER OF DIRECTORS:

Minimum of one (1); Maximum of eleven (11)

6. RESTRICTIONS, IF ANY, ON BUSINESS THE CORPORATION MAY CARRY ON:

NONE.

7. OTHER PROVISIONS, IF ANY:

SCHEDULE “B” ATTACHED.

8. NAME OF AMALGAMATING CORPORATIONS		CORPORATE ACCESS NO:

MARSA ENERGY INC.		__________

SANCTION CAPITAL CORP.		2016062198

DATE	SIGNATURE	TITLE
_________________________________

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SCHEDULE “A”

THE CLASSES OF SHARES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE ARE:

1.	An unlimited number of Common shares, the holders of which are entitled:

(a)	to receive notice of and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)	to receive any dividend declared by the Corporation on this class of shares; provided that the Corporation shall be entitled to declare dividends on the Preferred shares, or on any of such classes of shares without being obliged to declare any dividends on the Common shares of the Corporation;

(c)	subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other Common shares of the Corporation; and

(d)	to the rights, privileges and restrictions normally attached to common shares;

2.	An unlimited number of Preferred shares, which as a class, have attached thereto the following rights, privileges, restrictions and conditions:

(a)	the Preferred shares may from time to time be issued in one or more series, and the Directors may fix from time to time before such issue the number of Preferred shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred shares including, without limiting the generality of the foregoing, any voting rights, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the terms and conditions of redemption, purchase and conversion if any, and any sinking fund or other provisions;

(b)	the Preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation amongst its shareholders for the purpose of winding up its affairs, be entitled to preference over the voting and non-voting Common shares and over any other shares of the Corporation ranking by their terms junior to the Preferred shares of that series. The Preferred shares of any series may also be given such other preferences, not inconsistent with these Articles, over the Common shares and any other such Preferred shares as may be fixed in accordance with clause (2)(a); and

(c)	if any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred shares are not paid in full, all series of Preferred shares shall participate rateably in respect of accumulated dividends and return of capital.

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SCHEDULE “B”

OTHER RULES OR PROVISIONS (IF ANY):

(a)	The Directors may, between Annual General Meetings, appoint 1 or more additional Directors of the Corporation to serve until the next Annual General Meeting, but the number of additional Directors shall not at any time exceed 1/3 of the number of Directors who held office at the expiration of the last Annual Meeting of the Corporation.

(b)	Meetings of shareholders of the Corporation shall be held anywhere in Canada that the directors determine.

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BY-LAW NO. 1

A by-law relating generally to
the transaction of the business
and affairs of

MARSA ENERGY INC.

(the “Corporation”)

DIRECTORS AND OFFICERS

1)	Calling of and Notice of Meetings - Meetings of the board shall be held at such place and time and on such day as the chairman of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2)	Quorum - Subject to the residency requirements contained in the Business Corporations Act, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors then elected or appointed or such greater or lesser number of directors as the board may from time to time determine.

3)	Place of Meeting - Meetings of the board may be held in or outside Canada.

4)	Votes to Govern - At all meetings of the board every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

5)	Interest of Directors and Officers Generally in Contracts - No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

6)	Appointment of Officers - Subject to the articles and any unanimous shareholder agreement, the board may from time to time appoint a president, chief executive officer, chief financial officer, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Business Corporations Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to the provisions of this by-law, an officer may but need not be a director and one person may hold more than one office.

7)	Chairman of the Board - The board may from time to time also appoint a chairman of the board who shall be a director. If appointed, the board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the president; and he shall, subject to the provisions of the Business Corporations Act, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, his duties shall be performed and his powers exercised by the managing director, if any, or by the president.

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8)	Managing Director - The board may from time to time appoint a managing director who shall be a resident Canadian and a director. If appointed, he shall have such powers and duties as the board may specify.

9)	President - If appointed, the president shall be the chief operating officer and, subject to the authority of the board, shall have general supervision of the business of the Corporation; and he shall have such other powers and duties as the board may specify. During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

10)	Vice-President - A vice-president shall have such powers and duties as the board or the chief executive officer may specify.

11)	Secretary - The secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and he shall have such other powers and duties as the board or the chief executive officer may specify.

12)	Treasurer - The treasurer shall keep proper accounting records in compliance with the Business Corporations Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the board whenever required an account of all his transactions as treasurer and of the financial position of the Corporation; and he shall have such other powers and duties as the board or the chief executive officer may specify.

13)	Agents and Attorneys - The board shall have the power from time to time to appoint agents and attorneys for the Corporation in or outside Canada with such powers as the board sees fit.

SHAREHOLDERS’ MEETINGS

14)	Quorum - Subject to the requirements of the Business Corporations Act, the quorum for the transaction of business at any meeting of the shareholders shall consist of at least two persons holding or representing by proxy not less than five (5%) percent of the outstanding shares of the Corporation entitled to vote at the meeting.

15)	Nomination of Directors – Subject only to the Act, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual general meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which a special meeting was called was the election of directors, (a) by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting of shareholders, (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act or (c) by any person (a “Nominating Shareholder”) (i) who, at the close of business on the date of the giving of the notice provided for below in this Section 15 and on the record date for the receipt of notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting, or who beneficially owns shares that are entitled to be voted at such meeting and (ii) who complies with the notice procedures set forth below in this Section 15:

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a)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof in proper written form (the “Notice”) to the Chief Executive Officer of the Corporation at the principal executive offices of the Corporation, in accordance with this Section 15.

b)	To be timely, a Notice to the Chief Executive Officer of the Corporation must be given not less than 35 nor more than 65 days prior to the date of the annual general or special meeting of shareholders, as the case may be; provided, however, that in the event that the meeting of shareholders is called for at a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, the Notice must be given by the Nominating Shareholder not later than the close of business on the tenth (10th) day following the Notice Date. In no event shall any adjournment or postponement of a meeting of shareholders, or the public announcement thereof, commence a new time period for the giving of the Notice.

c)	To be in proper written form, the Notice to the Chief Executive Officer of the Corporation must set forth: (a) as to each person who the Nominating Shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person (A) as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred), and (B) as of the date of such Notice and (iv) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws; and (b) as to the Nominating Shareholder, any information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws.

d)	No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 15; provided, however, that nothing herein shall be deemed to preclude discussions by a shareholder (as distinct from seeking to nominate directors) at a meeting of shareholders, on any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such nomination is invalid due to its non-compliance with this Section 15.

e)	For purposes of this Section 15, (i) “public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and (ii) “applicable securities laws” means the securities legislation in those provinces and territories of Canada to which the Corporation is subject, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the relevant provinces and territories of Canada.

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f)	Notice given to the Chief Executive Officer of the Corporation pursuant to this Section 15 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Chief Executive Officer of the Corporation for the purposes of such Notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Chief Executive Officer at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day, or later than 5:00 pm (Calgary time) on a day which is a business day, then such a delivery or electronic communication shall be deemed to have been made on the next following business day.

g)	Notwithstanding any of the foregoing, the board may, in its sole discretion, waive any requirement in this Section15.

16)	Votes to Govern - At any meeting of shareholders every question shall, unless otherwise required by the Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled a second or casting vote.

17)	Show of Hands - Subject to the provisions of the Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote per share. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

18)	Ballots - On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Business Corporations Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

MEETING BY TELEPHONE

19)	Directors and Shareholders - A director may participate in a meeting of the board or of a committee of the board and a shareholder or any other person entitled to attend a meeting of shareholders may participate in a meeting of shareholders by means of telephone or other communication facilities that permit all persons participating in any such meeting to hear each other.

INDEMNIFICATION

20)	Indemnification of Directors and Officers - The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

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21)	Indemnity of Others - Except as otherwise required by the Business Corporations Act and subject to paragraph 19, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

22)	Right of Indemnity Not Exclusive - The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

23)	No liability of Directors or Officers for Certain Matters - To the extent permitted by law, no director or officer of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

DIVIDENDS

24)	Dividends - Subject to the provisions of the Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

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25)	Dividend Cheques - A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

26)	Non-Receipt of Cheques - In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnify, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

27)	Unclaimed Dividends - Any dividend unclaimed after a period of 6 years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

BANKING ARRANGEMENTS, CONTRACTS, DIVISIONS ETC.

28)	Banking Arrangements - The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

29)	Execution of Instruments - Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any person or persons as authorized by resolution of the board of directors and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

30)	Voting Rights in Other Bodies Corporate - The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

31)	Creation and Consolidation of Divisions - The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

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32)	Name of Division - Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

33)	Officers of Divisions - From time to time the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such be officers of the Corporation.

MISCELLANEOUS

34)	Invalidity of Any Provisions of This By-Law - The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

35)	Share Certificates, Acknowledgements and Direct Registration System - Every shareholder of one or more shares of the Corporation shall be entitled, at the shareholder's option, to a share certificate that complies with the Business Corporation's Act, or a non-transferable written acknowledgment that complies with the Business Corporation's Act of the shareholder's right to obtain a share certificate from the Corporation in respect of the shares of the Corporation held by such shareholder in an amount as shown on the securities register of the Corporation. Any share certificate issued pursuant to this paragraph 34 shall be in such form as the board may from time to time approve, shall be signed by the Corporation in accordance with paragraph 29 and need not be under the corporate seal.

For greater certainty, but subject to paragraph 34, a registered shareholder may have his holdings of shares of the Corporation evidenced by an electronic, book-based, direct registration system or other non-certificated entry or position on the register of shareholders to be kept by the Corporation in place of a physical share certificate pursuant to such a registration system that may be adopted by the Corporation, in conjunction with its transfer agent. This by-law shall be read such that a registered holder of shares of the Corporation pursuant to any such electronic, book-based, direct registration service or other noncertificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of shares evidenced by a physical share certificate. The Corporation and its transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a share registration system by electronic, book-based, direct registration system or other non-certificated means.

36)	Omissions and Errors - The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

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INTERPRETATION

37)	Interpretation - In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival; “board” shall mean the board of directors of the Corporation; “Business Corporations Act” shall mean the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended from time to time, or any Act that may hereafter be substituted therefor; “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special meeting of shareholders of the Corporation; and “signing officers” means any person authorized to sign on behalf of the Corporation pursuant to paragraph 29.

CONSENTED to by the directors of the Corporation, on _________________, 2014.

CONFIRMED by the voting shareholders of the Corporation, on _________________, 2014.

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SCHEDULE B

SANCTION AMALGAMATION RESOLUTION

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the amalgamation (the “Amalgamation”) under Sections 182 and 183 of the Business Corporations Act (Alberta) (the “Act”) involving Sanction Capital Corp. (“Sanction”) and Marsa Energy Inc. (“Marsa”), substantially as set out in the amalgamation agreement dated July 30, 2014 between Marsa and Sanction (the “Amalgamation Agreement”) is hereby authorized, approved and adopted;

2.	the Amalgamation Agreement is hereby confirmed, ratified and approved;

3.	notwithstanding that this resolution has been passed (and the Amalgamation adopted) by the shareholders of Sanction, the directors of Sanction are hereby authorized and empowered (a) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (b) not to proceed with the Amalgamation without further notice to or approval of the Shareholders of Sanction, but only if the Amalgamation Agreement is terminated in accordance with the terms of the Amalgamation Agreement; and

4.	any officer or director of Sanction is hereby authorized and directed for and on behalf of Sanction to execute, under the corporate seal of Sanction or otherwise, and to deliver articles of Amalgamation, and such other documents as are necessary or desirable, to the Registrar under the Act in accordance with the Amalgamation Agreement for filing; and

5.	any officer or director of Sanction is hereby authorized and directed for and on behalf of Sanction to execute or cause to be executed, under the seal of Sanction or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the taking of any such act or thing.”

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SCHEDULE C

MARSA AMALGAMATION RESOLUTION

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the amalgamation (the “Amalgamation”) under Sections 182 and 183 of the Business Corporations Act (Alberta) (the “Act”) between Sanction Capital Corp. (“Sanction”) and Marsa Energy Inc. (“Marsa”), substantially as set out in the amalgamation agreement dated July 30, 2014 among Marsa and Sanction (the “Amalgamation Agreement”) is hereby authorized, approved and adopted;

2.	the Amalgamation Agreement is hereby confirmed, ratified and approved;

3.	notwithstanding that this resolution has been passed (and the Amalgamation adopted) by the shareholders of Marsa, the directors of Marsa are hereby authorized and empowered (a) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (b) not to proceed with the Amalgamation without further notice to or approval of the shareholders of Marsa, but only if the Amalgamation Agreement is terminated in accordance with the terms of the Amalgamation Agreement;

4.	any officer or director of Marsa is hereby authorized and directed for and on behalf of Marsa to execute, under the corporate seal of Marsa or otherwise, and to deliver articles of Amalgamation, and such other documents as are necessary or desirable, to the Registrar under the Act in accordance with the Amalgamation Agreement for filing; and

5.	any officer or director of Marsa is hereby authorized and directed for and on behalf of Marsa to execute or cause to be executed, under the seal of Marsa or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the taking of any such act or thing.”

C-54

SCHEDULE D
PETROLEUM AND NATURAL GAS INTERESTS

Exploration Licence MRS/3913 in No. XVII Izmir Petroleum District

C-55

APPENDIX "D"
SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

Shareholder’s right to dissent

191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1)	amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2) A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6) An application may be made to the Court after the adoption of a resolution referred to in subsection (1) or (2),

(a)	by the corporation, or

(b)	by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the application, if a shareholder is the applicant.

(9) Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

(10) A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11) A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances must not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and questioning under Part 5 of the Alberta Rules of Court,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13) On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

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(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)	fixing the time within which the corporation must pay that amount to a shareholder, and

(d)	fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14) On

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)	the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c)	the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15) Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16) Until one of the events mentioned in subsection (14) occurs,

(a)	the shareholder may withdraw the shareholder’s dissent, or

(b)	the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18) If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

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(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

RSA 2000 cB 9 s191;2005 c40 s7;2009 c53 s30

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APPENDIX "E"
SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

Right to dissent

190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

Share certificate

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

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Same terms

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19) On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

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Final order

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

R.S., 1985, c. C-44, s. 190; 1994, c. 24, s. 23; 2001, c. 14, ss. 94, 134(F), 135(E); 2011, c. 21, s. 60(F). Definition of “reorganization”

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APPENDIX "F"
INFORMATION CONCERNING SANCTION CAPITAL CORP.

INFORMATION CONCERNING SANCTION CAPITAL CORP. PRIOR TO THE AMALGAMATION

Corporate Structure

Sanction Capital Corp. (the “Company”) was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on May 11, 2011. On June 28, 2011, the Articles of Incorporation were amended and restated to remove the private company restrictions set forth therein. The head and registered office of the Corporation is located at 1500, 850-2nd Street S.W., Calgary, Alberta, T2P 0R8.

General Development of the Business

The Company is a Capital Pool Company as defined in Policy 2.4 of the TSX Venture Exchange Inc. (the “Exchange”). The Company has not commenced commercial operations and proposes to identify and evaluate potential acquisitions of businesses, and once identified and evaluated, to negotiate an acquisition or participation subject to receipt of regulatory approval.

Until completion of a Qualifying Transaction (as defined in Exchange Policy 2.4), the Company will not carry on any business other than the identification and evaluation of businesses or assets with a view to completing a potential Qualifying Transaction. With the consent of the Exchange, this may include the raising of additional funds in order to finance an acquisition. Except as described in the Company’s final prospectus dated June 30, 2011, the funds raised pursuant to the Company’s initial public offering and any subsequent financing will be utilized only for the identification and evaluation of potential Qualifying Transactions and not for any deposit, loan or direct investment in a potential acquisition.

As a CPC, the Company is required to complete a Qualifying Transaction within 24 months of the date of the listing of it shares on the Exchange. The Company’s Common Shares were listed on the exchange on May 11, 2011. The Company was unable to complete its Qualifying Transaction within the mandated time, and as a result, the Common Shares were delisted from the Exchange. With the approval of shareholders, the Company’s listing was transferred to the NEX Board of the Exchange on January 8, 2014. The Company’s trading symbol was changed from SRP.P to SRP.H. In connection with the transfer to the NEX, a total of 2,200,000 “seed shares” of the Company held by insiders of the Company have been cancelled pursuant to the policies of the Exchange such that the average cost of the remaining seed shares held by the subject insiders of the Company is equal to the Company’s initial public offering price of $0.10 per share.

On July 31, 2014, the Company announced it had entered into the Amalgamation Agreement. Trading in the Sanction Shares was voluntarily halted on July 31, 2014 pending such announcement and further disclosure regarding the proposed transaction.

The Amalgamation Agreement supersedes the Letter of Intent and governs the terms of the Amalgamation.

Selected Financial Information and Management’s Discussion and Analysis

Information from Inception

Since inception, the Company has incurred costs in carrying out its Initial Public Offering, in seeking, evaluating and negotiating potential Qualifying Transactions, and in meeting the disclosure obligations imposed upon it as a reporting issuer. The following table sets out selected historical financial information for the Company for the year ended May 31, 2013 and for the nine-month period ended February 28, 2014. Such information is derived from the financial statements of the Company for the year ended May 31, 2013 and for the nine-month period ended February 28, 2014.

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	For the Year Ended May 31, 2013	For the Year Ended May 31, 2012	For the Year Ended May 31, 2011	For the Three Months Ended February 28, 2014
Income Statement Data
Total Expenses	$21,400	$65,442	-	$4,427
Net Loss	$21,400	$65,442	-	$4,427

	As at May 31, 2013	As at May 31, 2012	As at May 31, 2011	As at February 28, 2014
Balance Sheet Data
Cash in Trust	$280,211	$300,447	$205,938	$266,172
Total Assets	$281,600	$305,071	$257,501	$267,998

There were no amounts deferred in connection with the Transaction for the year ended May 31, 2013 or the nine-month period ended February 28, 2014.

Management’s Discussion and Analysis

See Sanction’s management’s discussion and analysis for the years ended May 31, 2013 and 2012 and for the interim period ended February 28, 2014 (the “MD&A”) attached as Schedule “B” of this Appendix F, which is incorporated by reference herein. The MD&A should be read in conjunction with Sanction’s financial statements included in Schedule “A” of this Appendix F.

TRADING PRICE AND VOLUME

The Sanction Shares are listed for trading on the NEX under the symbol “SRP.H”. The following table shows the monthly range of high and low prices and the total monthly volumes of the Sanction Shares for the periods indicated.

	High ($)	Low ($)	Volume
2013
August	0.015	0.01	7,000
September	N/A	N/A	-
October	N/A	N/A	-
November	N/A	N/A	-
December	N/A	N/A	-
2014
January	N/A	N/A	-
February	0.005	0.005	6,000
March	N/A	N/A	-
April	0.005	0.005	7,000
May	0.005	0.005	25,000
June	0.005	0.005	7,500
July (1-30)	0.01	0.01	7,500

Note:

(1)	Trading in the Sanction Shares was voluntarily halted on July 30, 2014.

Stock Option Plan

On June 8, 2011, the Board of Directors approved the adoption of a stock option plan (the “Option Plan”) in order to comply with the current policies of the Exchange and to increase the flexibility of the Company to provide incentives to directors, officers, employees, management and others who provide services to the Company. The Option Plan is a 10% maximum rolling plan and pursuant to the policies of the Exchange, the Option Plan requires shareholder approval by ordinary resolution at every annual meeting of the Company while the Option Plan is in effect.

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A maximum of 10% of the issued and outstanding common shares of the Company at the time an option is granted are reserved for options to be granted at the discretion of the Board of Directors to eligible optionees (an “Optionee”). As of the date of this Information Circular, there are options outstanding under the Option Plan entitling Sanction’s officers and directors to purchase an aggregate 640,000 common shares in the capital of Sanction at an exercise price of $0.10 per share until September 28, 2021.

The Option Plan is subject to the following restrictions:

(a)	The Company must not grant an option to a director, employee, consultant, or consultant company (the “Service Provider”) in any twelve (12) month period that exceeds five percent (5%) of the outstanding shares, unless the Company has obtained by a majority of the votes cast by the shareholders of the Company eligible to vote at a shareholders’ meeting, excluding votes attaching to shares beneficially owned by insiders and their associates (“Disinterested Shareholder Approval”);

(b)	The aggregate number of options granted to a Service Provider conducting investor relations activities in any twelve (12) month period must not exceed two percent (2%) of the outstanding shares calculated at the date of the grant, without the prior consent of the Exchange;

(c)	The Company must not grant an option to a consultant in any twelve (12) month period that exceeds two percent (2%) of the outstanding shares calculated at the date of the grant of the option;

(d)	The aggregate number of shares reserved for issuance under options granted to insiders must not exceed ten percent (10%) of the outstanding shares (in the event that the Option Plan is amended to reserve for issuance more than ten percent (10%) of the outstanding Shares) unless the Company has obtained Disinterested Shareholder Approval to do so;

(e)	The number of shares issued for option to insiders in any twelve (12) month period must not exceed ten percent (10%) of the outstanding shares (in the event that the Option Plan is amended to reserve for issuance more than ten percent (10%) of the outstanding shares) unless the Company has obtained Disinterested Shareholder Approval to do so;

(f)	The issuance to any one Optionee within a twelve (12) month period of a number of shares must not exceed five percent (5%) of outstanding shares unless the Company has obtained Disinterested Shareholder Approval to do so; and

(g)	The exercise price of an option previously granted to an insider must not be reduced, unless the Company has obtained Disinterested Shareholder Approval to do so.

Material Terms of the Option Plan

The following is a summary of the material terms of the Company’s stock option plan (the “Option Plan”):

(a)	persons who are Service Providers to the Company or its affiliates, or who are providing services to the Company or its affiliates, are eligible to receive grants of options under the Option Plan;

(b)	options granted under the Option Plan are non-assignable and non-transferable and are issuable for a period of up to ten (10) years;

(c)	for options granted to Service Providers, the Company must ensure that the proposed Optionee is a bona fide Service Provider of the Company or its affiliates;

F-3

(d)	an option granted to any Service Provider will expire within one year (or such other time, not to exceed one year, as shall be determined by the Board as at the date of grant or agreed to by the Board of Directors and the Optionee at any time prior to expiry of the option), after the date the Optionee ceases to be employed by or provide services to the Company, but only to the extent that such option was vested at the date the Optionee ceased to be so employed by or to provide services to the Company;

(e)	if an Optionee dies, any vested option held by him or her at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such option;

(f)	in the case of an Optionee being dismissed from employment or service for cause, such Optionee’s options, whether or not vested at the date of dismissal, will immediately terminate without right to exercise same;

(g)	the exercise price of each option will be set by the Board on the effective date of the option and will not be less than the Discounted Market Price (as defined in Exchange Policy 1.1);

(h)	vesting of options shall be at the discretion of the Board of Directors, and will generally be subject to: (i) the Service Provider remaining employed by or continuing to provide services to the Company or its affiliates, as well as, at the discretion of the Board of Directors, achieving certain milestones which may be defined by the Board of Directors from time to time or receiving a satisfactory performance review by the Company or its affiliates during the vesting period; or (ii) the Service Provider remaining as a director of the Company or its affiliates during the vesting period;

(i)	the Company, may from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law; and

(j)	the Board of Directors reserves the right in its absolute discretion to amend, suspend, terminate or discontinue the Option Plan with respect to all shares in respect of options which have not yet been granted under the Option Plan.

The following table sets out the Company’s Share Options held by directors and officers of the Company as of the date of this Information Circular:

Name of Holder	Number of Share Options	Exercise Price	Expiry Date
Leif Snethun	265,000	$0.10	September 28, 2021
Ken Broadhurst	155,000	$0.10	September 28, 2021
Dean Callaway	110,000	$0.10	September 28, 2021
William DeJong	110,000	$0.10	September 28, 2021

Prior Sales

Since the date of incorporation, 6,400,000 Common Shares have been issued, of which 4,400,000 are currently outstanding as follows:

Date	Number of Common Shares	Issue Price Per Share	Aggregate Issue Price	Consideration Received
May 11, 2011(1)	1	$0.01	$0.01	cash
May 26, 2011(2)	4,400,000	$0.05	$210,000	cash
September 28, 2011(3)	2,000,000	$0.10	$200,000	cash

F-4

Notes:

(1)	This share was repurchased and cancelled by the Corporation on May 26, 2011.
(2)	These shares were issued to insiders of the Company. In connection with the Company’s transfer to the NEX board of the Exchange, a total of 2,200,000 of these shares held by insiders of the Company have been cancelled. These Sanction Shares are being held in escrow.
(3)	Issued pursuant to the Company’s initial public offering.

Sales by Sanction of Sanction Shares to persons connected to Sanction, such as directors, officers and insiders, were made as follows:

Name	Date	Number of Sanction Shares(1)

Leif Snethun	May 26, 2011	1,600,000
Ken Broadhurst	May 26, 2011	1,200,000
Dean Callaway	May 26, 2011	800,000
William DeJong	May 26, 2011	800,000

Note:

(1)	In connection with the Company’s transfer to the NEX on January 7, 2014, an aggregate of 2,200,000 of these Common Shares have been cancelled. Subsequent to such cancellation, Leif Snethun owns 800,000 Common Shares, Ken Broadhurst owns 600,000 Common Shares, Dean Callaway owns 400,000 Common Shares and William DeJong owns 400,000 Common Shares. These Common Shares are being held in escrow.

Arm’s Length Transactions

The proposed Transaction is not a Non-Arm’s Length Qualifying Transaction.

Legal Proceedings

There are no actual material legal proceedings to which the Company is a party or of which any of its assets is subject. Management of the Company is not aware of any such legal proceedings contemplated against the Company.

Auditor, Transfer Agents and Registrars

The auditor of the Corporation is MNP LLP, Chartered Accountants at 1500, 640 - 5th Avenue S.W., Calgary, AB T2P 3G4. The transfer agent and registrar is Olympia Trust Company at Calgary, Alberta.

Material Contracts

The Company has not entered into any material contracts other than the following:

1.	Agency Agreement dated as of June 30, 2011 between the Corporation and Macquarie Private Wealth Inc.

2.	Escrow Agreement dated as of June 27, 2011 among the Corporation, Olympia Trust Company and those shareholders that executed such agreement.

3.	Transfer Agent, Registrar and Dividend Disbursing Agent Agreement dated May 27, 2011 between the Corporation and Olympia Trust Company.

4.	Amalgamation Agreement dated July 30, 2014 between the Company and Marsa Energy Inc.

Copies of these agreements will be available for inspection at the registered office of the Company located at 1500, 850-2nd Street S.W., Calgary, Alberta, during ordinary business hours up to and including the date of the Company’s Meeting and for a period of 30 days thereafter.

F-5

SCHEDULE A

FINANCIAL STATEMENTS OF SANCTION FOR THE YEARS ENDED MAY 31, 2013, AND 2012 AND FOR THE INTERIM PERIODS ENDED FEBRUARY 28, 2014 AND FEBRUARY 28, 2013

F-6

Sanction Capital Corp.

Audited Financial Statements

For the years ended May 31, 2013 and 2012

F-7

Management's Responsibility

To the Shareholders of Sanction Capital Corp. (the "Corporation"):

Management is responsible for the preparation and presentation of the accompanying financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors is composed primarily of Directors who are neither management nor employees of the Corporation. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving financial information. The Board fulfills these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and external auditors. The Board is also responsible for recommending the appointment of the Corporation's external auditors.

MNP LLP, an independent firm of Chartered Accountants, is appointed by the shareholders to audit the financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Board and management to discuss their audit findings.

September 19, 2013

Signed “Leif Snethun”
President, CEO and CFO

F-8

Independent Auditors’ Report

To the Shareholders of Sanction Capital Corp.:

We have audited the accompanying financial statements of Sanction Capital Corp. which comprise the statement of financial position as at May 31, 2013, and 2012 and the statements of comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained during our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Sanction Capital Corp. as at May 31, 2013, and 2012 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter – Going Concern

Without qualifying our opinion, we draw attention to Note 1 to the financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Corporation’s ability to continue as a going concern.

Calgary, Alberta
September 19, 2013	Chartered Accountants

Suite 1500, 640 – 5th Ave. S.W., Calgary, Alberta T2P 3G4 Tel: (403) 263-3385 Fax: (403) 269-8450

F-9

Sanction Capital Corp.
Statements of Financial Position
As at May 31,

	Note	2013	2012
Assets

Current assets
Cash in trust		280,211	300,447
Accounts receivable		1,389	4,624
Total assets		281,600	305,071

Liabilities
Current liabilities
Accounts payable and accrued liabilities		6,363	8,434

Shareholders’ Equity
Share capital	5	311,920	311,920
Contributed surplus	6	50,159	50,159
Deficit		(86,842)	(65,442)
		275,237	296,637
Total Liabilities and Shareholders’ Equity		281,600	305,071

Going Concern (Note 1)

These financial statements were approved by the board of directors on September 19, 2013 and were signed on its behalf.

“Leif Snethun”	“Dean Callaway”
Director	Director

The accompanying notes are an integral part of these financial statements.

F-10

Sanction Capital Corp.
Statements of Comprehensive Loss
For the years ended May 31,

	Note	2013	2012

Expenses
Administration expenses		21,400	25,780
Stock based compensation	5	-	39,662
Comprehensive loss		(21,400)	(65,442)

Comprehensive loss per share
Basic and diluted		(0.00)	(0.01)
Weighted average number of shares outstanding		6,400,000	6,400,000

The accompanying notes are an integral part of these financial statements.

F-11

Sanction Capital Corp.
Statements of Changes in Equity

	Note	Share Capital $	Contributed Surplus $	Deficit $	Total Equity $
As at May 31, 2011		220,000	-	-	220,000
Share issuance	5	200,000	-	-	200,000
Share issuance costs	5	(108,080)	-	-	(108,080)
Options granted	5	-	50,159	-	50,159
Comprehensive loss for the period		-	-	(65,442)	(65,442)
As at May 31, 2012		311,920	50,159	(65,442)	296,637
Comprehensive loss for the period		-	-	(21,400)	(21,400)
As at May 31, 2013		311,920	50,159	(86,842)	275,237

The accompanying notes are an integral part of these financial statements.

F-12

Sanction Capital Corp.
Statements of Cash Flows
For the years ended May 31,

	Note	2013	2012
Cash provided by (used for) the following activities
Operating activities
Comprehensive loss for the year		(21,400)	(65,442)
Items not involving cash
Stock based compensation	5	-	39,662
		(21,400)	(25,780)
Changes in non-cash working capital
Accounts receivable		3,235	(4,624)
Deferred financing fees		-	51,563
Accounts payable and accrued liabilities		(2,071)	(29,067)
		(20,236)	(7,908)
Financing activities
Issuance of common shares	5	-	200,000
Payment of financing fees	5	-	(97,583)
		-	102,417
Increase (decrease) in cash during the year		(20,236)	94,509
Cash resources, beginning of year		300,447	205,938
Cash resources, end of year		280,211	300,447

The accompanying notes are an integral part of these financial statements.

F-13

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

1.       General information and going concern

Sanction Capital Corp. (the “Corporation”) was incorporated under the Business Corporations Act (Alberta) on May 11, 2011 and is a Capital Pool Company as defined in Policy 2.4 of the TSX Venture Exchange Inc. (the "Exchange"). The principal business of the Corporation is to identify and evaluate assets or businesses with a view to potentially acquiring them or an interest therein by completing a purchase transaction, by exercising of an option or by any concomitant transaction. The purpose of such an acquisition is to satisfy the related conditions of a qualifying transaction under the Exchange policies. The Corporation’s registered office is located at 1500, 850 2nd Street SW, Calgary, Alberta, T2P 0R8.

The Corporation's continuing operations, as intended, are dependent upon its ability to identify, evaluate and negotiate an acquisition of assets or businesses, or an interest therein. Such an acquisition will be subject to the approval of the regulatory authorities concerned, and, in the case of a non arm's length transaction, of the majority of the minority shareholders. Where an acquisition is warranted, additional funding may be required. The ability of the Corporation to fund its potential future operations and commitments could be dependent upon the ability of the Corporation to obtain additional financing. There is also no assurance that the Corporation will identify a business or asset that warrants acquisition within the time limitations permissible under the policies of the Exchange. The Exchange may suspend from trading or delist the common shares of the Corporation should it not carry out a qualifying transaction within 24 months of the date of listing on the Exchange.

2.       Basis of preparation

Statement of compliance

These financial statements for the years ended May 31, 2013 and 2012 have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

Basis of measurement

These financial statements were prepared on a going concern basis, under the historical cost convention except for cash in trust and certain share-based payments which are measured at fair value. All values are rounded to the nearest dollar, except where otherwise indicated.

Use of estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

Functional and presentation currency

Items included in the Corporation’s financial statements are measured using the Canadian dollars, which is the currency of the primary economic environment in which it operates (the “functional currency”). The Corporation has also adopted the Canadian dollar as its presentation currency.

F-14

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

3.       Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

Cash in trust

Cash in trust consists of cash held in the trust account of the Corporation’s lawyer. The Corporation’s lawyer maintains its trust accounts on deposit with a Canadian chartered bank.

Share based payments

The Corporation operates an equity-settled compensation plan under which it receives services from employees, directors, officers, and consultants as consideration for equity instruments of the Corporation.

Where equity-settled share options are granted to employees, directors or officers, the fair value of the options at the date of grant is charged to the statement of comprehensive loss. The Corporation uses the Black-Scholes pricing model to estimate the fair value of equity-settled awards at the grant date. The expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are satisfied. For awards with graded vesting, the fair value of each tranche is recognized over its respective vesting period. No expense is recognized for awards that ultimately do not vest.

Where equity-settled share options are granted to non-employees they are recorded at the fair value of the goods or services received in the statement of comprehensive loss, unless they are related to the issuance of shares. Amounts related to the issuance of shares are recorded as a reduction from share capital as a transaction cost. When the value of goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured using the Black-Scholes pricing model.

All equity-settled share-based compensation is reflected in contributed surplus until exercised. Upon exercise, shares are issued from treasury and the amount reflected in contributed surplus is reclassified to share capital.

Non-derivative financial instruments

Non-derivative financial instruments are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership. Financial assets are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs.

The Corporation determines the classification of its financial assets at initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end.Subsequent to initial recognition, non-derivative financial instruments are measured as described below:

Fair value through profit or loss

Financial assets at fair value through profit or loss (“FVTPL”) include financial assets held for trading, derivatives of financial assets or are designated as FVTPL. Transaction costs directly attributable to the acquisition of a financial asset of FVTPL are expensed in the statement of comprehensive loss.

Financial assets at FVTPL are subsequently measured at fair value, with any resultant gain or loss recognized in the statement of comprehensive loss. The net gain or loss recognized in profit or loss incorporates any dividend or interest earned on the financial asset. Assets in this category include cash in trust.

F-15

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

3.	Summary of Significant Accounting Policies (continued)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are recognized initially at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest rate method net of any impairment. A provision for impairment is established where there is objective evidence that the Corporation will not be able to collect the entire amount due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or significant delinquency in payments are considered indicators that a receivable is impaired. Assets in this category include accounts receivable.

Other financial liabilities

Other financial liabilities are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis. Liabilities in this category include accounts payable and accrued liabilities.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Corporation are recorded at the proceeds received, net of direct issue costs.

Impairment

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. Significant financial difficulties of a debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the accounts receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the statement of comprehensive loss. When an account receivable is uncollectible, it is written off against the allowance account for accounts receivables.

Income taxes

Tax expense comprises current and deferred tax. Tax is recognized in the statement of comprehensive loss except to the extent it relates to items recognized in other comprehensive loss or directly in equity.

Current Income tax

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

F-16

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

3.	Summary of Significant Accounting Policies (continued)

Deferred tax

Deferred taxes are the taxes expected to be payable or recoverable on differences between the carrying amounts of assets in the statement of financial position and their corresponding tax bases used in the computation of taxable profit, and are accounted for using the liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences between the carrying amounts of assets and their corresponding tax bases. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition, other than in a business combination, of other assets in a transaction that affects neither the taxable profit nor the accounting profit.Per share amounts

Basic per share amounts are calculated by dividing profit or loss attributable to the owners of the Corporation by the weighted average number of ordinary shares outstanding during the period. The denominator is calculated by adjusting the shares issued at the beginning of the year by the number of shares brought back or issued during the year, multiplied by a time-weighting factor.

Diluted per share amounts are calculated by adjusting the earnings and number of shares for the effects of dilutive options and other dilutive potential units. The effects of anti-dilutive potential units are ignored in calculating diluted per share amounts. All options are considered anti-dilutive when the Corporation is in a loss position.

Recent accounting pronouncements

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or International Financial Reporting Interpretations Committee (“IFRIC”). The standard impacted that is applicable to the Corporation is as follows:

i.	In December 2011, the IASB issued amendments to IFRS 7, “Financial Instruments: Disclosures” and IAS 32, “Financial Instruments: Presentation” to clarify the current offsetting model and develop common disclosure requirements to enhance the understanding of the potential effects of offsetting arrangements. Amendments to IFRS 7 are effective for the Corporation on June 1, 2013 with required retrospective application and early adoption permitted. Amendments to IAS 32 are effective for the Corporation on June 1, 2014 with required retrospective application and early adoption permitted. The Corporation is currently assessing the impact of these amendments.

ii.	IFRS 9, ‘Financial Instruments’, replaces IAS 39, Financial Instruments: Recognition and Measurement, and is effective for annual periods beginning on or after January 1, 2015. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments (its business model) and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the many different impairment methods in IAS 39. Pursuant to IFRS 9, an entity choosing to measure a liability at fair value will present the portion of the change in its fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than in the profit or loss. New requirements for the derecognition of financial instruments, impairment and hedge accounting are expected to be added to IFRS 9. The Corporation is currently assessing the impact of this standard.

F-17

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

3.	Summary of Significant Accounting Policies (continued)

iii.	IFRS 10, ‘Consolidated Interim consolidated financial statements’ was issued in May 2011 and will supersede the consolidation requirements in SIC-12 ‘Consolidation – Special Purpose Entities’ and IAS 27 ‘Consolidated and Separate Interim consolidated financial statements’ effective for annual periods beginning on or after January 1, 2013, with early application permitted. IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated interim consolidated financial statements of the parent company. The standard also provides additional guidance to assist in the determination of control where this is difficult to assess. The Corporation is currently assessing the impact of this standard.

iv.	IFRS 11, ‘Joint Arrangements’ was issued in May 2011 and will supersede existing IAS 31, ‘Joint Ventures’ effective for annual period beginning on or after January 1, 2013, with early application permitted. IFRS 11 provides for the accounting of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form (as is currently the case). The standard also eliminates the option to account for jointly controlled entities using the proportionate consolidation method. The Corporation is currently assessing the impact of this standard.

v.	IFRS 12, ‘Disclosure of Interests in Other Entities’ was issued in May 2011 and is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Corporation is currently assessing the impact of this standard.

4.	Critical judgments and accounting estimates

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates.

The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the financial statements are:

Fair value of financial instruments

The estimated fair value of financial assets and liabilities, by their very nature, are subject to measurement uncertainty and changes in such estimates in future periods could require a material change in the financial statements.

Taxes

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Corporation reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

The Corporation recognizes deferred tax assets to the extent that it is probable that future taxable profits will be available to utilize the Corporation’s deductible temporary differences. To the extent that future taxable profits differ significantly from estimates impacts the amount of deferred tax assets management estimates is probable.

F-18

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

4.	Critical judgments and accounting estimates (continued)

Share-based compensation

The Corporation must make use of estimates in calculating the fair value of share-based payments. Amounts recorded for share-based payments are subject to the inputs used in the Black-Scholes option pricing model including assumptions such as volatility, dividend yield, risk-free interest rates, forfeiture rate estimates and expected option life. By their nature, these estimates are subject to uncertainty and the effect from changes in such estimates in future periods could be material.

5.	Share capital

Common shares

Authorized:

Unlimited number of voting Common Shares

Unlimited number of Preferred Shares, attributes to be determined on issuance

Issued:

	Number	$
Common Shares
As at May 31, 2011	4,400,000	220,000
Issued for cash – initial public offering	2,000,000	91,920
As at May 31, 2012 and 2013	6,400,000	311,920

On September 28, 2011, the Corporation completed a public offering of 2,000,000 common shares at price of $0.10 per share for total proceeds of $200,000, incurred share issuance costs of $108,080 including $10,497 in non-cash expense relating to the issuance of Agent’s Option.

Stock options

On September 28, 2011, the Corporation granted stock options to purchase an aggregate of 640,000 common shares of the Corporation to officers and directors. These options vested immediately and fair value of the share-based compensation transaction was estimated on the date of the grant to be $39,662, as determined by using the Black-Scholes option pricing model based on the following assumptions:

Dividend yield	0%
Grant date share price	$0.10
Exercise price	$0.10
Expected volatility	100%
Expected life	3 years
Forfeitures	0%
Risk-free interest rate	1.07%

F-19

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

5.	Share capital (continued)

Agent’s options

On September 28, 2011, the Corporation granted Macquarie Private Wealth (“the Agent”) a non-transferrable option to purchase 200,000 common shares. The Corporation has accounted for the options granted using the fair value method and accordingly recorded non-cash share issuance costs in an amount of $10,497 with a corresponding addition to contributed surplus. The grant date fair value of the Agent options issued was estimated using the Black-Scholes options pricing model based on the following assumptions:

Dividend yield	0%
Grant date share price	$0.10
Exercise price	$0.10
Expected volatility	100%
Expected life	2 years
Forfeitures	0%
Risk-free interest rate	0.92%

The change in the number and weighted average exercise price of options outstanding during the period is shown below:

	Number of Options	Weighted exercise price
As at May 31, 2011	-	$-
Agent Options	200,000	0.10
Stock Options	640,000	0.10
As at May 31, 2012 and 2013	840,000	$0.10

A summary of outstanding options at May 31, 2013 is shown below:

Options Outstanding				Options exercisable
Exercise price outstanding	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable
$0.10	840,000	6.43	$0.10	840,000

F-20

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

6.	Contributed Surplus

As at May 31, 2011	$-
Stock based compensation, net of forfeitures	50,159
As at May 31, 2012 and May 31, 2013	$50,159

7.	Capital management

The Corporation’s capital consists of shareholders’ equity. The Corporation’s objective for managing capital is to maintain sufficient capital to identify, evaluate and complete a purchase of assets or a business. To meet this objective, the Corporation intends to offer common shares to the public.

The Corporation sets the amount of capital in relation to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets.

The Corporation’s objectives when managing capital are:

i.	to maintain a flexible capital structure, which optimizes the cost of capital at acceptable risk; and
ii.	to maintain investor, creditor and market confidence in order to sustain the future development of the business.

The TSX Venture Exchange rules specify that a maximum of 30% of the gross proceeds from the sale of securities to a maximum of $210,000 may be used for purposes other than agent fees and evaluating businesses or assets in contemplation of a qualifying transaction (“Permitted Expenditures”). As at May 31, 2013, 30% of the gross proceeds from the sale of securities is $126,000. As at May 31, 2013, the Corporation has expended a total of $103,018 (2012 – $81,382) on administrative expenses, professional fees, and initial public offering expenses which do not qualify as Permitted Expenditures.

8.	Financial instruments and risk management

Fair value represents the price at which a financial instrument could be exchanged in an orderly market, in an arm’s length transaction between knowledgeable and willing parties who are under no compulsion to act. The Corporation classifies the fair value of the financial instruments according to the following hierarchy based on the amount of observable inputs used to value the instrument.

1.	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in the active market for identical assets or liabilities.

2.	Level 2 fair value measurements are those derived from inputs other than quoted prices that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (derived from prices)

3.	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Cash in trust is measured using level 1 measurements. Accounts receivable and accounts payable and accrued liabilities are measured using level 3 measurements. The carrying amount of cash in trust, accounts receivable and accounts payables and accrued liabilities approximates their fair value due to the short-term maturities of these items.

F-21

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

8.	Financial instruments and risk management (continued)

The Corporation manages risk through establishing policies that provide management oversight related to the risks of operations, including ensuring that risks are identified and assessed and appropriate policies are in place and effective. Financial instruments present a number of specific risks. Market risk is the risk that the fair value of a financial instrument will fluctuate because of changes in market prices. For purposes of this disclosure, market risk is segregated into two categories: liquidity risk and currency risk. Another risk associated with financial instruments is credit risk.

Credit Risk

The Corporation is exposed to a concentration of credit risk as the cash in trust is held in a single account. The Corporation expects its counterparties will be able to meet their obligations as the funds are administered through the trust account of the Corporation’s lawyer. The Corporation’s lawyer maintains its trust accounts on deposit with a Canadian chartered bank.

Liquidity Risk

The Corporation’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at May 31, 2013, the Corporation had cash in trust of $280,211 to settle current liabilities of $6,363. All of the Corporation’s financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Corporation regularly evaluates its cash position to ensure preservation and security of capital as well as the maintenance of liquidity.

Currency risk

Currency risk is the risk that the value of financial assets denominated in currencies, other than the functional currency of the Corporation, will fluctuate due to changes in foreign currency exchange rates.

All financial instruments are denominated in Canadian dollars, the functional currency of the Corporation. Therefore, the Corporation is not significantly exposed to currency risk.

9.	Related Party Transactions

During the year ended May 31, 2013, the Corporation paid $3,300 (2012 - $3,300) to a corporation controlled by a director and officer of the Corporation for reimbursement of rent and office expenses incurred on behalf of the Corporation.

F-22

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2013 and 2012

10.	Income taxes

The net income tax provision differs from that expected by applying the combined federal and provincial income tax rates of 25.0% (2012 – 25.9%):

	2013	2012
Loss for the year before tax	$(21,400)	$(65,442)
Statutory tax rate	25.0%	25.9%
Expected income tax recovery	(5,350)	(16,949)
Share-based payments	-	10,272
Share issue costs	-	(27,020)
Change in tax rates	-	232
Change in deferred tax asset not recognized	5,350	33,465
Income tax expense	$-	$-

The deferred tax asset is comprised of:

	2013	2012
Share issue costs	$16,212	$21,616
Loss carry-forwards	22,603	11,849
Total deferred tax asset	38,815	33,465
Deferred tax asset not recognized	(38,815)	(33,465)
Net deferred tax asset	$-	$-

As at May 31, 2013 the Corporation has non-capital losses in an amount of $90,412 available to reduce income for tax purposes in future years. These losses will begin to expire in 2032.

F-23

Sanction Capital Corp.
Audited Financial Statements
May 31, 2012

F-24

Management's Responsibility

To the Shareholders of Sanction Capital Corp. (the "Corporation"):

Management is responsible for the preparation and presentation of the accompanying financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors is composed primarily of Directors who are neither management nor employees of the Corporation. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving financial information. The Board fulfills these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and external auditors. The Board is also responsible for recommending the appointment of the Corporation's external auditors.

MNP LLP, an independent firm of Chartered Accountants, is appointed by the shareholders to audit the financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Board and management to discuss their audit findings.

September 24, 2012

Signed “Leif Snethun”
President, CEO and CFO

F-25

Independent Auditors’ Report

To the Shareholders of Sanction Capital Corp.:

We have audited the accompanying financial statements of Sanction Capital Corp. which comprise the statement of financial position as at May 31, 2012, and 2011 and the statements of comprehensive loss, changes in equity and cash flows for the year ended May 31, 2012 and the period from incorporation on May 11, 2011 to May 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Sanction Capital Corp. as at May 31, 2012, and 2011 and its financial performance and its cash flows for the year ended May 31, 2012 and the period from incorporation on May 11, 2011 to May 31, 2011 in accordance with International Financial Reporting Standards.

Emphasis of Matter – Going Concern

Without qualifying our opinion, we draw attention to Note 1 to the financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Corporation's ability to continue as a going concern.

Calgary, Alberta
September 24, 2012	Chartered Accountants

Suite 1500, 640 – 5th Ave. S. W., Calgary, Alberta T2P 3G4 Tel: (403) 263-3385 Fax: (403) 269-8450

F-26

Sanction Capital Corp.
Statements of Financial Position

	Note	As at May 31, 2012	As at May 31, 2011

Assets

Current assets
Cash in trust		300,447	205,938
Accounts receivable		4,624	-

Non-current assets		305,071	205,938
Deferred financing fees		-	51,563

Total assets		305,071	257,501

Liabilities

Current liabilities
Trade payables and accrued liabilities		8,434	37,501

Shareholders’ Equity
Share capital	5	311,920	220,000
Contributed surplus	6	50,159	-
Deficit		(65,442)	-
		296,637	220,000

Total Liabilities and Shareholders’ Equity		305,071	257,501

These financial statements were approved by the board of directors on September 24, 2012 and were signed on its behalf.

“Leif Snethun”	“Dean Callaway”
Director	Director

The accompanying notes are an integral part of these financial statements.

F-27

Sanction Capital Corp.
Statements of Comprehensive Loss

	Note	For the year ended May 31, 2012	For the period from incorporation on May 11, 2011 to May 31, 2011

Expenses
Administration expenses		25,780	-
Stock based compensation	5	39,662	-

Comprehensive loss		(65,442)	-

Comprehensive loss per share
Basic and diluted		(0.01)	-
Weighted average number of shares outstanding		6,400,000	-

The accompanying notes are an integral part of these financial statements.

F-28

Sanction Capital Corp.
Statements of Changes in Equity

	Note	Share Capital $	Contributed Surplus $	Retained Earnings $	Total Equity $

As at May 11, 2011		-	-	-	-

Share issuance	5	220,000	-	-	220,000

Total comprehensive loss for the period		-	-	-	-

As at May 31, 2011		220,000	-	-	220,000

Share issuance	5	200,000	-	-	200,000

Share issuance costs	5	(108,080)	-	-	(108,080)

Options granted	5	-	50,159	-	50,159

Total comprehensive loss for the period		-	-	(65,442)	(65,442)

As at May 31, 2012		311,920	50,159	(65,442)	296,637

The accompanying notes are an integral part of these financial statements.

F-29

Sanction Capital Corp.
Statements of Cash Flows

	Note	For the year ended May 31, 2012	For the period ended May31, 2011
Cash provided by (used for) the following activities

Operating activities
Total comprehensive loss for the year/period		(65,442)	-
Items not involving cash
Stock based compensation	5	39,662	-

Changes in non-cash working capital		(25,780)	-
Accounts receivable		(4,624)	-
Deferred financing fees		51,563	-
Trade payables and accrued liabilities		(29,067)	-
		(7,908)	-
Financing activities
Issuance of common shares	5	200,000	220,000
Payment of financing fees	5	(97,583)	(14,062)
		102,417	205,938
Increase in cash during the year/period		94,509	205,938
Cash resources, beginning of year/period		205,938	-
Cash resources, end of year/period		300,447	205,938

The accompanying notes are an integral part of these financial statements.

F-30

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

1.	General information and going concern

Sanction Capital Corp. (“the Corporation”) was incorporated under the Business Corporations Act (Alberta) on May 11, 2011 and is a Capital Pool Company as defined in Policy 2.4 of the TSX Venture Exchange Inc. (the "Exchange"). The principal business of the Corporation is to identify and evaluate assets or businesses with a view to potentially acquiring them or an interest therein by completing a purchase transaction, by exercising of an option or by any concomitant transaction. The purpose of such an acquisition is to satisfy the related conditions of a qualifying transaction under the Exchange polices. The Corporation’s registered office is located at 1500, 850 2nd Street SW, Calgary, Alberta, T2P 0R8.

The Corporation's continuing operations, as intended, are dependent upon its ability to identify, evaluate and negotiate an acquisition of assets or businesses, or an interest therein. Such an acquisition will be subject to the approval of the regulatory authorities concerned, and, in the case of a non arm's length transaction, of the majority of the minority shareholders. Where an acquisition is warranted, additional funding may be required. The ability of the Corporation to fund its potential future operations and commitments could be dependent upon the ability of the Corporation to obtain additional financing. There is also no assurance that the Corporation will identify a business or asset that warrants acquisition within the time limitations permissible under the policies of the Exchange. The Exchange may suspend from trading or delist the common shares of the Corporation should it not carry out a qualifying transaction within 24 months of the date of listing on the Exchange.

2.	Basis of preparation

Statement of compliance

These financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”), including IAS 1, Presentation of Financial Statements as issued by the International Accounting Standards Board (“IASB”).

Basis of measurement

These financial statements were prepared on a going concern basis, under the historical cost convention. All values are rounded to the nearest dollar, except where otherwise indicated.

Use of estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

Functional and presentation currency

These financial statements are presented in Canadian dollars, which is the Corporation’s functional currency.

F-31

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

3.	Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

Cash in trust

Cash in trust consists of cash held in the trust account of the Corporation’s lawyer. The Corporation’s lawyer maintains its trust accounts on deposit with a Canadian chartered bank.

Deferred financing fees

Deferred financing fees consist of expenses incurred in connection with the initial public offering. These expenses are applied against the share capital upon the closing of the public offering or expensed if the offering is abandoned.

Financial assets

Financial assets are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership. Financial assets are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. The Corporation determines the classification of its financial assets at initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end.

The Corporation determines the classification of its financial assets at initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end.

Financial assets at fair value through profit or loss (“FVTPL”) include financial assets held for trading, derivatives of financial assets or are designated as FVTPL. Transaction costs directly attributable to the acquisition of a financial asset of FVTPL are expensed in the Statement of Comprehensive Income.

Financial assets at FVTPL are subsequently measured at fair value, with any resultant gain or loss recognized in the Statement of Comprehensive Income. The net gain or loss recognized in profit or loss incorporates any dividend or interest earned on the financial asset. Assets in this category include cash in trust.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are recognized initially at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest rate method net of any impairment. A provision for impairment is established where there is objective evidence that the Corporation will not be able to collect the entire amount due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or significant delinquency in payments are considered indicators that a receivable is impaired. Assets in this category include accounts receivable.

Financial Liabilities

Financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. The Corporation derecognizes financial liabilities when, and only when, the Corporation's obligations are discharged, cancelled or they expire.

Other financial liabilities

Other financial liabilities are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis. Liabilities in this category include accounts payable and accrued liabilities.

F-32

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

3.	Summary of Significant Accounting Policies (continued)

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Corporation are recorded at the proceeds received, net of direct issue costs.

Impairment

Financial assets

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. Significant financial difficulties of a debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the statement of comprehensive income. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables.

Non-financial assets

At the end of each reporting period, the Corporation reviews the carrying amounts of its long lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the Cash Generating Units (“CGU”) to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGU’s, or otherwise they are allocated to the smallest group of CGU’s for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized immediately in comprehensive income.

Where an impairment loss subsequently reverses for assets with a finite useful life, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized immediately in comprehensive income.

Income taxes

Tax expense comprises current and deferred tax. Tax is recognized in the Statement of Comprehensive Income except to the extent it relates to items recognized in other comprehensive loss or directly in equity.

Current Income tax

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

F-33

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

3.	Summary of Significant Accounting Policies (continued)

Deferred tax

Deferred taxes are the taxes expected to be payable or recoverable on differences between the carrying amounts of assets in the Statement of Financial Position and their corresponding tax bases used in the computation of taxable profit, and are accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences between the carrying amounts of assets and their corresponding tax bases. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets in a transaction that affects neither the taxable profit nor the accounting profit.

Share based compensation plan

The Corporation operates an equity-settled compensation plan under which it receives services from employees, directors, officers, and consultants as consideration for equity instruments of the Corporation.

The Corporation follows the fair value method of accounting for equity settled plans. Under this method, compensation costs attributable to all share options granted are measured at fair value at the date of the grant and expensed over the vesting period with a corresponding increase to contributed surplus. For awards with graded vesting, the fair value of each tranche is recognized over its respective vesting period. At the end of each reporting period, the Corporation re-assesses the estimated number of awards that are expected to vest and recognizes the impact of the revisions in the Statement of Comprehensive Loss. Upon exercise of the stock options, consideration received together with the amount previously recognized in contributed surplus is recorded as an increase to share capital. The contributed surplus balance is reduced as the options are exercised and the amount initial recorded is credited to share capital.

Recent accounting pronouncements

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or International Financial Reporting Interpretations Committee (“IFRIC”). The Corporation is assessing the impact of the new standards, interpretations, amendments and improvements on the Corporation's financial statements. The standard impacted that is applicable to the Corporation is as follows:

Financial Instruments: Disclosures ("IFRS 7")

IFRS 7 has been amended to provide more extensive quantitative disclosures for financial instruments that are offset in the statement of financial position or that are subject to enforceable master netting or similar arrangements. This amendment to IFRS 7 is effective for annual periods beginning on or after January 1, 2013 with retrospective application. The Fund is currently assessing the impact of this standard.

Financial instruments - classification and measurement (“IFRS 9”)

IFRS 9, “Financial Instruments” was issued in November 2009 as the first step in its project to replace IAS 39 “Financial Instruments: Recognition and Measurement”. IFRS 9 introduces new requirements for classifying and measuring financial assets that must be applied starting January 1, 2015, with early adoption permitted. The IASB intends to expand IFRS 9 during the intervening period to add new requirements for classifying and measuring financial liabilities, de-recognition of financial instruments, impairment and hedge accounting

F-34

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

3.	Summary of Significant Accounting Policies (continued)

Consolidated Financial Statement (“IFRS 10”)

IFRS 10, which replaces parts of IAS 27, “Consolidated and Separate Financial Statements” and all of SIC-12, “Consolidation-Special Purpose Entities”, builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The remainder of IAS27, “Separate Financial Statements”, now contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates only when an entity prepares separate financial statements.

Joint Arrangements (“IFRS 11”)

IFRS 11, replaces IAS 31, “Interests in Joint Ventures” and SIC-13, “Jointly Controlled Entities - Non-monetary Contributions by Venturers”, requires a single method, known as the equity method, to account for interests in jointly controlled entities which is consistent with the accounting treatment currently applied to investments in associates. In addition, the option to account for joint ventures (previously called jointly controlled entities) using proportionate consolidation would be removed and equity accounting would be required.

Disclosure of Interests in Other Entities (“IFRS 12”)

IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles.

Fair Value Measurement (“IFRS 13”)

IFRS 13 establishes a single source of guidance for fair value measurements, when fair value is required or permitted by IFRS. The key features of IFRS 13 include: a single framework for measuring fair value while requiring enhanced disclosures when fair value is applied, fair value would be defined as the “exit price”, and concepts of “highest and best use” and “valuation premise” would be relevant only for non-financial assets and liabilities.

Presentation of Financial Statements (“IAS 1”)

In June 2011 the IASB issued amendments to IAS 1 under the title “Presentation of Items of Other Comprehensive Income”. The amendments require a classification of items presented in other comprehensive income into items that might subsequently be reclassified to the income statement and items that will not. The amendments to IAS 1 are compulsory for fiscal years beginning on or after July 1, 2012; earlier application is permitted.

F-35

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

3.	Summary of Significant Accounting Policies (continued)

Employee Benefits (“IAS 19”)

IAS 19 was amended in June 2011, revising the accounting for defined benefit plans to: eliminate the option to defer recognition of actuarial gains and losses (the “corridor approach”) by recognizing these in other comprehensive income as they occur; immediately recognize all past service costs; replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit liability (asset); and revise the disclosure requirements. Accounting for termination benefits was also revised. The amendment is effective for annual periods beginning on or after January 1, 2013. The Fund is currently assessing the impact of this standard.

Consolidated and Separate Financial Statements (“IAS 27”)

IAS 27 replaced the existing IAS 27 “Consolidated and Separate Financial Statements”. IAS 27 contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. IAS 27 requires an entity preparing separate financial statements to account for those investments at cost or in accordance with IFRS 9 Financial Instruments. IAS 27 is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted. The Fund is currently assessing the impact of this standard.

Investments in Associates (“IAS 28”)

IAS 28 was amended in 2011 which prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures. IAS 28 is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted. The Fund is currently assessing the impact of this standard.

4.	Critical judgments and accounting estimates

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates.

The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the financial statements are:

Impairment of non-financial assets

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from the budget for the next five years and do not include restructuring activities that the Corporation is not yet committed to or significant future investments that will enhance the asset’s performance of the cash generating unit being tested. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes.

F-36

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

4.	Critical judgments and accounting estimates (continued)

Fair value of financial instruments

The estimated fair value of financial assets and liabilities, by their very nature, are subject to measurement uncertainty.

Taxes

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Corporation reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

Share-based compensation

The Corporation must make use of estimates in calculating the fair value of share-based payments. Amounts recorded for share-based payments are subject to the inputs used in the Black-Scholes option pricing model including assumptions such as volatility, dividend yield, risk-free interest rates, forfeiture rate estimates and expected option life.

5.	Share capital

Common shares

Authorized:

Unlimited number of voting Common Shares

Unlimited number of Preferred Shares

Issued:

	Number	$

Common Shares

As at May 11, 2011	-	-
Issued for cash to officer and directors	4,400,000	220,000
As at May 31, 2011	4,400,000	220,000
Issued for cash – initial public offering	2,000,000	91,920
As at May 31, 2012	6,400,000	311,920

On September 28, 2011, the Corporation completed a public offering of 2,000,000 common shares at price of $0.10 per share for total proceeds of $200,000, incurred share issuance costs of $108,080 including $10,498 in non-cash expense relating to the issuance of Agent’s Option.

F-37

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

5.	Share capital (continued)

Stock options

On September 28, 2011, the Corporation granted stock options to purchase an aggregate of 640,000 common shares of the Corporation, exercisable at a price of $0.10 per share to officers and directors. These options vest immediately and expire three years from the date of grant. The grant date of the fair value of the stock options was estimated to be $0.06 per option using the Black-Scholes options pricing model based on the following assumptions: Dividend yield (Nil), expected volatility (100%), forfeiture rate (0%), risk free interest rate (1.07%) and expected life (3 years).

Agent’s options

On September 28, 2011, the Corporation granted Macquarie Private Wealth (“the Agent”) a non-transferrable option to purchase 200,000 common shares. The Agent’s option’s are exercisable for a price of $0.10 per share for a period of 24 months from the date of listing the common shares on the Exchange. The Corporation has accounted for the options granted using the fair value method and accordingly recorded non-cash share issuance costs in an amount of $10,498 ($0.05 per option) with a corresponding addition to contributed surplus. The grant date fair value of the Agent options issued was estimated using the Black-Scholes options pricing model based on the following assumptions: Dividend yield (Nil), expected volatility (100%), forfeiture rate (0%), riskfree interest rate (0.92%) and expected life (24 months).

The change in the number and weighted average exercise price of options outstanding during the period is shown below:

	Number of Options	Weighted exercise price
As at May 11, 2011 and May 31, 2011	-	$-
Stock Options	200,000	0.10
Agent Options	640,000	0.10
As at May 31, 2012	840,000	$0.10

A summary of outstanding options at May 31, 2012 is shown below:

		Options Outstanding		Options exercisable
Weighted average
remaining
Exercise price	Number	contractual life	Weighted average
outstanding	outstanding	(years)	exercise price	Number exercisable
$0.10	840,000	7.43	$0.10	840,000

F-38

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

6.	Contributed Surplus

As at May 11, 2011 and May 31, 2011	$-
Stock based compensation, net of forfeitures	50,159
As at May 31, 2012	$50,159

7.	Capital management

The Corporation’s capital consists of shareholders’ equity. The Corporation’s objective for managing capital is to maintain sufficient capital to identify, evaluate and complete a purchase of assets or a business. To meet this objective, the Corporation intends to offer common shares to the public.

The Corporation sets the amount of capital in relation to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets.

The Corporation’s objectives when managing capital are:

i.	to maintain a flexible capital structure, which optimizes the cost of capital at acceptable risk; and
ii.	to maintain investor, creditor and market confidence in order to sustain the future development of the business.

The TSX Venture Exchange rules specify that a maximum of 30% of the gross proceeds from the sale of securities to a maximum of $210,000 may be used for purposes other than evaluating businesses or assets. As at May 31, 2012, 30% of gross proceeds from the sale of securities is $126,000. As at May 31, 2012, the Corporation has expended a total of $117,249 (2011 – Nil) for purposes other than identifying, evaluating and purchasing assets or a business.

8.	Financial instruments and risk management

Fair value represents the price at which a financial instrument could be exchanged in an orderly market, in an arm’s length transaction between knowledgeable and willing parties who are under no compulsion to act. The Corporation classifies the fair value of the financial instruments according to the following hierarchy based on the amount of observable inputs used to value the instrument.

1.	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in the active market for identical assets or liabilities.

2.	Level 2 fair value measurements are those derived from inputs other than quoted prices that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (derived from prices)

3.	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The following table provides an analysis of the financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable.

F-39

Sanction Capital Corp.
Notes to the Financial Statements
May 31, 2012

8.	Financial instruments and risk management (continued)

		May 31, 2012		May 31, 2011
Financial Instrument Classification	Note	Carrying Value $	Fair value $	Carrying Value $	Fair value $

FVTPL:
Cash in trust	(a)	300,447	300,447	205,938	205,938

Loans and receivables:
Accounts receivable	(b)	4,674	4,674	-	-

Other financial liabilities:
Trade and accrued liabilities	(b)	9,484	9,484	37,500	37,500

(a)	Fair values are determined from transaction values which reflect quoted active market prices. Fair values of these financial instruments are based on Level 1 measurements.

(b)	The carrying values approximate fair values due to the short term nature of the instrument. Fair values of these financial instruments are based on Level 3 measurements.

Credit Risk

The Corporation is exposed to a concentration of credit risk as the cash in trust is held in a single account. The Corporation expects its counterparties will be able to meet their obligations as the funds are administered through the trust account of the Corporation's lawyer. The Corporation's lawyer maintains its trust accounts on deposit with a Canadian chartered bank.

Liquidity Risk

The Corporation's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at May 31, 2012, the Corporation had a cash and cash equivalents balance of $300,447 to settle current liabilities of $8,434. All of the Corporation's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Corporation regularly evaluates its cash position to ensure preservation and security of capital as well as the maintenance of liquidity.

9.	Related Party Transactions

During the year ended May 31, 2012, the Corporation paid $3,300 to a corporation controlled by a director and officer of the Corporation for reimbursement of rent and office expenses incurred on behalf of the Corporation for the year ended May 31, 2012. There were no related party transactions in the period ended May 31, 2011.

F-40

Sanction Capital Corp.

Unaudited Condensed Consolidated Interim

Financial Statements

February 28, 2014

F-41

Management's Responsibility

To the Shareholders of Sanction Capital Corp. (the "Corporation"):

Management is responsible for the preparation and presentation of the accompanying condensed interim financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors is composed primarily of Directors who are neither management nor employees of the Corporation. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving financial information. The Board fulfills these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and external auditors. The Board is also responsible for recommending the appointment of the Corporation's external auditors.

The Corporations interim financial statements for the nine month period ending February 28, 2014 are unaudited. The Corporations financial statements for the period from May 31, 2012 to May 31, 2013 have been audited by MNP LLP, an independent firm of Chartered Accountants.

April 23, 2014

Signed “Leif Snethun”
President, CEO and CFO

F-42

Sanction Capital Corp. Condensed Consolidated Statements of Financial Position

	Note	As at February 28, 2014	As at May 31, 2013
Assets
Current assets
Cash in trust		266,172	280,211
Accounts receivable		1,827	1,389
		267,999	281,600
Total assets		267,999	281,600
Liabilities
Current liabilities
Trade payables and accrued liabilities		2,495	6,363
Shareholders’ Equity
Share capital	4	311,920	311,920
Contributed surplus		50,159	50,159
Deficit		(96,575)	(86,842)
		265,504	275,237
Total Liabilities and Shareholders’ Equity		267,999	281,600

These condensed interim financial statements were approved by the board of directors on April 23, 2014 and were signed on its behalf.

“Leif Snethun”	“Dean Callaway”
Director	Director

The accompanying notes are an integral part of these financial statements.

F-43

Sanction Capital Corp. Condensed Consolidated Statements of Comprehensive Loss

	Three months ended February 28		Nine month ended February 28
	2014	2013	2014	2013

Administrative expenses	$4,427	$6,608	$9,733	$14,707
Stock based compensation	-	-	-	-
Comprehensive loss	4,427	6,608	9,733	14,707
Comprehensive loss per share	$0.00	$0.00	$0.00	$0.00

Weighted average number of shares outstanding	4,200,000	6,400,000	4,200,000	6,400,000

The accompanying notes are an integral part of these financial statements.

F-44

Sanction Capital Corp. Condensed Consolidated Statements of Changes in Equity

	Note	Share Capital $	Contributed Surplus $	Retained Earnings $	Total Equity $
As at May 11, 2011		-	-	-	-
Share issuance	4	220,000	-	-	220,000
Total comprehensive loss for the period		-	-	-	-
As at May 31, 2011		220,000	-	-	220,000
Share issuance	4	200,000	-	-	200,000
Share issuance costs	4	(108,080)	-	-	(108,080)
Options granted	4	-	50,159	-	50,159
Total comprehensive loss for the period		-	-	(65,442)	(65,442)
As at May 31, 2012		311,920	50,159	(65,442)	296,637
Total comprehensive loss for the period		-	-	(21,400)	(21,400)
As at May 31, 2013		311,920	50,159	(86,842)	275,237
Total comprehensive loss for the period		-	-	(9,733)	(9,733)
As at February 28, 2014		311,920	50,159	(96,575)	265,504

The accompanying notes are an integral part of these financial statements.

F-45

Sanction Capital Corp. Condensed Consolidated Statements of Cash Flows

		Three months ended February 28		Nine month ended February 28
	Note	2014	2013	2014	2013

Cash provided by (used for) the following activities

Operating activities
Total comprehensive loss for the period		(4,427)	(6,608)	(9,733)	(14,707)
Items not involving cash
Stock based compensation		-	-	-	-
		(4,427)	(6,608)	(9,733)	(14,707)
Changes in non-cash working capital
Accounts receivable		(221)	(325)	(438)	(3,570)
Deferred financing fees	4	-	-	-	-
Trade payables and accrued liabilities		1,757	552	(3,868)	2,974
		2,891	227	(4,306)	596
Financing activities
Issuance of common shares		-	-	-	-
Payment of financing fees		-	-	-	-
		-	-	-	-

Increase in cash during the period		(2,891)	(6,381)	(14,039)	(14,111)
Cash resources, beginning of period		269,063	292,717	280,211	300,447
Cash resources, end of period		266,172	286,336	266,172	286,336

The accompanying notes are an integral part of these financial statements.

F-46

Sanction Capital Corp. Notes to the Condensed Consolidated Interim Financial Statements February 28, 2014

1.	General information and going concern

Sanction Capital Corp. (“the Corporation”) was incorporated under the Business Corporations Act (Alberta) on May 11, 2011 and is a Capital Pool Company as defined in Policy 2.4 of the TSX Venture Exchange Inc. (the "Exchange"). The principal business of the Corporation is to identify and evaluate assets or businesses with a view to potentially acquiring them or an interest therein by completing a purchase transaction, by exercising of an option or by any concomitant transaction. The purpose of such an acquisition is to satisfy the related conditions of a qualifying transaction under the Exchange polices. The Corporation’s registered office is located at 1500, 850 2nd Street SW, Calgary, Alberta, T2P 0R8.

The Corporation's continuing operations, as intended, are dependent upon its ability to identify, evaluate and negotiate an acquisition of assets or businesses, or an interest therein. Such an acquisition will be subject to the approval of the regulatory authorities concerned, and, in the case of a non-arm's length transaction, of the majority of the minority shareholders. Where an acquisition is warranted, additional funding may be required. The ability of the Corporation to fund its potential future operations and commitments could be dependent upon the ability of the Corporation to obtain additional financing. There is also no assurance that the Corporation will identify a business or asset that warrants acquisition within the time limitations permissible under the policies of the Exchange. The Exchange may suspend from trading or delist the common shares of the Corporation should it not carry out a qualifying transaction within 24 months of the date of listing on the Exchange.

The financial statements have been prepared on a going concern basis, meaning the Corporation will be able to realize its assets and discharge its liabilities in the normal course of operations. The continuing operations of the Corporation are dependent upon its ability to identify, evaluate, negotiate and complete a Qualifying Transaction, which, as disclosed here below, is questionable at this time.

As a CPC, the Corporation is required to complete a Qualifying Transaction within 24 months of the date of the listing of it shares on the Exchange. The Corporation's Common Shares were listed on the exchange on May 11, 2011. The Corporation was unable to complete its Qualifying Transaction within the mandated time, and as a result, the Exchange halted trading of the Corporation's Common Shares. The rules of the Exchange provide that, if a CPC is unable to complete a Qualifying Transaction by its 24th month anniversary, the CPC may be granted an additional 90 days in which it may continue to pursue the completion of the proposed Qualifying Transaction notwithstanding that it shares may be suspended from trading. At the time of suspension, a CPC will have two options to retain a listing on the Exchange, namely the completion of a Qualifying Transaction or transferring to the Exchanges NEX board. The purpose of the 90 day extension after suspension is to provide a CPC with sufficient time to obtain the necessary approvals and provide the exchange with the required documentation to transfer to NEX. In order to be eligible to list on NEX, a CPC must obtain majority shareholder approval to transfer to NEX exclusive of the votes of non-arm’s length parties of the CPC and cancel some or all of the seed shares issued by the CPC.

The Corporation failed to complete a Qualifying Transaction within 24 months of the date that the Common Shares were listed on the Exchange. As a result, the Common Shares were delisted from the Exchange. With the approval of shareholders, the Corporation's listing was transferred to the NEX Board of the Exchange. Trading in the Common Shares will remain suspended until the corporation completes a Qualifying Transaction. The Corporation's trading symbol has been changed from SRP.P to SRP.H. In connection with the transfer to the NEX, a total of 2,200,000 “seed shares” of the Corporation held by insiders of the Corporation have been cancelled pursuant to the policies of the Exchange such that the average cost of the remaining seed shares held by the subject insiders of the Corporation is equal to the Corporation's initial public offering price of $0.10 per share.

The Corporation will continue to pursue the completion of a Qualifying Transaction.

F-47

Sanction Capital Corp. Notes to the Condensed Consolidated Interim Financial Statements February 28, 2014

2.	Basis of preparation

Statement of compliance

These financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”), including IAS 1, Presentation of Financial Statements as issued by the International Accounting Standards Board (“IASB”).

Basis of measurement

These financial statements were prepared on a going concern basis, under the historical cost convention. All values are rounded to the nearest dollar, except where otherwise indicated.

Use of estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

Functional and presentation currency

These financial statements are presented in Canadian dollars, which is the Corporation’s functional currency.

F-48

Sanction Capital Corp. Notes to the Condensed Consolidated Interim Financial Statements February 28, 2014

3.	Summary of Significant Accounting Policies

The accounting policies adopted are consistent with those of the previous financial year. In preparing these interim condensed consolidated financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended May 31, 2013.

4.	Share capital

Common shares

Authorized:

Unlimited number of voting Common Shares

Unlimited number of Preferred Shares

Issued:

	Number	$
Common Shares
As at May 11, 2011	-	-
Issued for cash to officer and directors	4,400,000	220,000
As at May 31, 2011	4,400,000	220,000
Issued for cash – initial public offering	2,000,000	91,920
Cancellation of “seed shares”	(2,200,000)
As at February 28, 2014	4,200,000	311,920

On September 28, 2011, the Corporation completed a public offering of 2,000,000 common shares at price of $0.10 per share for total proceeds of $200,000, incurred share issuance costs of $108,080 including $10,498 in non-cash expense relating to the issuance of Agent’s Option.

Stock options

On September 28, 2011, the Corporation granted stock options to purchase an aggregate of 640,000 common shares of the Corporation, exercisable at a price of $0.10 per share to officers and directors. These options vest immediately and expire three years from the date of grant. The grant date of the fair value of the stock options was estimated to be $0.06 per option using the Black-Scholes options pricing model based on the following assumptions: Dividend yield (Nil), expected volatility (100%), forfeiture rate (0%), risk free interest rate (1.07%) and expected life (3 years).

Agent’s options

On September 28, 2011, the Corporation granted Macquarie Private Wealth (“the Agent”) a non-transferrable option to purchase 200,000 common shares. The Agent’s option’s are exercisable for a price of $0.10 per share for a period of 24 months from the date of listing the common shares on the Exchange. The Corporation has accounted for the options granted using the fair value method and accordingly recorded non-cash share issuance costs in an amount of $10,498 ($0.05 per option) with a corresponding addition to contributed surplus. The grant date fair value of the Agent options issued was estimated using the Black-Scholes options pricing model based on the following assumptions: Dividend yield (Nil), expected volatility (100%), forfeiture rate (0%), risk free interest rate (0.92%) and expected life (24 months).

F-49

Sanction Capital Corp. Notes to the Condensed Consolidated Interim Financial Statements February 28, 2014

The change in the number and weighted average exercise price of options outstanding during the period is shown below:

	Number of Options	Weighted exercise price
As at May 11, 2011 and May 31, 2011	-	$-
Agents Options	200,000	0.10
Stock Options	640,000	0.10
Options expired	(200,000)
As at February 28, 2014	640,000	$0.10

A summary of outstanding options at February 28, 2014 is shown below:

Options Outstanding				Options exercisable
Exercise price outstanding	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable
$0.10	640,000	5.68	$0.10	640,000

5.	Capital management

The Corporation’s capital consists of shareholders’ equity. The Corporation’s objective for managing capital is to maintain sufficient capital to identify, evaluate and complete a purchase of assets or a business. To meet this objective, the Corporation intends to offer common shares to the public.

The Corporation sets the amount of capital in relation to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets.

The Corporation’s objectives when managing capital are:

i.	to maintain a flexible capital structure, which optimizes the cost of capital at acceptable risk; and
ii.	to maintain investor, creditor and market confidence in order to sustain the future development of the business.

The TSX Venture Exchange rules specify that a maximum of 30% of the gross proceeds from the sale of securities to a maximum of $210,000 may be used for purposes other than evaluating businesses or assets. As at February 28, 2014, 30% of gross proceeds from the sale of securities is $126,000. As at February 28, 2014, the Corporation has expended a total of $112,751 for purposes other than identifying, evaluating and purchasing assets or a business.

F-50

Sanction Capital Corp. Notes to the Condensed Consolidated Interim Financial Statements February 28, 2014

6.	Financial instruments and risk management

Fair value represents the price at which a financial instrument could be exchanged in an orderly market, in an arm’s length transaction between knowledgeable and willing parties who are under no compulsion to act. The Corporation classifies the fair value of the financial instruments according to the following hierarchy based on the amount of observable inputs used to value the instrument.

1.	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in the active market for identical assets or liabilities.

2.	Level 2 fair value measurements are those derived from inputs other than quoted prices that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (derived from prices)

3.	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The following table provides an analysis of the financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable.

		February 28, 2014		February 29, 2013
Financial Instrument Classification	Note	Carrying Value $	Fair value $	Carrying Value $	Fair value $
FVTPL:
Cash in trust	(a)	266,172	266,172	286,336	286,336
Loans and receivables:
Accounts receivable	(b)	1,827	1,827	1,053	1,053
Other financial liabilities:
Trade and accrued liabilities	(b)	2,494	2,494	5,460	5,460

(a)	Fair values are determined from transaction values which reflect quoted active market prices. Fair values of these financial instruments are based on Level 1 measurements.

(b)	The carrying values approximate fair values due to the short term nature of the instrument. Fair values of these financial instruments are based on Level 3 measurements.

Credit Risk

The Corporation is exposed to a concentration of credit risk as the cash in trust is held in a single account. The Corporation expects its counterparties will be able to meet their obligations as the funds are administered through the trust account of the Corporation’s lawyer. The Corporation’s lawyer maintains its trust accounts on deposit with a Canadian chartered bank.

Liquidity Risk

The Corporation’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at February 28, 2014, the Corporation had a cash and cash equivalents balance of $266,172 to settle current liabilities of $2,495. All of the Corporation’s financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Corporation regularly evaluates its cash position to ensure preservation and security of capital as well as the maintenance of liquidity.

F-51

SCHEDULE B

MANAGEMENT’S INFORMATION AND DISCUSSION OF SANCTION FOR THE YEARS ENDED MAY 31, 2013 AND 2012 AND FOR THE INTERIM PERIOD ENDED FEBRUARY 28, 2014 AND FEBRUARY 28, 2013

F-52

SANCTION CAPITAL CORP.

Management's Discussion and Analysis
Year Ended May 31, 2013

F-53

This Management's Discussion and Analysis ("MD&A") provides a discussion and analysis of the financial condition and results of operations to enable a reader to assess material changes in the financial condition and results of operations for the year ended May 31, 2013. The MD&A should be read in conjunction with the audited financial statements and notes thereto of Sanction Capital Corp. ("Company") for the year ended May 31, 2013. The Company's financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). All amounts included in the MD&A are in Canadian dollars, unless otherwise specified. This report is dated as of September 19, 2013.

NATURE OF BUSINESS

The Company was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on May 11, 2011. The Company is a Capital Pool Company as defined in Policy 2.4 of the TSX Venture Exchange Inc. (the "Exchange"). The Company has not commenced commercial operations and proposes to identify and evaluate potential acquisitions of businesses, and once identified and evaluated, to negotiate an acquisition or participation subject to receipt of regulatory approval.

Until completion of a Qualifying Transaction (as defined in Exchange Policy 2.4), the Company will not carry on any business other than the identification and evaluation of businesses or assets with a view to completing a potential Qualifying Transaction. With the consent of the Exchange, this may include the raising of additional funds in order to finance an acquisition. Except as described in the Company's final prospectus dated June 30, 2011, the funds raised pursuant to the Company's initial public offering and any subsequent financing will be utilized only for the identification and evaluation of potential Qualifying Transactions and not for any deposit, loan or direct investment in a potential acquisition.

Although the Company has commenced the process of identifying potential acquisitions with a view to completing the Qualifying Transaction, the Company has not yet entered into an Agreement in Principle (as defined in Exchange policy 2.4).

There is no assurance that the Company will identify an appropriate business or asset for acquisition or investment and even if so identified and warranted, it may not be able to finance such acquisition or investment. Additional funds may be required to enable the Company to pursue such an initiative and the Company may be unable to obtain such financing on terms which are satisfactory to it. Furthermore, there is no assurance that a businesses or asset acquired will be profitable.

FORWARD LOOKING STATEMENTS

Certain statements contained in this MD&A, including statements or information that contain terminology such as "anticipate", "believe", "intend", "expect", "estimate", "may", "could", "will", and similar expressions constitute "forward-looking statements" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, that address activities, events, or developments that we or a third party expect or anticipate will or may occur in the future, including our future growth, results of operations, performance and business prospects and opportunities are forward-looking statements.

These forward-looking statements reflect our current beliefs and are based on information currently available to us. These statements require us to make assumptions we believe are reasonable and are subject to inherent risks and uncertainties. Actual results and developments may differ materially from the results and developments discussed in the forward-looking statements as certain of these risks and uncertainties are beyond our control.

F-54

Examples of such forward-looking statements in this MD&A include, but are not limited to, our ability to complete a Qualifying Transaction at all, or if completed, on terms that are ultimately beneficial to shareholders. These forward-looking statements are based on a number of assumptions that may prove to be incorrect, which include, but are not limited to:

•	our ability to obtain necessary financing to complete a Qualifying Transaction;

•	our ability to satisfy conditions under any acquisition agreement for a Qualifying Transaction; and

•	meeting the conditions of the Exchange with respect to the Qualifying Transaction.

Consequently, all of the forward-looking statements made in this MD&A are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. These forward-looking statements are made as of the date of this MD&A. Except as required by applicable securities legislation, we assume no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

DISCUSSIONS OF OPERATIONS AND FINANCIAL CONDITION

As at May 31, 2013, the Company had not completed a Qualifying Transaction and all business activity was directed towards the identification of a Qualifying Transaction.

The Company's expenditures include costs to maintain a public company in good standing and expenses to identify and evaluate acquisitions of companies, businesses, assets or properties. Public company costs include professional fees for audit and legal, transfer agent fees, exchange listing and filing fees and costs of preparing, printing and filing continuous disclosure documents.

SELECTED FINANCIAL INFORMATION

The Company was incorporated on May 11, 2011 and became a reporting issuer on July 6, 2011. A summary of selected financial information is as follows:

	Q-1 ended Aug 30,11	Q-2 ended Nov 30, 11	Q-3 ended Feb 29, 12	Year-end May 31, 12	Q-1 ended Aug 30, 12	Q-2 ended Nov 30, 12	Q-3 ended Feb 29, 13	Year-end May 31, 13
Revenue	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Expenses	Nil	(42,007)	(12,113)	(65,442)	Nil	(8,099)	(6,608)	(21,400)
Net Income (loss)	Nil	(42,007)	(12,113)	(65,442)	Nil	(8,099)	(6,608)	(21,400)
Net loss per share: basic	-	0.01	-	0.01	-	-	-	0.00
Net loss per share: diluted	-	0.01	-	0.01	-	-	-	0.00
Cash in trust	197,411	317,579	308,637	300,447	298,838	292,717	286,336	280,211
Assets	270,602	322,361	313,419	305,071	303,462	293,446	287,390	281,600
Working Capital	146,809	320,072	307,959	296,637	296,637	288,538	281,930	275,237

Costs quarter over quarter include legal, trustee, accounting and other TSX venture exchange costs to maintain listing sustainability. Cash is held in trust at a major Canadian law firm.

F-55

LIQUIDITY AND CAPITAL RESOURCES

As at May 31, 2013 the Company had cash in trust of $280,211 and working capital of $275,237. The Company's cash was derived from the issuance of 6,400,000 common shares for gross proceeds of $420,000, less amounts paid for certain costs relating to the creation of a Prospectus for the Company's initial public offering, filing and Exchange fees, agent's fees and legal expenses.

Management believes that the Company has sufficient working capital to meet its ongoing administrative costs. As a capital pool company, the Company's only source of revenue is interest income, thus working capital is expected to decrease pending the completion of a Qualifying Transaction.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The Company is not yet party to any industry contracts or arrangements and does not have any off balance sheet arrangements that have, or are reasonably likely to have, an effect on the results of operations or financial condition of the Company.

RISKS AND UNCERTAINTIES

The Company is a capital pool company under the policies of the Exchange. If the Company fails to complete a Qualifying Transaction within 24 months of the listing, the Exchange could suspend or delist the common shares of the Company. The applicable securities commission may issue an interim cease trade order against the Company's securities if the common shares of the Company are suspended from trading on the Exchange, and will issue such an interim cease trade order if the Company is delisted from the Exchange. In addition, delisting from the Exchange will result in the cancellation of all currently issued and outstanding securities of the Company held by Insiders.

Although management of the Company will work diligently to identify a Qualifying Transaction, there is no assurance that a Qualifying Transaction will be entered into nor completed.

Until completion of a Qualifying Transaction the Company is not permitted to carry on any business other than the identification and evaluation of potential Qualifying Transactions.

The Company's risk exposures and the impact on the Company's financial instruments are summarized below:

(a)	Credit Risk

Credit risk is the risk of loss associated with a counterparty's inability to fulfill its payment obligations. The Company's credit risk is primarily attributable to cash and cash equivalents and receivables. Cash and cash equivalents balances are held with the Company’s lawyers in trust, from which management believes the risk of loss to be remote. Financial instruments included in receivables consist of goods and services tax due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to financial instruments included in the receivable is remote.

(b)	Liquidity Risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at May 31, 2013, the Company had a cash in trust balance of $280,211 to settle current liabilities of $6,363. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company regularly evaluates its cash position to ensure preservation and security of capital as well as the maintenance of liquidity.

F-56

RELATED PARTY TRANSACTIONS

On May 26, 2011, the directors of the Company, including a director who is also an officer of the Company, subscribed for 4,400,000 common shares of the Company at $0.05 per share for gross proceeds of $220,000.

During the year ended May 31, 2013, the Corporation paid $3,300 to a corporation controlled by a director and officer of the Corporation for reimbursement of rent and office expenses incurred on behalf of the Corporation.

The foregoing transactions were conducted in the ordinary course of business and recorded at their exchange amounts, which was the consideration paid or received by the Company as agreed to between the related parties.

FINANCIAL AND OTHER INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, and accounts payable and accrued liabilities. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments and that the fair value of these financial instruments approximates their carrying values.

The Company's financial instruments (cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities) are not subject to market risk.

The Company is not involved in any hedging program, nor is it a party to any financial instruments that may have an impact on its financial position.

The following summarizes the methods and assumptions used in estimating the fair value of the Company's financial instruments where measurement is required. The fair value of short-term financial instruments approximates their carrying amounts due to the relatively short period to maturity. These include cash and cash equivalents. Fair value amounts represent point-in-time estimates and may not reflect fair value in the future. The measurements are subjective in nature, involve uncertainties and are a matter of significant judgment. The methods and assumptions used to develop fair value measurements, for those financial instruments where fair value is recognized in the balance sheet, have been prioritized into three levels as per the fair value hierarchy included in IFRS. Level one includes quoted prices (unadjusted) in active markets for identical assets or liabilities. Level two includes inputs that are observable other than quoted prices included in level one. Level three includes inputs that are not based on observable market data.

	Level One	Level Two	Level Three

Cash in trust	$280,211	$-	$-

F-57

CRITICAL ACCOUNTING ESTIMATES

The accounting policies adopted are consistent with those of the previous financial year. In preparing these consolidated financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended May 31, 2012.

FUTURE ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or International Financial Reporting Interpretations Committee (“IFRIC”). The Corporation is assessing the impact of the new standards, interpretations, amendments and improvements on the Corporation’s financial statements. The standard impacted that is applicable to the Corporation is as follows:

i.	In December 2011, the IASB issued amendments to IFRS 7, “Financial Instruments: Disclosures” and IAS 32, “Financial Instruments: Presentation” to clarify the current offsetting model and develop common disclosure requirements to enhance the understanding of the potential effects of offsetting arrangements. Amendments to IFRS 7 are effective for the Corporation on June 1, 2013 with required retrospective application and early adoption permitted. Amendments to IAS 32 are effective for the Corporation on June 1, 2014 with required retrospective application and early adoption permitted. The Corporation is currently assessing the impact of these amendments.

ii.	IFRS 9, ‘Financial Instruments’, replaces IAS 39, Financial Instruments: Recognition and Measurement, and is effective for annual periods beginning on or after January 1, 2015. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments (its business model) and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the many different impairment methods in IAS 39. Pursuant to IFRS 9, an entity choosing to measure a liability at fair value will present the portion of the change in its fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than in the profit or loss. New requirements for the derecognition of financial instruments, impairment and hedge accounting are expected to be added to IFRS 9. The Corporation is currently assessing the impact of this standard.

iii.	IFRS 10, ‘Consolidated Interim consolidated financial statements’ was issued in May 2011 and will supersede the consolidation requirements in SIC-12 ‘Consolidation – Special Purpose Entities’ and IAS 27 ‘Consolidated and Separate Interim consolidated financial statements’ effective for annual periods beginning on or after January 1, 2013, with early application permitted. IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated interim consolidated financial statements of the parent company. The standard also provides additional guidance to assist in the determination of control where this is difficult to assess. The Corporation is currently assessing the impact of this standard.

iv.	IFRS 11, ‘Joint Arrangements’ was issued in May 2011 and will supersede existing IAS 31, ‘Joint Ventures’ effective for annual period beginning on or after January 1, 2013, with early application permitted. IFRS 11 provides for the accounting of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form (as is currently the case). The standard also eliminates the option to account for jointly controlled entities using the proportionate consolidation method. The Corporation is currently assessing the impact of this standard.

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v.	IFRS 12, ‘Disclosure of Interests in Other Entities’ was issued in May 2011 and is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Corporation is currently assessing the impact of this standard.

PROPOSED TRANSACTIONS

There is no imminent decision by the Board of Directors of the Company with respect to any transaction beyond what is included in this MD&A.

CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the general operations of the Company and facilitate the liquidity needs of a Qualifying Transaction. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. The Company defines capital to include its working capital position, capital stock and accumulated deficit.

In order to fund a future Qualifying Transaction and pay for administrative costs, the Company will spend its existing working capital and may have to raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the year ended May 31, 2013. The Company is not subject to externally imposed capital requirements.

POTENTIAL DILUTION

The issue of common shares of the Company upon the exercise of the options and warrants will dilute the ownership interest of the Company's current shareholders. The Company may also issue additional options and warrants or additional common shares from time to time in the future. If it does so, the ownership interest of the Company's then current shareholders could also be diluted.

CURRENT GLOBAL FINANCIAL CONDITIONS

Current global financial conditions have been characterized by increased volatility, declining liquidity and the exit of a number of traditional investors from public markets. Access to public financing has been made more challenging by a global contraction of commercial and consumer credit markets. The ensuing decline in consumption has led to a marked erosion of investor confidence and risk tolerance.

A major consequence/contributor to these factors may be seen in the unparalleled number of established financial institutions facing involuntary corporate reorganization, insolvency, bankruptcy and/or governmental intervention. While the most sensational of the corporate casualties have occurred in the United States, the global nature today's economic reality has left no interrelated public market unscathed. These factors may affect the ability of the Company to obtain equity or debt financing in the future on terms favourable to the Company or at all. Any or all of these economic factors, as well as other factors not specifically identified herein, may cause a decline in asset values that could be deemed to be other than temporary, resulting in impairment losses. If such conditions continue, the Company's operations could be negatively impacted, and the trading price of its common shares may be adversely affected.

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MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

The Company's financial statements are the responsibility of the Company's management, and have been approved by the board of directors. The financial statements were prepared by the Company's management in accordance with IFRS. The financial statements include certain amounts based on the use of estimates and assumptions.

Management has established these amounts in a reasonable manner, in order to ensure that the financial statements are presented fairly in all material respects.

DISCLOSURE AND INTERNAL FINANCIAL CONTROLS

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that:

(a)	the audited and unaudited financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the audited and unaudited financial statements; and

(b)	the financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the audited and unaudited financial statements.

In contrast to the certificate required under National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings ("NI 52-109"), the Company utilizes the Venture Issuer Basic Certificate which does not include representations relating to the establishment and maintenance of disclosure controls and procedures ("DC&P") and internal control over financial reporting ("ICFR"), as defined in NI 52-109. In particular, the certifying officers filing the Certificate are not making any representations relating to the establishment and maintenance of:

(a)	controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

(b)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer's IFRS.

The Company's certifying officer is responsible for ensuring that processes are in place to provide him with sufficient knowledge to support the representations he is making in this certificate.

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Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

OUTSTANDING SHARE DATA

The Company is authorized to issue an unlimited number of common shares without nominal or par value and an unlimited number of Preferred Shares without nominal or par value. As at May 31, 2013, there were 6,400,000 common shares issued and outstanding, 640,000 stock options outstanding with a weighted average exercise price of $0.10 expiring in 2021 and 200,000 Agent's Option outstanding with an exercise price of $0.10, expiring in 2013.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the SEDAR web site www.sedar.com.

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SANCTION CAPITAL CORP.

Management's Discussion and Analysis
Year Ended May 31, 2012

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This Management's Discussion and Analysis ("MD&A") provides a discussion and analysis of the financial condition and results of operations to enable a reader to assess material changes in the financial condition and results of operations for the year ended May 31, 2012. The MD&A should be read in conjunction with the audited financial statements and notes thereto of Sanction Capital Corp. ("Company") for the year ended May 31, 2012. The Company's financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). All amounts included in the MD&A are in Canadian dollars, unless otherwise specified. This report is dated as of September 24, 2012.

NATURE OF BUSINESS

The Company was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on May 11, 2011. The Company is a Capital Pool Company as defined in Policy 2.4 of the TSX Venture Exchange Inc. (the "Exchange"). The Company has not commenced commercial operations and proposes to identify and evaluate potential acquisitions of businesses, and once identified and evaluated, to negotiate an acquisition or participation subject to receipt of regulatory approval.

Until completion of a Qualifying Transaction (as defined in Exchange Policy 2.4), the Company will not carry on any business other than the identification and evaluation of businesses or assets with a view to completing a potential Qualifying Transaction. With the consent of the Exchange, this may include the raising of additional funds in order to finance an acquisition. Except as described in the Company's final prospectus dated June 30, 2011, the funds raised pursuant to the Company's initial public offering and any subsequent financing will be utilized only for the identification and evaluation of potential Qualifying Transactions and not for any deposit, loan or direct investment in a potential acquisition.

Although the Company has commenced the process of identifying potential acquisitions with a view to completing the Qualifying Transaction, the Company has not yet entered into an Agreement in Principle (as defined in Exchange policy 2.4).

There is no assurance that the Company will identify an appropriate business or asset for acquisition or investment and even if so identified and warranted, it may not be able to finance such acquisition or investment. Additional funds may be required to enable the Company to pursue such an initiative and the Company may be unable to obtain such financing on terms which are satisfactory to it. Furthermore, there is no assurance that a businesses or asset acquired will be profitable.

FORWARD LOOKING STATEMENTS

Certain statements contained in this MD&A, including statements or information that contain terminology such as "anticipate", "believe", "intend", "expect", "estimate", "may", "could", "will", and similar expressions constitute "forward-looking statements" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, that address activities, events, or developments that we or a third party expect or anticipate will or may occur in the future, including our future growth, results of operations, performance and business prospects and opportunities are forward-looking statements.

These forward-looking statements reflect our current beliefs and are based on information currently available to us. These statements require us to make assumptions we believe are reasonable and are subject to inherent risks and uncertainties. Actual results and developments may differ materially from the results and developments discussed in the forward-looking statements as certain of these risks and uncertainties are beyond our control.

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Examples of such forward-looking statements in this MD&A include, but are not limited to, our ability to complete a Qualifying Transaction at all, or if completed, on terms that are ultimately beneficial to shareholders. These forward-looking statements are based on a number of assumptions that may prove to be incorrect, which include, but are not limited to:

•	our ability to obtain necessary financing to complete a Qualifying Transaction;

•	our ability to satisfy conditions under any acquisition agreement for a Qualifying Transaction; and

•	meeting the conditions of the Exchange with respect to the Qualifying Transaction.

Consequently, all of the forward-looking statements made in this MD&A are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. These forward-looking statements are made as of the date of this MD&A. Except as required by applicable securities legislation, we assume no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

DISCUSSIONS OF OPERATIONS AND FINANCIAL CONDITION

As at May 31, 2012, the Company had not completed a Qualifying Transaction and all business activity was directed towards the identification of a Qualifying Transaction.

The Company's expenditures include costs to maintain a public company in good standing and expenses to identify and evaluate acquisitions of companies, businesses, assets or properties. Public company costs include professional fees for audit and legal, transfer agent fees, exchange listing and filing fees and costs of preparing, printing and filing continuous disclosure documents.

SELECTED FINANCIAL INFORMATION

	Year ended February 29, 2012 $	For the period from incorporation on May 11, 2011 to May 31, 2011 $

Revenue	Nil	Nil
Expenses	(25,780)	Nil
Share Based Compensation	(39,662)	Nil
Net loss	(65,442)	Nil
Net loss per share: basic	(0.01)	Nil
Net loss per share: diluted	(0.01)	Nil
Cash in trust, end of period	300,447	205,938
Assets	305,071	257,501
Working Capital	296,637	220,000

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LIQUIDITY AND CAPITAL RESOURCES

As at May 31, 2012 the Company had cash in trust of $300,447 and working capital of $296,637. The Company's cash was derived from the issuance of 6,400,000 common shares for gross proceeds of $420,000, less amounts paid for certain costs relating to the creation of a Prospectus for the Company's initial public offering, filing and Exchange fees, agent's fees and legal expenses.

Management believes that the Company has sufficient working capital to meet its ongoing administrative costs. As a capital pool company, the Company's only source of revenue is interest income, thus working capital is expected to decrease pending the completion of a Qualifying Transaction.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The Company is not yet party to any industry contracts or arrangements and does not have any off balance sheet arrangements that have, or are reasonably likely to have, an effect on the results of operations or financial condition of the Company.

RISKS AND UNCERTAINTIES

The Company is a capital pool company under the policies of the Exchange. If the Company fails to complete a Qualifying Transaction within 24 months of the listing, the Exchange could suspend or delist the common shares of the Company. The applicable securities commission may issue an interim cease trade order against the Company's securities if the common shares of the Company are suspended from trading on the Exchange, and will issue such an interim cease trade order if the Company is delisted from the Exchange. In addition, delisting from the Exchange will result in the cancellation of all currently issued and outstanding securities of the Company held by Insiders.

Although management of the Company will work diligently to identify a Qualifying Transaction, there is no assurance that a Qualifying Transaction will be entered into nor completed.

Until completion of a Qualifying Transaction the Company is not permitted to carry on any business other than the identification and evaluation of potential Qualifying Transactions.

The Company's risk exposures and the impact on the Company's financial instruments are summarized below:

(a)	Credit Risk

Credit risk is the risk of loss associated with a counterparty's inability to fulfill its payment obligations. The Company's credit risk is primarily attributable to cash and cash equivalents and receivables. Cash and cash equivalents balances are held with the Company’s lawyers in trust, from which management believes the risk of loss to be remote. Financial instruments included in receivables consist of goods and services tax due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to financial instruments included in the receivable is remote.

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(b)	Liquidity Risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at May 31, 2012, the Company had a cash in trust balance of $300,447 to settle current liabilities of $8,434. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company regularly evaluates its cash position to ensure preservation and security of capital as well as the maintenance of liquidity.

RELATED PARTY TRANSACTIONS

On May 26, 2011, the directors of the Company, including a director who is also an officer of the Company, subscribed for 4,400,000 common shares of the Company at $0.05 per share for gross proceeds of $220,000.

During the year ended May 31, 2012, the Company paid $3,300 to a corporation controlled by a director and officer of the Company for reimbursement of rent and office expenses incurred on behalf of the Company for the year ending May 31, 2012.

The foregoing transactions were conducted in the ordinary course of business and recorded at their exchange amounts, which was the consideration paid or received by the Company as agreed to between the related parties.

FINANCIAL AND OTHER INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, and accounts payable and accrued liabilities. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments and that the fair value of these financial instruments approximates their carrying values.

The Company's financial instruments (cash and cash equivalents, sundry receivable, and accounts payable and accrued liabilities) are not subject to market risk.

The Company is not involved in any hedging program, nor is it a party to any financial instruments that may have an impact on its financial position.

The following summarizes the methods and assumptions used in estimating the fair value of the Company's financial instruments where measurement is required. The fair value of short-term financial instruments approximates their carrying amounts due to the relatively short period to maturity. These include cash and cash equivalents. Fair value amounts represent point-in-time estimates and may not reflect fair value in the future. The measurements are subjective in nature, involve uncertainties and are a matter of significant judgment. The methods and assumptions used to develop fair value measurements, for those financial instruments where fair value is recognized in the balance sheet, have been prioritized into three levels as per the fair value hierarchy included in IFRS. Level one includes quoted prices (unadjusted) in active markets for identical assets or liabilities. Level two includes inputs that are observable other than quoted prices included in level one. Level three includes inputs that are not based on observable market data.

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	Level One	Level Two	Level Three

Cash in trust	$300,447	$-	$-

CRITICAL ACCOUNTING ESTIMATES

A detailed summary of all the Company's significant accounting policies is included in Note 3 to the financial statements for the year ended May 31, 2012.

FUTURE ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or International Financial Reporting Interpretations Committee (“IFRIC”). The Corporation is assessing the impact of the new standards, interpretations, amendments and improvements on the Corporation’s financial statements. The standard impacted that is applicable to the Corporation is as follows:

Financial Instruments: Disclosures ("IFRS 7")

IFRS 7 has been amended to provide more extensive quantitative disclosures for financial instruments that are offset in the statement of financial position or that are subject to enforceable master netting or similar arrangements. This amendment to IFRS 7 is effective for annual periods beginning on or after January 1, 2013 with retrospective application. The Fund is currently assessing the impact of this standard.

Financial instruments – classification and measurement (“IFRS 9”)

IFRS 9, “Financial Instruments” was issued in November 2009 as the first step in its project to replace IAS 39 ”Financial Instruments: Recognition and Measurement”. IFRS 9 introduces new requirements for classifying and measuring financial assets that must be applied starting January 1, 2015, with early adoption permitted. The IASB intends to expand IFRS 9 during the intervening period to add new requirements for classifying and measuring financial liabilities, de-recognition of financial instruments, impairment and hedge accounting.

Consolidated Financial Statement (“IFRS 10”)

IFRS 10, which replaces parts of IAS 27, “Consolidated and Separate Financial Statements” and all of SIC-12, “Consolidation-Special Purpose Entities”, builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The remainder of IAS27, “Separate Financial Statements”, now contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates only when an entity prepares separate financial statements.

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Joint Arrangements (“IFRS 11”)

IFRS 11, replaces IAS 31, “Interests in Joint Ventures” and SIC-13, “Jointly Controlled Entities – Non-monetary Contributions by Venturers”, requires a single method, known as the equity method, to account for interests in jointly controlled entities which is consistent with the accounting treatment currently applied to investments in associates. In addition, the option to account for joint ventures (previously called jointly controlled entities) using proportionate consolidation would be removed and equity accounting would be required.

Disclosure of Interests in Other Entities (“IFRS 12”)

IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles.

Fair Value Measurement (“IFRS 13”)

IFRS 13 establishes a single source of guidance for fair value measurements, when fair value is required or permitted by IFRS. The key features of IFRS 13 include: a single framework for measuring fair value while requiring enhanced disclosures when fair value is applied, fair value would be defined as the “exit price”, and concepts of “highest and best use” and “valuation premise” would be relevant only for non-financial assets and liabilities.

Presentation of Financial Statements (“IAS 1”)

In June 2011 the IASB issued amendments to IAS 1 under the title “Presentation of Items of Other Comprehensive Income”. The amendments require a classification of items presented in other comprehensive income into items that might subsequently be reclassified to the income statement and items that will not. The amendments to IAS 1 are compulsory for fiscal years beginning on or after July 1, 2012; earlier application is permitted.

Employee Benefits ("IAS 19")

IAS 19 was amended in June 2011, revising the accounting for defined benefit plans to: eliminate the option to defer recognition of actuarial gains and losses (the “corridor approach”) by recognizing these in other comprehensive income as they occur; immediately recognize all past service costs; replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit liability (asset); and revise the disclosure requirements. Accounting for termination benefits was also revised. The amendment is effective for annual periods beginning on or after January 1, 2013. The Fund is currently assessing the impact of this standard.

Consolidated and Separate Financial Statements ("IAS 27")

IAS 27 replaced the existing IAS 27 ‘‘Consolidated and Separate Financial Statements’’. IAS 27 contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. IAS 27 requires an entity preparing separate financial statements to account for those investments at cost or in accordance with IFRS 9 Financial Instruments. IAS 27 is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted. The Fund is currently assessing the impact of this standard.

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Investments in Associates ("IAS 28")

IAS 28 was amended in 2011 which prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures. IAS 28 is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted. The Fund is currently assessing the impact of this standard.

International Financial Reporting Standards ("IFRS")

These financial statements have been prepared in accordance with International Financial Reporting Standards and its interpretations adopted by the International Accounting Standards Board ("IASB").

PROPOSED TRANSACTIONS

There is no imminent decision by the Board of Directors of the Company with respect to any transaction beyond what is included in this MD&A.

CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the general operations of the Company and facilitate the liquidity needs of a Qualifying Transaction. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. The Company defines capital to include its working capital position, capital stock and accumulated deficit.

In order to fund a future Qualifying Transaction and pay for administrative costs, the Company will spend its existing working capital and may have to raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the year ended May 31, 2012. The Company is not subject to externally imposed capital requirements.

POTENTIAL DILUTION

The issue of common shares of the Company upon the exercise of the options and warrants will dilute the ownership interest of the Company's current shareholders. The Company may also issue additional options and warrants or additional common shares from time to time in the future. If it does so, the ownership interest of the Company's then current shareholders could also be diluted.

CURRENT GLOBAL FINANCIAL CONDITIONS

Current global financial conditions have been characterized by increased volatility, declining liquidity and the exit of a number of traditional investors from public markets. Access to public financing has been made more challenging by a global contraction of commercial and consumer credit markets. The ensuing decline in consumption has led to a marked erosion of investor confidence and risk tolerance.

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A major consequence/contributor to these factors may be seen in the unparalleled number of established financial institutions facing involuntary corporate reorganization, insolvency, bankruptcy and/or governmental intervention. While the most sensational of the corporate casualties have occurred in the United States, the global nature today's economic reality has left no interrelated public market unscathed. These factors may affect the ability of the Company to obtain equity or debt financing in the future on terms favourable to the Company or at all. Any or all of these economic factors, as well as other factors not specifically identified herein, may cause a decline in asset values that could be deemed to be other than temporary, resulting in impairment losses. If such conditions continue, the Company's operations could be negatively impacted, and the trading price of its common shares may be adversely affected.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

The Company's financial statements are the responsibility of the Company's management, and have been approved by the board of directors. The financial statements were prepared by the Company's management in accordance with IFRS. The financial statements include certain amounts based on the use of estimates and assumptions.

Management has established these amounts in a reasonable manner, in order to ensure that the financial statements are presented fairly in all material respects.

DISCLOSURE AND INTERNAL FINANCIAL CONTROLS

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that:

(a)	the audited and unaudited financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the audited and unaudited financial statements; and

(b)	the financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the audited and unaudited financial statements.

In contrast to the certificate required under National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings ("NI 52-109"), the Company utilizes the Venture Issuer Basic Certificate which does not include representations relating to the establishment and maintenance of disclosure controls and procedures ("DC&P") and internal control over financial reporting ("ICFR"), as defined in NI 52-109. In particular, the certifying officers filing the Certificate are not making any representations relating to the establishment and maintenance of:

(c)	controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

(d)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer's IFRS.

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The Company's certifying officer is responsible for ensuring that processes are in place to provide him with sufficient knowledge to support the representations he is making in this certificate.

Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

OUTSTANDING SHARE DATA

The Company is authorized to issue an unlimited number of common shares without nominal or par value and an unlimited number of Preferred Shares without nominal or par value. On September 19, 2012, there were 6,400,000 common shares issued and outstanding, 640,000 stock options outstanding with a weighted average exercise price of $0.10 expiring in 2021 and 200,000 Agent's Option outstanding with an exercise price of $0.10, expiring in 2013.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the SEDAR web site www.sedar.com.

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SANCTION CAPITAL CORP.

Management's Discussion and Analysis
Period Ended February 28, 2014

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This Management's Discussion and Analysis ("MD&A") provides a discussion and analysis of the financial condition and results of operations to enable a reader to assess material changes in the financial condition and results of operations for the period ended February 28, 2014. The MD&A should be read in conjunction with the audited financial statements and notes thereto of Sanction Capital Corp. ("Company") for the year ended May 31, 2013 as well as the Company’s unaudited financial statements and notes thereto for the period ended February 28, 2014. The Company's financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). All amounts included in the MD&A are in Canadian dollars, unless otherwise specified. This report is dated as of April 23, 2014.

NATURE OF BUSINESS

The Company was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on May 11, 2011. The Company is a Capital Pool Company as defined in Policy 2.4 of the TSX Venture Exchange Inc. (the "Exchange"). The Company has not commenced commercial operations and proposes to identify and evaluate potential acquisitions of businesses, and once identified and evaluated, to negotiate an acquisition or participation subject to receipt of regulatory approval.

Until completion of a Qualifying Transaction (as defined in Exchange Policy 2.4), the Company will not carry on any business other than the identification and evaluation of businesses or assets with a view to completing a potential Qualifying Transaction. With the consent of the Exchange, this may include the raising of additional funds in order to finance an acquisition. Except as described in the Company's final prospectus dated June 30, 2011, the funds raised pursuant to the Company's initial public offering and any subsequent financing will be utilized only for the identification and evaluation of potential Qualifying Transactions and not for any deposit, loan or direct investment in a potential acquisition.

Although the Company has commenced the process of identifying potential acquisitions with a view to completing the Qualifying Transaction, the Company has not yet entered into an Agreement in Principle (as defined in Exchange policy 2.4).

There is no assurance that the Company will identify an appropriate business or asset for acquisition or investment and even if so identified and warranted, it may not be able to finance such acquisition or investment. Additional funds may be required to enable the Company to pursue such an initiative and the Company may be unable to obtain such financing on terms which are satisfactory to it. Furthermore, there is no assurance that a businesses or asset acquired will be profitable.

The financial statements have been prepared on a going concern basis, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. The continuing operations of the Company are dependent upon its ability to identify, evaluate, negotiate and complete a Qualifying Transaction, which, as disclosed here below, is questionable at this time.

As a CPC, the Company is required to complete a Qualifying Transaction within 24 months of the date of the listing of it shares on the Exchange. The Company's Common Shares were listed on the exchange on May 11, 2011. The Company was unable to complete its Qualifying Transaction within the mandated time, and as a result, the Exchange halted trading of the Company's Common Shares. The rules of the Exchange provide that, if a CPC is unable to complete a Qualifying Transaction by its 24th month anniversary, the CPC may be granted an additional 90 days in which it may continue to pursue the completion of the proposed Qualifying Transaction notwithstanding that it shares may be suspended from trading. At the time of suspension, a CPC will have two options to retain a listing on the Exchange, namely the completion of a Qualifying Transaction or transferring to the Exchanges NEX board. The purpose of the 90 day extension after suspension is to provide a CPC with sufficient time to obtain the necessary approvals and provide the exchange with the required documentation to transfer to NEX. In order to be eligible to list on NEX, a CPC must obtain majority shareholder approval to transfer to NEX exclusive of the votes of non-arm’s length parties of the CPC and cancel some or all of the seed shares issued by the CPC.

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The Company failed to complete a Qualifying Transaction within 24 months of the date that the Common Shares were listed on the Exchange. As a result, the Common Shares were delisted from the Exchange. With the approval of shareholders, the Company's listing was transferred to the NEX Board of the Exchange on January 8, 2014. The Company's trading symbol has been changed from SRP.P to SRP.H. In connection with the transfer to the NEX, a total of 2,200,000 “seed shares” of the Company held by insiders of the Company have been cancelled pursuant to the policies of the Exchange such that the average cost of the remaining seed shares held by the subject insiders of the Company is equal to the Company's initial public offering price of $0.10 per share.

The Company will continue to pursue the completion of a Qualifying Transaction.

FORWARD LOOKING STATEMENTS

Certain statements contained in this MD&A, including statements or information that contain terminology such as "anticipate", "believe", "intend", "expect", "estimate", "may", "could", "will", and similar expressions constitute "forward-looking statements" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, that address activities, events, or developments that we or a third party expect or anticipate will or may occur in the future, including our future growth, results of operations, performance and business prospects and opportunities are forward-looking statements.

These forward-looking statements reflect our current beliefs and are based on information currently available to us. These statements require us to make assumptions we believe are reasonable and are subject to inherent risks and uncertainties. Actual results and developments may differ materially from the results and developments discussed in the forward-looking statements as certain of these risks and uncertainties are beyond our control.

Examples of such forward-looking statements in this MD&A include, but are not limited to, our ability to complete a Qualifying Transaction at all, or if completed, on terms that are ultimately beneficial to shareholders. These forward-looking statements are based on a number of assumptions that may prove to be incorrect, which include, but are not limited to:

•	our ability to obtain necessary financing to complete a Qualifying Transaction;

•	our ability to satisfy conditions under any acquisition agreement for a Qualifying Transaction; and

•	meeting the conditions of the Exchange with respect to the Qualifying Transaction.

Consequently, all of the forward-looking statements made in this MD&A are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. These forward-looking statements are made as of the date of this MD&A. Except as required by applicable securities legislation, we assume no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

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DISCUSSIONS OF OPERATIONS AND FINANCIAL CONDITION

As at February 28, 2014, the Company had not completed a Qualifying Transaction and all business activity was directed towards the identification of a Qualifying Transaction.

The Company's expenditures include costs to maintain a public company in good standing and expenses to identify and evaluate acquisitions of companies, businesses, assets or properties. Public company costs include professional fees for audit and legal, transfer agent fees, exchange listing and filing fees and costs of preparing, printing and filing continuous disclosure documents.

SELECTED FINANCIAL INFORMATION

The Company was incorporated on May 11, 2011 and became a reporting issuer on July 6, 2011. A summary of selected financial information is as follows:

	Year-end May 31 12	Q-1 ended Aug 30, 12	Q-2 ended Nov 30, 12	Q-3 ended Feb 29, 13	Year-end May 31 13	Q1-ended Aug 31, 13	Q-2 ended Nov 30, 13	Q-3 ended Feb 28, 14
Revenue	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Expenses	(65,442)	Nil	(8,099)	(6,608)	(21,400)	(1,443)	(3,864)	(4,427)
Net Income (loss)	(65,442)	Nil	(8,099)	(6,608)	(21,400)	(1,443)	(3,864)	(4,427)
Net loss per share: basic	0.01	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Net loss per share: diluted	0.01	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Cash in trust	300,447	298,838	292,717	286,336	280,211	277,846	269,063	266,172
Assets	305,071	303,462	293,446	287,390	281,600	279,307	270,668	267,998
Working Capital	296,637	296,637	288,538	281,930	275,237	273,794	269,930	265,503

Costs quarter over quarter include legal, trustee, accounting and other Exchange costs to maintain listing sustainability. Cash is held in trust at a major global law firm.

LIQUIDITY AND CAPITAL RESOURCES

As at February 28, 2014 the Company had cash in trust of $266,172 and working capital of $265,503. The Company's cash was derived from the issuance of 6,400,000 common shares for gross proceeds of $420,000, less amounts paid for certain costs relating to the creation of a Prospectus for the Company's initial public offering, filing and Exchange fees, agent's fees and legal expenses.

Management believes that the Company has sufficient working capital to meet its ongoing administrative costs. As a capital pool company, the Company's only source of revenue is interest income, thus working capital is expected to decrease pending the completion of a Qualifying Transaction.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The Company is not yet party to any industry contracts or arrangements and does not have any off balance sheet arrangements that have, or are reasonably likely to have, an effect on the results of operations or financial condition of the Company.

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RISKS AND UNCERTAINTIES

The Company is a capital pool company under the policies of the Exchange. As a result of the Company failing to complete a Qualifying Transaction within 24 months of its listing, effective January 8, 2014, the listing of the Company’s common shares was moved to the NEX board of the Exchange.

Although management of the Company will work diligently to identify a Qualifying Transaction, there is no assurance that a Qualifying Transaction will be entered into nor completed.

Until completion of a Qualifying Transaction the Company is not permitted to carry on any business other than the identification and evaluation of potential Qualifying Transactions.

The Company's risk exposures and the impact on the Company's financial instruments are summarized below:

(a)	Credit Risk

Credit risk is the risk of loss associated with a counterparty's inability to fulfill its payment obligations. The Company's credit risk is primarily attributable to cash and cash equivalents and receivables. Cash and cash equivalents balances are held with the Company’s lawyers in trust, from which management believes the risk of loss to be remote. Financial instruments included in receivables consist of goods and services tax due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to financial instruments included in the receivable is remote.

(b)	Liquidity Risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at February 28, 2014, the Company had a cash in trust balance of $266,172 to settle current liabilities of $2,495. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company regularly evaluates its cash position to ensure preservation and security of capital as well as the maintenance of liquidity.

RELATED PARTY TRANSACTIONS

On May 26, 2011, the directors of the Company, including a director who is also an officer of the Company, subscribed for 4,400,000 common shares of the Company at $0.05 per share for gross proceeds of $220,000. One-half or 2,200,000 shares have been cancelled pursuant to the policies of the Exchange such that the average cost of the remaining seed shares held by the subject insiders of the Company is equal to the Company's initial public offering price of $0.10 per share.

During the period ended February 28, 2014, the Company paid $1,260 to a corporation controlled by a director and officer of the Company for reimbursement of rent and office expenses incurred on behalf of the Company.

The foregoing transactions were conducted in the ordinary course of business and recorded at their exchange amounts, which was the consideration paid or received by the Company as agreed to between the related parties.

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FINANCIAL AND OTHER INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, and accounts payable and accrued liabilities. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments and that the fair value of these financial instruments approximates their carrying values.

The Company's financial instruments (cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities) are not subject to market risk.

The Company is not involved in any hedging program, nor is it a party to any financial instruments that may have an impact on its financial position.

The following summarizes the methods and assumptions used in estimating the fair value of the Company's financial instruments where measurement is required. The fair value of short-term financial instruments approximates their carrying amounts due to the relatively short period to maturity. These include cash and cash equivalents. Fair value amounts represent point-in-time estimates and may not reflect fair value in the future. The measurements are subjective in nature, involve uncertainties and are a matter of significant judgment. The methods and assumptions used to develop fair value measurements, for those financial instruments where fair value is recognized in the balance sheet, have been prioritized into three levels as per the fair value hierarchy included in IFRS. Level one includes quoted prices (unadjusted) in active markets for identical assets or liabilities. Level two includes inputs that are observable other than quoted prices included in level one. Level three includes inputs that are not based on observable market data.

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	Level One	Level Two	Level Three

Cash in trust	$266,172	$-	$-

CRITICAL ACCOUNTING ESTIMATES

The accounting policies adopted are consistent with those of the previous financial year. In preparing these consolidated financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the period ended May 31, 2013.

FUTURE ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or International Financial Reporting Interpretations Committee (“IFRIC”). The Company is assessing the impact of the new standards, interpretations, amendments and improvements on the Company’s financial statements. The standard impacted that is applicable to the Company is as follows:

i.	In December 2011, the IASB issued amendments to IFRS 7, “Financial Instruments: Disclosures” and IAS 32, “Financial Instruments: Presentation” to clarify the current offsetting model and develop common disclosure requirements to enhance the understanding of the potential effects of offsetting arrangements. Amendments to IFRS 7 are effective for the Company on June 1, 2013 with required retrospective application and early adoption permitted. Amendments to IAS 32 are effective for the Company on June 1, 2014 with required retrospective application and early adoption permitted. The Company is currently assessing the impact of these amendments.

ii.	IFRS 9, ‘Financial Instruments’, replaces IAS 39, Financial Instruments: Recognition and Measurement, and is effective for annual periods beginning on or after January 1, 2015. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments (its business model) and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the many different impairment methods in IAS 39. Pursuant to IFRS 9, an entity choosing to measure a liability at fair value will present the portion of the change in its fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than in the profit or loss. New requirements for the derecognition of financial instruments, impairment and hedge accounting are expected to be added to IFRS 9. The Company is currently assessing the impact of this standard.

iii.	IFRS 10, ‘Consolidated Interim consolidated financial statements’ was issued in May 2011 and will supersede the consolidation requirements in SIC-12 ‘Consolidation – Special Purpose Entities’ and IAS 27 ‘Consolidated and Separate Interim consolidated financial statements’ effective for annual periods beginning on or after January 1, 2013, with early application permitted. IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated interim consolidated financial statements of the parent company. The standard also provides additional guidance to assist in the determination of control where this is difficult to assess. The Company is currently assessing the impact of this standard.

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iv.	IFRS 11, ‘Joint Arrangements’ was issued in May 2011 and will supersede existing IAS 31, ‘Joint Ventures’ effective for annual period beginning on or after January 1, 2013, with early application permitted. IFRS 11 provides for the accounting of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form (as is currently the case). The standard also eliminates the option to account for jointly controlled entities using the proportionate consolidation method. The Company is currently assessing the impact of this standard.

v.	IFRS 12, ‘Disclosure of Interests in Other Entities’ was issued in May 2011 and is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently assessing the impact of this standard.

PROPOSED TRANSACTIONS

There is no imminent decision by the Board of Directors of the Company with respect to any transaction beyond what is included in this MD&A.

CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the general operations of the Company and facilitate the liquidity needs of a Qualifying Transaction. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. The Company defines capital to include its working capital position, capital stock and accumulated deficit.

In order to fund a future Qualifying Transaction and pay for administrative costs, the Company will spend its existing working capital and may have to raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the period ended February 28, 2014. The Company is not subject to externally imposed capital requirements.

POTENTIAL DILUTION

The issue of common shares of the Company upon the exercise of the options and warrants will dilute the ownership interest of the Company's current shareholders. The Company may also issue additional options and warrants or additional common shares from time to time in the future. If it does so, the ownership interest of the Company's then current shareholders could also be diluted.

CURRENT GLOBAL FINANCIAL CONDITIONS

Current global financial conditions have been characterized by increased volatility, declining liquidity and the exit of a number of traditional investors from public markets. Access to public financing has been made more challenging by a global contraction of commercial and consumer credit markets. The ensuing decline in consumption has led to a marked erosion of investor confidence and risk tolerance.

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A major consequence/contributor to these factors may be seen in the unparalleled number of established financial institutions facing involuntary corporate reorganization, insolvency, bankruptcy and/or governmental intervention. While the most sensational of the corporate casualties have occurred in the United States, the global nature today's economic reality has left no interrelated public market unscathed. These factors may affect the ability of the Company to obtain equity or debt financing in the future on terms favourable to the Company or at all. Any or all of these economic factors, as well as other factors not specifically identified herein, may cause a decline in asset values that could be deemed to be other than temporary, resulting in impairment losses. If such conditions continue, the Company's operations could be negatively impacted, and the trading price of its common shares may be adversely affected.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

The Company's financial statements are the responsibility of the Company's management, and have been approved by the board of directors. The financial statements were prepared by the Company's management in accordance with IFRS. The financial statements include certain amounts based on the use of estimates and assumptions.

Management has established these amounts in a reasonable manner, in order to ensure that the financial statements are presented fairly in all material respects.

DISCLOSURE AND INTERNAL FINANCIAL CONTROLS

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that:

(a)	the audited and unaudited financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the audited and unaudited financial statements; and

(b)	the financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the audited and unaudited financial statements.

In contrast to the certificate required under National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings ("NI 52-109"), the Company utilizes the Venture Issuer Basic Certificate which does not include representations relating to the establishment and maintenance of disclosure controls and procedures ("DC&P") and internal control over financial reporting ("ICFR"), as defined in NI 52-109. In particular, the certifying officers filing the Certificate are not making any representations relating to the establishment and maintenance of:

(c)	controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

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(d)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer's IFRS.

The Company's certifying officer is responsible for ensuring that processes are in place to provide him with sufficient knowledge to support the representations he is making in this certificate.

Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

OUTSTANDING SHARE DATA

The Company is authorized to issue an unlimited number of common shares without nominal or par value and an unlimited number of Preferred Shares without nominal or par value. As at February 28, 2014, there were 4,200,000 common shares issued and outstanding, 640,000 stock options outstanding with a weighted average exercise price of $0.10 expiring in 2021. Effective September 28, 2013, the Agent’s Option expired unexercised.

On October 7, 2013, in accordance with their policies, the Exchange suspended from trading the common shares of the Company for not completing a qualifying transaction within 24 months of the date of listing of the common shares on the Exchange. The Company held an annual and special meeting of shareholders on December 18, 2013 at which time shareholders (among other things), (i) approved the transfer of the Company’s common shares to the NEX board of the Exchange and (ii) approved the cancellation of one half of the Company’s seed shares issued to founders of the Company. The common shares of the Company were transferred from the Exchange and listed on the NEX board under the symbol of SRP.H effective January 8, 2014.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the SEDAR web site www.sedar.com.

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APPENDIX "G"
INFORMATION CONCERNING MARSA ENERGY INC.

INFORMATION CONCERNING MARSA ENERGY INC. PRIOR TO THE AMALGAMATION

TABLE OF CONTENTS

INFORMATION CONCERNING MARSA ENERGY INC.	2

NOTICE TO READERS	2

FORWARD-LOOKING STATEMENTS	2

CORPORATE STRUCTURE	2

GENERAL DEVELOPMENT OF THE BUSINESS	3

NARRATIVE DESCRIPTION OF THE BUSINESS	5

SUMMARY OF RECOVERABLE PROSPECTIVE OIL AND GAS RESOURCES	7

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND MANAGEMENT’S DISCUSSION AND ANALYSIS	11

TRENDS	12

RISK FACTORS	12

DESCRIPTION OF SECURITIES	18

CONSOLIDATED CAPITALIZATION	19

MARKET FOR SECURITIES	19

PRIOR SALES	19

PRINCIPAL SHAREHOLDERS	20

DIRECTORS AND EXECUTIVE OFFICERS	20

INDEBTEDNESS OF DIRECTORS AND OFFICERS	31

NON-ARM’S LENGTH TRANSACTIONS	31

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	31

EXPERTS	34

AUDITORS, TRANSFER AGENT AND REGISTRAR	35

MATERIAL CONTRACTS	35

Schedule A	Financial Statements of Marsa for the years ended December 31, 2013, 2012 and 2011 and for the interim periods ended March 31, 2014 and March 31, 2013
Schedule B	Management’s Information and Discussion of Marsa for the years ended December 31, 2013, 2012 and 2011 and for the interim periods ended March 31, 2014 and March 31, 2013
Schedule C	Marsa Audit Committee Terms of Reference
Schedule D	Report of Management and Directors on Oil and Gas Disclosure

G-1

INFORMATION CONCERNING MARSA ENERGY INC.

NOTICE TO READERS

All capitalized terms used in this Appendix G but not otherwise defined herein have the same meanings set forth in the “Glossary of Terms” in the Joint Information Circular.

No securities regulatory authority has expressed an opinion about the Amalgamation, and it is an offence to claim otherwise. An investment in Marsa should be considered highly speculative due to the nature of its activities and the present stage of its development. See “Risk Factors” in this Appendix G.

The following information is a summary of the business and affairs of Marsa and should be read in conjunction with the audited and unaudited financial statements regarding Marsa contained in this Appendix G and in the Joint Information Circular.

FORWARD-LOOKING STATEMENTS

Certain information and statements contained in this Appendix G contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) as defined under Applicable Laws. All forward-looking statements other than statements of historical fact contained in this Appendix G are forward-looking statements, including but not limited to, operational information and future exploration and development plans. Reference is made to “Cautionary Notice Regarding Forward-Looking Information” in the body of the Joint Information Circular for information regarding forward-looking statements. The forward-looking statements and information contained in this Appendix G are expressly qualified in their entirety by the cautionary statements set forth in the body of the Joint Information Circular under the heading “Cautionary Notice Regarding Forward-Looking Information”. Readers are cautioned not to place undue reliance on forward-looking statements contained in this Appendix G, which reflect the analysis of the management of Marsa only as of the date of this Joint Information Circular. Neither Marsa nor Sanction undertakes any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date of the Joint Information Circular or to reflect the occurrence of unanticipated events, except as required by Applicable Laws.

CORPORATE STRUCTURE

Name and Incorporation

Marsa Energy Inc. is a junior oil and gas company focused on the Middle East, North Africa and Mediterranean regions.

Marsa was incorporated under the Canada Business Corporations Act on February 11, 2010 and was extra-provincially registered in Alberta on March 5, 2010.

Marsa’s head office is located at Suite 300, 340 – 12th Avenue S.W., Calgary, Alberta, T2R 1L5. The registered office of Marsa is located at Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta, T2P 0C1.

Intercorporate Relationships

The following table describes the subsidiaries owned by Marsa, their respective places of incorporation, continuance or formation and the percentage of voting securities beneficially owned, controlled or directed by Marsa:

Name of Subsidiary or Partnership	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Continuance
Marsa Alberta Limited	100% (direct)	Canada
Marsa International Cooperatief U.A.	100% (indirect)	Netherlands
Marsa Turkey B.V.	100% (indirect)	Netherlands

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GENERAL DEVELOPMENT OF THE BUSINESS

Marsa is a junior oil and gas company focused on the Middle East, North Africa and Mediterranean regions. Marsa is engaged in the exploration for and development and production of oil and natural gas. Marsa is active (through its subsidiaries) in Turkey and has offices in Calgary, Canada, Amsterdam, The Netherlands and Ankara, Turkey.

In September, 2010 Marsa entered into a farmout agreement (the “Farmout Agreement”) with an arm’s length private oil and gas exploration and production company based in Turkey (the “Farmor”), as amended by an amending agreement dated October 12, 2010 pursuant to which Marsa acquired an undivided 50% of Farmor’s 90% interest in the Ortakoy Exploration Licence in the Republic of Turkey for a combination of cash payments totalling USD$6,000,000 and work funding obligations totalling USD$5,000,000.

Since September, 2010, Marsa Turkey B.V. has secured 100% interest in, and operatorship of, the Ortakoy Exploration Licence. See “Three Year History” in this Appendix G. In addition, Marsa Turkey B.V. has, among other things: drilled an aggregate of nine (9) wells; conducted testing in multiple zones and suspended seven (7) wells as future gas producers; acquired and processed approximately 470km of 2D dynamite and vibroseis seismic data; acquired and processed 15km2 of 3D vibroseis data in the Poyraz area; developed an inventory of an aggregate of 33 Miocene prospects; conducted comprehensive surface (geological) and subsurface (geological, geochemical, geophysical) studies; carried out specialized attribute analysis on seismic data; designed, built and installed a compressed natural gas facility at the Destan discovery; completed the Resource Reports, which identified Contingent Resources of 14 Bcf gas and 120,000 barrels of condensate assigned to the Destan & Poyraz discoveries alone and (risked) Prospective Resources of approximately 40 Bcf gas and 320,000 barrels of condensate assigned to the 14 prospects identified within the Poyraz 3D area only; received official approval to tie-in to the BOTAŞ Interconnector Turkey-Greece-Italy (“ITGI”) pipeline, a 36” pipeline which transects the Ortakoy Exploration Licence; received a gas wholesale licence from the Energy Market Regulatory Authority in order to sell gas and received multiple off-take proposals from companies interested in purchasing Marsa’s gas.

Three Year History

Period from January 1, 2011 to December 31, 2011

On January 14, 2011, Farmor acquired the remaining 10% interest in the Ortakoy Exploration Licence from a third party and subsequently assigned 5% of such interest to Marsa in accordance with the terms of the Farmout Agreement, such that following the assignment each of Marsa and Farmor held a 50% interest in the Ortakoy Exploration Licence. Subsequently, Marsa assigned its entire right, interest and obligation under the Ortakoy Exploration Licence to Marsa Turkey B.V., its wholly-owned subsidiary.

On April 18, 2011, Marsa Turkey B.V. and Farmor entered into a joint operating agreement (the “Joint Operating Agreement”) pursuant to which the parties agreed that their respective participating interests in the Ortakoy Exploration Licence were 50% and Farmor would be the initial operator. Subsequently, on April 19, 2011, in accordance with the terms of the Joint Operating Agreement, Marsa Turkey B.V., Farmor and a wholly-owned subsidiary of Farmor (“ContractorCo”) entered into a contractorship agreement (the “Contractorship Agreement”), pursuant to which ContractorCo was engaged by the Farmor to perform seismic, drilling, workover, cementing services or other such services as requested by Marsa Turkey B.V. and Farmor pursuant to the Joint Operating Agreement and the operations programs approved thereunder.

On March 21, 2011, Marsa completed a brokered private placement and issued 6,147,266 Marsa Shares at a price of $3.00 per Marsa Share for aggregate gross proceeds of $18,441,798. On March 23, 2011, Marsa closed a non-brokered private placement, issuing an additional 2,264,261 Marsa Shares at a price of $3.00 per Marsa Share for aggregate gross proceeds of $6,792,783.

On July 29, 2011, Marsa acquired from Farmor an additional 10% interest in the Ortakoy Exploration Licence for a cash payment, pursuant to the Farmout Agreement, bringing its working interest to 60%.

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In the first quarter of 2011 gas was discovered from the Destan-1 and Destan-2 wells, which were drilled under the Ortakoy Exploration Licence.

On December 24, 2011, Marsa offered to purchase (the “Offer”) an incremental interest in the Ortakoy Exploration Licence from Farmor in consideration of a cash payment in the amount of USD$2,000,000 and a transfer to Farmor of Marsa’s interest in certain testing equipment. Pursuant to the Offer, Marsa acquired a further 30% interest in the Ortakoy Exploration Licence, bringing its working interest in the Ortakoy Exploration Licence to 90%.

Period from January 1, 2012 to December 31, 2012

In accordance with the terms of the Offer, Marsa and Farmor entered into an operatorship agreement dated May 9, 2012, which provided that Marsa became the operator for the joint operations to be conducted under the Ortakoy Exploration Licence.

In June, 2012 Marsa commenced front end engineering design (“FEED”) and procurement of compressed natural gas equipment.

In December, 2012 Marsa acquired an extension of the term of the Ortakoy Exploration Licence to November, 2015 from the Turkish General Directorate of Petroleum Affairs. In connection with the extension, Marsa entered into a commitment to drill one (1) well every six (6) months until December, 2015, when the exploration phase of the Ortakoy Exploration Licence will expire.

Period from January 1, 2013 to December 31, 2013

On February 27, 2013, Marsa acquired the remaining 10% working interest in the Ortakoy Exploration Licence pursuant to a settlement agreement (the “Settlement Agreement”) between Marsa Turkey B.V. and Farmor. As consideration for this acquisition, Marsa paid a cash payment, transferred to Farmor its 50% interest in licences 5014 (MER-MRS/XVII/A) and 5023 (MER-MRS/XVII/B) and settled all amounts owing between the entities. Pursuant to the terms of the Settlement Agreement, Farmor, ContractorCo and Marsa agreed to terminate the Joint Operating Agreement, the Contractorship Agreement and any other agreements that may exist between them.

Marsa Turkey B.V. entered into a natural gas sale and purchase agreement with a private midstream compressed natural gas company based in Turkey (“CNGCo”) on June 26, 2013 (the “NG Agreement”), pursuant to which CNGCo agreed to purchase natural gas from Marsa Turkey for an initial term of two years (the “Contract Period”). The Contract Period is composed of two (2) phases, namely “Phase-I” and “Phase-II”. Pursuant to the terms of the NG Agreement, Phase I commenced on the date Marsa Turkey B.V. commenced to deliver natural gas to CNGCo and expired on the date the molecular sieve equipment/skid was installed in Marsa Turkey B.V.’s facilities. Phase-II commenced immediately following the expiry of Phase-I and continues until termination or expiry of the NG Agreement. The natural gas is sold by Marsa Turkey B.V. to CNGCo at a price equal to 60% of the “BOTAS Price”, which is the natural gas sales tariff applied to distribution companies for Eligible Industrial Consumption (Level-2) posted monthly by BOTAŞ Petroleum Pipeline Corporation (the state-owned crude oil and natural gas pipelines and trading company in Turkey). As of July 31, 2014, the NG Agreement is in Phase-II.

In October, 2013 Marsa commissioned the initiation of a pilot compressed natural gas program from the Destan-1 and Destan-2 wells. Marsa discovered gas and condensate in its Poyraz-1 ST and Poyrax-2 gas wells in May, 2013 and September, 2013, respectively.

On November 19, 2013, Marsa acquired unsecured bridge loans from two of its directors for an aggregate amount up to $1,000,000, with a term of six months and interest payable at the rate of 8% per annum (the “Bridge Loans”).

Period subsequent to January 1, 2014

As at March 31, 2014, Marsa had drawn $1,000,000 on the Bridge Loans. Subsequently, on April 28, 2014, the Marsa Board approved a $200,000 increase to the Bridge Loans.

G-4

On May 22, 2014, Marsa raised $8,804,877 through a brokered private placement of 6,578,131 Marsa Shares and settled the Bridge Loans, paying all principal plus accrued interest. See “Prior Sales” in this Appendix G.

In the first quarter of 2014, Marsa received official approval to tie-in to the BOTAŞ Interconnector Turkey-Greece-Italy (“ITGI”) pipeline.

Financing

Concurrently with the transactions contemplated by the Amalgamation Agreement but not as a condition to completion of the Amalgamation, Marsa plans to complete a private placement of Subscription Receipts for aggregate gross proceeds of $3,600,000 via the issuance of up to 2,400,000 Subscription Receipts at a price of $1.50 per Subscription Receipt. Each Subscription Receipt represents the right to receive without payment of additional consideration one (1) Marsa Share upon the Escrow Release Conditions being met. The proceeds from the Concurrent Financing will be deposited in escrow pending satisfaction of certain Escrow Release Conditions. If the Escrow Release Conditions are satisfied on or before September 30, 2014, the gross proceeds from the Concurrent Financing will be released to Marsa. If the Escrow Release Conditions are not satisfied by September 30, 2014 the gross proceeds together with accrued interest thereon will be returned to the holders of the subscription receipts.

The Concurrent Financing will be undertaken by a syndicate of agents on behalf of Marsa led by Canaccord Genuity Corp., and including FirstEnergy Capital and Raymond James Ltd. The agents are entitled to a cash commission of 6.0% of the gross proceeds of the Concurrent Financing.

Proceeds of the Concurrent Financing will be used for general corporate purposes in respect of the Ortakoy Exploration Licence, to pay the costs associated with the Concurrent Financing and for working capital and other corporate purposes.

NARRATIVE DESCRIPTION OF THE BUSINESS

The primary business of Marsa is to explore, develop and produce oil and natural gas. Marsa’s strategy is to identify investment opportunities in countries with attractive or favourable prospectivity, fiscal systems, geopolitical climates, legal systems, market conditions with strong economic growth and opportunity. Marsa’s focus is on the Middle East, North Africa and Mediterranean regions and it currently holds a 100% interest in the Ortakoy Exploration Licence located in the Thrace Basin in the Republic of Turkey.

Marsa’s management team includes experienced oil and gas professionals with extensive international experience. Utilizing their deal-screening capabilities, financing skills and risk assessment experience, Marsa intends to exploit undeveloped discoveries by bringing them into production, engage in high-impact exploration on acreage acquired and continue to seek opportunities to expand its interests in the Middle East, North Africa and circa Mediterranean regions.

Thrace Basin

The Thrace Basin is located in northwestern Turkey. Below is a map of the Thrace Basin.

G-5

Licence Map

Below is a map of the Ortakoy Exploration Licence in Turkey.

G-6

The Ortakoy Exploration Licence

The Ortakoy Exploration Licence occupies the southwestern extension of the Thrace Basin in northwestern Turkey. The Ortakoy Exploration Licence is approximately 492 square kilometres (approximately 49,000 Ha) in size and lies entirely onshore the Gallipoli peninsula which is bordered to the north by the Gulf of Saros (Aegean Sea) and the Turkish mainland, to the south and east by the Sea of Marmara and to the west by the Gallipoli National Park and the southwest continuation of the peninsula. The Ortakoy Exploration Licence is currently held as an exploration licence, the term of which expired in November, 2015. Prior to expiry, Marsa Turkey B.V. intends to apply for one or several production licences. According to Turkish petroleum law a single production lease may not exceed a maximum 25,000 Ha. Production leases are granted with an initial term of twenty (20) years with two (2) optional renewal period of ten (10) years each.

Minimum Work Requirements

In accordance with the three year extension of the exploration phase of the Ortakoy Exploration Licence granted by the Turkish General Directorate of Petroleum Affairs on December 1, 2012, Marsa is committed to drilling one well every six months until December, 2015.

SUMMARY OF PROSPECTIVE AND CONTINGENT OIL AND GAS RESOURCES

General

Marsa has not yet established reserves on any of its properties due to the fact that its oil and gas activities are currently in the preliminary stages and production has not been established in the volumes or duration necessary to establish reserves. Other than the engagement of DeGolyer and MacNaughton to evaluate Marsa’s prospective resources in the Marsa Resource Report, Marsa has not presently engaged an independent evaluator to review reserves or associated future net reserves.

The Marsa Resource Report

Marsa engaged the services of DeGolyer and MacNaughton to evaluate the prospective resources of Marsa’s exploration prospects in the Ortakoy Exploration Licence. DeGolyer and MacNaughton’s evaluation of Marsa’s prospective petroleum resources is contained in the Marsa Resource Report.

The prospective resources estimated herein are those quantities of petroleum that are estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. As a result of the lack of commerciality or sufficient exploration drilling, the prospective resources estimated and included in the Marsa Resource Report cannot be classified as reserves pursuant to NI 51-101.

Although Marsa has identified prospective and contingent resources, there are numerous uncertainties inherent in estimating petroleum and natural gas resources, including many factors beyond Marsa’s control and no assurance can be given that the indicated level of resources or recovery of petroleum and natural gas will be realized. The resources reported herein are estimates only and there is no certainty that it will be economically or technically viable to produce any portion of the reported prospective resources. In general, estimates of recoverable petroleum and natural gas resources are based upon a number of factors and assumptions made as of the date on which the resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties and the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable petroleum and natural gas and the classification of such resources based on risk of recovery, when prepared by different engineers or by the same engineers at different times, may vary substantially.

Estimates of resources always involve uncertainty, and the degree of uncertainty can vary widely between prospects/projects and over the life of a project. Consequently, estimates of resources should generally be quoted as a range according to the level of confidence associated with the estimates. An understanding of statistical concepts and terminology is essential to understanding the confidence associated with resources definitions and categories.

G-7

The range of uncertainty of estimated recoverable volumes may be represented by either deterministic scenarios or by a probability distribution. Resources should be provided as low, best, high and mean estimates as follows:

•	Low Estimate: This is considered to be a conservative estimate of the quantity that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate. If probabilistic methods are used, there should be at least a 90% probability (P90) that the quantities actually recovered will equal or exceed the low estimate.

•	Best Estimate: This is considered to be the best estimate of the quantity that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate. If probabilistic methods are used, there should be at least a 50% probability (P50) that the quantities actually recovered will equal or exceed the best estimate.

•	High Estimate: This is considered to be an optimistic estimate of the quantity that will actually be recovered. It is unlikely that the actual remaining quantities recovered will exceed the high estimate. If probabilistic methods are used, there should be at least a 10% probability (P10) that the quantities actually recovered will equal or exceed the high estimate.

•	Mean Estimate. This is the preferred probabilistic estimate of resources volumes. In accordance with petroleum industry standards, the mean estimate is the probability-weighted average (expected value).

This approach to describing uncertainty may be applied to reserves, contingent resources, and prospective resources. There may be significant risk that sub-commercial and undiscovered accumulations will not achieve commercial production. However, it is useful to consider and identify the range of potentially recoverable quantities independently of such risk.

Petroleum and Natural Gas Resources

Prospective Resources

Prospective resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development. The prospective resources included in the Marsa Resource Report indicate exploration opportunities and development potential in the event a petroleum discovery is made and should not be construed as reserves or contingent resources. DeGolyer and MacNaughton did not perform an economic analysis on these resources; as such the economic status of these resources is undetermined.

Prospective resources exist for the Ortakoy Exploration Licence. See “Narrative Description of the Business” in this Appendix G.

According to the Marsa Resource Report, if Marsa’s prospects located in the Ortakoy Exploration Licence result in successful discoveries and development and if the present discoveries result in economic development, estimates of Marsa’s gross low, best, high and mean estimate prospective resources, as of December 31, 2013, are summarized below. Knowledge of concepts including uncertainty and risk, probability and statistics, and deterministic and probabilistic estimation methods is required to properly use and apply resources definitions.

“prospect” means a potential accumulation that is sufficiently well defined to be a viable drilling target. For a prospect, sufficient data and analyses exist to identify and quantify the technical uncertainties, to determine reasonable ranges of geologic chance factors and engineering and petrophysical parameters and to estimate prospective reserves. In addition, a viable drilling target required that 70% of the median potential production area be located within the block or licence area of interest.

G-8

“prospective resources” means those quantities of petroleum that are estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects.

“raw natural gas” is the total gas produced from the reservoir prior to processing or separation and includes all nonhydrocarbon components as well as any gas equivalent of condensate.

“resources” is a general term that may refer to all or a portion of total resources.

The following table sets forth summary information relating to Marsa’s gross working interest in prospective resources in 21 gas prospects comprising the Ortakoy Exploration Licence, based on the Marsa Resource Report effective December 31, 2013.

	Low Estimate	Best Estimate	High Estimate	Mean Estimate
Gross Prospective Raw Natural Gas Resources, 10[6]ft3	41,366	60,257	87,781	62,910

Gross Prospective Condensate Resources, 10[3]bbl	184	413	928	504

Notes:

(1)	Low, best, high and mean estimates in this table are P90, P50, P10 and mean, respectively.
(2)	Pg has not been applied to the volumes in this table.
(3)	Application of any geological and economic chance factor does not equate prospective resources to contingent resources or reserves.
(4)	Recovery efficiency is applied to prospective resources in this table.
(5)	The prospective resources presented above are based on the statistical aggregation method.
(6)	There is no certainty that any portion of the prospective resources estimated herein will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the prospective resources evaluated.

Contingent Resources

Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political and regulatory matters or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with at project in the early evaluation stage.

The contingent resources estimated in the Marsa Resource Report are associated with certain areas of discovered accumulations. Future development of the reservoir areas associated with contingent resources will depend on economic and market conditions, additional well data or seismic information.

The reservoir areas evaluated in the Marsa Resource Report with which the estimated contingent resources are associated, cover extensive areas that will require considerable development activity and investment to fully exploit. As of the date of the Marsa Resource Report, the evaluation of eventual development of these areas is still in the preliminary stages and assessment of the economic viability is not possible due to the lack of potential development plans and budgets. Accordingly, the economic status of these resources is undetermined.

The estimated gross contingent resources attributable to the reservoirs evaluated in the Destan and Poyraz fields located in the Ortakoy Block 3913 in the Thrace Basin of Turkey, as of December 31, 2013 are summarized in the following table (for consistency with the categorization of contingent resources terminology used in the Petroleum Resources Management System (PRMS) approved in March 2007 by the Society of Professional Engineers, the World Petroleum Council, the American Association of Petroleum Geologists, and the Society of Petroleum Evaluation Engineers, the Low, Best and High estimates of contingent resources summarized below are equivalent to 1C, 2C, and 3C contingent resources estimates, respectively):

G-9

	Gross Contingent Resources
	Marketable Gas (Mcf)	Condensate (bbl)
Low Estimate	9,781,324	101,623
Best Estimate	13,845,217	120,898
High Estimate	22,106,467	149,691

Notes:

(1)	Application of any risk factor to contingent resources quantities does not equate contingent resources with reserves.
(2)	There is no certainty that it will be commercially viable to produce any portion of the contingent resources evaluated herein.
(3)	The low estimate is considered to be a conservative estimate of the quantity that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate.
(4)	The best estimate is considered to be the best estimate of quantity that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate.
(5)	The high estimate is considered to be an optimistic estimate of the quantity that will actually be recovered. It is unlikely that the actual remaining quantities recovered will exceed the high estimate.
(6)	Quantities shown in this table represent the arithmetic sum of the gross contingent resources attributable to the Destan and Poyraz fields.

Cautionary Statements

There is no certainty that any portion of the resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the resources. The estimate of remaining recoverable resources (un-risked) includes prospective resources that have not been adjusted for risk based on the chance of discovery or chance of development. If a discovery is made, there is no certainty that it will be developed or, if it is developed, there is no certainty as to the timing of such development. Actual recovery is likely to be less and may be substantially less or zero.

Undeveloped Land Holdings

The potential undeveloped land holdings of Marsa total 492 km2 or 121,576 acres.

Costs Incurred

During the year ended December 31, 2013, Marsa incurred expenditures in the amount of US$6,004,923 in relation to the Ortakoy Exploration Licence.

Forward Contracts and Future Commitments

The nature of oil and natural gas operations exposes Marsa to risks associated with fluctuations in commodity prices and foreign currency exchange rates. To date, Marsa has not utilized derivative instruments to manage these risks. See “Risk Factors” in this Appendix G.

Abandonment and Reclamation Costs

Abandonment and reclamation costs were estimated for all legal obligations associated with the retirement of long lived tangible assets such as wells, facilities and plants based on market prices or on the best information available where no market price was available. Marsa currently has asset retirement obligations under long term liabilities for future abandonment costs or reclamation costs estimated at a present value of US$788,886 as at December 31, 2013 (US$695,804 as at December 31, 2012) based on a future liability of US$897,254 (US$807,213 as at December 31, 2012). These costs are expected to be incurred in the next five to eight years when wells will be abandoned.

Tax Horizons

Due to the accumulated net operating losses in both Canada as well as in Turkey, Marsa’s management does not anticipate that it will have current taxable income during the next five years. However, Marsa may be susceptible from time to time to alternative minimum tax in the Canada which is designed to limit the amount of deductions it may be eligible for to offset possible future income.

G-10

Environment

Marsa carries out its activities and operations in compliance with all relevant and applicable environmental regulations and best industry practice. At present, Marsa believes that it meets all applicable environmental standards and regulations and has included appropriate amounts in its capital expenditure budget to continue to meet its continuing environmental obligations. See “Risk Factors - Environmental” in this Appendix G.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
MANAGEMENT’S DISCUSSION AND ANALYSIS

The following table sets out selected financial information obtained from the audited financial statements for Marsa for the period indicated. This information has been derived from the disclosure under the heading “Marsa Financial Statements” appearing in Schedule “A” to this Appendix G. These results should also be read in conjunction with the disclosure under the heading “Marsa Management’s Discussion & Analysis” appearing in Schedule “B” to this Appendix G. All amounts are expressed in US dollars unless otherwise indicated and are prepared in accordance with IFRS.

Selected Financial Information

	For the Period Ended December 31, 2013 (US$)		For the Period Ended December 31, 2012 (US$)	For the Period Ended December 31, 2011 (US$)
Cash Flow from (used in) Operating Activities	(4,006,642)		(2,281,268)	(1,703,619)
Expenses(2)	3,911,327		3,769,487	7,740,990
Net Loss	4,445,895		3,755,758	7,157,207
Total Comprehensive Loss	8,053,281	(1)	2,613,865	8,302,293
Basic and Diluted Loss Per Share	0.24		0.21	0.44

Balance Sheet Data
Total Assets	23,689,217		30,898,058	31,258,346
Total Liabilities	1,752,034		1,597,536	587,968
Working Capital	325,429	(1)	10,195,543	13,937,688
Shareholders’ Equity	21,937,183		29,300,522	30,670,378

Selected Quarterly Information

Three Months Ended March 31, 2014 (US$)
Gas Sales	53,347
Cash Flow from (used in) Operating Activities	(220,296)
Expenses	463,591
Net Loss	403,611
Total Comprehensive Loss	466,700
Basic and Diluted Loss Per Share	0.02

Balance Sheet Data
Total Assets	23,329,133
Total Liabilities	1,795,757
Working Capital (deficiency)	(524,458)
Shareholders’ Equity	21,533,376

G-11

Note:

(1)	Marsa’s financial statements are presented in US dollars, which is Marsa’s reporting currency. The consolidated assets and liabilities of Marsa are translated from Canadian dollars, the functional currency of Marsa, to US dollars at the exchange rate prevailing at the reporting date. Several of Marsa’s subsidiaries transact business in currencies other than the US dollar and accordingly have functional currencies other than the US dollar. The functional currencies of Marsa and its subsidiaries are US dollars, Turkish lira and Canadian dollars. The change in Marsa’s total comprehensive loss and working capital from the period ended December 31, 2012 to the period ended December 31, 2013 is due to a recasting of the translation of the consolidated assets and liabilities of Marsa.
(2)	Including general and administrative expenses, depreciation, amortization and accretion, stock-based compensation and exploration and evaluation expenses.

Management’s Discussion & Analysis

Marsa’s management’s discussion and analysis for the years ended December 31, 2013, 2012 and 2011 and for the interim period ended March 31, 2014 and 2013 are attached hereto as Schedule “B”.

TRENDS

Marsa does not foresee any known trends, demands, commitments, events or uncertainties that are likely to have a material effect on Marsa’s business, financial condition or results of operations, except commodity prices.

RISK FACTORS

Sanction Shareholders should carefully consider the following risk factors in addition to the other information contained in this Joint Information Circular before approving the Sanction Amalgamation Resolution. The risks and uncertainties below are not the only ones Marsa is facing. The following information is a summary only of certain risk factors and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Joint Information Circular. In addition, there are additional risks and uncertainties that Marsa does not presently know or that management currently considers immaterial which may also impair its business operations. If any of the following risks actually occur, Marsa’s business may be harmed and Marsa’s financial condition and results of operations may suffer significantly.

Foreign Operations

Marsa currently has, and will continue to have, a substantial portion of its operations in Turkey. As such, Marsa’s operations, financial condition and operating results could be significantly affected by risks over which it has no control. These risks may include risks related to economic, social or political instability or change, terrorism, hyperinflation, currency non-convertibility or instability and changes of laws affecting foreign ownership, interpretation or renegotiation of existing contracts, government participation, taxation policies, including royalty and tax increases and retroactive tax claims, and investment restrictions, working conditions, rates of exchange, exchange control, exploration licensing, petroleum and export licensing and export duties, government control over domestic oil and gas pricing, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds; the possibility of being subject to exclusive jurisdiction of foreign courts in connection with legal disputes relating to licences to operate and concession rights in countries where Marsa currently operates; and difficulties in enforcing Marsa’s rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations. Problems may also arise due to the quality or failure of locally obtained equipment or technical support, which could result in failure to achieve expected target dates for exploration operations or result in a requirement for greater expenditure. Marsa’s operations may also be adversely affected by applicable laws and policies of Turkey, the effect of which could have a negative impact on Marsa.

Marsa will operate in such a manner as to minimize and mitigate its exposure to these risks. However, there can be no assurance that Marsa will be successful in protecting itself from the impact of all of these risks and the related financial consequences.

Acts of Violence, Terrorist Attacks or Civil Unrest in Turkey

During the second quarter of 2013 Turkey experienced a period of political unrest and civil disobedience, which had diminished in its intensity during the second half of 2013. However, in late 2013 and early 2014, further political unrest has occurred. This has resulted in a sharp devaluation of the Turkish Lira, which has negatively impacted Marsa’s revenues from Turkey. These events have not impacted Marsa’s ability to conduct its operations.

G-12

Competition

Oil and gas exploration is intensely competitive in all its phases and involves a high degree of uncertainty with respect to the impact of such competition. Marsa will compete with numerous other participants in the search for, and the acquisition of, oil and natural gas properties and in the marketing of oil and natural gas. Competitors include oil and natural gas companies that have substantially greater financial resources, staff and facilities that those of Marsa. Marsa’s ability to increase reserves in the future will depend not only on its ability to explore and develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery. Marsa may also be subject to competition from the alternative fuel industry.

“Resource” vs. “Reserves”

Marsa currently has no reserves. Throughout this Joint Information Circular, Marsa has attempted to provide an appreciation of the potential that Marsa’s asset base offers. In doing so, Marsa often uses the terms “resource” or “resources”. These terms refer to the estimated original resource size of a particular prospect and it should be distinguished from reserves. Reserves are the amount of hydrocarbons that are estimated to be economically recoverable from a particular resource base from a given date forward. Ultimate recoverable reserves can range widely depending on resource characteristics, available technologies and economic and contractual parameters.

Estimate of Resources

The resource estimates presented in the Marsa Resource Report have been classified as contingent or prospective resources. The resource estimates in the Marsa Resource Report are estimates only. There is no certainty that any portion of the resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the resources. Readers are cautioned that the volumes presented are estimates only and should not be construed as being exact quantities. Marsa’s proposed exploration program must be considered as a high risk exploration play.

Status and Stage of Development

The long-term commercial success of Marsa depends on its ability to find, acquire, develop and commercially produce oil and natural gas. Marsa commenced operations in Turkey in 2010. Marsa has no history of earnings, there are no assurances it will commence production, generate earnings, operate profitably or provide a return on investment in the future. As a consequence, there is a risk that some or all of Marsa’s assets may not be developed on a timely basis or at all. Numerous factors, many of which are beyond Marsa’s control, could impact Marsa’s ability to explore and develop Marsa’s assets and the timing thereof, including the risk factors set forth in this Joint Information Circular. Marsa’s business plan requires significant expenditure, particularly capital expenditure, in its oil and natural gas exploration and development. Any future profitability from Marsa’s business will be dependent upon the successful exploration and development of Marsa’s oil and natural gas properties, and there can be no assurance that Marsa will achieve profitability in the future. There are currently no known quantities of oil or natural gas reserves on Marsa’s properties. Revenues, other than interest on unused funds, may not occur for some time, if at all. The timing and extent of such revenues is variable and uncertain and accordingly Marsa is unable to predict when, if at all, profitability will be achieved.

Nature of the Oil and Gas Business

An investment in Marsa should be considered speculative due to the nature of Marsa’s involvement in the exploration for, and the acquisition, development and production of, oil and gas in Turkey. The volume of production, if any, from oil and natural gas properties generally declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Any proved reserves Marsa may establish will decline as reserves are produced from its properties unless it is able to acquire or develop new reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Marsa’s ability to make the necessary capital investment to develop Marsa’s asset base of oil and natural gas reserves will be impaired. In addition, there can be no assurance that even if Marsa is able to raise capital to develop or acquire additional properties to develop Marsa’s reserves, Marsa’s future exploration, development and acquisition activities will result in proved reserves or that Marsa will be able to drill productive wells at acceptable costs.

G-13

The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. The properties in which Marsa has an interest are prospects in which the presence of oil and natural gas reserves in commercial quantities has not been established. There is no certain way to know in advance whether any of Marsa’s prospects will yield oil and/or gas in commercial quantities.

Marketability of Production

The marketability and ultimate commerciality of oil and gas acquired or discovered is affected by numerous factors beyond the control of Marsa. These factors include reservoir characteristics, market fluctuations, the proximity and capacity of petroleum and natural gas pipelines and processing equipment and government regulation. Petroleum and natural gas operations (exploration, production, pricing, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government, which may be amended from time to time. Restrictions on the ability to market Marsa’s production could have a material adverse effect on Marsa’s revenues and financial position.

Price Volatility, Markets and Marketing

The marketability and price of petroleum and natural gas that may be acquired or discovered by Marsa will be affected by numerous factors beyond its control. Marsa’s ability to market its natural gas may depend upon its ability to acquire space on pipelines that deliver natural gas to commercial markets. Marsa may also be affected by deliverability uncertainties related to operational problems with such pipelines and facilities as well as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of petroleum and natural gas and many other aspects of the petroleum and natural gas business.

Marsa’s revenues, profitability, future growth and the carrying value of its petroleum and natural gas properties, provided such properties yield production, are substantially dependent on prevailing prices of petroleum and natural gas. Marsa’s ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond Marsa’s control. These factors include economic conditions in Canada and Turkey, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political instability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternative fuel sources.

Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects. Currently, Marsa has no debt facilities in place. However, any bank borrowing available to Marsa in the future will in part be determined by Marsa’s borrowing base. A sustained material decline in prices from historical average prices could reduce Marsa’s borrowing base, therefore reducing the bank credit available to Marsa and require that a portion, or all, of Marsa’s bank debt, if any, be repaid.

Financial Resources

Marsa’s cash flow from operations may not be sufficient to fund its ongoing activities and implement its business plans. From time to time Marsa may enter into transactions to acquire assets or the shares of other companies. These transactions along with Marsa’s ongoing operations may be financed partially or wholly with debt, which may increase Marsa’s debt levels above industry standards. Depending on future exploration and development plans, Marsa may require additional financing, which may not be available or, if available, may not be available on favourable terms. Failure to obtain such financing on a timely basis could cause Marsa to forfeit or forego various opportunities that would otherwise be beneficial to Marsa and its shareholders.

G-14

Working Capital Deficits

To date Marsa has had limited revenue and nominal earnings from operations. In the past, the source of its working capital surplus has generally been equity rather than revenue from operations and Marsa may continue to incur working capital deficits in the future. Marsa cannot provide any assurance that it will be profitable in the future or that Marsa will be able to generate cash from operations or financings to fund working capital deficits.

Foreign Currency and Fiscal Matters

Marsa’s operations and expenditures are to some extent paid in foreign currencies. As a result, Marsa is exposed to market risks resulting from fluctuations in foreign currency exchange rates. A material drop in the value of any such foreign currency could result in a material adverse effect on Marsa’s cash flow and revenues. Currently, there are no significant restrictions on the repatriation of capital and distribution of earnings from Turkey to foreign entities. There can be no assurance, however, that restrictions on repatriation of capital or distributions of earnings from Turkey will not be imposed in the future. Amendments to current taxation laws and regulations which alter tax rates and/or capital allowances could have a material adverse impact on Marsa.

To the extent revenues and expenditures denominated in or strongly linked to the U.S. dollar are not equivalent, Marsa is exposed to exchange rate risk. Marsa is exposed to the extent U.S. dollar revenues do not equal U.S. dollar expenditures. Marsa is not currently using exchange rate derivatives to manage exchange rate risks. Marsa’s results will be reported in US dollars and foreign currency denominated monetary balances in Canadian dollars could result in gains and losses that may increase the variability of earnings.

Specialized Skill and Knowledge

International exploration and development activities such as those Marsa is engaged in require specialized skills and knowledge in the areas of petroleum engineering, geology, geophysics and drilling. In addition, specific knowledge and expertise relating to local laws (including regulations relating to land tenure, exploration, development, production, marketing, transportation, the environment, royalties and taxation) and market conditions is required to compete with other international oil and gas entities.

Government Rules and Regulations

Marsa’s operations are subject to various levels of government controls and regulations in the countries where it operates, including Canada and Turkey. These laws and regulations include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, foreign trade and investment and government approval of lease and licence transfers and other regulatory approvals that are subject to change from time to time. Current legislation is generally a matter of public record and Marsa cannot predict what additional legislation or amendments may be proposed that will affect Marsa’s operations or when any such proposals, if enacted, might become effective. There is no certainty regarding obtaining government approvals. Changes in government policy or laws and regulations could adversely affect Marsa’s results of operations and financial condition.

Political and Regulatory

The oil and gas industry in general is subject to extensive government policies and regulations, which result in additional cost and risk for industry participants. Environmental concerns relating to the oil and gas industry’s operating practices are expected to increasingly influence government regulation and consumption patterns which favour cleaner burning fuels such as natural gas. Marsa is uncertain as to the amount of operating and capital expenses that will be required to comply with enhanced environmental regulation in the future. Marsa is also subject to changing and extensive tax laws, the effects of which cannot be predicted. Among other things, Marsa is subject to regulatory filings with respect to the repatriation of funds to its shareholders which must be complied with to avoid sanctions. Legal requirements are frequently changed and subject to interpretation, and Marsa is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations may change in the future and materially adversely affect Marsa’s results of operations and financial condition.

G-15

Marsa is conducting exploration and development activities in Turkey, and is dependent on receipt of government approvals or permits to develop its properties. Based on past performance, Marsa believes that the government of Turkey supports the exploration and development of its oil and gas properties by foreign companies. Nevertheless, there is no assurance that future political conditions in Turkey will not result in the government adopting different policies respecting foreign development and ownership of oil, environmental protection and labour relations. This may affect Marsa’s ability to undertake exploration and development activities in respect of present and future properties, as well as its ability to raise funds to further such activities. Any delays in receiving government approvals or permits or no objection certificates may delay Marsa’s operations or may affect the status of Marsa’s contractual arrangements or its ability to meet its contractual obligations.

Marsa’s Oil Production Could Vary Significantly From Reported Resources

Marsa’s resource evaluations have been prepared in accordance with NI 51-101. There are numerous uncertainties inherent in estimating quantities of resources derived therefrom, including many factors that are beyond the control of Marsa. The resources information set forth in this Joint Information Circular represent estimates only. The resources from Marsa’s properties have been independently evaluated by DeGolyer and MacNaughton in the Marsa Resource Report. The Marsa Resource Report includes a number of assumptions relating to factors such as the ultimate recovery of resources, royalties and other government levies that may be imposed over the producing life of the resources. Many of these assumptions are subject to change and are beyond the control of Marsa. Actual resources derived therefrom will vary from these evaluations, and such variations could be material. These evaluations are based, in part, on the assumed success of exploitation activities intended to be undertaken in future years. The resources derived therefrom contained in such evaluations will be reduced to the extent that such exploitation activities do not achieve the level of success assumed in the evaluations.

Availability of Equipment and Access Restrictions

Oil exploration and development activities are dependent on the availability of drilling and related equipment in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availability of such equipment to Marsa and may delay exploration and development activities. There can be no assurance that sufficient drilling and completion equipment, services and supplies will be available when needed. Shortages could delay Marsa’s proposed exploration, development and sales activities, and could have a material adverse effect on Marsa’s financial condition. If the demand for, and wage rates of, qualified rig crews rise in the drilling industry then the oil and gas industry may experience shortages of qualified personnel to operate drilling rigs. This could delay Marsa’s drilling operations and adversely affect Marsa’s financial condition and results of operations. To the extent Marsa is not the operator of its oil and gas properties, Marsa will be dependent on such operators for the timing of activities related to such properties and will be largely unable to direct or control the activities of the operators.

Operating Hazards

Oil exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts and oil spills, each of which could result in substantial damage to oil wells, production facilities, other property and the environment or in personal injury. In accordance with industry practice, Marsa is not fully insured against all of these risks, nor are all such risks insurable. Although Marsa maintains liability insurance in an amount that it considers adequate and consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits, in which event Marsa could incur significant costs that could have a material adverse effect upon its financial condition. Oil production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

G-16

Environmental

All phases of the oil business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require Marsa to incur significant costs to remedy such discharge. Although Marsa believes it is material compliance with current applicable environmental regulations, no assurance can be given that changes in environmental laws or their application to Marsa’s operations will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect Marsa’s financial condition, results of operations or prospects. See “Risk Factors - Political and Regulatory” in this Appendix G”.

Reliance on Key Personnel

Marsa’s success will depend in large measure on certain key personnel and management. Marsa also relies on certain key personnel in-country with the ability to work in the Turkish language and report to management in Canada. The loss of services of such key personnel could have a material adverse effect on Marsa. Marsa does not have key person insurance in effect for members of management. The competition for qualified personnel in the oil and gas industry, particularly the international oil and gas industry in which Marsa operates, is intense and there can be no assurance that Marsa will be able to attract and retain all personnel necessary for the development and operation of its business.

The Marsa Shareholders must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the management of Marsa.

No Title Insurance

The possibility exists that the right to explore one or more properties may be lost due to a failure by Marsa or any third party operator to comply with the terms of the relevant permit. Marsa does not maintain title insurance and there is no guarantee of title to any of the properties. The properties may be subject to prior unregistered agreements or transfers or other land claims, and title may be affected by undetected defects. Marsa has investigated the rights to explore the various oil and natural gas properties it proposes to participate in and, Marsa believes that those rights are in good standing. In addition, many of Marsa’s properties are located on private property and may be subject to delays or disputes with landowners in certain circumstances. Such delays or disputes may affect Marsa’s ability to explore for, produce or develop its oil and natural gas properties.

Cost of New Technologies

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before Marsa does. There can be no assurance that Marsa will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by Marsa or implemented in the future may become obsolete. In such case, Marsa’s business, financial condition and results of operations could be materially adversely affected. If Marsa is unable to utilize the most advanced commercially available technology, Marsa’s business, financial condition and results of operations could be materially adversely affected.

G-17

Conflicts of Interest

Certain of the directors of Marsa may have associations with other oil and gas companies or with other industry participants with whom Marsa does business. The directors of Marsa are required by applicable corporate law to act honestly and in good faith with a view to Marsa’s best interests and to disclose any interest which they may have in any project or opportunity to Marsa.

Seasonality and Adverse Conditions

Marsa’s operations are directly affected by the weather and geological conditions in the region where its operations are conducted. Because Marsa’s operations are in Turkey, Marsa is particularly susceptible to risks posed by natural occurrences such as earthquakes. Unusually severe weather or earthquakes or other natural occurrences could curtail Marsa’s operations, including drilling of new wells or production from existing wells. Marsa’s business, financial condition and its results of operations could be adversely affected depending on the severity of the weather or earthquakes or other natural occurrences in Turkey. Seasonal factors and unexpected weather patterns may lead to declines in exploration and production activity and corresponding declines in demand for the goods and services of Marsa. In Turkey, the wet weather in the spring can require delays in running seismic.

Variations in Foreign Exchange Rates and Interest Rates

World oil and gas prices are quoted in U.S. dollars and the price received by Marsa in the event of production would therefore be affected by the Canadian/U.S. and the Turkish Lira/U.S. dollar exchange rates, which will fluctuate over time. Material increases in the value of the Canadian dollar could negatively impact Marsa’s possible future production revenues. Future Canadian/U.S. exchange rates could accordingly impact the future value of Marsa’s reserves, if any, as determined by independent evaluators. To the extent that Marsa engages in risk management activities related to foreign exchange rates, there is a credit risk associated with counterparties with which Marsa may contract.

An increase in interest rates could result in a significant increase in the amount Marsa may be required to pay to service debt. At this time, Marsa has no interest bearing debt.

Internal Controls and Procedures Over Anti-Corruption Requirements

Marsa has established a Code of Business Conduct and Ethics which includes policies and procedures covering anti-bribery and anti-corruption of public foreign officials, including regular reporting to management and the Marsa Board. While management believes these policies are adequate, and despite careful establishment and implementation, there can be no assurance that these or other anti-bribery or anti-corruption policies and procedures are or will be sufficient to protect against corrupt activity. In particular, Marsa, in spite of its best efforts, may not always be able to prevent or detect corrupt practices by employees, or third parties, such as sub-contractors, which may result in reputational damage, civil and/or criminal liability being imposed on Marsa, which could have an adverse effect on Marsa’s business, financial condition or operations.

DESCRIPTION OF SECURITIES

Marsa is authorized to issue an unlimited number of Marsa Shares, an unlimited number of Class B shares, an unlimited number of Class C Preferred shares, issuable in series and an unlimited number of Class D Preferred shares, issuable in series. As at the date of this Joint Information Circular, there are 33,764,658 Marsa Shares issued and outstanding. There are no other classes of shares issued or outstanding. Assuming completion of the Concurrent Financing, there will be an additional 2,500,000 Marsa Shares issuable upon conversion of the Marsa Subscription Receipts.

The holders of the Marsa Shares are entitled to receive notice of and to attend any meeting of Marsa Shareholders, other than meetings of holders of another class of shares, and are entitled to one vote for each Marsa Share held.

G-18

Subject to the prior rights and privileges attaching to any class of shares of Marsa, Marsa Shareholders are entitled to receive dividends, if, as and when declared by the Marsa Board.

Subject to the prior rights and privileges attaching to any other class of shares of Marsa, Marsa Shareholders have the right to share equally in the remaining property and assets of Marsa upon liquidation, dissolution or winding-up.

The Marsa Shares do not have pre-emptive or conversion rights.

As at the date of this Joint Information Circular, 345,000 Marsa Shares are issuable pursuant to outstanding Marsa Options.

CONSOLIDATED CAPITALIZATION

The following table sets forth Marsa’s capitalization (along with the number of securities issued with respect thereto) as at December 31, 2013 and March 31, 2014. The table must be read with the consolidated financial statements and accompanying notes, which appear in this Joint Information Circular.

Description of the Security	Number of Securities Authorized	Amount Outstanding as of December 31, 2013		Amount Outstanding as of March 31, 2014(1)		Amount Outstanding as of the Date of this Joint Information Circular
Marsa Shares	Unlimited	18,261,527		18,261,527		33,764,658
Marsa Options	1,826,153	1,295,000	(2)	1,295,000		345,000	(3)(4)
Marsa Performance Warrants	14,100,000	13,650,000		13,650,000	(5)	Nil

Notes:

(1)	As at March 31, 2014, Marsa had a cumulative deficit of $21,278,057.
(2)	Of these, 850,000 Marsa Options were granted on June 22, 2011, with an exercise price of $3.00 per Marsa Share, an expiration date of June 22, 2016 and vesting in three equal tranches on the next three anniversaries of the grant date. An additional 75,000 Marsa Options were granted on October 1, 2011, with an exercise price of $3.00 per Marsa Share, an expiration date of June 22, 2016 and vesting in three equal tranches on the next three anniversaries of the grant date. On March 31, 2013 Marsa issued 370,000 Marsa Options with an expiration date of March 18, 2018, an exercise price of $1.00 per Marsa Share and vesting in three equal tranches on the next three anniversaries of the grant date.
(3)	Mr. Arcuri retired from Marsa on March 28, 2014 and his position as Vice President Exploration and his employment contract were terminated at that time. On June 27, 2014 Mr. Arcuri’s 25,000 options expired unexercised.
(4)	On August 7, 2014, an aggregate of 925,000 Marsa Options were cancelled, unexercised.
(5)	On May 8, 2014, an aggregate of 8,925,000 performance warrants were exercised and the remaining 4,725,000 were subsequently cancelled, unexercised. See “Prior Sales”.

MARKET FOR SECURITIES

There is currently no published or public market through which Marsa Shares may be sold. Neither the TSXV nor any securities regulatory authority has in any way passed upon the merits of the Amalgamation described in this Joint Information Circular.

PRIOR SALES

Marsa Shares

The following table summarizes the issuances of Marsa Shares or securities convertible into Marsa Shares for the twelve month period prior to the Effective Date:

Date	Description of Transaction	Type of Security	Number of Securities Issued	Price per Security/Exercise Price
May 8, 2014	Performance Warrant Exercise	Common Shares(1)	8,925,000	$0.01
May 22, 2014	Brokered Private Placement	Common Shares	6,578,131	$1.35

G-19

Note:

(1)	These Marsa Shares were issued pursuant to the exercise of Marsa performance warrants, which were granted on June 3, 2010. As of the date of this Joint Information Circular there are no Marsa performance warrants outstanding.

PRINCIPAL SHAREHOLDERS

To the knowledge of the directors and executive officers of Marsa, as at the date hereof, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of Marsa carrying 10% or more of the voting rights attached to any class of voting securities of Marsa, other than the following Marsa Shareholder:

Name	Number of Marsa Shares Owned or Controlled	Percent of Outstanding Marsa Shares(1)
J. Scott Price	4,250,000	12.59%

Note:

(1)	Assumes 33,764,658 Marsa Shares issued and outstanding.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

The following table provides the names and residences of Marsa’s executive officers as well as their respective positions with Marsa and principal occupations for the previous five years.

Name, Municipality of Residence and Date Became a Director	Position Held	Principal Occupation in the Past Five Years	Number and Percentage of Marsa Shares Beneficially Owned or Controlled as at the Date of this Joint Information Circular(1)
Blair L. Anderson Calgary, Alberta, Canada Director since February 11, 2010	President, Chief Executive Officer and Director

Mr. Anderson was the Manager Geosciences of Aventura Energy Inc. from 2000 until 2004. Subsequently, he co-founded Verenex Energy Inc. and acted as its Manager Exploration from May 2004 until December 2009. In 2010 Mr. Anderson joined Marsa as its President and Chief Executive Officer. Mr. Anderson has held senior technical and Managerial positions with Suncor Energy Inc., Encor Energy (Talisman) International and Hudbay International (HBOC), as well as other publicly traded, international oil and gas companies.

2,810,300 (8.33%)

Ricardo Montes Calgary, Alberta, Canada	Vice President Finance and Chief Financial Officer	Mr. Montes was the Chief Executive Officer of Solana Resources Limited until the company merged with Gran Tierra Energy Inc. in November, 2008. From December 2008 until February 2009, Mr. Montes was the Chief Financial Officer of Canacol Energy Inc. and from March 2009 until November 2010 he was the Controller of Value Creation Inc., a private oil and gas company. Subsequently, Mr. Montes joined Marsa as its Vice President Finance and Chief Financial Officer.	767,000 (2.28%)

G-20

Name, Municipality of Residence and Date Became a Director	Position Held	Principal Occupation in the Past Five Years	Number and Percentage of Marsa Shares Beneficially Owned or Controlled as at the Date of this Joint Information Circular(1)
Fadi Nammour Calgary, Alberta, Canada	Vice President Operations and Business Development

Mr. Nammour was a co-founder and the former Manager Operations and Business Development of Verenex Energy Inc. from 2003 until 2009. In 2010, Mr. Nammour joined Marsa as the Vice President Operations and Business Development.

1,583,000 (4.69%)

Brian Boulton Calgary, Alberta, Canada	Chief Operating Officer

Mr. Boulton was the President and a director of EMM Energy Inc. from 2003 until 2010 and has been the President of PPSC Enterprises Ltd., a private company that provides management and supervisory consulting services to the oil and gas industry, since 1998. Mr. Boulton joined Marsa as its Chief Operating Officer in 2011.

20,000 (less than 1%)

J. Scott Price(2)(4) Calgary, Alberta, Canada Director since February 11, 2010	Director

Mr. Price has been the President and Chief Executive Officer of Prospect International Inc., a private investment company since 2003. From January 2004 until October 2006, Mr. Price acted as President and Chief Executive Officer of Breakaway Energy Inc. Mr. Price was the President, Chief Executive Officer and a director of Solana Resources Limited from October 2006 until November 2008. Mr. Price is currently a director of Gran Tierra Energy Ltd., a publicly traded international oil and gas exploration and development company listed on the TSX, NYSE and AMEX.

4,250,000 (12.59%)

Ray Antony(2)(3) Calgary, Alberta, Canada Director since June 20, 2011	Director

Mr. Antony is the President of DCR Investments Inc., a private investment company, Chairman and Audit Chair of Canyon Services Group Inc., a publicly traded oil and gas services company and director and Audit Chair of Blackhawk Resource Corp. and Sabre Graphite Ltd., a publicly traded technology company.

50,000 (less than 1%)

M. Jacqueline Sheppard Calgary, Alberta, Canada Director since February 11, 2010	Director

Ms. Sheppard is a director of Cairn Energy PLC, a publicly-traded UK-based international oil and gas producer, a director and Chair of Emera Inc., a Canadian listed energy generation and transmission company, a director of Emera Newfoundland and Labrador Inc., a power company, lead director of Black Swan Energy Ltd., a privately-held oil and gas exploration and production company and a director of Pacific Northwest LNG Ltd., a liquefaction and exportation of natural gas company. Until July, 2014 she was a director and Chair of the Research and Development Corporation of the Province of Newfoundland and Labrador, a Provincial Crown Corporation. Ms. Sheppard was the Executive Vice President, Corporate and Legal of Talisman Energy Inc., a Canadian publicly-traded international oil and gas producer until 2008.

2,266,667 (6.71%)

G-21

Name, Municipality of Residence and Date Became a Director	Position Held	Principal Occupation in the Past Five Years	Number and Percentage of Marsa Shares Beneficially Owned or Controlled as at the Date of this Joint Information Circular(1)
Roy Hudson Calgary, Alberta, Canada	Corporate Secretary	Mr. Hudson is a partner in the Davis LLP Calgary office. His practice is focused on advising resource-based and other companies involved in oil and gas exploration and production, energy services, mining, construction and technology. Mr. Hudson acts as corporate counsel for both private and publicly traded junior and mid-size companies and handles their securities law compliance, corporate/commercial, M&A and other legal requirements. In this capacity, he works closely with management and boards of directors to advise on, and implement, strategic initiatives. Mr. Hudson has been an officer and/or director of several public and private companies.	Nil

Notes:

(1)	Assumes 33,764,658 Marsa Shares issued and outstanding.
(2)	Member of the Audit Committee.
(3)	Member of the Corporate Governance and Compensation Committee.
(4)	Member of the Reserves Committee.

Biographies

The following is a brief description of the executive officers of Marsa.

Blair L. Anderson

Blair Anderson, Age: 60, Calgary, Alberta, President, Chief Executive Officer and Director. Mr. Anderson was a co-founder and the Exploration Manager of Verenex Energy Inc. Mr. Anderson has over 30 years of international, domestic and frontier petroleum and natural gas exploration and development experience. Mr. Anderson has held numerous senior technical and managerial positions, including positions with Suncor Energy, Encor (Talisman) Energy, Natomas International, Hudbay Oil (Indonesia), Hudbay Oil (Australia) and Hudson’s Bay Oil and Gas Co. Ltd. Mr. Anderson holds a BSc (Honors) degree in Geology from the University of Manitoba. Mr. Anderson is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

Ricardo Montes

Ricardo Montes, Age: 55, Calgary, Alberta, Vice President Finance and Chief Financial Officer. Mr. Montes has more than 25 years of experience leading multinational companies at top executive levels, providing financial and commercial expertise in all operational finance areas, including corporate accounting, financial reporting and statutory requirements, cash and working capital management, risk management, audit planning and execution, tax planning and compliance. Mr. Montes was the Chief Financial Officer of Solana Resources Limited until the company merged with Gran Tierra Energy Inc. in November, 2008. Formerly, Mr. Montes worked for the Shell Group of Companies in Colombia, Venezuela and the United States and for Lasmo Oil Plc in Colombia and the United Kingdom. Mr. Montes holds a CPA degree from the Universidad Externado de Colombia and an MBA from Colombia’s Universidad de la Sabana. Mr. Montes is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

G-22

Fadi Nammour

Fadi Nammour, Age: 61, Calgary, Alberta, Vice President Operations and Business Development. Mr. Nammour was a co-founder and the Manager Operations and Business Development of Verenex Energy. He has over 30 years of experience in domestic and international operations management and business development. Mr. Nammour began his professional career with Amoco USA and then served as Country and Project Manager for Kelt Energy (Perenco) France, working in the United States, Europe, the Middle East, Africa and South America. Subsequently, he served as Vice President International Business Development with Vermilion Resources Limited and then worked as a business development, negotiations and acquisitions consultant for various companies based in the United States and for investors in the Middle East. Mr. Nammour holds a MSC in Petroleum Engineering and a BSc degree in Economics, both from the University of Houston. Mr. Nammour is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

Brian Boulton

Brian Boulton, Age: 64, Calgary, Alberta, Chief Operating Officer. Mr. Boulton has over 35 years of experience in the energy sector, formerly holding both senior managerial and technical positions with Pembina Resources and Talisman Energy Inc. He is the former President and a director of EMM Energy Inc. and Newkind PNG Consultants Ltd. Mr. Boulton has extensive experience in oil and gas operations, economic evaluations, completions, workovers and pipeline and facilities construction, including management of sour gas facilities, construction projects, de-bottlenecking and start-ups. Mr. Boulton holds a BSc degree in Mechanical Engineering from the University of Manitoba and is a Professional Engineer. Mr. Boulton is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

J. Scott Price

J. Scott Price, Age: 51, Calgary, Alberta, Director. Mr. Price has over 29 years of diverse global oil and gas experience in North and South America, Europe, Africa, the Middle East and the former Soviet Union. Most recently he was the President and Chief Executive Officer of Solana Resources Limited, prior to its merger with Gran Tierra Energy Inc. in November, 2008. He is currently a director of Gran Tierra Energy Inc. and the President of Prospect International Inc., a private international resource and investment company. Mr. Price has been a founder, director and officer of several internationally focused public and private companies including Aventura Energy Inc. and Ocelot International Inc., a publicly traded oil and gas company. Mr. Price holds a BSc degree in Chemical Engineering and an MBA degree, both from the University of Calgary. Mr. Price devotes the amount of time as is required to fulfill his obligations to Marsa.

Ray Antony

Ray Antony, Age: 62, Calgary, Alberta, Director. Mr. Antony has been a member of the Institute of Chartered Accountants of Alberta since 1977. He was the Chairman of Solana Resources and has also been an officer and director of numerous domestic and international oil and gas companies. Currently, Mr. Antony is the Chairman and Audit Chair of Canyon Services Group Inc., a publicly traded oil and gas services company, and a director and Audit Chair of Blackhawk Resource Corp. and Sabre Graphite Ltd., a publicly traded technology company. He holds a B. Comm degree with distinction from the University of Alberta and obtained his CA designation from the Institute of Chartered Accountants of Alberta. Mr. Antony devotes the amount of time as is required to fulfill his obligations to Marsa.

M. Jacqueline Sheppard

M. Jacqueline Sheppard, Age 58, Calgary, Alberta, Director. Ms. Sheppard is a former Executive Vice-President, Corporate and Legal of Talisman Energy Inc. She joined Talisman Energy Inc. in 1993 and was responsible for legal affairs, business development, mergers and acquisitions, corporate projects, corporate communications, investor relations, corporate responsibility and government affairs. Ms. Sheppard is a director of Cairn Energy PLC, a publicly-traded UK-based international oil and gas producer, a director and Chair of Emera Inc., a Canadian listed energy generation and transmission company, a director of Emera Newfoundland and Labrador Inc., a power company, lead director of Black Swan Energy Ltd., a privately-held oil and gas exploration and production company and a director of Pacific Northwest LNG Ltd., a liquefaction and exportation of natural gas company. Until July, 2014 she was a director and Chair of the Research and Development Corporation of the Province of Newfoundland and Labrador, a Provincial Crown Corporation. Ms. Sheppard holds a B.A. from Memorial University of Newfoundland, a B.A. and M.A. from Oxford University and an LL.B. from McGill University. Ms. Sheppard will devote the amount of time as is required to fulfill her obligations to Marsa.

G-23

Roy Hudson

Roy Hudson, Age: 57, Calgary, Alberta, Corporate Secretary. Mr. Hudson is a partner in the Davis LLP Calgary office. His practice is focused on advising resource-based and other companies involved in oil and gas exploration and production, energy services, mining, construction and technology. Mr. Hudson acts as corporate counsel for both private and publicly traded junior and mid-size companies and handles their securities law compliance, corporate/commercial, M&A and other legal requirements. In this capacity, he works closely with management and boards of directors to advise on, and implement, strategic initiatives. Mr. Hudson has been an officer and/or director of several public and private companies. Mr. Hudson holds a B. Comm and an LL.B. from the University of Alberta. Mr. Hudson will devote the amount of time as is required to fulfill his obligations to Marsa.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director, officer or shareholder holding a sufficient number of securities of Marsa to affect materially the control of Marsa, within 10 years before the date of this Joint Information Circular, has been, a director or executive officer of any corporation that, while that person was acting in that capacity:

(a)	was the subject of a cease trade or similar order, or an order that denied the relevant corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(b)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in Marsa being the subject of a cease trade or similar order or an order that denied the relevant corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)	within a year of that person ceasing to act in such capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

No director, officer, insider or Promoter of Marsa has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer or theft or fraud or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body or self-regulatory authority that would be likely to be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

No director, officer, insider or Promoter of Marsa, or a shareholder holding sufficient securities of Marsa to affect materially the control of Marsa, or a personal holding company of any such persons, has, within the 10 years preceding the date of this Joint Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the individual.

G-24

Conflicts of Interest

There are potential conflicts of interest to which some of the directors, officers, insiders and Promoters of Marsa will be subject in connection with the operations of Marsa. Some of the directors, officers, insiders and Promoters are engaged in and will continue to be engaged in corporations or businesses which may be in competition with the business of Marsa. Accordingly, situations may arise where some or all of the directors, officers, insiders and Promoters will be in direct competition with Marsa. Conflicts, if any, will be subject to the procedures and remedies as provided under the ABCA.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

Securities legislation and TSXV policies require the disclosure of the compensation received by each “Marsa Named Executive Officer” (“Marsa Named Executive Officer”) of Marsa for the most recently completed financial period. “Marsa Named Executive Officer” is defined by the legislation to mean: (i) the Chief Executive Officer; (ii) the Chief Financial Officer; (iii) each of Marsa’s (or its subsidiaries’) three most highly compensated executive officers or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed financial period regardless of compensation; and (iv) each individual who would be a “Marsa Named Executive Officer” under (iii) above but for the fact that the individual was neither an executive officer of Marsa or one if its subsidiaries, nor acting in a similar capacity, at the end of the most recently completed financial year.

Compensation Discussion and Analysis

The Marsa Board considers the overall philosophy and policies in relation to compensation for Marsa including, among other things, policies in the following areas: corporate compensation and benefits policies, especially executive and President and Chief Executive Officer compensation; terms and conditions of employee benefit plans (if any); employment agreements relating to the President and Chief Executive Officer and executive officers; stock option grants to officers and employees of Marsa; directors’ compensation policies; human resource strategy and major human resource policies.

Marsa’s executive compensation program focuses on rewarding performance and contributions to the achievement of corporate goals and objectives. The program reflects a total compensation philosophy for all employees. The guiding principal is to align employee and executive interests with those of the Marsa Shareholders. To that end, implementation of incentive programs, including annual bonus and stock option grants, enable executives and employees to be compensated above the base level. The incentive programs are designed to reward performance. Marsa does not believe that its compensation programs encourage excessive or inappropriate risk taking for the following reasons: (i) Marsa’s employees receive both fixed and variable compensation, the fixed (salary) portion provides a steady income regardless of Marsa’s share value, which allows employees to focus on Marsa’s business; (ii) employee stock option plans encourage long-term perspective due to the current illiquidity of the Marsa Shares; and (iii) Marsa’s compensation plans have been in effect for several years and there is no evidence that they encourage high risk-taking.

The Marsa Board is satisfied that there were not any identified risks arising from Marsa’s compensation plans or policies that would have had any negative or material impact on Marsa.  Marsa does not have any policy in place to permit an executive officer or director to purchase financial instruments, including for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer or director.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of executive officers. In determining base salaries, the Marsa Board takes into account the directors’ collective knowledge of the industry and Marsa’s financial resources. The Marsa Board believes that the base salaries of the executive officers are significantly below market to those that are received by comparable officers with comparable responsibilities in the oil and gas industry.

G-25

Stock Option Plan

Directors, employees and consultants are eligible to be granted stock options. The Marsa Board believes that Marsa’s long-term performance will be enhanced through the use of stock option awards that reward directors, employees and consultants for maximizing shareholder value over time. In determining the number of stock options to be granted, the Marsa Board takes into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the value of the options in relation to other elements of the individual’s total compensation.

Annual Bonus

The annual bonus rewards officers and employees for their contribution to the overall performance of Marsa and is a supplement to their respective annual salaries. The bonus assessment takes place at the beginning of the year following the year in respect of which individual contributions to Marsa are being evaluated. Bonuses are determined by the Marsa Board in its absolute discretion.

Summary Compensation Table

The following table sets forth all annual and long-term compensation for the financial years ended December 2013, 2012 and 2011 for each of the Marsa Named Executive Officers.

					Non-Equity Incentive Plan Compensation
Name & Principal Positions	Year Ended December 31	Salary ($)(1)(3)	Share- based Awards ($)	Option- based Awards(4) ($)	Annual Incentive Plan ($)	Long- Term Incentive Plans ($)	Pension Value ($)	All Other Compensation	Total Compensation
Blair Anderson	2013	143,000	Nil	49,000	Nil	Nil	Nil	Nil	192,000
President and	2012	130,000	Nil	Nil	Nil	Nil	Nil	Nil	130,000
Chief Executive Officer	2011	128,000	Nil	Nil	Nil	Nil	Nil	Nil	128,000

Ricardo Montes	2013	132,000	Nil	98,000	Nil	Nil	Nil	Nil	230,000
Vice President Finance	2012	120,000	Nil	Nil	Nil	Nil	Nil	Nil	120,000
and Chief Financial Officer	2011	118,000	Nil	Nil	Nil	Nil	Nil	Nil	118,000

Brian Boulton(2)	2013	132,000	Nil	24,500	Nil	Nil	Nil	Nil	156,500
Chief Operating Officer	2012	120,000	Nil	Nil	Nil	Nil	Nil	Nil	120,000
	2011	59,000	Nil	340,000	Nil	Nil	Nil	Nil	399,000

Guiseppe Arcuri(5)	2013	132,000	Nil	24,500	Nil	Nil	Nil	Nil	156,500
Vice President, Exploration	2012	120,000	Nil	Nil	Nil	Nil	Nil	Nil	120,000
	2011	118,000	Nil	Nil	Nil	Nil	Nil	Nil	118,000

Fadi Nammour	2013	132,000	Nil	24,500	Nil	Nil	Nil	Nil	156,500
Vice President Operations	2012	120,000	Nil	Nil	Nil	Nil	Nil	Nil	120,000
and Business Development	2011	118,000	Nil	Nil	Nil	Nil	Nil	Nil	118,000

G-26

Notes:

(1)	Compensation payable on an annual basis.
(2)	Mr. Boulton became a full-time employee of Marsa on July 1, 2011.
(3)	On March 18, 2013, the Marsa Board approved a 10% increase to base salaries, effective April 1, 2013.
(4)	On March 18, 2013, Marsa granted an aggregate total of 370,000 Marsa Options to its employees, which included the Marsa Named Executive Officers, with an expiration date of March 18, 2018, an exercise price of $1.00 per Marsa Share and vesting in three equal tranches on the next three anniversaries of the grant date. A fair value of $0.98 per Marsa Option was calculated using a Black-Scholes option pricing model.
(5)	Mr. Arcuri retired from Marsa on March 28, 2014 and his position as Vice President Exploration and his employment contract were terminated at that time.

Narrative Discussion

Calculating the value of stock options using the Black-Scholes option pricing model is very different from a simple “in-the-money” value calculation. In fact, stock options that are well out-of-the-money can still have a significant “grant date fair value” based on a Black-Scholes option pricing model, especially where, as in the case of Marsa, the price of the share underlying the option is highly volatile. Accordingly, caution must be exercised in comparing grant date fair value amounts with cash compensation or an in-the-money option value calculation.

The following table sets forth the compensation paid to each of the Marsa Named Executive Officers for the period from January 1, 2014 to March 31, 2014:

				Non-Equity Incentive Plan Compensation
Name & Principal Positions	Salary ($)(1)(3)	Share- based Awards ($)	Option- based Awards(4) ($)	Annual Incentive Plan ($)	Long- Term Incentive Plans ($)	Pension Value ($)	All Other Compensation	Total Compensation
Blair Anderson President and Chief Executive Officer	35,750	Nil	Nil	Nil	Nil	Nil	Nil	35,750

Ricardo Montes Vice President Finance and Chief Financial Officer	33,000	Nil	Nil	Nil	Nil	Nil	Nil	33,000

Brian Boulton(2) Chief Operating Officer	33,000	Nil	Nil	Nil	Nil	Nil	Nil	33,000

Fadi Nammour Vice President Operations and Business Development	33,000	Nil	Nil	Nil	Nil	Nil	Nil	33,000

G-27

Incentive Plan Awards

Outstanding Option-Based and Share-Based Awards

The following table sets forth details of all awards outstanding for each Marsa Named Executive Officer as of the most recent financial year end, including awards granted before the most recently completed financial year.

	Option-Based Awards				Share-Based Awards
Name and Title	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options(1) ($)	Number of Shares or Units of Shares that have not vested (#)	Market or Payout Value of Share-Based Awards that have not vested ($)
Blair Anderson President and Chief Executive Officer	50,000	1.00	March 18, 2018	5,570	Nil	Nil

Ricardo Montes Vice President Finance and Chief Financial Officer	100,000	1.00	March 18, 2018	11,140	Nil	Nil

Brian Boulton Chief Operating Officer	25,000	1.00	March 18, 2018	2,785	Nil	Nil

Guiseppe Arcuri(2) Vice President, Exploration	25,000	1.00	June 27, 2014	Nil	Nil	Nil

Fadi Nammour Vice President Operations and Business Development	25,000	1.00	March 18, 2018	2,785	Nil	Nil

Notes:

(1)	Unexercised “in-the-money” options refer to the options in respect of which the market value of the underlying securities as at the financial year end exceeds the exercise or base price of the option.
(2)	Mr. Arcuri retired from Marsa on March 28, 2014 and his position as Vice President Exploration and his employment contract were terminated at that time. On June 27, 2014 Mr. Arcuri’s 25,000 options expired unexercised.

None of the awards disclosed in the table above have been transferred at other than fair market value.

Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth the value of option-based awards and share-based awards which vested or were earned during the most recently completed financial year for each Marsa Named Executive Officer.

Name and Title	Option Based Awards - Value Vested During the Year ($)(1)	Share-Based Awards - Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation - Value Earned During the Year ($)
Blair Anderson President and Chief Executive Officer	5,570	N/A	N/A

Ricardo Montes Vice President Finance and Chief Financial Officer	11,140	N/A	N/A

Brian Boulton Chief Operating Officer	2,785	N/A	N/A

G-28

Name and Title	Option Based Awards - Value Vested During the Year ($)(1)	Share-Based Awards - Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation - Value Earned During the Year ($)
Guiseppe Arcuri(2) Vice President, Exploration	Nil	N/A	N/A

Fadi Nammour Vice President Operations and Business Development	2,785	N/A	N/A

Notes:

(1)	The Marsa Shares do not trade on any market. On May 22, 2014, Marsa issued Marsa Shares at a price of $1.35 per Marsa Share.
(2)	Mr. Arcuri retired from Marsa on March 28, 2014 and his position as Vice President Exploration and his employment contract were terminated at that time. On June 27, 2014 Mr. Arcuri’s 25,000 options expired unexercised.

Pension Plan Benefits

Marsa does not have a pension plan or provide any benefits following or in connection with retirement. In addition, Marsa does not have a deferred compensation plan.

Termination and Change of Control Benefits

Each of the Marsa Named Executive Officers is a party to an employment agreement that provides for payments following or in connection with termination, other than termination for any act or omission which constitutes just cause at common law.

If a Marsa Named Executive Officer suffers from any mental or physical disability or illness that results in the Marsa Named Executive Officer being unable to substantially perform his or her duties on a full-time basis for a continuous 90 day period or for period aggregating 120 days in any one year period, Marsa may terminate that employment agreement upon giving the Marsa Named Executive Officer 60 days’ notice in writing or paying to the Marsa Named Executive Officer an amount equal to 180 days’ salary, the value of benefits otherwise received over the same period and any accrued vacation pay as full and final settlement to the Marsa Named Executive Officer.

In circumstances whereby Marsa terminates the employment of a Marsa Named Executive Officer prior to the expiry date of his employment agreement without cause, Marsa will provide the Marsa Named Executive Officer with a lump-sum payment in lieu of notice equal to the greater of: (a) an amount equal to 180 days’ salary; or (b) an amount equal to 100% of the salary the Marsa Named Executive Officer would have earned had that Marsa Named Executive Officer continued to be an employee of Marsa between the termination date and the expiry date of his employment agreement.

DIRECTOR COMPENSATION

For the financial year ended December 31, 2013, Marsa had four directors, one of which was also a Marsa Named Executive Officer. For a description of the compensation paid to the Marsa Named Executive Officer of Marsa who also acted as a director of Marsa, see “Executive Compensation” in this Appendix G.

Marsa’s directors do not have service contracts with respect to their roles as directors and are not provided with cash remuneration for their service to Marsa as directors. All directors are reimbursed for reasonable expenses incurred by them in their capacity as directors, including travel and other out of pocket expenses incurred in connection with meetings of the Board of Directors or any committee of the Board of Directors.

Marsa did not make any cash payments to the directors for the fiscal year ended December 31, 2013. On March 18, 2013 Marsa granted to Ray Antony 100,000 Marsa Options exercisable at a price of $1.00 per Marsa Share for a period of five years from the date of the grant.

G-29

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth details of all awards outstanding for each director of Marsa who is not also a Marsa Named Executive Officer as of the most recent financial year end, including awards granted before the most recently completed financial year.

	Option-Based Awards				Share-Based Awards
Name and Title	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options(1) ($)	Number of Shares or Units of Shares that have not vested (#)	Market or Payout Value of Share-Based Awards that have not vested ($)
M. Jacqueline Sheppard	Nil	Nil	Nil	Nil	Nil	Nil

J. Scott Price	Nil	Nil	Nil	Nil	Nil	Nil

Ray Antony	175,000	3.00	June 22, 2016	Nil	Nil	Nil
	100,000	1.00	March 18, 2018	11,140

Note:

(1)	Unexercised “in-the-money” options refer to the options in respect of which the market value of the underlying securities as at the financial year end exceeds the exercise or base price of the option. The Marsa Shares do not trade on any market. On May 22, 2014, Marsa issued Marsa Shares at a price of $1.35 per Marsa Share.

Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth the value of option-based awards and share-based awards which vested or were earned during the most recently completed financial year for each director of Marsa who is not also a Marsa Named Executive Officer.

Name and Title	Option Based Awards - Value Vested During the Year ($)(1)	Share-Based Awards - Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation - Value Earned During the Year ($)
M. Jacqueline Sheppard	Nil	N/A	N/A

J. Scott Price	Nil	N/A	N/A

Ray Antony	11,140	N/A	N/A

Note:

(1)	The Marsa Shares do not trade on any market. On May 22, 2014, Marsa issued Marsa Shares at a price of $1.35 per Marsa Share.

Other Compensation

Other than as set forth herein, Marsa did not pay any other compensation to executive officers or directors (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full time employees) during the last completed financial year other than benefits and perquisites which did not amount to $10,000 or greater per individual.

G-30

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No director, executive officer, employee or former director, executive officer or employee of Marsa or any subsidiary of Marsa nor any of their associates or affiliates, is, or has been at any time since the beginning of the last completed financial year, indebted to Marsa or any subsidiary of Marsa nor has any such person been indebted to any other entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding, provided by Marsa or any subsidiary of Marsa.

NON-ARM’S LENGTH TRANSACTIONS

Except as disclosed in this Joint Information Circular or this Appendix G, there have been no material non-arm’s length transactions within the five 5 years before the date of this Joint Information Circular.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Marsa is not a party to any material legal proceedings or regulatory actions, nor to Marsa’s knowledge, are any such proceedings or actions contemplated.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below and herein, or as previously disclosed, Marsa is not aware of any material interests, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or executive officer of Marsa or of any subsidiary of Marsa, proposed nominee for election as a director, any shareholder holding more than 10% of the Marsa Shares or any director or executive officer of any shareholder holding more than 10% of the Marsa Shares or any associate or affiliate of any of the foregoing in any transaction in the preceding financial year or any proposed or ongoing transaction of Marsa which has or will materially affect Marsa.

MARSA AUDIT COMMITTEE

The Marsa Audit Committee is a committee of the Marsa Board to which the Marsa Board delegates its responsibility for oversight of the financial reporting process. The Marsa Audit Committee is also responsible for managing, on behalf of the Marsa Shareholders, the relationship between Marsa and the external auditor.

Pursuant to National Instrument 52-110 - Audit Committees (“NI 52-110”) Marsa is required to disclose certain information with respect to the Marsa Audit Committee, as summarized below.

Marsa Audit Committee Terms of Reference

Marsa must, pursuant to NI 52-110, have a written charter which sets out the duties and responsibilities of its Marsa Audit Committee. The terms of reference of the Marsa Audit Committee are attached as Schedule “C” to this Appendix G.

Marsa Audit Committee Composition

The following are the members of the Marsa Audit Committee.

Ray Antony	Independent(1)	Financially Literate(1)
J. Scott Price	Independent(1)	Financially Literate(1)
M. Jacqueline Sheppard	Independent(1)	Financially Literate(1)

Note:

(1)           As defined by NI 52-110.

G-31

Relevant Education and Experience

All of the members of the Marsa Audit Committee have been either directly involved in the preparation of the financial statements, filing of the quarterly and annual financial statements, dealing with the auditors, or involved as a member of the Marsa Audit Committee. All members have the ability to read, analyze, and understand the complexities surrounding the issuance of financial statements.

Marsa Audit Committee Oversight

At no time since the commencement of Marsa’s most recently completed financial year was a recommendation of the Marsa Audit Committee to nominate or compensate an external auditor not adopted by the Marsa Board.

Reliance on Certain Exemptions

At no time since the commencement of Marsa’s most recently completed financial year has Marsa relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The Marsa Audit Committee had adopted specific policies and procedures for the engagement of non-audit services as described in the terms of reference of the Marsa Audit Committee attached as Schedule “C” to this Appendix G.

External Auditor Service Fees

The aggregate fees billed by Marsa’s external auditors in each of the last two fiscal years for audit and other fees are as follows:

Financial Year Ending	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2013	$43,000	Nil	$3,000	Nil
2012	$36,000	Nil	$3,000	Nil

CORPORATE GOVERNANCE

Corporate governance relates to the activities of the Marsa Board, the members of which are elected by and are accountable to the Marsa Shareholders, and takes into account the role of the individual members of management who are appointed by the Marsa Board and who are charged with the day to day management of Marsa Board. The Marsa Board is committed to sound corporate governance practices, which are both in the interest of the Marsa Shareholders and contribute to effective and efficient decision making. To achieve this goal, Marsa has implemented Marsa Audit Committee Terms of Reference, Reserves Committee Terms of Reference, Corporate Governance and Compensation Committee Terms of Reference and a Corruption of Foreign Public Officials Act Policy.

Pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices, Marsa is required to disclose its corporate governance practices as summarized below.

Mandate of the Marsa Board

The Marsa Board has responsibility for the stewardship of Marsa. In carrying out this mandate, the Marsa Board meets regularly and a broad range of matters are discussed and reviewed for approval. These matters include overall corporate plans and strategies, budgets, internal controls and management information systems, risk management as well as annual and quarterly financial and operating results. The Marsa Board is also responsible for the approval of all major transactions, including equity issuances as well as for Marsa’s debt and borrowing policies. The Marsa Board strives to ensure that actions taken by Marsa correspond closely with the objectives of the Marsa Shareholders. The Marsa Board regularly monitors Marsa’s strategic plan and reviews Marsa’s resources, which are required to carry out Marsa’s growth strategy and to achieve its objectives.

G-32

Board of Directors

The Marsa Board is currently comprised of four directors. J. Scott Price, M. Jacqueline Sheppard and Raymond Antony are the independent directors of Marsa. Blair Anderson, the President and Chief Executive Officer, as a member of management of Marsa, is not an independent director.

NI 58-101 suggests that the board of directors of a public company should be constituted with a majority of individuals who qualify as “independent” directors. An “independent” director is a director who has no direct or indirect material relationship with Marsa. A material relationship is a relationship which could, in the view of the board of directors, reasonably interfere with the exercise of a director’s independent judgment. As disclosed above, the Marsa Board is comprised of a majority of independent directors. The independent judgment of the Marsa Board in carrying out its responsibilities is the responsibility of all directors. The Marsa Board facilitates independent supervision of management through meetings of the Marsa Board and through frequent informal discussions among the independent member of the Marsa Board and management. In addition, the Marsa Board has free access to the Corporation’s external auditors, legal counsel and to any of Marsa’s officers.

Directorships

The following directors of Marsa are directors of other reporting issuers:

Director	Other Reporting Issuers

M. Jacqueline Sheppard	Emera Inc.

J. Scott Price	Gran Tierra Energy Inc.

Ray Antony	Canyon Services Group Inc. Blackhawk Resources Corp. Sabre Graphite Ltd.

Orientation and Continuing Education

At present, each new director is given an outline of the nature of Marsa’s business, its corporate strategy, and current issues with Marsa. New directors are also expected to meet with management of Marsa to discuss and better understand Marsa’s business and are advised by Marsa’s legal counsel of their legal obligations as directors of Marsa. New directors are also given copies of Marsa’s policies.

The introduction and education process will be reviewed on an annual basis by the Marsa Board and will be revised as necessary.

Ethical Business Conduct

The Marsa Board has considered adopting a written code of business conduct and ethics.

The Marsa Board has decided that it is not necessary to adopt a Whistle Blower Policy at the present time. Marsa will consider the adoption on an Insider Trading and Reporting Policy which establishes procedures for when insiders may trade securities of Marsa. Marsa is also considering the adoption of a Disclosure and Confidentiality Policy which establishes procedures for ensuring adequate disclosure and compliance with disclosure requirements as well as procedures for maintaining confidentiality.

The Marsa Board has found that the fiduciary duties placed on individual directors by Marsa’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Marsa Board in which the director has an interest have been sufficient to ensure that the Marsa Board operates independently of management and in the best interests of Marsa.

G-33

Under corporate legislation, a director is required to act honestly and in good faith with a view to the best interests of Marsa and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, as the directors of Marsa also serve as directors and officers of other companies engaged in similar business activities, directors must comply with the conflict of interest provisions of the Business Corporations Act (Alberta), as well as the relevant securities regulatory instruments, in order to ensure that directors exercise independent judgment in considering transactions and agreements in respect of which a director or officer has a material interest. Any interested director would be required to declare the nature and extent of his interest and would not be entitled to vote at meetings of directors which evoke such a conflict.

Nomination of Directors

The Marsa Board presently seeks and determines new nominees to the Marsa Board, although no formal process has been adopted. The nominees are generally the result of recruitment efforts by the Marsa Board members, including both formal and informal discussions among the Marsa Board members and officers.

Compensation

Marsa has a Corporate Governance and Compensation Committee. The members of the Corporate Governance and Compensation Committee are listed under “Directors and Executive Officers” in this Appendix G.

The Corporate Governance and Compensation Committee has unrestricted access to Marsa’s personnel and documents and is provided with the resources necessary, including, as required, the engagement and compensation of outside advisors, to carry out its responsibilities.

Other Board Committees

Marsa has no other standing committees at this time other than the Marsa Audit Committee and the Corporate Governance and Compensation Committee as discussed above and the Reserves Committee. The members of the Reserves Committee are listed under “Directors and Officers”. The responsibilities of the Reserves Committee include reviewing the procedures relating to the disclosure of information with respect to oil and gas activities, reviewing the appointment of the independent reserves evaluator and reviewing the annual filings required by National Instrument 51-101.

Assessments

The Marsa Board has not implemented a process for assessing its effectiveness or the effectiveness of its individual members or its committees. As a result of Marsa’s size, its stage of development and the limited number of individuals on the Marsa Board, the Marsa Board has considered a formal assessment process to be inappropriate at this time. The Marsa Board plans to continue to evaluate its own effectiveness on an ad hoc basis.

EXPERTS

No person or company whose profession or business gives authority to a statement made by such person or company and who is named in this Joint Information Circular as having prepared or certified a part of this Joint Information Circular, or a report or valuation described in this Joint Information Circular has received or shall receive a direct or indirect interest in the property of Marsa or any associate or affiliate of Marsa.

Information relating to oil and gas resources in this Joint Information Circular was calculated by DeGolyer and MacNaughton as an independent qualified reserves evaluator. The principals of DeGolyer and MacNaughton, individually or as a group, neither own nor expect to receive any of the securities of Marsa, directly or indirectly.

Certain legal matters in connection with the Amalgamation are being reviewed, on behalf of Marsa, by Davis LLP, and on behalf of Sanction, by Dentons Canada LLP. As at the date hereof, the partners and associates of Davis LLP, as a group and the partners and associates of Dentons Canada LLP, as a group, do not beneficially own, directly or indirectly, any of the outstanding Marsa Shares.

G-34

AUDITORS, TRANSFER AGENT AND REGISTRAR

Marsa’s auditors are KPMG LLP, Chartered Accountants, at its offices located at Suite 2700, Bow Valley Square II, 205 – 5th Avenue S.W., Calgary, Alberta, T2P 4B9. KPMG LLP is independent in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

Marsa’s transfer agent and registrar in Canada for the Marsa Shares is Valiant Trust Company located at 310 – 606, 4th Street S.W., Calgary, Alberta, T2P 1T1.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business, the only material contracts Marsa has entered into prior to the date of this Joint Information Circular which can reasonably be regarded as presently material are the following:

(a)	the farmout agreement dated September 28, 2010, as amended by an amending agreement dated October 12, 2010;

(b)	the joint operating agreement dated April 18, 2011;

(c)	the contractorship agreement dated April 19, 2011;

(d)	the offer to purchase dated December 24, 2011;

(e)	the settlement agreement dated February 27, 2013;

(f)	the natural gas sale and purchase agreement dated June 26, 2013;

(g)	the Amalgamation Agreement; and

(h)	engagement letter dated July 31, 2014 between Marsa and Canaccord Genuity Corp.

See “General Development of Business – Three Year History” in this Appendix G.

Copies of the foregoing, or drafts thereof, will be available for inspection at Marsa’s offices at Suite 300, 340 – 12th Avenue S.W., Calgary, Alberta, T2R 1L5, and at the offices of Davis LLP at Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta, T2P 0C1.

G-35

SCHEDULE A

FINANCIAL STATEMENTS OF MARSA FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 AND FOR THE INTERIM PERIODS ENDED MARCH 31, 2014 AND MARCH 31, 2013

G-36

Consolidated Financial Statements of

For the years ended December 31, 2013 and 2012

G-37

KPMG LLP	Telephone (403) 691-8000
205-5th Avenue SW	Fax (403) 691-8008
Suite 3100, Bow Valley Square 2	www.kpmg.ca
Calgary AB
T2P 4B9

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Marsa Energy Inc.

We have audited the accompanying consolidated financial statements of Marsa Energy Inc., which comprise the consolidated statements of financial position as at December 31, 2013 and 2012, the consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Marsa Energy Inc. as at December 31, 2013 and 2012, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

KPMG Confidential

G-38

Emphasis of Matter

Without modifying our opinion, we draw attention to Note 3 in the consolidated financial statements which indicates that the current cash resources of Marsa Energy Inc, are not sufficient to continue exploration and development activities and continuing operations are dependent upon the Company's ability to obtain adequate funding either through the issuance of equity, debt and/or the sale of assets. This condition, along with other matters as set forth in Note 3 in the consolidated financial statements, indicate the existence of a material uncertainty that may cast significant doubt about Marsa Energy Inc.'s ability to continue as a going concern.

Chartered Accountants
April 28, 2014
Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

KPMG Confidential

G-39

Marsa Energy Inc.

Consolidated Statements of Financial Position

(Expressed in US dollars)

	Notes	December 31, 2013	December 31, 2012
		$	$
Assets
Cash and cash equivalents	12	888,406	10,106,597
Trade and other receivables	7	83,357	794,492
Deposits and prepaid expenses		316,814	196,186
Total current assets		1,288,577	11,097,275
Exploration and evaluation assets	7	22,136,967	19,726,846
Property, plant and equipment	8	263,673	73,937
Total non-current assets		22,400,640	19,800,783
Total assets		23,689,217	30,898,058
Liabilities and shareholders’ equity
Trade and other payables	7	490,987	901,732
Bridge loans from directors	15	472,161	-
Total current liabilities		963,148	901,732
Decommissioning obligation	9	788,886	695,804
Total liabilities		1,752,034	1,597,536

Share capital	10 (b)	34,510,870	34,510,870
Contributed surplus	10 (c)	11,604,994	10,915,052
Deficit		(20,874,446)	(16,428,551)
Cumulative translation adjustment		(3,304,235)	303,151
Total equity		21,937,183	29,300,522
Total liabilities and shareholders’ equity		23,689,217	30,898,058
Going concern	3
Commitments	16
Subsequent events	15, 17

The notes are an integral part of these consolidated financial statements.

Approved on behalf of the Company

(signed) "J. Scott Price"	(signed) "Ricardo Montes"
J. Scott Price Chairman	Ricardo Montes VP Finance and Chief Financial Officer

G-40

Marsa Energy Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

	Notes	2013	2012
		$	$
Expenses:
General and administrative	11,15	3,098,978	2,362,703
Depreciation, amortization and accretion	8, 9	122,407	165,296
Stock based compensation	10 (c)(ii)	689,942	1,241,488
Loss before and other expenses (income)		3,911,327	3,769,487

Finance and other expenses (income):
Interest income		(19,701)	(35,299)
Foreign exchange loss (gain)		(122,341)	21,570
Exploration and evaluation expenses		676,610	-
Net loss		4,445,895	3,755,758
Foreign currency translation adjustment		3,607,386	(1,141,893)
Comprehensive loss		8,053,281	2,613,865
Net loss per share	10 (c)(iii)	0.24	0.21

The notes are an integral part of these consolidated financial statements.

G-41

Marsa Energy Inc.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

	Notes		Number of Common Shares	Share Capital	Contributed Surplus	Cumulative Translation Adjustment	Deficit	Total Equity

Balance at December 31, 2011			18,011,527	$34,268,349	$9,913,564	$(838,742)	$(12,672,793)	$30,670,378
Issue of common shares	10	(b)	250,000	242,521	(240,000)	-	-	2,521
Stock based compensation	10	(c)	-	-	1,241,488	-	-	1,241,488
Cumulative currency translation			-	-	-	1,141,893	-	1,141,893
Net loss			-	-	-	-	(3,755,758)	(3,755,758)
Balance at December 31, 2012			18,261,527	$34,510,870	$10,915,052	$303,151	$(16,428,551)	$29,300,522

Stock based compensation	10	(c)	-	-	689,942	-	-	689,942
Cumulative currency translation			-	-	-	(3,607,386)	-	(3,607,386)
Net loss			-	-	-	-	(4,445,895)	(4,445,895)
Balance at December 31, 2013			18,261,527	$34,510,870	$11,604,994	$(3,304,235)	$(20,874,446)	$21,937,183

The notes are an integral part of these consolidated financial statements.

G-42

Marsa Energy Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

	Notes	2013	2012
Cash flow from operating activities:
Net loss for the period		(4,445,895)	(3,755,758)
Adjustments for:
Depreciation, amortization and accretion	8,9	122,407	165,296
Stock based compensation	10 (c)	689,942	1,241,488
Unrealized foreign exchange gain		(74,490)	(84,095)
Reclamation expenditures	9	(95,830)	-
Change in non-cash working capital	12	(202,776)	151,801
Net cash used in operating activities		(4,006,642)	(2,281,268)
Cash flow from investing activities:
Expenditures on exploration and evaluation assets	7	(5,756,283)	(1,512,531)
Expenditures on property, plant and equipment	8	(248,640)	(18,266)
Change in non-cash working capital	12	382,538	(201,432)
Net cash used in investing activities		(5,622,385)	(1,732,229)
Cash flow from financing activities:
Net proceeds from issue of share capital	10 (b)	-	2,521
Bridge loans from directors	15	472,161	-
Net cash from financing activities		472,161	2,521
Effect of exchange rate fluctuations on cash and cash equivalents		(61,325)	219,200
Change in cash and cash equivalents		(9,218,191)	(3,791,776)
Cash and cash equivalents beginning of year		10,106,597	13,898,373
Cash and cash equivalents end of year		888,406	10,106,597

The notes are an integral part of these consolidated financial statements

G-43

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

1.	Reporting Entity:

Marsa Energy Inc., (the “Company”) is an oil and gas company focused on the MENA (Middle East and North Africa) and circa Mediterranean regions. The Company was incorporated on February 11, 2010 as a private entity and registered in the Province of Alberta on March 5, 2010. The Company’s head office address is Suite 300, 340 – 12th Avenue S.W., Calgary, Alberta, Canada. The consolidated financial statements of the Company for the years ended December 31, 2013 and December 31, 2012 comprise the Company and its wholly-owned subsidiaries Marsa Alberta Limited, Marsa International Cooperatief U.A and Marsa Turkey B.V. The Company is engaged in the exploration for, and development and production of oil and natural gas and may conduct its activities jointly with others; these financial statements reflect only the Company’s proportionate interest in such activities.

2.	Basis of Preparation:

(a)	Statement of Compliance:

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). The consolidated financial statements were authorized for issue by the Board of Directors on April 28, 2014.

(b)	Basis of Measurement:

The consolidated financial statements have been prepared on the historical cost basis except for held for trading financial assets which are measured at fair value with changes in fair value recorded in earnings. The methods used to measure fair values are discussed in Note 6.

(c)	Functional and Presentation Currency:

These consolidated financial statements are presented in United States (US) dollars which is the Company’s reporting currency. The consolidated assets and liabilities of the Company are translated from Canadian dollars, the functional currency of the Company, to US dollars at the exchange rate prevailing at the reporting date. Several of the Company’s subsidiaries transact in currencies other than the US dollar and accordingly have functional currencies other than the US dollar. The functional currency of the Company and its subsidiaries are US dollars, Turkish lira and Canadian dollars. The currency of a subsidiary is the currency of the primary economic environment in which the subsidiary operates. Transactions denominated in a currency other than the functional currency are translated at the prevailing rates on the date of the transaction. Any monetary items held in a currency which is not the functional currency of the subsidiary are translated to the functional currency at the prevailing rate as at the date of the balance sheet. All exchange differences arising as a result of the translation to the functional currency of the subsidiary are recorded in net earnings.

Translation of all assets and liabilities from the respective functional currencies to the reporting currency are performed using the rates prevailing at the balance sheet date. The differences arising upon translation from the functional currency to the reporting currency are recorded as a current translation adjustment in other comprehensive income

G-44

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

2.	Basis of Preparation (continued):

(c)	Functional and Presentation Currency (continued):

or loss and are held within the cumulative translation adjustment account until a disposal or partial disposal of a subsidiary. A disposal or partial disposal will then give rise to a realized foreign exchange gain or loss which is recorded in net earnings.

(d)	Use of Estimates and Judgments:

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

(i)	Determination of Cash Generating Units (“CGU”):

The recoverability of development and production asset carrying values are assessed at the CGU level. Determination of what constitutes a CGU is subject to management’s judgment. The asset composition of a CGU can directly impact the recoverability of the assets included therein. In assessing the recoverability of oil and gas properties, each CGU’s carrying value is compared to its recoverable amount, defined as the greater of fair value less costs to sell and value in use.

(ii)	Decommissioning Obligation:

The Company estimates obligations under environmental regulations in respect of decommissioning and site restoration. These obligations are determined based on the expected present value of expenses required in the process of plugging and abandoning wells, dismantling of wellheads, production and transportation facilities and restoration of producing areas in accordance with relevant legislation, discounted from the date when expenses are expected to be incurred. The estimated costs of performing future abandonment work and the discount rate used to calculate the present value of future expenses have a significant effect on the carrying amount of the decommissioning provision.

(iii)	Impairment Testing:

The impairment testing of property, plant and equipment (“PP&E”) is completed for each CGU and is based on estimates of proved plus probable reserves, production rates, oil and natural gas prices, future costs, discount rate and other relevant assumptions. The impairment assessment is based on the estimated fair value of Marsa’s CGUs. By their nature, these estimates are subject to measurement uncertainty and may impact the financial statements of future periods.

The application of the Company’s accounting policy for exploration and evaluation assets requires management to make certain judgments as to future events and circumstances as to whether economic quantities of reserves have been found.

G-45

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

2.	Basis of Preparation (continued):

(d)	Use of Estimates and Judgments (continued):

(iv)	Valuation of Trade and Other Receivables, and Prepayments to Suppliers:

Management estimates the likelihood of the collection of trade and other receivables and recovery of prepayments based on an analysis of individual accounts. Factors taken into consideration include the aging of receivables in comparison with the credit terms allowed to customers and the financial position and collection history with the customer. Should actual collections be less than estimates, Marsa would be required to record an additional expense.

(v)	Employee Compensation Cost:

Compensation expense recorded for the Company’s Share Option Plan is based on a Black Scholes model. The inputs to this model rely on management judgment regarding estimates of volatility, forfeiture and a risk free interest rate. Estimates and underlying assumptions are reviewed on an ongoing basis.

3.	Going Concern:

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to discharge its obligations and realize its assets in the normal course of operations for the foreseeable future. The Company continues to be in the exploration stage and therefore has generated no revenues through December 31, 2013. During the year ended December 31, 2013, the Company incurred a net loss of $4.4 million and used $3.9 million of cash flow in its operating activities. As explained in Notes 15 and 16, the Company had drawn approximately $1 million under bridge loans from directors and is committed to payments of approximately $1.9 million over each of the next two years with respect to commitments for drilling activities in Turkey and for an office lease. Current cash resources are not sufficient to continue exploration and development activities and continuing operations are dependent upon the Company’s ability to obtain adequate funding either through the issuance of equity, debt and/or the sale of assets. Additional financing is subject to the financial markets, economic conditions for the oil and gas industry, and volatility in the debt and equity markets. These factors have made, and will likely continue to make it challenging to obtain cost effective funding. There is no assurance this capital will be available and as a result, significant doubt may exist with respect to the Company’s ability to continue as a going concern.

Management believes the use of the going concern assumption is appropriate for these financial statements.  Management believes that the Company will be able to obtain financing either through the issuance of shares, debt or through the sale of a portion of the Company’s assets to fund continuing operations and exploration and development activities. While the Company has been successful in obtaining equity financing in the past, there can be no assurance that the Company will be successful in securing the financing currently required.     Should the going concern assumption not be appropriate, and the Company is not able to realize its assets and settle its liabilities, these financial statements would require adjustments to the amounts and classifications of assets and liabilities and these adjustments could be material.

G-46

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies:

The accounting policies set out below have been applied to these consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

(a)	Basis of Consolidation:

(i)	Subsidiaries:

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that currently are exercisable are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(ii)	Jointly Controlled Operations and Jointly Controlled Assets:

Some of the Company’s oil and natural gas activities involve jointly controlled assets. The consolidated financial statements include the Company’s share of these jointly controlled assets and a proportionate share of the relevant revenue and related costs.

(iii)	Transactions Eliminated on Consolidation:

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b)	Financial Instruments:

(i)	Non-Derivative Financial Instruments:

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents and trade and other payables. Non-derivative financial instruments are recognized initially at fair value. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

Cash and cash equivalents:

Cash and cash equivalents comprise cash on hand, term deposits held with banks, other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management, whereby management has the ability and intent to net bank overdrafts against cash, are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

G-47

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(b)	Financial Instruments (continued):

(i)	Non-Derivative Financial Instruments (continued):

Financial assets at fair value through profit or loss:

An instrument is classified at fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. Financial instruments are designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s risk management or investment strategy.

Upon initial recognition attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognized in profit or loss. The Company has designated cash and cash equivalents at fair value.

(ii)	Other:

Other non-derivative financial instruments, such as trade and other receivables and trade and other payables, are measured at amortized cost using the effective interest method, less any impairment losses.

(c)	Exploration & Evaluation Assets and Property, Plant & Equipment:

(i)	Recognition and Measurement:

Pre-licence costs are recognized in the statement of operations as incurred.

Exploration and evaluation costs (E&E assets), including the costs of acquiring licences and directly attributable general and administrative costs, initially are capitalized as either tangible or intangible exploration and evaluation assets according to the nature of the assets acquired. The costs are accumulated in cost centres by well, field or exploration area pending the determination of technical feasibility and commercial viability.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For purposes of impairment testing, exploration and evaluation assets are allocated to CGUs or groups of CGUs.

G-48

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(c)	Exploration & Evaluation Assets and Property, Plant & Equipment (continued):

(i)	Recognition and Measurement (continued):

The technical feasibility and commercial viability of extracting a mineral resource is generally considered to be determinable when proven reserves are determined to exist. A review of each exploration licence or field is carried out, at least annually, to ascertain whether proven reserves have been discovered. Upon determination of technical feasibility and commercial viability, exploration and evaluation assets attributable to those reserves are first tested for impairment and then reclassified from exploration and evaluation assets to a separate category within tangible assets referred to as oil and natural gas interests.

(ii)	Development and Production Costs:

Items of property, plant and equipment, which include oil and gas development and production assets, are measured at cost less accumulated depletion and depreciation and accumulated impairment losses. Development and production assets are grouped into CGU’s for impairment testing. When significant parts of an item of property, plant and equipment, including oil and natural gas interests, have different useful lives, they are accounted for as separate items (major components).

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within “other income” or “other expenses” in profit or loss.

(iii)	Subsequent Costs:

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing parts of property, plant and equipment are recognized as oil and natural gas interests only when they increase the future economic benefits embodied in the specific asset to which they relate.

All other expenditures are recognized in profit or loss as incurred. Such capitalized oil and natural gas interests generally represent costs incurred in developing proved and/or probable reserves and bringing in or enhancing production from such reserves, and are accumulated on a field or geotechnical area basis. The carrying amount of any replaced or sold component is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

G-49

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(c)	Exploration & Evaluation Assets and Property, Plant & Equipment (continued):

(iv)	Depletion and Depreciation:

The net carrying value of development or production assets will be depleted using the unit of production method by reference to the ratio of production in the year to the related proven and probable reserves, taking into account estimated future development costs necessary to bring those reserves into production. Future development costs will be estimated taking into account the level of development required to produce the reserves. These estimates will be reviewed by independent reserve engineers at least annually.

Proven and probable reserves will be estimated using independent reserve engineering reports and represent the estimated quantities of crude oil, natural gas and natural gas liquids which geological, geophysical and engineering data demonstrate with a specified degree of certainty to be recoverable in future years from known reservoirs and which are considered commercially producible. There should be a 50 percent statistical probability that the actual quantity of recoverable reserves will be more than the amount estimated as proven and probable and a 50 percent statistical probability that it will be less. The equivalent statistical probabilities for the proven component of proven and probable reserves are 90 percent and 10 percent, respectively.

Such reserves may be considered commercially producible if management has the intention of developing and producing them and such intention is based upon:

■	a reasonable assessment of the future economics of such production;

■	a reasonable expectation that there is a market for all or substantially all the expected oil and natural gas production; and

■	evidence that the necessary production, transmission and transportation facilities are available or can be made available.

G-50

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(c)	Exploration & Evaluation Assets and Property, Plant & Equipment (continued):

(iv)	Depletion and Depreciation (continued):

Reserves may only be considered proven and probable if productivity is supported by either actual production or conclusive formation tests. The area of reservoir considered proven includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, or both, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geophysical, geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of oil and natural gas controls the lower proved limit of the reservoir.

For other assets, depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment.

Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated.

The estimated useful lives for other assets are as follows:

Leasehold improvements	Contract term
Office equipment	3 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date.

(v)	Other Intangible Assets:

Other intangible assets that are acquired by the Company, which have finite useful lives, are measured at cost less accumulated amortization and accumulated impairment losses.

Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate.

G-51

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(d)	Impairment:

(i)	Financial Assets:

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the original effective interest rate.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in profit or loss.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost the reversal is recognized in profit or loss.

(ii)	Non-Financial Assets:

The carrying amounts of the Company’s non-financial assets, other than E&E assets and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. E&E assets are assessed for impairment when they are reclassified to property, plant and equipment, as oil and natural gas interests, and also if facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). The recoverable amount of an asset or a CGU is the greater of its value in use and its fair value less costs to sell.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Value in use is generally computed by reference to the present value of the future cash flows expected to be derived from the production of proven and probable reserves.

G-52

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(d)	Impairment (continued):

(ii)	Non-Financial Assets (continued):

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGU’s are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

(e)	Share Based Payments:

The grant date fair value of performance warrants is recognized as compensation expense with a corresponding increase in contributed surplus over the vesting period.

(f)	Provisions:

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are not recognized for future operating losses.

The Company’s activities give rise to dismantling, decommissioning and site disturbance re-mediation activities. Provision is made for the estimated cost of site restoration and capitalized in the relevant asset category.

Decommissioning obligations are measured at the present value of management’s best estimate of expenditures required to settle the present obligation at the balance sheet date. Subsequent to the initial measurement, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The increase in the provision due to the passage of time is recognized as finance costs whereas increases/decreases due to changes in the estimated future cash flows are capitalized. Actual costs incurred upon settlement of a decommissioning obligation are charged against the provision to the extent the provision was established.

G-53

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(g)	Finance Income and Expenses:

Finance expense comprises interest expense on borrowings, accretion of the discount on provisions and impairment losses recognized on financial assets.

Borrowing costs incurred for the construction of qualifying assets are capitalized during the period of time that is required to complete and prepare the assets for their intended use or sale. All other borrowing costs are recognized in profit or loss using the effective interest method. The capitalization rate used to determine the amount of any borrowing costs to be capitalized is the weighted average interest rate applicable to the Company’s outstanding borrowings during the period.

Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Foreign currency gains and losses, reported under finance income and expenses, are reported on a net basis.

(h)	Income Tax:

Income tax expense comprises current and deferred income tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred income tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred income tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred income tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred

G-54

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(h)	Income Tax (continued):

tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(i)	Share Capital:

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(j)	Per Share Amounts:

Per share amounts are calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options or performance warrants.

5.	Recent Accounting Pronouncements:

The International Accounting Standards Board has released the following new standards:

(a)	Consolidated Financial Statements (“IFRS 10”):

IFRS 10 was published in May 2011. IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities, including special purpose or variable interest entities. IFRS 10 also defines the principle of control and establishes control as the basis for determining which entities are consolidated in the consolidated financial statements. IFRS 10 was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

G-55

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

5.	Recent Accounting Pronouncements (continued):

(b)	Joint Arrangements (“IFRS 11”):

IFRS 11 was published in May 2011. IFRS 11 establishes principles for financial reporting by parties to a joint arrangement. IFRS divides all joint arrangements in two categories: joint operations where the jointly controlling parties have rights to the assets and obligations for the liabilities relating to the arrangements, and joint ventures where the jointly controlling parties have rights to the net assets of the arrangement. Joint operations would be accounted for using the proportionate consolidation method where the Company’s proportionate interest in the revenues, expenses, assets and liabilities would be disclosed, consistent with the company’s current accounting for operations. Joint ventures would be accounted for using the equity method of accounting, where the investment in the joint venture would be adjusted for the Company’s proportion of the net income or loss of the joint venture. IFRS 11 was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

(c)	Disclosure of Interest in Other Entities (“IFRS 12”):

IFRS 12 was published in May 2011. IFRS 12 established the requirements for disclosure of ownership interest in subsidiaries, joint arrangements, associates and other entities. IFRS 12 requires disclosure of information that enables users of financial statements to evaluate the nature of, and risk associated with, its interest in other entities and the effects of those interests on its financial position, financial performance and cash flows. IFRS was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

(d)	Fair Value Measurements (“IFRS 13”):

IFRS 13 was published in May 2011. IFRS 13 defines fair value, sets out a framework for measuring fair value and requires disclosures about fair values. IFRS applies to all other IFRS’s that require or permit fair value measurements or disclosures about fair value measurements. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. That definition of fair value emphasizes a market-based measurement, not an entity-specific measurement. IFRS 13 was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

G-56

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

5.	Recent Accounting Pronouncements (continued):

(e)	Investments in Associates (“IAS 28”):

International Accounting Standard 28 (“IAS 28”) was published in May 2011. IAS 28 prescribes the accounting for investment in associates, which are investments in entities over which the investor has significant influence but the investment is neither a subsidiary nor a joint venture, and contains the requirements for the application of the equity method to investments in associates and joint ventures. The standard was applied prospectively for annual periods beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

(f)	New and revised accounting pronouncements:

The Company has reviewed the following new and revised accounting pronouncements that have been issued but are not yet effective and determined that the following may have an impact on the Company’s financial statements:

(i)	IFRS-9 Financial Instruments:

The IASB has undertaken a three-phase project to replace IAS 39 "Financial Instruments: Recognition and Measurement" with IFRS 9 "Financial Instruments." In November 2009, the IASB issued the first phase of IFRS 9, which details the classification and measurement requirements for financial assets. Requirements for financial liabilities were added to the standard in October 2010. The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value.

In November 2013, the IASB issued the third phase of IFRS 9 which details the new general hedge accounting model. Hedge accounting remains optional and the new model is intended to allow reporters to better reflect risk management activities in the financial statements and provide more opportunities to apply hedge accounting. The Company does not employ hedge accounting for its risk management contracts currently in place. In July 2013, the IASB deferred the mandatory effective date of IFRS 9 and has left this date open pending the finalization of the impairment and classification and measurement requirements. IFRS 9 is still available for early adoption. The full impact of the standard on the Company’s financial statements will not be known until the project is complete.

G-57

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

5.	Recent Accounting Pronouncements (continued):

(ii)	Impairment of Assets:

In May 2013, the IASB issued amendments to IAS 36 "Impairment of Assets" which reduce the circumstances in which the recoverable amount of CGUs is required to be disclosed and clarify the disclosures required when an impairment loss has been recognized or reversed in the period. The amendments are required to be adopted retrospectively for fiscal years beginning January 1, 2014, with earlier adoption permitted. These amendments will be applied on January 1, 2014 and the adoption will only impact disclosures in the notes to the financial statements in periods when an impairment loss or impairment reversal is recognized.

(iii)	Levies:

In May 2013, the IASB issued IFRIC 21 "Levies," which was developed by the IFRS Interpretations Committee ("IFRIC"). IFRIC 21 clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. The interpretation also clarifies that no liability should be recognized before the specified minimum threshold to trigger that levy is reached. IFRIC 21 is required to be adopted retrospectively for fiscal years beginning January 1, 2014, with earlier adoption permitted. IFRIC 21 will be applied on January 1, 2014 and the adoption may have an impact on accounting for production and similar taxes, which do not meet the definition of an income tax in IAS 12 "Income Taxes." The Company is currently assessing and quantifying the effect on its financial statements.

6.	Determination of Fair Values:

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

(a)	Exploration & Evaluation Assets and Property, Plant & Equipment:

The fair value of property, plant and equipment recognized in a business combination, is based on market values. The market value of property, plant and equipment is the estimated amount for which property, plant and equipment could be exchanged on the acquisition date between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The market value of oil and natural gas interests (included in property, plant and equipment) and exploration and evaluation assets recognized in a business combination is estimated with reference to the discounted cash flows expected to be derived from oil and natural gas production based on externally prepared reserve reports. The market value of other items of property, plant and equipment is based on the quoted market prices for similar items.

G-58

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

6.	Determination of Fair Values (continued):

(b)	Cash and Cash Equivalents, Trade and Other Receivables and Trade and Other Payables:

The fair value of cash and cash equivalents, trade and other receivables and trade and other payables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. At December 31, 2013, the fair value of these balances approximated their carrying value due to their short term to maturity.

(c)	Performance Warrants and Stock Options:

The fair value of performance warrants and stock options is measured using a Black Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility of similar companies in the market adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and expected warrant holders behavior), expected dividends, and the risk-free interest rate (based on government bonds).

7.	Exploration and Evaluation Assets:

$
Net carrying value of intangible exploration assets:
Acquisition of oil and natural gas interest in Turkey	5,775,000
Expenditures on seismic, geology and geophysics	4,925,311
Intangible drilling, completion and testing	5,849,409
Increase in decommissioning provision	643,419
Drilling materials	544,479

Overhead and administrative costs	821,773
Effect of movements in exchange rates	1,167,455
Balance at December 31, 2012	$19,726,846
Acquisition of 10% interest in Ortakoy licence – cash portion	200,000
Incremental costs assumed as part of the Settlement with Merty	344,585
Increase in decommissioning provision	125,409
Expenditures on seismic, geology and geophysics	741,917
Intangible drilling, completion and testing	3,755,236
Drilling materials	292,125
Overhead and administrative costs	767,005
Effect of movements in exchange rates	(3,816,156)
Balance at December 31, 2013	$22,136,967

Expenditures on seismic and geology and geophysics studies as well as Intangible drilling, completion and testing were incurred in Turkey as part of the evaluation and exploration efforts during the period.

G-59

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

7.	Exploration and Evaluation Assets (continued):

The oil and natural gas interest relates to the Company’s 90% interest in the Ortakoy Exploration License (legally known as the Exploration License MRS/3913 in No. XVII Izmir Petroleum District, the "Ortakoy Licence") in the Republic of Turkey, and the acquisition of the remaining 10% interest via a Settlement Agreement between the Company and Merty Enerji Petroleum Exploration Consulting and Services Limited ("Merty") dated February 27, 2013. As consideration for the acquisition, Marsa paid $200,000 in cash, transferred to Merty its 50% interest in the recently awarded licences 5014 (MER-MRS/XVII/A) and 5023 (MER-MRS/XVII/B) and settled all amounts owing between the entities. As such, Marsa’s net receivable from Merty totaling approximately $211,197 as at December 31, 2012 formed part of the consideration rendered by Marsa. Additionally, in order to secure the registration of 100% of the licence in its name, the Company paid approximately $133,388 on behalf of Merty and has initiated a legal claim against Merty for its reimbursement, the success of which unknown and therefore no amount receivable has been recorded in these consolidated financial statements. As part of the Settlement Agreement both parties agreed to terminate the Ortakoy Joint Operating Agreement, and any other agreements that the parties may have with each other or any of its subsidiaries with no future recourse.

During the year ended December 31, 2013 the Company recast exploration and evaluation assets at December 31, 2012 relating to foreign currency translation. Specifically at December 31, 2012 exploration and evaluation assets were increased from $18,708,341 to $19,726,846 and cumulative translation adjustment was increased from ($715,354) to 303,151. For the year ended December 31, 2012 the foreign currency translation adjustment increased from ($123,388) to ($1,141,893) and comprehensive loss decreased from $3,632,370 to $2,613,865.

8.	Property, Plant and Equipment:

	Leasehold Improvements	Office and Field Equipment	Total
	$	$	$
Balance at December 31, 2011	59,403	96,181	155,584
Additions	-	18,266	18,266
Depreciation for the period	(60,389)	(63,732)	(124,121)
Effect of movements in exchange rates	986	23,222	24,208
Balance at December 31, 2012	-	73,937	73,937
Additions	-	248,640	248,640
Depreciation for the period	-	(58,904)	(58,904)
Balance at December 31, 2013	-	263,673	263,673

G-60

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

9.	Decommissioning Obligation:

The Company has an obligation to plug and abandon its petroleum and natural gas wells at the end of their useful lives. The present value of this obligation has been projected using estimates of the future costs and the timing of abandonment. At December 31, 2013, the Company estimated the present value of its decommissioning obligation to be $788,886 ($695,804 at December 31, 2012) based on a future liability of $897,254 ($807,213 at December 31, 2012). These costs are expected to be incurred in the next five to eight years when wells will be abandoned. A risk-free discount rate of 2% and an inflation rate of 9% were used to calculate the present value.

Balance at December 31, 2011	$391,630
Obligations incurred during 2012	262,999
Accretion	41,175
Balance at December 31, 2012	$695,804
Obligations incurred during 2013	125,409
Reclamation costs	(95,830)
Accretion	63,503
Balance at December 31, 2013	$788,886

10.	Share Capital:

(a)	Authorized:

The Company is authorized to issue an unlimited number of common shares.

(b)	Common Shares Issued:

	Number of Shares	Amount ( $)
Founders common shares	4,025,000	3,929,905
Non-brokered private placement	5,565,000	5,359,052
Brokered private placement	6,147,266	18,881,740
Non-brokered private placement	2,264,261	6,954,836
Non-brokered private placement	10,000	28,525
Share issuance costs	-	(885,709)
Exercised performance warrants	250,000	2,521
Transfer from contributed surplus	-	240,000
Balance at December 31, 2013 and 2012	18,261,527	34,510,870

G-61

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

10.	Share Capital (continued):

(b)	Common Shares Issued (continued):

On February 11, 2010, the Company issued 4,025,000 common shares at CDN $1.00 per share to founders for aggregate gross proceeds totaling CDN $4,025,000 (US$3,929,905) and on June 15, 2010 issued 5,565,000 common shares in a non-brokered private placement at a price of CDN $1.00 per share for aggregate gross proceeds of CDN $5,565,000 (US$5,359,052). On March 21, 2011, through a brokered private placement the Company issued 6,147,266 common shares at CDN $3.00 per share for aggregate gross proceeds totaling CDN $18,441,798 (US$18,881,740). On March 23, 2011 the Company issued 2,264,261 common shares in a non-brokered private placement at a price of CDN $3.00 per share for aggregate gross proceeds of CDN $6,792,783 (US$6,954,836). On July 19, 2011 the Company issued 10,000 common shares in a non-brokered private placement at a price of CDN $3.00 per share for aggregate gross proceeds of CDN $30,000 (US$28,525).The Company incurred CDN$866,761 (US$885,709) in share issuance costs during the year ended December 31, 2011.

(c)	Contributed Surplus:

$
Balance at December 31, 2011	9,913,564
Exercised performance warrants	(240,000)
Stock base compensation – stock options	1,241,488
Balance at December 31, 2012	10,915,052
Stock based compensation – stock options	689,942
Balance, December 31, 2013	11,604,994

(i)	Performance Warrants:

During 2010 the Company granted 14,100,000 performance warrants in the following series and terms.

Series 1:	4,475,000 warrants vest upon the completion of an asset acquisition, as defined within the warrant agreement;

Series 2:	4,700,000 warrants vest upon the completion of a financing, as defined within the warrant agreement; and

Series 3:	4,925,000 warrants vest upon the completion of a liquidity event, as defined within the agreement.

G-62

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

10.	Share Capital (continued):

(c)	Contributed Surplus (continued):

(i)	Performance Warrants (continued):

Series 1 warrants vested upon the acquisition of the Ortakoy Licence in September 2010 (Note 7). The Series 2 warrants vested with the completion of the brokered and non brokered financing on March 21-23, 2011 (Note 10(b)).

All the warrants enable the holder to acquire, upon vesting, one common share at a price of CDN $0.01 per share and expire on June 14, 2015. Each warrant had a weighted average attributed fair value of CDN $0.99 (US $0.96). A fair value of CDN $4,653,000 (US $4,768,979) for the Series 2 warrants, was calculated using a Black Scholes option pricing model and the following assumptions: a risk-free interest rate of 3.87%, a term of approximately 1 year, a volatility of 80%; forfeiture rate of 0% and dividend rate of 0%. The total fair value of the Series 2 warrants was charged to stock based compensation with the offset credited to contributed surplus. As explained in the Note 17, on April 21, 2014, 4,725,000 of performance warrants relating to the Series 3 warrants were cancelled. At December 31, 2013 the Company had 8,925,000 vested and outstanding unexercised warrants.

(ii)	Stock Options:

The Company has a stock option plan for directors, officers, employees and consultants. Under the plan, the Company may grant options of up to 10 percent of the issued and outstanding common shares. The plan is administered by the Board of Directors.

On June 22, 2011, the Company granted 850,000 options with an expiration date of June 22, 2016, an exercise price of CDN$3.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date. On October 1, 2011, the Company granted 75,000 options with an expiration date of October 1, 2016, an exercise price of CDN$3.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date. A fair value of CDN $2,760,606 (US $2,830,321) for the options was calculated using a Black Scholes option pricing model and the following assumptions: risk-free interest rate of 2.78%, expected exercise period of 3 years, volatility of 248%; forfeiture rate of 0% and dividend rate of 0%.

G-63

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

10.	Share Capital (continued):

On March 18, 2013, the Company granted 370,000 options with an expiration date of March 18, 2018, an exercise price of CDN$1.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date. A fair value of CDN $361,171 (US $351,213) for the options was calculated using a Black Scholes option pricing model and the following assumptions: risk-free interest rate of 1.26%, expected exercise period of 3 years, volatility of 201%; forfeiture rate of 0% and dividend rate of 0%. As at December 31, 2013 CDN$709,504 (US$689,942) was charged to stock based compensation with the offset credited to contributed surplus. At December 31, 2013 the Company had 616,664 vested but unexercised options of a total of 1,295,000 outstanding.

(iii)	Earnings (Loss) Per Share:

The weighted average number of common shares used in calculating loss per share for the year period ended on December 31, 2013 was 18,261,527 (18,226,869 on December 31, 2012). Performance warrants have been excluded from the computation of diluted loss per share as their impact would have been anti-dilutive.

11.	General and Administrative Expenses:

The aggregate general and administrative expenses are comprised of the following:

	2013	2012
Wages and salaries	$1,408,836	$1,087,428
Benefits and other personnel costs	299,826	115,217
Office rental	194,856	188,655
Travel expenses	132,411	157,863
Consultant services fees	600,382	408,394
Communications	37,301	27,253
Office supplies and miscellaneous expenses	425,366	377,893
	$3,098,978	$2,362,703

G-64

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

12.	Supplemental Cash Flow Information:

	2013	2012
Changes in non-cash working capital is comprised of:
Source/(use) of cash
Trade and other receivables	$711,135	$(765,748)
Deposit and prepaid expenses	(120,628)	10,723
Trade and other payables	(410,745)	705,394
	$179,762	$(49,631)

Related to operating activities	$(202,776)	$151,801
Related to investing activities	382,538	(201,432)
	$179,762	$(49,631)
Cash and cash equivalents are comprised of the following:
Bank balances	$792,675	$2,105,953
Term deposits	95,731	8,000,644
Cash and cash equivalents	$888,406	$10,106,597

13.	Income Tax Expense:

The provision for income taxes differs from the expected amount calculated by applying the Company’s combined federal and provincial corporate tax rate as a result of the following:

(a)	Reconciliation of Effective Tax Rate:

	2013	2012
Loss before tax	$4,445,895	$3,755,758
Combined federal/provincial expected tax rate	25%	25%
Expected income tax (recovery)	(1,111,474)	(938,940)

Rate adjustment and other	245,639	10,493
Share-based compensation	172,486	307,189
Change in unrecognized deferred tax asset	693,350	621,258
Total income tax expense	$-	$-

G-65

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

13.	Income Tax Expense (Continued):

(b)	Unrecognized Deferred Tax Assets:

Deferred tax assets have not been recognized in respect of the following items:

	2013	2012
Deductible temporary differences:
Property, plant and equipment	$2,750,098	$(5,352,985)
Share issue costs	531,425	708,567
Tax losses	6,524,643	3,993,467
Decommissioning obligation	788,886	695,804
	$10,595,052	$44,853

The Company has temporary differences associated with its investments in its foreign subsidiary. At December 31, 2013, the Company has no deferred tax liabilities in respect of these temporary differences. The Company has approximately $5.3 million of non-capital losses that begin to expire in 2030.

14.	Financial Risk Management:

(a)	Overview:

The Company’s activities expose it to a variety of financial risks that arise as a result of its exploration, development, and financing activities such as:

■	credit risk;
■	liquidity risk; and
■	market risk.

The Board of Directors oversees managements’ establishment and execution of the Company’s risk management framework. Management has implemented and monitors compliance with risk management policies. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks in order to take mitigation measures if needed.

G-66

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

14.	Financial Risk Management (Continued):

(b)	Credit Risk:

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from joint interest partners and its cash and cash equivalents held by financial institutions. The maximum exposure to credit risk at year-end is as follows:

	Carrying Amount 2013	Carrying Amount 2012
Cash and cash equivalents	$888,406	$10,106,597
Trade and other receivables (less than 90 days)	83,357	794,492
	$971,763	$10,901,089

Trade and Other Receivables:

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each third party.

The Company attempts to mitigate the risk from joint interest receivables by obtaining joint venture pre-approval of significant capital expenditures. However, the receivables are from participants in the oil and natural gas sector, and collection of outstanding balances is dependent on industry factors such as commodity price fluctuations, escalating costs and the risk of unsuccessful drilling. In addition, further risk exists with joint venturers; as disagreements occasionally arise that increase the potential for non-collection. The Company does not typically obtain collateral from oil and natural gas marketers or joint venturers.

The Company does not anticipate any default from non-performance by its partners. As such, a provision for doubtful accounts has not been recorded at December 31, 2013.

Cash and Cash Equivalents:

The Company limits its exposure to credit risk by only investing in liquid securities and with counterparties that have a credit rating of at least AA. Given these credit ratings, management does not expect any counterparty to fail to meet its obligations.

G-67

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

14.	Financial Risk Management (continued):

(c)	Liquidity Risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically the Company ensures that it has sufficient cash on demand to meet expected operational expenses; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. To achieve this objective, the Company prepares annual capital expenditure budgets, which are regularly monitored and updated as considered necessary. Further, the Company utilizes authorizations for expenditures on its projects to further manage capital expenditures. See further discussion regarding liquidity risk in note 3.

(b)	Market Risk:

Market risk is the risk that changes in market prices, such as commodity prices, foreign exchange rates and interest rates will affect the Company’s income or the value of the financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

In the future, the Company may use both financial derivatives and physical delivery sales contracts to manage market risks. All such transactions will be conducted within risk management tolerances that will be reviewed by the Board of Directors.

G-68

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

14.	Financial Risk Management (continued):

(b)	Currency Risk:

Prices for oil are determined in global markets and generally denominated in United States dollars. The Company has the following financial instruments denominated in different currencies and expressed in United States dollars for reporting purposes:

	December 31, 2013
	CAD	USD
Cash and cash equivalents	$453,642	$434,764
Trade and other receivables	19,430	63,927
Net balance sheet equivalents	473,072	498,691

	December 31, 2012
	CAD	USD
Cash and cash equivalents	$130,744	$9,975,853
Trade and other receivables	42,484	752,007
Net balance sheet equivalents	173,228	10,727,860

The average exchange rate during the year was $1 US equals $1.0299 (2012 - $0.9996) Canadian and the exchange rate at December 31, 2013 was $1 US equals $1.0636 (2012 - $0.9949) Canadian.

$0.01 change in the Canadian dollar against the US dollar at December 31 would have increased (decreased) profit or loss by $45,000 (2012 - $37,000). This analysis assumes that all other variables remain constant.

(e)	Interest Rate Risk:

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is not currently exposed to interest rate risk and consequently has not entered into any mitigating interest rate hedges or swaps.

(f)	Commodity Price Risk:

Commodity price risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil and natural gas are impacted by not only the relationship between the Canadian and United States dollar but also world economic events that dictate the levels of supply and demand.

The Company is not currently exposed to commodity price risk and consequently has not entered into any mitigating commodity risk management contracts.

G-69

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

14.	Financial Risk Management (continued):

(g)	Capital Management:

The Company’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying oil and natural gas assets. The Company considers its capital structure to include shareholders’ equity and working capital. In order to maintain or adjust the capital structure, the Company may issue shares and adjust its capital spending to manage current and projected debt levels.

The Company prepares annual capital expenditure budgets, which are updated as necessary depending on varying factors including current and forecast prices, successful capital deployment and general industry conditions. The annual and updated budgets are approved by the Board of Directors.

As at December 31, 2013, aside from the bridge loans provided by directors as described in Note 15, the Company had no other debt. Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements. See further discussion regarding capital management in note 3.

15.	Related Party Transactions:

(a)	Key management compensation:

The Company has determined that the key management personnel consist of five officers who are full time employees of the Company. In addition to the officer‘s salaries, the compensation relating to those individuals is comprised of the following:

	2013	2012
Salaries	$652,964	$613,111
Benefits and other personnel costs	45,597	53,505
Share based compensation - expensed	281,686	464,765
Total key management remuneration	$980,247	$1,131,381

(b)	Bridge loans from directors:

On November 19, 2013 the Company approved to borrow up to an aggregate of CDN$1,000,000 for a term of six months at an interest of 8% per annum, from two directors who were willing to financially support the Company. As security for this obligation the Company committed to provide at the request of the lenders (1) a mandatory repayment of any unpaid balance plus interest in the event of the disposition of any working interest in the petroleum licence No. AR/MRS/3913 (“the Ortakoy Licence”); (2) a mandatory principal repayment in a principal amount equivalent to 50% of any revenue from the disposition of production derived from the Ortakoy Licence; (3) a guarantee of the Company’s obligations under a signed Promissory Note; and (4) as security for such guarantee, an assignment by way of security interest in the rights under the Ortakoy Licence, each, in form and substance satisfactory to the lender. As at December 31, 2013, the Company had drawn CDN$500,000 ($470,000) on the loans and accrued interest of CDN$2,191 ($2,161). All outstanding amounts under the bridge loans are due on June 3, 2014.

G-70

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Expressed in US dollars)

15.	Related Party Transactions (continued):

(b)	Bridge loans from directors (continued):

On April 28, 2014 the board of directors approved a CDN$200,000 increase to the bridge loans under the same terms and conditions as the original loans. As at April 28, 2014, the Company had drawn CDN$1,150,000 ($1,043,000) and accrued interest of CDN$24,000 ($21,695) on the loans.

16.	Commitments:

The Company is committed to certain payments over the next four calendar years as follows:

	2014	2015	2016
Drilling (1)	$1,700,000	$1,700,000	$-
Office lease	194,610	194,610	32,000
	$1,894,610	$1,894,610	$32,000

(1)	In accordance with the three year extension of the Ortakoy Exploration Licence granted by the Turkish General Directorate of Petroleum Affairs on December 1, 2012, the Company has entered into a commitment to drill one well every six months during the coming two years and the estimated costs for such activities are included in the table above.

17.	Subsequent event:

On April 21, 2014, the holders of unvested performance warrants series 3 (Note 10 (c) (i)), mutually and voluntarily agreed to terminate and cancel all series 3 unvested performance warrants. A total of 4,725,000 performance warrants were cancelled.

G-71

Consolidated Financial Statements of

For the years ended December 31, 2012 and 2011

G-72

KPMG LLP	Telephone (403) 691-8000
205-5th Avenue SW	Fax (403) 691-8008
Suite 2700, Bow Valley Square 2	www.kpmg.ca
Calgary AB
T2P 4B9

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Marsa Energy Inc.

We have audited the accompanying consolidated financial statements of Marsa Energy Inc., which comprise the consolidated statements of financial position as at December 31, 2012 and 2011, the consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Marsa Energy Inc. as at December 31, 2012 and 2011, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
KPMG Canada Provides services to KPMG LLP.

KPMG Confidential

G-73

Emphasis of Matter

Without modifying our opinion, we draw attention to Note 3 in the consolidated financial statements which indicates that Marsa Energy Inc. has continuing losses and will need to obtain the necessary financing to continue with the Company's exploration program and to develop commercially profitable oil and gas operations. These conditions, along with other matters as set forth in Note 3 in the consolidated financial statements, indicate the existence of a material uncertainty that may cast significant doubt about Marsa Energy Inc.’s ability to continue as a going concern.

Chartered Accountants

April 10, 2013
Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	2
KPMG Canada Provides services to KPMG LLP.

KPMG Confidential

G-74

Marsa Energy Inc.

Consolidated Statement of Financial Position

(Expressed in US dollars)

	Notes		December 31, 2012	December 31, 2011
			$	$
Assets
Cash and cash equivalents	12		10,106,597	13,898,373
Trade and other receivables	7		794,492	28,744
Deposits and prepaid expenses			196,186	206,909
Total current assets			11,097,275	14,134,026
Intangible exploration assets	7		18,708,341	16,968,736
Property, plant and equipment	8		73,937	155,584
Total non-current assets			18,782,278	17,124,320
Total assets			29,879,553	31,258,346

Liabilities and shareholders’ equity
Trade and other payables	7		901,732	196,338
Total current liabilities			901,732	196,338
Asset retirement obligation	9		695,804	391,630
Total non-current liabilities			695,804	391,630
Total liabilities			1,597,536	587,968

Share capital	10	(b)	34,510,870	34,268,349
Contributed surplus	10	(c)	10,915,052	9,913,564
Deficit			(16,428,551)	(12,672,793)
Cumulative translation adjustment			(715,354)	(838,742)
Total equity			28,282,017	30,670,378
Total liabilities and shareholders’ equity			29,879,553	31,258,346
Going concern	3
Commitments	16
Subsequent events	7,17

The notes are an integral part of these consolidated financial statements.

(signed) "J. Scott Price"	(signed) "Ricardo Montes"
J. Scott Price	Ricardo Montes
Chairman	VP Finance and Chief Financial Officer
G-75

Marsa Energy Inc.

Consolidated Statement of Operations and Comprehensive Loss

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

	Notes	Year ended December 31, 2012	Year ended December 31, 2011
		$	$
Expenses:
General and administrative	11,15	2,362,703	1,953,520
Depreciation, amortization and accretion	8,9	165,296	177,198
Stock based compensation	10(c)(i)(ii)	1,241,488	5,610,272
Loss before finance and other expenses (income)		3,769,487	7,740,990

Finance and other expenses (income):
Interest income		(35,299)	(59,602)
Foreign exchange loss (gain)		21,570	(524,181)
Net loss		3,755,758	7,157,207
Foreign currency translation adjustment		(123,388)	1,145,086
Comprehensive loss		3,632,370	8,302,293
Net loss per share	10(c)(iii)	0.21	0.44

The notes are an integral part of these consolidated financial statements.

G-76

Marsa Energy Inc.

Consolidated Statement of Changes in Equity

For the year ended December 31, 2012 and 2011

(Expressed in US dollars)

	Notes	Number of Common Shares	Share Capital	Contributed Surplus	Cumulative Translation Adjustment	Deficit	Total Equity

Balance at December 31, 2010		9,590,000	$9,288,957	$4,303,292	$306,344	$(5,515,586)	$8,383,007
Issue of common shares	10(b)	8,421,527	25,865,101	-	-	-	25,865,101
Share issuance costs	10(b)		(885,709)	-	-	-	(885,709)
Stock based compensation	10(c)	-	-	5,610,272	-	-	5,610,272
Cumulative currency translation		-	-	-	(1,145,086)	-	(1,145,086)
Net loss		-	-	-	-	(7,157,207)	(7,157,207)
Balance at December 31, 2011		18,011,527	$34,268,349	$9,913,564	$(838,742)	$(12,672,793)	$30,670,378

Issue of common shares	10(b)	250,000	242,521	(240,000)	-	-	2,521
Stock based compensation	10(c)	-	-	1,241,488	-	-	1,241,488
Cumulative currency translation		-	-	-	123,388	-	123,388
Net loss		-	-	-	-	(3,755,758)	(3,755,758)
Balance at December 31, 2012		18,261,527	$34,510,870	$10,915,052	$(715,354)	$(16,428,551)	$28,282,017

The notes are an integral part of these consolidated interim financial statements.

G-77

Marsa Energy Inc.

Consolidated Statement of Cash Flows

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

	Notes	Year ended December 31, 2012	Year ended December 31, 2011
Cash flow from operating activities:
Net loss for the period		(3,755,758)	(7,157,207)
Adjustments for:
Depreciation, amortization and accretion	8,9	165,296	177,198
Stock based compensation	10(c)	1,241,488	5,610,272
Unrealized foreign exchange gain		(84,095)	(134,411)
Change in non-cash working capital	12	151,801	(199,471)
Net cash used in operating activities		(2,281,268)	(1,703,619)
Cash flow from investing activities:
Expenditures on intangible exploration assets	7	(1,512,531)	(10,389,922)
Acquisitions of property, plant and equipment	8	(18,266)	(25,202)
Change in non-cash working capital	12	(201,432)	398,338
Net cash used in investing activities		(1,732,229)	(10,016,786)
Cash flow from financing activities:
Net proceeds from issue of share capital	10(b)	2,521	24,979,392
Net cash from financing activities		2,521	24,979,392
Effect of exchange rate fluctuations on cash and cash equivalents		219,200	(1,084,502)
Change in cash and cash equivalents		(3,791,776)	12,174,485
Cash and cash equivalents beginning of year		13,898,373	1,723,888
Cash and cash equivalents end of year		10,106,597	13,898,373

The notes are an integral part of these financial statements

G-78

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the year ended December 31, 2012 and 2011

(Expressed in US dollars)

1.	Reporting Entity:

Marsa Energy Inc., (the “Company”) is a junior oil and gas company focused on the MENA (Middle East and North Africa) and circa Mediterranean regions. The Company was incorporated on February 11, 2010 as a private entity and registered in the Province of Alberta on March 5, 2010. The Company’s head office address is Suite 300, 340 – 12th Avenue S.W., Calgary, Alberta, Canada. The consolidated financial statements of the Company for the years ended December 31, 2012 and December 31, 2011 comprise the Company and its wholly-owned subsidiaries Marsa Alberta Limited, Marsa International Cooperatief U.A and Marsa Turkey B.V. The Company is engaged in the exploration for, and development and production of oil and natural gas and may conduct its activities jointly with others; these financial statements reflect only the Company’s proportionate interest in such activities.

2.	Basis of Preparation:

(a)	Statement of Compliance:

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). The consolidated financial statements were authorized for issue by the Board of Directors on April 10, 2013.

(b)	Basis of Measurement:

The consolidated financial statements have been prepared on the historical cost basis except for held for trading financial assets which are measured at fair value with changes in fair value recorded in earnings. The methods used to measure fair values are discussed in Note 6.

(c)	Functional and Presentation Currency:

These consolidated financial statements are presented in United States (US) dollars which is the Company’s reporting currency. The consolidated assets and liabilities of the Company are translated from Canadian dollars, the functional currency of the Company, to US dollars at the exchange rate prevailing at the reporting date. Several of the Company’s subsidiaries transact in currencies other than the US dollar and accordingly have functional currencies other than the US dollar. The functional currency of the Company and its subsidiaries are US dollars, Turkish lira and Canadian dollars. The currency of a subsidiary is the currency of the primary economic environment in which the subsidiary operates. Transactions denominated in a currency other than the functional currency are translated at the prevailing rates on the date of the transaction. Any monetary items held in a currency which is not the functional currency of the subsidiary are translated to the functional currency at the prevailing rate as at the date of the balance sheet. All exchange differences arising as a result of the translation to the functional currency of the subsidiary are recorded in net earnings.

Translation of all assets and liabilities from the respective functional currencies to the reporting currency are performed using the rates prevailing at the balance sheet date. The differences arising upon translation from the functional currency to the reporting currency are recorded as a current translation adjustment in other comprehensive income or loss and are held within cumulative translation adjustment until a disposal or partial disposal of a subsidiary. A disposal or partial disposal will then give rise to a realized foreign exchange gain or loss which is recorded in net earnings.

G-79

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the year ended December 31, 2012 and 2011

(Expressed in US dollars)

2.	Basis of Preparation (continued):

(d)	Use of Estimates and Judgments:

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

(i)	Determination of CGUs

The recoverability of development and production asset carrying values are assessed at the CGU level. Determination of what constitutes a CGU is subject to management’s judgment. The asset composition of a CGU can directly impact the recoverability of the assets included therein. In assessing the recoverability of oil and gas properties, each CGU’s carrying value is compared to its recoverable amount, defined as the greater of fair value less costs to sell and value in use.

(ii)	Asset Retirement Obligation

The Company estimates obligations under environmental regulations in respect of decommissioning and site restoration. These obligations are determined based on the expected present value of expenses required in the process of plugging and abandoning wells, dismantling of wellheads, production and transportation facilities and restoration of producing areas in accordance with relevant legislation, discounted from the date when expenses are expected to be incurred. The estimated costs of performing future abandonment work and the discount rate used to calculate the present value of future expenses have a significant effect on the carrying amount of the decommissioning provision.

(iii)	Impairment Testing

The impairment testing of PP&E is completed for each CGU, and is based on estimates of proved plus probable reserves, production rates, oil and natural gas prices, future costs, discount rate and other relevant assumptions. The impairment assessment is based on the estimated fair value of Marsa’s CGUs. By their nature, these estimates are subject to measurement uncertainty and may impact the financial statements of future periods.

The application of the Company’s accounting policy for exploration and evaluation assets requires management to make certain judgments as to future events and circumstances as to whether economic quantities of reserves have been found.

G-80

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the year ended December 31, 2012 and 2011

(Expressed in US dollars)

2.	Basis of Preparation (continued):

(d)	Use of Estimates and Judgments (continued):

(iv)	Valuation of Trade and Other Receivables, and Prepayments to Suppliers

Management estimates the likelihood of the collection of trade and other receivables and recovery of prepayments based on an analysis of individual accounts. Factors taken into consideration include the aging of receivables in comparison with the credit terms allowed to customers and the financial position and collection history with the customer. Should actual collections be less than estimates, Marsa would be required to record an additional expense.

(v)	Employee Compensation Cost

Compensation expense recorded for the Company’s Share Option Plan is based on a Black Scholes model. The inputs to this model rely on management judgment regarding estimates of volatility, forfeiture and a risk free interest rate. Estimates and underlying assumptions are reviewed on an ongoing basis.

3.	Going Concern:

The Company continues in the exploration stage and therefore has generated no revenues to date. The Company will be required to spend significant capital to advance its exploration and evaluation projects, the success of which will depend upon finding and producing commercially viable oil and natural gas reserves. Material uncertainties exist with respect to the recovery of capital projects cost and the success of finding, developing and producing oil and natural gas reserves and therefore significant doubt exists with respect to the Company’s ability to continue as a going concern.

Management believes the use of the going concern assumption is appropriate based upon the assumption that the Company has sufficient cash resources through December 31, 2013 to fund its planned capital projects and to meet its ongoing obligations as they become due in the normal course of operations.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Therefore the Company may be required to realize its assets and discharge its liabilities in other than the normal course of business at amounts different from those reflected in the accompanying consolidated financial statements.

G-81

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies:

The accounting policies set out below have been applied to these consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

(a)	Basis of Consolidation:

(i)	Subsidiaries:

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that currently are exercisable are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(ii)	Jointly Controlled Operations and Jointly Controlled Assets:

Some of the Company’s oil and natural gas activities involve jointly controlled assets. The consolidated financial statements include the Company’s share of these jointly controlled assets and a proportionate share of the relevant revenue and related costs.

(iii)	Transactions Eliminated on Consolidation:

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b)	Financial Instruments:

(i)	Non-Derivative Financial Instruments:

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents and trade and other payables. Non-derivative financial instruments are recognized initially at fair value. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

G-82

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(b)	Financial Instruments (continued):

(i)	Non-Derivative Financial Instruments (continued):

Cash and cash equivalents:

Cash and cash equivalents comprise cash on hand, term deposits held with banks, other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management, whereby management has the ability and intent to net bank overdrafts against cash, are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

Financial assets at fair value through profit or loss:

An instrument is classified at fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. Financial instruments are designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s risk management or investment strategy.

Upon initial recognition attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognized in profit or loss. The Company has designated cash and cash equivalents at fair value.

(ii)	Other:

Other non-derivative financial instruments, such as trade and other receivables and trade and other payables, are measured at amortized cost using the effective interest method, less any impairment losses.

(c)	Property, Plant and Equipment and Intangible Exploration Assets:

(i)	Recognition and Measurement:

Exploration and evaluation assets (E&E assets):

Pre-licence costs are recognized in the statement of operations as incurred.

Exploration and evaluation costs, including the costs of acquiring licences and directly attributable general and administrative costs, initially are capitalized as either tangible or intangible exploration and evaluation assets according to the nature of the assets acquired. The costs are accumulated in cost centres by well, field or exploration area pending the determination of technical feasibility and commercial viability.

G-83

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(c)	Property, Plant and Equipment and Intangible Exploration Assets (continued):

(i)	Recognition and Measurement (continued):

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For purposes of impairment testing, exploration and evaluation assets are allocated to cash-generating units (CGUs) or groups of CGUs.

The technical feasibility and commercial viability of extracting a mineral resource is generally considered to be determinable when proven reserves are determined to exist. A review of each exploration licence or field is carried out, at least annually, to ascertain whether proven reserves have been discovered. Upon determination of technical feasibility and commercial viability, intangible exploration and evaluation assets attributable to those reserves are first tested for impairment and then reclassified from exploration and evaluation assets to a separate category within tangible assets referred to as oil and natural gas interests.

(ii)	Development and Production Costs:

Items of property, plant and equipment, which include oil and gas development and production assets, are measured at cost less accumulated depletion and depreciation and accumulated impairment losses. Development and production assets are grouped into CGU’s for impairment testing. When significant parts of an item of property, plant and equipment, including oil and natural gas interests, have different useful lives, they are accounted for as separate items (major components).

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within “other income” or “other expenses” in profit or loss.

(iii)	Subsequent Costs:

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing parts of property, plant and equipment are recognized as oil and natural gas interests only when they increase the future economic benefits embodied in the specific asset to which they relate.

G-84

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(c)	Property, Plant and Equipment and Intangible Exploration Assets (continued):

(iii)	Subsequent Costs (continued):

All other expenditures are recognized in profit or loss as incurred. Such capitalized oil and natural gas interests generally represent costs incurred in developing proved and/or probable reserves and bringing in or enhancing production from such reserves, and are accumulated on a field or geotechnical area basis. The carrying amount of any replaced or sold component is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

(iv)	Depletion and Depreciation:

The net carrying value of development or production assets is depleted using the unit of production method by reference to the ratio of production in the year to the related proven and probable reserves, taking into account estimated future development costs necessary to bring those reserves into production. Future development costs are estimated taking into account the level of development required to produce the reserves. These estimates are reviewed by independent reserve engineers at least annually.

Proven and probable reserves will be estimated using independent reserve engineer reports and represent the estimated quantities of crude oil, natural gas and natural gas liquids which geological, geophysical and engineering data demonstrate with a specified degree of certainty to be recoverable in future years from known reservoirs and which are considered commercially producible. There should be a 50 percent statistical probability that the actual quantity of recoverable reserves will be more than the amount estimated as proven and probable and a 50 percent statistical probability that it will be less. The equivalent statistical probabilities for the proven component of proven and probable reserves are 90 percent and 10 percent, respectively.

Such reserves may be considered commercially producible if management has the intention of developing and producing them and such intention is based upon:

■	a reasonable assessment of the future economics of such production;

■	a reasonable expectation that there is a market for all or substantially all the expected oil and natural gas production; and

■	evidence that the necessary production, transmission and transportation facilities are available or can be made available.

G-85

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(c)	Property, Plant and Equipment and Intangible Exploration Assets (continued):

(iv)	Depletion and Depreciation (continued):

Reserves may only be considered proven and probable if productivity is supported by either actual production or conclusive formation tests. The area of reservoir considered proven includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, or both, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geophysical, geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of oil and natural gas controls the lower proved limit of the reservoir.

For other assets, depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment.

Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated.

The estimated useful lives for other assets are as follows:

Leasehold improvements	Contract term
Office equipment	3 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date.

(v)	Other Intangible Assets:

Other intangible assets that are acquired by the Company, which have finite useful lives, are measured at cost less accumulated amortization and accumulated impairment losses.

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates.

G-86

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(d)	Impairment:

(i)	Financial Assets:

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the original effective interest rate.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in profit or loss.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost the reversal is recognized in profit or loss.

(ii)	Non-Financial Assets:

The carrying amounts of the Company’s non-financial assets, other than E&E assets and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. E&E assets are assessed for impairment when they are reclassified to property, plant and equipment, as oil and natural gas interests, and also if facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). The recoverable amount of an asset or a CGU is the greater of its value in use and its fair value less costs to sell.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Value in use is generally computed by reference to the present value of the future cash flows expected to be derived from the production of proven and probable reserves.

G-87

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(d)	Impairment (continued):

(ii)	Non-Financial Assets (continued):

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGU’s are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

(e)	Share Based Payments:

The grant date fair value of performance warrants is recognized as compensation expense with a corresponding increase in contributed surplus over the vesting period.

(f)	Provisions:

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are not recognized for future operating losses.

The Company’s activities give rise to dismantling, decommissioning and site disturbance re-mediation activities. Provision is made for the estimated cost of site restoration and capitalized in the relevant asset category.

Decommissioning obligations are measured at the present value of management’s best estimate of expenditures required to settle the present obligation at the balance sheet date. Subsequent to the initial measurement, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The increase in the provision due to the passage of time is recognized as finance costs whereas increases/decreases due to changes in the estimated future cash flows are capitalized. Actual costs incurred upon settlement of the asset retirement obligations are charged against the provision to the extent the provision was established.

G-88

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(g)	Finance Income and Expenses:

Finance expense comprises interest expense on borrowings, accretion of the discount on provisions and impairment losses recognized on financial assets.

Borrowing costs incurred for the construction of qualifying assets are capitalized during the period of time that is required to complete and prepare the assets for their intended use or sale. All other borrowing costs are recognized in profit or loss using the effective interest method. The capitalization rate used to determine the amount of borrowing costs to be capitalized is the weighted average interest rate applicable to the Company’s outstanding borrowings during the period.

Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Foreign currency gains and losses, reported under finance income and expenses, are reported on a net basis.

(h)	Income Tax:

Income tax expense comprises current and deferred income tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred income tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred income tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred income tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

G-89

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

4.	Significant Accounting Policies (continued):

(i)	Share Capital:

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(j)	Earnings (Loss) Per Share:

Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options or performance warrants.

5.	Recent Accounting Pronouncements:

The International Accounting Standards Board released the following new Standards:

(a)	Financial Instruments (“IFRS 9”):

IFRS 9 is expected to be published in three parts. The first part, Phase 1 – classification and measurement of financial instruments (“IFRS 9, Phase 1”), was published in October 2010.

IFRS 9, Phase 1, sets out the requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. IFRS 9, Phase 1 simplifies measurement of a financial asset by classifying all financial assets as those being recorded at amortized cost or being recorded at fair value. For financial assets recorded at fair value, any change in the fair value would be recognized in profit or loss. IFRS 9, Phase 1 is required to be adopted for years beginning on or after January 1, 2015 although earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

G-90

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

5.	Recent Accounting Pronouncements (continued):

(b)	Consolidated Financial Statements (“IFRS 10”):

IFRS 10 was published in May 2011. IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities, including special purpose or variable interest entities. IFRS 10 also defines the principle of control and establishes control as the basis for determining which entities are consolidated in the consolidated financial statements. IFRS 10 is required to be adopted for years beginning on or after January 1, 2013. Earlier adoption is allowed and must be adopted in conjunction with IFRS 12 – Disclosure of interest in Other Entities. The Company is currently assessing the impact of this new standard.

(c)	Joint Arrangements (“IFRS 11”):

IFRS 11 was published in May 2011. IFRS 11 establishes principles for financial reporting by parties to a joint arrangement. IFRS divides all joint arrangements in two categories: joint operations where the jointly controlling parties have rights to the assets and obligations for the liabilities relating to the arrangements, and joint ventures where the jointly controlling parties have rights to the net assets of the arrangement. Joint operations would be accounted for using the proportionate consolidation method where the Company’s proportionate interest in the revenues, expenses, assets and liabilities would be disclosed, consistent with the company’s current accounting for operations. Joint ventures would be accounted for using the equity method of accounting, where the investment in the joint venture would be adjusted for the Company’s proportion of the net income or loss of the joint venture. IFRS 11 is required to be adopted for years beginning on or after January 1, 2013 although earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

(d)	Disclosure of Interest in Other Entities (“IFRS 12”):

IFRS 12 was published in May 2011. IFRS 12 established the requirements for disclosure of ownership interest in subsidiaries, joint arrangements, associates and other entities. IFRS 12 requires disclosure of information that enables users of financial statements to evaluate the nature of, and risk associated with, its interest in other entities and the effects of those interests on its financial position, financial performance and cash flows. IFRS is required to be adopted for years beginning on or after January 1, 2013. Earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

G-91

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

5.	Recent Accounting Pronouncements (continued):

(e)	Fair Value Measurements (“IFRS 13”):

IFRS 13 was published in May 2011. IFRS 13 defines fair value, sets out a framework for measuring fair value and requires disclosures about fair values. IFRS applies to all other IFRSs that require or permit fair value measurements or disclosures about fair value measurements. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. That definition of fair value emphasizes a market-based measurement, not an entity-specific measurement. IFRS 13 is required to be adopted for years beginning on or after January 1, 2013. Earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

(f)	Investments in Associates (“IAS 28”):

International Accounting Standard 28 (“IAS 28”) was published in May 2011. IAS 28 prescribes the accounting for investment in associates, which are investments in entities over which the investor has significant influence but the investment is neither a subsidiary nor a joint venture, and contains the requirements for the application of the equity method to investments in associates and joint ventures. The standard is applied prospectively for annual periods beginning on or after January 1, 2013. Early adoption is permitted. The Company is currently assessing the impact of this new standard.

6.	Determination of Fair Values:

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

(a)	Property, Plant and Equipment and Intangible Exploration Assets:

The fair value of property, plant and equipment recognized in a business combination, is based on market values. The market value of property, plant and equipment is the estimated amount for which property, plant and equipment could be exchanged on the acquisition date between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The market value of oil and natural gas interests (included in property, plant and equipment) and intangible exploration assets recognized in a business combination is estimated with reference to the discounted cash flows expected to be derived from oil and natural gas production based on externally prepared reserve reports. The market value of other items of property, plant and equipment is based on the quoted market prices for similar items.

G-92

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

6.	Determination of Fair Values (continued):

(b)	Cash and Cash Equivalents, Trade and Other Receivables and Trade and Other Payables:

The fair value of cash and cash equivalents, trade and other receivables and trade and other payables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. At December 31, 2012, the fair value of these balances approximated their carrying value due to their short term to maturity.

(c)	Performance Warrants and Stock Options:

The fair value of performance warrants and stock options is measured using a Black Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility of similar companies in the market adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and expected warrant holders behavior), expected dividends, and the risk-free interest rate (based on government bonds).

7.	Intangible Exploration Assets:

	2012	2011
Net carrying value of intangible exploration assets:
Acquisition of oil and natural gas interest in Turkey	$5,775,000	$5,775,000
Expenditures on seismic, geology and geophysics	4,925,311	4,925,311
Intangible drilling, completion and testing	5,849,409	4,813,819
Cost of asset retirement obligation	643,419	365,074
Drilling materials	544,479	546,786
Overhead and administrative costs	821,773	381,221
Effect of movements in exchange rates	148,950	161,525
	$18,708,341	$16,968,736

Expenditures on seismic and geology and geophysics studies were incurred in Turkey as part of the evaluation and exploration efforts during the period.

G-93

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the year ended December 31, 2012 and 2011

(Expressed in US dollars)

7.	Intangible Exploration Assets (continued):

The intangible exploration assets relate to the Company’s acquisition of an undivided 45% interest in the Ortakoy Exploration License (legally known as the Exploration License AR/PTK-MER/3913 in No. XVII Izmir Petroleum District) (the "Ortakoy Licence" in the Republic of Turkey) for $2,500,000 cash and $5,000,000 of initial gross work program expenditures in the Licence pursuant to a Farm-out Agreement (the “Farm-out Agreement”) dated September 28, 2010 between the Company and Merty Enerji Petroleum Exploration Consulting and Services Limited ("Merty"), as amended by the Amending Agreement dated October 12, 2010 between the Company and Merty.

In addition to the initial working interest, in a series of acquisitions from December 10, 2010 to December 24, 2011, the Company acquired an additional 45% for $3,275,000 in cash and payments of $1,125,000 of the Merty’s share of joints operations in relation to the Ortakoy Licence. Therefore, as of December 31, 2012 and 2011, the Company held a 90% interest in the Ortakoy Licence. On February 27, 2013, the Company completed an agreement with Merty, acquiring the remaining 10% interest in the Ortakoy Licence. As consideration for the acquisition, Marsa agreed to transfer to Merty its 50% interest in the recently awarded licences 5014 (MER-MRS/XVII/A) and 5023 (MER-MRS/XVII/B) and settle all amounts owing between the entities as part of the acquisition. As such, Marsa’s net receivable from Merty totaling approximately $211,197 as at December 31, 2012 comprised of amounts in accounts receivable totaling $773,666 and amounts in accounts payable of $562,469 formed part of the consideration rendered by Marsa. Additionally, both parties agreed to terminate the Ortakoy Joint Operating Agreement, and any other agreements that the parties may have with each other or any of its subsidiaries with no future recourse.

8.	Property, Plant and Equipment:

	Leasehold Improvements	Office Equipment	Total
	$	$	$
Balance at December 31, 2010	132,190	171,528	303,718
Additions	2,482	22,720	25,202
Depreciation for the period	(73,035)	(89,713)	(162,748)
Effect of movements in exchange rates	(2,234)	(8,354)	(10,588)
Balance at December 31, 2011	59,403	96,181	155,584
Additions	-	18,266	18,266
Depreciation for the period	(60,389)	(63,732)	(124,121)
Effect of movements in exchange rate	986	23,222	24,208
Balance at December 31, 2012	-	73,937	73,937

G-94

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

9.	Asset Retirement Obligation:

The Company has an obligation to plug and abandon its petroleum and natural gas wells at the end of their useful lives. The present value of this obligation has been projected using estimates of the future costs and the timing of abandonment. At December 31, 2012, the Company estimated the present value of its asset retirement obligation to be $645,304 ($376,507 at December 31, 2011) based on a future liability of $695,804 ($391,630 at December 31, 2011). These costs are expected to be incurred in the next five to eight years when wells will be abandoned. A risk-free discount rate of 2% and an inflation rate of 9% were used to calculate the present value.

Obligations incurred during 2011	$377,180
Accretion	14,450
Balance at December 31, 2011	$391,630

Obligations incurred during 2012	262,999
Accretion	41,175
Balance at December 31, 2012	$695,804

10.	Share Capital

(a)	Authorized:

The Company is authorized to issue an unlimited number of common shares.

(b)	Common Shares Issued:

	Number of Shares	Amount ( $)
Founders common shares	4,025,000	3,929,905
Non-brokered private placement	5,565,000	5,359,052
Brokered private placement	6,147,266	18,881,740
Non-brokered private placement	2,264,261	6,954,836
Non-brokered private placement	10,000	28,525
Share issuance costs		(885,709)
Balance at December 31, 2011	18,011,527	34,268,349
Exercised performance warrants	250,000	2,521
Transfer from contributed surplus	-	240,000
Balance at December 31, 2012	18,261,527	34,510,870

G-95

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

10.	Share Capital (continued):

On February 11, 2010, the Company issued 4,025,000 common shares at CDN $1.00 per share to founders for aggregate gross proceeds totaling CDN $4,025,000 (US$3,929,905) and on June 15, 2010 issued 5,565,000 common shares in a non-brokered private placement at a price of CDN $1.00 per share for aggregate gross proceeds of CDN $5,565,000 (US$5,359,052).

On March 21, 2011, through a brokered private placement the Company issued 6,147,266 common shares at CDN $3.00 per share for aggregate gross proceeds totaling CDN $18,441,798 (US$18,881,740). On March 23, 2011 the Company issued 2,264,261 common shares in a non-brokered private placement at a price of CDN $3.00 per share for aggregate gross proceeds of CDN $6,792,783 (US$6,954,836). On July 19, 2011 the Company issued 10,000 common shares in a non-brokered private placement at a price of CDN $3.00 per share for aggregate gross proceeds of CDN $30,000 (US$28,525).The Company incurred CDN$866,761 (US$885,709) in share issuance costs during the year ended December 31, 2011.

(c)	Contributed Surplus:

$
Balance at December 31, 2010	4,303,292
Stock base compensation – series 2 performance warrants	4,768,979
Stock base compensation – stock options granted in 2011	841,293
Balance at December 31, 2011	9,913,564

Exercised performance warrants	(240,000)
Stock based compensation – stock options granted during 2011	1,241,488
Balance, December 31, 2012	10,915,052

(i)	Performance Warrants:

During 2010 the Company granted 14,100,000 performance warrants in the following series and terms.

Series 1:	4,475,000 warrants vest upon the completion of an asset acquisition, as defined within the warrant agreement;

Series 2:	4,700,000 warrants vest upon the completion of a financing, as defined within the warrant agreement; and

Series 3:	4,925,000 warrants vest upon the completion of a liquidity event, as defined within the agreement.

G-96

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

10.	Share Capital (continued):

(c)	Contributed Surplus (continued):

(i)	Performance Warrants (continued):

Series 1 warrants vested upon the acquisition of the Ortakoy Licence in September 2010 (Note 7). The Series 2 warrants vested with the completion of the brokered and non brokered financing on March 21-23, 2011 (Note 10(b)).

All the warrants enable the holder to acquire, upon vesting, one common share at a price of CDN $0.01 per share and expire on June 14, 2015. Each warrant had a weighted average attributed fair value of CDN $0.99 (US $0.96). A fair value of CDN $4,653,000 (US $4,768,979) for the Series 2 warrants, was calculated using a Black Scholes option pricing model and the following assumptions: a risk-free interest rate of 3.87%, a term of approximately 1 year, a volatility of 80%; forfeiture rate of 0% and dividend rate of 0%. The total fair value of the Series 2 warrants was charged to stock based compensation with the offset credited to contributed surplus. No compensation expense has been recorded relating to the Series 3 warrants due to the level of uncertainty relating to the ultimate vesting of these warrants. Compensation expense will be recorded when the completion of the performance conditions and vesting of the Series 3 warrants becomes probable. At December 31, 2012 the Company had 8,925,000 vested but unexercised warrants of a total of 13,650,000 outstanding.

(ii)	Stock Options:

The Company has a stock option plan for directors, officers, employees and consultants. Under the plan, the Company may grant options of up to 10 percent of the issued and outstanding common shares. The plan is administered by the Board of Directors.

On June 22, 2011, the Company granted 850,000 options with an expiration date of June 22, 2016, an exercise price of CDN$3.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date. On October 1, 2011, the Company granted 75,000 options with an expiration date of October 1, 2016, an exercise price of CDN$3.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date. A fair value of CDN $2,760,606 (US $2,830,321) for the options was calculated using a Black Scholes option pricing model and the following assumptions: risk-free interest rate of 2.78%, expected exercise period of 3 years, volatility of 248%; forfeiture rate of 0% and dividend rate of 0%. As at December 31, 2012 CDN$1,228,264 (US$1,241,488) was charged to stock based compensation with the offset credited to contributed surplus. At December 31, 2012 the Company had 308,333 vested but unexercised options of a total of 925,000 outstanding.

G-97

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

10.	Share Capital (continued):

(c)	Contributed Surplus (continued):

(iii)	Earnings (Loss) Per Share:

The weighted average number of common shares used in calculating loss per share for the year period ended on December 31, 2012 was approximately 18,226,869 (16,150,019 on December 31, 2011). Performance warrants have been excluded from the computation of diluted earnings (loss) per share as the impact would have been anti-dilutive.

11.	General and Administrative Expenses:

The aggregate general and administrative expenses are comprised of the following:

	2012	2011
Wages and salaries	$1,087,428	$1,003,084
Benefits and other personnel costs	115,217	80,089
Office rental	188,655	116,808
Travel expenses	157,863	256,170
Consultant services fees	408,394	440,288
Communications	27,253	31,490
Office supplies and miscellaneous expenses	377,893	25,591
	$2,362,703	$1,953,520

12.	Supplemental Cash Flow Information:

Changes in non-cash working capital is comprised of:

	2012	2011
Source/(use) of cash
Trade and other receivables	$(765,748)	$438,923
Deposit and prepaid expenses	10,723	(190,046)
Trade and other payables	705,394	(47,123)
Effect of movements in exchange rates	-	(2,887)
	$(49,631)	$198,867

Related to operating activities	$151,801	$(199,471)
Related to investing activities	(201,432)	398,338
	$(49,631)	$198,867
Cash and cash equivalents are comprised of the following:
Bank balances	$2,105,953	$1,296,010
Term deposits	8,000,644	12,602,363
Cash and cash equivalents	$10,106,597	$13,898,373

G-98

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

13.	Income Tax Expense:

The provision for income taxes differs from the expected amount calculated by applying the Company’s combined federal and provincial corporate tax rate as a result of the following:

(a)	Reconciliation of Effective Tax Rate:

	2012	2011
Loss before tax	$3,755,758	$7,157,207
Combined federal/provincial expected tax rate	25%	26.5%
Expected income tax (recovery)	(938,940)	(1,896,660)

Rate adjustment and other	10,493	$(141,873)
Share-based compensation	307,189	1,486,722
Change in unrecognized deferred tax asset	621,258	551,811
Total income tax expense	$-	$-

(b)	Unrecognized Deferred Tax Assets:

Deferred tax assets have not been recognized in respect of the following items:

	2012	2011
Deductible temporary differences:
Property, plant and equipment	$422,015	$218,346
Share issue costs	708,567	885,709
Tax losses	5,334,748	2,975,597
Decommissioning obligation	695,804	391,630
	$7,161,134	$4,471,282

The Company has temporary differences associated with its investments in its foreign subsidiary. At December 31, 2012, the Company has no deferred tax liabilities in respect of these temporary differences. The statutory tax rate has decreased to 25% in 2012 from 26.5% in 2011 as a result of tax legislation enacted in 2007. The Company has approximately $5.3 million of non-capital losses that begin to expire in 2030.

14.	Financial Risk Management:

(a)	Overview:

The Company’s activities expose it to a variety of financial risks that arise as a result of its exploration, development, production, and financing activities such as:

■	credit risk;
■	liquidity risk; and
■	market risk.

G-99

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

14.	Financial Risk Management (continued):

(a)	Overview (continued):

The Board of Directors oversees managements’ establishment and execution of the Company’s risk management framework. Management has implemented and monitors compliance with risk management policies. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks in order to take mitigation measures if needed.

(b)	Credit Risk:

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from joint interest partners and its cash and cash equivalents held by financial institutions. The maximum exposure to credit risk at year-end is as follows:

	Carrying Amount 2012	Carrying Amount 2011
Cash and cash equivalents	$10,106,597	$13,898,373
Trade and other receivables (less than 90 days)	794,492	28,744
	$10,901,089	$13,927,117

Trade and Other Receivables:

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each third party.

The Company attempts to mitigate the risk from joint interest receivables by obtaining joint venture pre-approval of significant capital expenditures. However, the receivables are from participants in the oil and natural gas sector, and collection of outstanding balances is dependent on industry factors such as commodity price fluctuations, escalating costs and the risk of unsuccessful drilling. In addition, further risk exists with joint venturers; as disagreements occasionally arise that increase the potential for non-collection. The Company does not typically obtain collateral from oil and natural gas marketers or joint venturers.

The Company does not anticipate any default from non-performance by its partners. As such, a provision for doubtful accounts has not been recorded at December 31, 2012.

G-100

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

14.	Financial Risk Management (continued):

(b)	Credit Risk (continued):

Cash and Cash Equivalents:

The Company limits its exposure to credit risk by only investing in liquid securities and with counterparties that have a credit rating of at least AA. Given these credit ratings, management does not expect any counterparty to fail to meet its obligations.

(c)	Liquidity Risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically the Company ensures that it has sufficient cash on demand to meet expected operational expenses; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. To achieve this objective, the Company prepares annual capital expenditure budgets, which are regularly monitored and updated as considered necessary. Further, the Company utilizes authorizations for expenditures on its projects to further manage capital expenditures.

(d)	Market Risk:

Market risk is the risk that changes in market prices, such as commodity prices, foreign exchange rates and interest rates will affect the Company’s income or the value of the financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

In the future, the Company may use both financial derivatives and physical delivery sales contracts to manage market risks. All such transactions will be conducted within risk management tolerances that will be reviewed by the Board of Directors.

(e)	Currency Risk:

Prices for oil are determined in global markets and generally denominated in United States dollars.

G-101

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

14.	Financial Risk Management (continued):

(e)	Currency Risk (continued):

The Company has the following financial instruments denominated in different currencies and expressed in United States dollars for reporting purposes:

	December 31, 2012
	CAD	USD
Cash and cash equivalents	$130,744	$9,975,853
Trade and other receivables	42,484	752,007
Net balance sheet equivalents	173,228	10,727,860

	December 31, 2011
	CAD	USD
Cash and cash equivalents	$514,526	$13,383,847
Trade and other receivables	11,607	17,151
Net balance sheet equivalents	$526,133	$3,400,998

The average exchange rate during the year was $1 US equals $0.9996 (2011 - $0.9891) Canadian and the exchange rate at December 31, 2012 was $1 US equals $0.9949 (2011 - $1.0170) Canadian.

$0.01 change in the Canadian dollar against the US dollar at December 31 would have increased (decreased) profit or loss by $37,000 (2011 - $75,000). This analysis assumes that all other variables remain constant.

(f)	Interest Rate Risk:

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is not currently exposed to interest rate risk and consequently has not entered into any mitigating interest rate hedges or swaps.

(g)	Commodity Price Risk:

Commodity price risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil and natural gas are impacted by not only the relationship between the Canadian and United States dollar but also world economic events that dictate the levels of supply and demand.

The Company is not currently exposed to commodity price risk and consequently has not entered into any mitigating commodity risk management contracts.

G-102

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

14.	Financial Risk Management (continued):

(h)	Capital Management:

The Company’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying oil and natural gas assets. The Company considers its capital structure to include shareholders’ equity and working capital. In order to maintain or adjust the capital structure, the Company may issue shares and adjust its capital spending to manage current and projected debt levels.

The Company prepares annual capital expenditure budgets, which are updated as necessary depending on varying factors including current and forecast prices, successful capital deployment and general industry conditions. The annual and updated budgets are approved by the Board of Directors.

As at December 31, 2012, the Company had no debt. Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements

15.	Related Party Transactions:

The Company has determined that the key management personnel consist of five officers (four in 2011) who are full time employees of the Company. In addition to the officer‘s salaries, the compensation relating to those individuals is comprised of the following:

	2012	2011
Salaries	$613,111	$490,000
Benefits and other personnel costs	53,505	26,296
Share based compensation - expensed	464,765	1,992,000
Total key management remuneration	$1,131,381	$2,508,296

16.	Commitments:

The Company is committed to certain payments over the next four calendar years as follows:

	2013	2014	2015	2016
Drilling (1)	$1,200,000	$1,200,000	$1,200,000	$-
Office lease	194,610	194,610	194,610	32,000
	$1,394,610	$1,394,610	$1,394,610	$32,000

(1)	In accordance with the three years extension of the Ortakoy Exploration Licence granted by the Turkish General Directorate of Petroleum Affairs on December 1, 2012, the Company has entered into a commitment to drill one well every six months during the coming three years and the estimated costs for such activities are included in the table above.

G-103

Marsa Energy Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and 2011

(Expressed in US dollars)

17.	Subsequent Events:

On February 27, 2013, the Company and Merty, signed an Agreement for which Marsa agreed to pay in cash $200,000 to Merty and transfer to Merty its 50% interest in the Licence 5014 MER-MRS/XVII/A (awarded on February 9, 2012) and its 50% interest in the Licence 5023 MER-MRS/XVII/B (awarded on March 1, 2012) and Merty agreed to transfer to Marsa its remaining 10% interest on the Ortakoy Licence (AR/MER-MRS/3913). Additionally, both parties agreed to terminate the Ortakoy Joint Operating Agreement, and any other agreements that the parties may have with each other or any of its subsidiaries with no future recourse.

On February 27, 2013 the Energy Market Regulatory Authority (EMRA) of the Republic of Turkey, issued the Resolution No. 4294-3 granting a Natural Gas Wholesales Licence to Marsa Turkey B.V. for a period of ten years commencing from February 27, 2013. This Licence will enable Marsa to sale its gas in Turkey.

G-104

Condensed Consolidated Interim Financial Statements of

For the three month periods ended March 31, 2014 and 2013

(Unaudited)

G-105

Marsa Energy Inc.

Condensed Consolidated Interim Statement of Financial Position (Unaudited)

(Expressed in US dollars)

	March 31, 2014	December 31, 2013
	$	$
Assets
Cash and cash equivalents (Note 7,10)	245,505	888,406
Trade and other receivables (Note 10)	119,147	83,357
Deposits and prepaid expenses	143,179	316,814
Total current assets	507,831	1,288,577
Exploration and evaluation assets (Note 5)	22,257,947	22,136,967
Property, plant and equipment (Note 4)	563,355-	263,673
Total non-current assets	22,821,302	22,400,640
Total assets	23,329,133	23,689,217

Liabilities
Trade and other payables	111,540	490,987
Bridge loans from directors (Note 8,11)	920,749	472,161
Total current liabilities	1,032,289	963,148

Decommissioning provision	763,468	788,886
Total liabilities	1,795,757	1,752,034

Equity
Share capital (Note 6 b)	34,510,870	34,510,870
Contributed surplus (Note 6 c)	11,667,887	11,604,994
Deficit	(21,278,057)	(20,874,446)
Cumulative translation adjustment	(3,367,324)	(3,304,235)
Total equity	21,533,376	21,937,183
Total liabilities and equity	23,329,133	23,689,217

The notes are an integral part of these condensed consolidated interim financial statements.

G-106

Marsa Energy Inc.

Condensed Consolidated Interim Statement of Operations and Comprehensive Loss (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

	Three Month Period Ended March 31, 2014	Three Month Period Ended March 31, 2013
	$	$
Revenue:
Gas sales	53,347	-
Expenses:
Royalties	6,668	-
Operating costs	39,614	-
General and administrative	346,292	720,867
Depreciation, amortization and accretion	8,124	28,660
Stock based compensation (Note 6 c)	62,893	168,897
Loss before finance and other expenses (income)	410,244	918,424

Finance and other expenses (income):
Interest income	(146)	(5,378)
Foreign exchange (income) loss	(6,487)	212,677
Net loss	403,611	1,125,723
Foreign currency translation adjustment	63,089	(154,956)
Comprehensive loss	466,700	970,767
Net loss per share (Note 6 d)	0.02	0.07

The notes are an integral part of these condensed consolidated interim financial statements.

G-107

Marsa Energy Inc.

Condensed Consolidated Interim Statement of Changes in Equity (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

		Number of			Cumulative
		Common	Share	Contributed	Translation		Total
		Shares	Capital	Surplus	Adjustment	Deficit	Equity
			$	$	$	$	$

Balance at December 31, 2013		18,261,527	34,510,870	11,604,994	(3,304,235)	(20,874,446)	21,937,183

Stock based compensation	(Note 6 c)			62,893			62,893

Cumulative currency translation					(63,089)		(63,089)

Net loss						(403,611)	(403,611)

Balance at March 31, 2014		18,261,527	34,510,870	11,667,887	(3,367,324)	(21,278,057)	21,533,376

Balance at December 31, 2012		18,011,527	34,510,870	10,915,052	303,151	(16,428,551)	29,300,522

Stock based compensation	(Note 6 c)			168,897			168,897

Cumulative currency translation				154,956		154,956

Net loss						(1,125,723)	(1,125,723)

Balance at March 31, 2013		18,261,527	34,510,870	11,083,949	458,107	(17,554,274)	28,498,652

The notes are an integral part of these condensed consolidated interim financial statements.

G-108

Marsa Energy Inc.

Condensed Consolidated Interim Statement of Cash Flow (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

	Three Month Period Ended March 31, 2014	Three Month Period Ended March 31, 2013
	$	$
Cash flow from operating activities:
Net loss for the period	(403,611)	(1,125,723)
Adjustments for:
Depreciation, amortization and accretion	8,124	28,660
Stock based compensation (Note 6 c)	62,893	168,897
Unrealized foreign exchange loss	14,552	147,139
Change in non-cash working capital (Note 7)	97,746	145,324
Net cash from (used in) operating activities	(220,296)	(635,703)
Cash flow from investing activities:
Expenditures on exploration and evaluation assets (Note 5)	(194,860)	(1,110,349)
Acquisitions of property, plant and equipment (Note 4)	(303,346)	(819)
Change in non-cash working capital (Note 7)	(339,348)	18,182
Net cash from (used in) investing activities	(837,554)	(1,092,986)
Cash flow from financing activities:
Increase in bridge loans from directors (Note 8)	448,588	-
Net cash from (used in) financing activities	448,588	-
Effect of exchange rate fluctuations on cash and cash equivalents	(33,639)	(210,217)
Change in cash and cash equivalents	(642,901)	(1,938,906)
Cash and cash equivalents beginning of period	888,406	10,106,597
Cash and cash equivalents end of period	245,505	8,167,691

The notes are an integral part of these condensed consolidated interim financial statements.

G-109

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

1.	Reporting Entity:

Marsa Energy Inc., (the “Company”) is an oil and gas company focused on the MENA (Middle East and North Africa) and circa Mediterranean regions. The Company was incorporated on February 11, 2010 as a private entity and registered in the Province of Alberta on March 5, 2010. The Company’s head office address is Suite 300, 340 – 12th Avenue S.W., Calgary, Alberta, Canada. The consolidated interim financial statements of the Company for the three month periods ended March 31, 2014 and 2013 comprise the Company and its wholly-owned subsidiaries Marsa Alberta Limited, Marsa International Cooperatief U.A and Marsa Turkey B.V. The Company is engaged in the exploration for, and development and production of oil and natural gas and may conduct its activities jointly with others; these financial statements reflect only the Company’s proportionate interest in such activities.

2.	Basis of Preparation:

(a)	Statement of Compliance:

These interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) and International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. These interim consolidated financial statements do not include all the information required for full annual financial statements.

These interim condensed financial statements have been prepared following the same accounting policies and methods of computation as the consolidated financial statements of the Company for the years ended December 31, 2013 and 2012, except as noted below. The disclosures provided below are incremental to those included with the annual consolidated financial statements and certain disclosures, which are normally required to be included in the notes to the annual consolidated financial statements, have been condensed or omitted. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s annual financial statements for the years ended December 31, 2013 and 2012. These interim condensed consolidated financial statements were authorized for issue by the Board of Directors on August 13, 2014.

(b)	Basis of Measurement:

These interim condensed consolidated financial statements have been prepared on the historical cost basis except for held for trading financial assets which are measured at fair value with changes in fair value recorded in earnings.

(c)	Functional and Presentation Currency:

These interim condensed consolidated financial statements are presented in United States (US) dollars which is the Company’s reporting currency. The Company and several of its subsidiaries transact in currencies other than the US dollar and accordingly have functional currencies other than the US dollar. The functional currency of a subsidiary is the currency of the primary economic environment in which the subsidiary operates. Transactions denominated in a currency other than the functional currency are translated at the prevailing rates on the date of the transaction. Any monetary items held in currency which is not the

G-110

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2013 and 2012

(Expressed in US dollars)

2.	Basis of Preparation (continued):

(c)	Functional and Presentation Currency (continued):

functional currency of the subsidiary are translated to the functional currency at the prevailing rate as at the date of the balance sheet. The functional currency of the Company and its subsidiaries are Canadian dollars, Turkish lira and US dollars. The consolidated assets and liabilities of the Company are translated from Canadian (CDN) dollars to US dollars at the exchange rate prevailing at the reporting date. All exchange differences arising as a result of the translation to the functional currency of the subsidiary are recorded in net earnings.

Translation of all assets and liabilities from the respective functional currencies to the reporting currency are performed using the rates prevailing at the balance sheet date. The differences arising upon translation from the functional currency to the reporting currency are recorded as current translation adjustment in other comprehensive income or loss and are held within cumulative translation adjustment until a disposal or partial disposal of a subsidiary. A disposal or partial disposal will then give rise to a realized foreign exchange gain or loss which is recorded in net earnings.

(d)	Going Concern:

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to discharge its obligations and realize its assets in the normal course of operations for the foreseeable future. The Company continues to be in the exploration and appraisal stage and therefore has generated no material revenues through March 31, 2014. As at March 31, 2014, the Company had a working capital deficiency of $524,458 and incurred a net loss of $403,611 for the three month period ended March 31, 2014.  While the Company has been successful in obtaining financing to date through either the issuance of shares or loans, the Company still requires significant funding in order to further develop its oil and gas properties and continue funding ongoing operations.  Additional financing is subject to the financial markets, economic conditions for the oil and gas industry, and volatility in the debt and equity markets. These factors have made, and will likely continue to make it challenging to obtain cost effective funding. There is no assurance this capital will be available and as a result, significant doubt may exist with respect to the Company’s ability to continue as a going concern.

Management believes the use of the going concern assumption is appropriate for these financial statements.  Management believes that the Company will be able to obtain additional financing either through the issuance of shares, debt or through the sale of a portion of the Company’s assets to fund continuing operations and exploration and development activities.  The Company was successful in obtaining financing through bridge loans during the year ended December 31, 2013 (see Note 8) and through the issuance of shares subsequent to March 31, 2014 (see Note 11).   While the Company has been successful in obtaining equity financing in the past, there can be no assurance that the Company will be successful in securing additional financing in the future.     Should the going concern assumption not be appropriate, and the Company is not able to realize its assets and settle its liabilities, these financial statements would require adjustments to the amounts and classifications of assets and liabilities and these adjustments could be material.

G-111

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

3.	New Accounting Policies:

On January 1, 2014 the Company implemented IAS 32 “Financial Instruments Presentation”, which clarifies the requirements for offsetting financial assets and liabilities. The amendments clarify when an entity has a legally enforceable right to offset and certain other requirements that are necessary to present a net financial asset or liability. The adoption of this standard had no impact on the financial statements of the Company.

On January 1, 2014 the Company implemented the IASB issued IFRIC 21 “levies”, which was developed by the IFRS Interpretations Committee (“IFRIC”). IFRIC 21 clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. The interpretation also clarifies that no liability should be recognized before the specific minimum threshold to trigger that levy is reached. The adoption of this standard had no impact on the financial statements of the Company.

4.	Property, Plant and Equipment:

	Leasehold	Office and Field
	Improvement	Equipment	Total
	$	$	$
Net carrying value:
Additions	59,403	363,087	422,490
Depreciation for the period	(60,389)	(122,636)	(183,025)
Effect of movements in exchange rates	986	23,222	24,208
Balance at December 31, 2013	-	263,673	263,673
Additions	-	303,829	303,829
Depreciation for the period	-	(3,664)	(3,664)
Effect of movements in exchange rate	-	(483)	(483)
Balance at March 31, 2014	-	563,355	563,355

5.	Exploration and Evaluation Assets:

$
Net carrying value of intangible exploration assets:
Acquisition of oil and natural gas interest in Turkey	6,319,585
Expenditures on seismic, geology and geophysics	5,667,228
Intangible drilling, completion and testing	9,604,645
Increase in decommissioning provision	768,828
Drilling materials	836,604
Overhead and administrative costs	1,588,778
Effect of movements in exchange rates	(2,648,701)
Balance at December 31, 2013	$22,136,967
Expenditures on seismic, geology and geophysics	167,885
Overhead and administrative costs	26,975
Effect of movements in exchange rates	(73,880)
Balance at March 31, 2014	$22,257,947

G-112

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

5.	Exploration and Evaluation Assets (continued):

Expenditures on seismic and geology and geophysics studies as well as overhead and administrative costs were incurred in Turkey as part of the evaluation and exploration efforts during the period. The oil and natural gas interest relates to the Company’s 100% interest in the Ortakoy Exploration License (legally known as the Exploration License MRS/3913 in No. XVII Izmir Petroleum District, the "Ortakoy Licence") in the Republic of Turkey.

As at and during the year ended December 31, 2013 the Company recast certain comparative information relating to exploration and evaluation assets as a result of foreign currency translation. At December 31, 2012 exploration and evaluation assets were increased from $18,708,341 to $19,726,846 and cumulative translation adjustment was increased from ($715,354) to $303,151. At March 31, 2013 cumulative translation adjustment was increased further by $261,806 from $196,301 to $458,107 with a corresponding further increase in exploration and evaluation assets. For the three months ended March 31, 2013 the foreign currency translation adjustment increased from a loss of $106,850 to a gain of $154,956 and comprehensive loss decreased from $1,232,573 to $970,767.

6.	Share Capital:

(a)	Authorized:

The Company is authorized to issue an unlimited number of common shares.

(b)	Common Shares Issued:

	Number of Shares	Amount ( $)

Founders common shares	4,025,000	3,929,905
Non-brokered private placement	5,565,000	5,359,052
Brokered private placement	6,147,266	18,881,740
Non-brokered private placement	2,264,261	6,954,836
Non-brokered private placement	10,000	28,525
Share issuance costs		(885,709)
Exercised performance warrants	250,000	2,521
Transfer from contributed surplus	-	240,000
Balance March 31, 2014 and December 31, 2013	18,261,527	34,510,870

(c)	Contributed Surplus:

$

Balance at December 31, 2013	11,604,994
Stock based compensation – stock options	62,893
Balance, March 31, 2014	11,667,887

G-113

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

6.	Share Capital (continued):

(c)	Contributed Surplus (continued):

Performance Warrants:

During 2010 the Company granted 14,100,000 performance warrants in the following series and terms.

Series1:	4,475,000 warrants vest upon the completion of an asset acquisition, as defined within the warrant agreement;

Series2:	4,700,000 warrants vest upon the completion of a financing, as defined within the warrant agreement; and

Series3:	4,925,000 warrants vest upon the completion of a liquidity event, as defined within the warrant agreement.

Series 1 warrants vested upon the acquisition of the Ortakoy Licence in September 2010. The Series 2 warrants vested with the completion of the brokered and non brokered financing on March 23, 2011 (Note 6b).

All the warrants enable the holder to acquire, upon vesting, one common share at a price per share of CDN $0.01 and expire on June 14, 2015. Each warrant had a weighted average attributed fair value of CDN $0.99 (US $0.96 at grant). A fair value of CDN $4,653,000 (US $4,768,979) for the Series 2 warrants, was calculated using a Black Scholes option pricing model and the following assumptions: a risk-free interest rate of 3.87%, a term of approximately 1 year, a volatility of 80%; a forfeiture rate of 0% and a dividend rate of 0%. The total fair value of the Series 2 warrants was charged to stock based compensation with the offset credited to contributed surplus. On April 21, 2014, the Company and the Series 3 warrant holders, mutually and voluntarily agreed to terminate and cancel all Series 3 performance warrants, resulting in a total of 4,725,000 performance warrants being cancelled.

On February 6, 2012, 250,000 vested warrants were exercised at a price of CDN $0.01 per share for aggregate gross proceeds of CDN $2,500 (US$2,521) and 200,000 unvested warrants were forfeited. As a result the Company transferred CDN$247,500 (US$240,000) from contributed surplus to share capital. In May, 2014, 8,925,000 vested warrants were exercised at a price of CDN $ 0.01 per share for aggregate proceeds of CDN$89,250 ($81,932). As of August 13, 2014, there are no Performance Warrants outstanding.

G-114

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

6.	Share Capital (continued):

(c)	Contributed Surplus (continued):

Stock Options :

The Company has a stock option plan for directors, officers, employees and consultants. Under the plan, the Company may grant options of up to 10 percent of the issued and outstanding common shares. The plan is administered by the Board of Directors.

On June 22, 2011, the Company granted 850,000 options with an expiration date of June 22, 2016, an exercise price of CDN$3.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date. On October 1, 2011, the Company granted 75,000 options with an expiration date of October 1, 2016, an exercise price of CDN$3.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date. A fair value of CDN $2,760,606 (US $2,830,321) for the options was calculated using a Black Scholes option pricing model and the following assumptions: risk-free interest rate of 2.78%, expected exercise period of 3 years, volatility of 248%; forfeiture rate of 0% and dividend rate of 0%.

On March 18, 2013, the Company granted 370,000 options with an expiration date of March 18, 2018, an exercise price of CDN$1.00 per share and vesting in three equal tranches on the next three anniversaries of the grant date.

A fair value of CDN $361,171 (US $353,298) for the options was calculated using a Black Scholes option pricing model and the following assumptions: risk-free interest rate of 1.28%, expected exercise period of 3 years, volatility of 201%; forfeiture rate of 0% and dividend rate of 0%.

For the three month period ended March 31, 2014 CDN $69,522 (US$62,893) was charged to stock based compensation with the offset credited to contributed surplus. At March 31, 2014 the Company had 739,993 vested but unexercised options of a total of 1,295,000 outstanding.

(d)	Net income (loss) per share:

The weighted average number of common shares used in calculating loss per share for the three month periods ended March 31, 2014 and 2013 was 18,261,527. Performance warrants and stock options have been excluded from the computation of diluted earnings (loss) per share as their impact would have been anti-dilutive.

G-115

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

7.	Supplemental Cash Flow Information:

Changes in non-cash working capital is comprised of:

	Three month	Three month
	period ended	period ended
	March 31, 2014	March 31, 2013
	$	$
Source/(use) of cash:
Trade and other receivables	(35,790)	(168)
Deposit and prepaid expenses	173,635	140,737
Trade and other payables	(379,447)	22,937
	(241,602)	163,506

Related to operating activities	97,746	145,324
Related to investing activities	(339,348)	18,182
	(241,602)	163,506

	March 31, 2014	Dec 31, 2013
Bank balances	152,404	792,675
Term deposits	93,101	95,731
Cash and cash equivalents	245,505	888,406

8.	Bridge Loans From Directors:

On November 19, 2013 the Company approved the borrowing of an aggregate CDN$1,000,000 for a term of six months at an interest of 8% per annum, from two directors who were willing to financially support the Company. As at March 31, 2014, the Company had drawn CDN$1,000,000 ($904,600) and accrued interest of CDN$17,852 ($16,149) on the loans. On April 28, 2014 the board of directors approved an increase to the bridge loans of CDN$200,000 under the same terms and conditions as the original loan. All outstanding amounts under the bridge loans are due on June 3, 2014.

As security for this obligation the Company committed to provide at the request of the lenders (1) a mandatory repayment of any unpaid balance plus interest in the event of the disposition of any working interest in the petroleum licence No. AR/MRS/3913 (“the Ortakoy Licence”); (2) a mandatory principal repayment in a principal amount equivalent to 50% of any revenue from the disposition of production derived from the Ortakoy Licence; (3) a guarantee of the Company’s obligations under signed Promissory Notes; and (4) as security for such guarantee, an assignment by way of security interest in the rights under the Ortakoy Licence, each, in form and substance satisfactory to the lenders.

On May 22, 2014, the Company settled the bridge loans paying all principal plus cumulative interest (Note 11).

G-116

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

9.	Income Tax Expense:

The Company has cumulative non-capital losses. However, a deferred tax asset has not been recognized in respect of the losses as it is not probable that future taxable profit will be available against which the Company can utilize the benefits.

10.	Financial Risk Management:

The Company has the following financial instruments denominated in different currencies and expressed in United States dollars for reporting purposes:

	March 31, 2014
	CDN	US
Cash and cash equivalents	186,386	59,119
Trade and other receivables	8,932	110,215
Net balance sheet equivalents	$195,318	$169,334

	March 31, 2013
	CDN	US
Cash and cash equivalents	195,598	7,972,093
Trade and other receivables	6,233	14,760
Net balance sheet equivalents	$201,831	$7,986,853

The average exchange rate during the three month period ended March 31, 2014 was $1 US equals $1.1036 CDN (2013 - $1.0080) and the closing exchange rate at March 31, 2013 was 1 US dollar equals $ 1.1055 CDN (2013 - $1.0160).

A $0.01 change in the Canadian dollar against the US dollar at March 31, 2014 would have increased (decreased) profit or loss by $5,000 (2013 - $11,000). This analysis assumes that all other variables remain constant.

As at March 31, 2014, aside from the bridge loans provided by directors as described in Note 8, the Company had no other debt. Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.

G-117

Marsa Energy Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

For the three month periods ended March 31, 2014 and 2013

(Expressed in US dollars)

11.	Subsequent Events:

During May 2014, through a brokered private placement the Company issued 6,578,131 common shares at CDN$1.35 per share for aggregate gross proceeds totaling CDN$8,880,476 ($8,152,277). The Company incurred CDN$ 428,295 ($393,175) in share issuance costs. As per the terms and conditions of this private placement, holders of the newly issued shares are entitled to acquire one-tenth of one Class A common share of the Company for each of their shares acquired in this private placement for no additional consideration or action on the part of the holder in the event a liquidity event (as defined in the subscription document) has not occurred on or prior to the date that is eighteen months from the closing date (May 22, 2014). In addition, if a definitive agreement with respect to a liquidity event is entered into, and the price or deemed price to be paid per Class A common share pursuant to such liquidity event is less than $1.35 per Class A common share, each holder of shares acquired in this private placement shall receive, immediately prior to the completion of the liquidity event and for no additional consideration or action on the part of the holder thereof, that number of Class A common shares as is equal to the aggregate subscription price paid by such holder pursuant to this private placement divided by the price per Class A common share at which the liquidity event is consummated minus the number of shares subscribed for pursuant to this private placement.

On May 22, 2014 the Company settled the outstanding bridge loans (Note 8) repaying CDN$ 1,150,000 ($1,055,700) principal and CDN$30,078 ($27,612) interest.

On July 23, 2014, the Company entered into an engagement letter with an agent to act as lead agent on behalf of a syndicate for a private placement of subscription receipts of the Company at a price of CDN$1.50 per subscription receipt for gross proceeds of up to $3,600,000 on a best efforts basis. Under the terms of the engagement letter, each subscription receipt will be convertible or exchanged into one common share of the Company and the Company will pay all expenses of the offering including the agent’s commission of 6% of the total gross proceeds raised. As the offering is on a best efforts basis, there is no guarantee that any funds will be raised under the offering. Any gross proceeds raised by the Company under the offering will be held in escrow pending satisfactory completion of certain escrow conditions. In the event that the escrow conditions are not met by September 30, 2014, the gross proceeds and any accrued interest will be returned to the subscription receipt holders.

On July 30, 2014 the Company entered into an amalgamation agreement with Sanction Capital Corp. (“Sanction”) in relation to the business combination of the Company and Sanction, Under the terms of the agreement, Sanction shareholders will receive 388,889 common shares of the amalgamated entity and shareholders of the Company will receive 33,764,658 common shares of the amalgamated entity. As such, shareholders of Marsa Energy Inc. will become the controlling shareholders of the amalgamated entity and therefore the transaction will be accounted for as a reverse takeover. For accounting purposes, Marsa Energy Inc. will be the deemed acquirer of Sanction. The transaction is subject to both shareholder and regulatory approval.

On August 7, 2014 the Company and the holders of stock options agreed to mutually and voluntarily terminate and cancel 925,000 stock options.  These options had been granted during the year ended December 31, 2011, vested in three equal tranches on the next three anniversaries from the grant date, had expiration dates ranging from June 22, 2016 to October 1, 2016 and had an exercise price of CDN$3.00 per share.

G-118

SCHEDULE B

MANAGEMENT’S INFORMATION AND DISCUSSION OF MARSA FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 AND FOR THE INTERIM PERIODS ENDED MARCH 31, 2014 AND MARCH 31, 2013

G-119

MARSA ENERGY INC.

[“Marsa” or “the Company”]

MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following Management’s Discussion and Analysis (“MD&A”) as provided by the management of Marsa Energy Inc. (“Marsa” or the “Company”) is dated August 13, 2014 and should be read in conjunction with the Company's audited consolidated financial statements and related notes for the years ended December 31, 2013 and 2012. Additional information relating to Marsa is available on www.marsaenergy.com.

DESCRIPTION OF COMPANY

Marsa is a Calgary-based oil and gas company focused on the MENA (Middle East and North Africa) and circa Mediterranean regions. The Company was incorporated on February 11, 2010 as a private entity and registered in the Province of Alberta on March 5, 2010. Marsa comprises the Company and its wholly-owned subsidiaries Marsa Alberta Limited, Marsa International Cooperatief U.A and Marsa Turkey B.V. The Company continues to be in the exploration and appraisal stage and therefore has not yet generated material revenues from its oil and gas interest in the Ortakoy Exploration Licence in the Republic of Turkey.

BASIS OF PRESENTATION

The financial information presented in this MD&A is derived from the audited consolidated financial statements of the Company for the years ended December 31, 2013, 2012 and 2011. The financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) and International Accounting Standard (“IAS”). Except otherwise indicated, the information is presented in United States (US) dollars which is the Company’s reporting currency.

The Company makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reporting period. Management reviews these estimates, including those related to accruals, reserves, environmental and decommissioning obligations and income taxes at each financial reporting period. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. Readers should be aware that historical results are not necessarily indicative of future performance.

G-120

FORWARD LOOKING STATEMENTS

Certain information included in this MD&A constitutes forward-looking information under applicable securities legislation. Such forward-looking information is provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes, such as making investment decisions. Forward-looking information typically contains statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "propose", "project" or similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information in this MD&A includes, but is not limited to, information with respect to: the Company's growth strategy, operational decisions and the timing thereof; development and exploration plans for the Company’s operations in Turkey. Forward-looking information is based on a number of factors and assumptions which have been used to develop such information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking information is reasonable, undue reliance should not be placed on forward-looking information because the Company can give no assurance that such expectations will prove to be correct. In addition to other factors and assumptions which may be identified in this MD&A, assumptions have been made regarding and are implicit in, among other things: the ability of the Company to execute its strategy and close on necessary financing; field production rates and decline rates; the ability of the Company to secure adequate product transportation; the impact of increasing competition in or near the Company's plays; the timely receipt of any required regulatory approvals, including drilling and facilities locations; continued operations of and approvals forthcoming from the government in a manner consistent with past conduct; the ability of the Company to obtain qualified staff, equipment and services in a timely and cost efficient manner to develop its business; the Company's ability to operate the properties in a safe, efficient and effective manner; the ability of the Company to obtain financing on acceptable terms; the ability to replace and expand oil and natural gas resources through additional drilling, acquisition, development of exploration; the timing and costs of pipeline and facility construction and expansion; future oil and natural gas prices; currency, exchange and interest rates; the state of the capital markets; the regulatory framework regarding royalties, taxes and environmental matters; the ability of the Company to successfully manage the political and economic risks inherent in pursuing oil and gas opportunities in foreign countries; and the ability of the Company to successfully market its oil and natural gas products. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which have been used.

Forward-looking information is based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking information. The material risk factors affecting the Company and its business are similar to those of other companies engaged in the business of exploring for and producing oil and gas, both domestically and in foreign countries. See the “Business Risks and Uncertainties” section of this MD&A for a further description of the risks facing the Company.

The forward-looking information contained in this MD&A is made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise, unless required by applicable securities laws. The forward looking information contained in this MD&A is expressly qualified by this cautionary statement.

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HIGHLIGHTS

During 2013, Marsa achieved a number of significant milestones, which include, but are not limited to, the following:

•	In February 2013, Marsa acquired Merty Energy’s minority 10% working interest giving Marsa Turkey BV 100% of the Ortakoy Licence. Marsa received GDPA (General Directorate of Petroleum Affairs) / Ministry of Energy approval for the transfer on July 9th, 2013.

•	Acquired its first 3D seismic program (15.86km2) identifying 14 “new” Miocene prospects additional to the previous 18 prospects mapped from its 2D seismic data acquired in 2010 – 2011. All 14 prospects are characterized by DHI’s (Direct Hydrocarbon Indicators) on seismic.

•	Drilled its largest discovery at Poyraz-1 and drilled its first directional well and deepest well at Poyraz-2 (~2000m). The combined total aggregate net gas pay column between Poyraz-1ST (sidetrack) and Poyraz 2 exceeded 120m.

•	Proved that a full petroleum suite of gas-condensate-oil exists within the Ortakoy licence.

•	Completed its first Contingent Resources report (for the Destan 2011 & Poyraz 2013 discoveries) and its 2nd Prospective Resources report exclusive to the Miocene in the Poyraz 3D area only.

•	Though Marsa encountered sub-commercial gas at Seheryeli-1 and Bati Bolayir-1 (not tested) – wells one and two of the 4 well drilling program, all four wells confirmed the Company’s Direct Hydrocarbon Indicator (DHI) concept and lent further support to the theory that a gas charged fairway exists within the Ortakoy Licence extending over 50 kms and aligned sub-parallel to the coast of the Sea of Marmara.

•	A term sheet was signed with Naturelgaz on April 5, 2013 for the purchase of an interruptible supply of gas to be sold into the CNG (Compressed Natural Gas) market. Marsa commenced trial production at its “pilot” Destan CNG facility in October 2013.

Subsequent Events

•	On April 21, 2014, the holders of series 3 of unvested performance warrants, mutually and voluntarily agreed to terminate and cancel all series 3 unvested performance warrants. A total of 4,725,000 performance warrants were cancelled.

•	On May 22, 2014 Marsa successfully closed a financing for Cdn$8.8 million (gross) through a brokered private placement.

•	On May 22, 2014 Marsa settled the outstanding bridge loans from directors, repaying Cdn$ 1,150,000 ($1,055,700) principal and Cdn$30,078 ($27,612) interest.

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•	On July 23, 2014, the Company entered into an engagement letter with an agent to act as lead agent on behalf of a syndicate for a private placement of subscription receipts of the Company at a price of CDN$1.50 per subscription receipt for gross proceeds of up to $3,600,000 on a best efforts basis.

•	On July 30, 2014 the Company entered into an amalgamation agreement with Sanction Capital Corp. (“Sanction”) in relation to the business combination of the Company and Sanction, under the terms of the agreement, Sanction shareholders will receive 388,889 common shares of the amalgamated entity and shareholders of the Company will receive 33,764,658 common shares of the amalgamated entity.

•	On August 7, 2014 the Company and the holders of stock options agreed to mutually and voluntarily terminate and cancel 925,000 stock options. These options had been granted during the year ended December 31, 2011, vested in three equal tranches on the next three anniversaries from the grant date, had expiration dates ranging from June 22, 2016 to October 1, 2016 and had an exercise price of CDN$3.00 per share.

Drilling:

•	2013 Marsa drilling program was designed to, among other things:

➢	Test the “proof-of-concept” that Direct Hydrocarbon Indicators (DHI’s), evident on the (2012) reprocessed 2D seismic data, are gas-bearing Miocene reservoir sands;
➢	Offer a pre-drill de-risking tool via the application of 3D seismic in the evaluation of future (Miocene) drilling locations; and
➢	Prove that the petroleum system is active (gas-liquids generating) throughout the entire (500 km2) Ortakoy licence and that the model, as applied to the Miocene and deeper plays, extends along a trend extending ENE to WSW over 50 km.

•	The Company’s four exploration well program was initially delayed waiting for Ministry of Energy approval of the Ortakoy Licence three year exploration extension and then by some of the most severe winter weather conditions on record with average precipitation (rain and snow) in the Thrace region exceeding up to 300% of normal.

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Seheryeli-1:

•	The Seheryeli-1 well spud on January 21, 2013 after experiencing delays due to severe winter weather conditions and the delivery of Viking International’s I-25 drilling rig. The exploration well, drilled 6.5 km ENE of the (2011) Destan-2 discovery, encountered a dual zone sequence of gas-bearing sands with excellent reservoir quality over a gross interval between 280 metres and 310 metres. The primary zone, which is currently being tested, has a gross thickness of more than 6 metres with a net to gross ratio of 55%. Although the pay thickness, as expected, was considerably thinner than the Destan discovery to the west, the seismic signatures indicate the presence of gas along the crest of the subsurface structural ridge. Also significant was the presence of residual gas signatures encountered while drilling deeper in the well suggesting the likelihood that gas is migrating out of the deeper offshore depocenter(s) to the SE.

Bati Bolayir-1:

•	The Bati Bolayir-1 exploration well (spud Mar 28th) was drilled to a total depth of 1030m and bottomed in an ophiloitic complex of indeterminate age. The well is located more than 20km WSW of the Destan (2011) gas discovery.
•	Though the well was plugged and abandoned without testing, log data confirmed the presence of a series of thin, shallow, gas-charged sands with excellent reservoir quality and provided further corroboration of the DHI seismic model.

Poyraz-1:

•	The Poyraz-1 (vertical) exploration well (spud April 13th, 2013) was drilled to a total depth of 1034m and is located approximately nine km WSW of the Destan (2011) gas discovery.
•	The well encountered multiple gas bearing reservoirs (net gas pay: 28m) with excellent reservoir properties in the shallow Upper Kirazli primary “Hanging Wall” objective between 200 – 320m. Good residual gas shows were also encountered in the secondary “Foot Wall” objective lying beneath the “Hanging Wall”.

Poyraz-1 ST (sidetrack):

•	The Poyraz-1 vertical well was then plugged back to a kick-off point at approximately 270m and drilled (spud April 27th, 2013), directionally (Poyraz-1 ST - sidetrack) targeting a series of strong DHI’s within the deeper primary objective in the down-dip portion of the “Hanging Wall”. The well was drilled to a total vertical depth of 1112m and bottomed in the Kirazli formation.

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•	Log data, strong mud gas shows and cutting samples confirmed the presence of multiple stacked gas-charged Kirazli reservoir sands down to approximately 900m (measured depth) with excellent reservoir properties and additional residual gas shows in the deeper portion of the well. Based on petrophysical analysis and formation evaluation, Poyraz-1 (ST) encountered 104m of net gas pay in the Kirazli formation with an average porosity of 19% (range: 26% in the shallow to 16% in the deep).
•	The gross hydrocarbon interval encountered in Poyraz-1(ST) is approximately 700m (including the shallow Kirazli gas interval in Poyraz-1) with a lowest moveable (gas) hydrocarbon depth of 890m.
•	Poyraz-1 ST was cased to a total depth of 983m in preparation to conduct two cased-hole tests. The amount of pay and number of separate zones economically precludes Marsa from conducting individual zone tests.
•	Two deeper intervals have been selected for testing; Test1: Gross interval - 793m to 883m (60.5 m net pay with 36.8m of perforations) and Test 2: Gross Interval - 638m to 676.5m (30.5m net pay with 18m of perforations). Several zones within each interval will be commingled for testing purposes. The shallow series of gas sands encountered in Poyraz-1 will be tested at a later date.
•	The first cased hole test over the lowest commingled interval achieved a maximum flow rate of 5 Mmscfgd with a wellhead pressure of 661 psi, and no water production. This rate was restricted by down-hole tubular and top-side equipment limitations.
•	The well was suspended as a future gas producer.

Poyraz-2 (Deep) directional:

•	The Poyraz-2 directional well (located on the same surface location as Poyraz-1) was drilled to a total depth of 1912 m (spud August 27th, 2013) targeting a series of deeper DHI’s within the Poyraz structure.
•	Log data, strong mud gas shows and cuttings samples confirmed the presence of multiple stacked gas-charged reservoir sands down to approximately 1700m (measured depth) with excellent reservoir properties.
•	The aggregate net pay and gross hydrocarbon intervals encountered in the combined Poyraz-1; Poyraz-1 ST and Poyraz-2 wells is approximately 122m and 1500m respectively.
•	Two cased hole tests (CHT) were conducted; CHT Test #1 yielded 0.5 Mmcfpd and CHT #2 yielded 1.4 Mmcfpd with minor 60[0] API condensate.
•	Poyraz-2 was suspended as a single zone gas producer.

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Seismic & Geotechnical:

•	Although not contemplated within Marsa’s original 2013 budget, a 3D seismic program (15.86 km2) was completed as a follow-up to the Poyraz gas discovery. Given the nature of the Poyraz stacked reservoir sands and depositional environment and the Company’s limited 2D seismic data, Marsa required 3D seismic to delineate the size/volume of each reservoir – a very critical requirement. Additionally, several (thrust) trends lying sub-parallel to one another have been mapped from the 3D seismic data. Each (thrust) sheet identifies multiple targets and a variety of trapping conditions, many of which are similar to the Poyraz discovery.
•	The 3D seismic data was processed in Calgary and interpretation and mapping is ongoing. The 3D seismic significantly improved the subsurface characterization of faults/structures and reservoir units and reserves within numerous Miocene play/prospect trends along the Poyraz trend.
•	Continued geological and geophysical evaluation and mapping throughout the Ortakoy Licence continues to develop a significant prospect and lead inventory. The majority of these prospects are characterized by DHI’s on seismic. If the seismic “proof of concept” within the Miocene play system continues to improve and the play has been de-risked to our satisfaction, then attention will shift, in parallel, towards the deeper, more classic, Tertiary play systems within and marginal to the Ortakoy Licence.

Financial:

Given current success, Marsa anticipates it will require additional capital to undertake further exploration, appraisal and development activities within the Ortakoy Licence. Current financing options include, but are not limited to:

1)	issuing new equity;

2)	farming-out of a portion of our 100% interest in Ortakoy to either;

a.	Turkish mid & downstream companies which have already expressed an interest in doing so;

b.	conventional E&P companies currently active in Turkey; or

c.	E&P companies interested in expanding into Turkey given its very favourable fiscal regime and growing demand for domestic energy supply.

3)	project financing (debt) - to be considered only under certain conditions; and pre-sale of specific gas volumes.

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Market and Facilities:

Market conditions and gas pricing remain very strong in Turkey. Although Turkey imports most (97%) of its gas from Russia, Iran and Azerbaijan at prices between $13-$15.00/mcf, the State subsidizes the domestic price. Botas, Turkey’s natural gas distributer and price regulator, has established a floating price index for domestic distribution. Currently, the price index for Tier 2 (domestic) gas is approximately $11.42/mcf. With continued exploration and appraisal success, construction of a Pipeline Production or Gas-to-Power Facility is anticipated.

Business Development:

Although Marsa Turkey BV was unsuccessful in its application (100%) for the Sarkoy Licence lying immediately to the NE and contiguous with the Ortakoy Licence, it continues to examine other farm-in and joint venture opportunities within the Thrace and SE Anatolia regions of Turkey. Marsa is also cognizant of preserving its capital to create the best value for its shareholders and in consideration of the recent find at Poyraz-1 and its follow-up potential, current focus remains exclusive to the Ortakoy Licence.

OPERATING RESULTS

Selected Annual Information

The following table sets out selected financial information of Marsa for the years ended December 31, 2013, 2012 and 2011. It is derived from the audited consolidated financial statements prepared by management for those years. Marsa’s financial statements are prepared in accordance with IFRS and are expressed in US dollars.

	Year ended
	December 31, 2013	December 31, 2012	December 31, 2011
Financial
Cash and cash equivalent	$888,406	$10,106,597	$13,898,373
Net working capital surplus	325,429	10,195,543	13,937,688
Expenditures on E&E assets	5,756,283	1,512,531	10,389,922
Expenditures on PP&E assets	248,640	18,266	25,202
Total assets	23,689,217	29,879,553	31,258,346
Total non-current liabilities	788,886	695,804	391,630
General and administrative expenses	3,098,978	2,362,703	1,953,520
Stock based compensation	689,942	1,241,488	5,610,272
Foreign exchange (income) loss	(122,341)	21,570	(524,181)
Net loss	4,445,895	3,755,758	7,157,207
Net loss per share	0.24	0.21	0.44

Outstanding share data
Common shares	18,261,527	18,261,527	18,011,527
Performance warrants	13,650,000	13,650,000	14,100,000
Stock options	1,295,000	925,000	925,000
Diluted	33,206,527	32,836,527	33,036,527

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During the year ended December 31, 2013 the Company recast exploration and evaluation assets at December 31, 2012 relating to foreign currency translation. Specifically at December 31, 2012 exploration and evaluation assets were increased from $18,708,341 to $19,726,846 and cumulative translation adjustment was increased from ($715,354) to 303,151. For the year ended December 31, 2012 the foreign currency translation adjustment increased from ($123,388) to ($1,141,893) and comprehensive loss decreased from $3,632,370 to $2,613,865.

General and administrative expenses

Total general and administrative expenses (“G&A”) for 2013 increased by 31% when compared to the same period in 2012. Major components of this variance are:

	Year ended
	Dec 31, 2013	Dec 31, 2012	Dec 31, 2011
Wages and salaries	$1,408,836	$1,087,428	1,003,084
Benefits and other personnel costs	299,826	115,217	80,089
Office rental	194,856	188,655	116,808
Travel expenses	132,411	157,863	256,170
Consultant services fees	600,382	408,394	440,288
Communications	37,301	27,253	31,490
Office supplies and miscellaneous expenses	425,366	377,893	25,591
	$3,098,978	$2,362,703	1,953,520

Salaries, benefits and other personnel costs increased 30% and 160% respectively in comparison with the previous year, basically due to staff increases for the operations in Turkey.

Consultancy services in 2013 increased 47% in comparison with 2012, mainly due to petrophysical services related with the four well drilling program executed in 2013.

Stock-based compensation expense

2013 stock-based compensation expense of $689,942 is lower than $1,241,488 mainly due to a decrease in the number and strike price of stock options granted to directors, officers and employees during 2013 (370,000 at Cdn$1.00) in comparison with 2012 (925,000 at Cdn$3.00).

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Foreign exchange

The foreign exchange income of $122,341 in the year ended December 31, 2013, in comparison with the exchange loss of $21,570 in the same period of 2012, was mainly due to the depreciation of the Canadian dollar versus the U.S. dollar.

The average exchange rate during 2013 was $1 US equals $1.0299 Canadian (2012 - $0.9996) and the exchange rate at December 31, 2013 was $1 US equals $1.0636 Canadian (2012 - $0.9949).

Net income (loss)

The net loss increased from $3,755,758 for the year ended December 31, 2012, to $4,445,895 for the year ended December 31, 2013, largely due to the write off of $676,610 corresponding to drilling costs of Bati-Bolayir-1 well, which was plugged and abandoned as a dry hole.

LIQUIDITY

Marsa’s working capital decreased from $10,195,543 at December 31, 2012, to $325,429 at December 31, 2013, largely due to the capital spending in 2013, including 15 Sq km of 3D seismic, drilling of four wells and investment in equipment for the CNG early production facilities.

On May 22, 2014, through a brokered private placement, the Company issued 6,522,131 common shares at CDN$1.35 per share for an aggregate gross proceeds totaling CDN$8,804,877 (USD$8,082,877). The Company incurred CDN$ 428,295 (USD$393,175) in share issuance costs.

While the Company has been successful in obtaining financing to date through either the issuance of shares or loans, the Company still requires significant funding in order to further develop its oil and gas properties and continue funding ongoing operations. Additional financing is subject to the financial markets, economic conditions for the oil and gas industry, and volatility in the debt and equity markets. These factors have made, and will likely continue to make it challenging to obtain cost effective funding. There is no assurance this capital will be available and as a result, significant doubt may exist with respect to the Company’s ability to continue as a going concern.

RELATED PARTY TRANSACTIONS

On December 3, 2013, the Company approved bridge loans provided by two directors who were willing to financially support the Company up to an aggregate of CDN$1,000,000 for a term of six months due on June 3, 2014 at an interest of 8% per annum. This amount was increased to CDN$1,200,000 on April 28, 2014. As security for this obligation the Company committed to provide at the request of the lenders (1) a mandatory repayment of any unpaid balance plus interest in the event of the disposition of any working interest in the petroleum licence in Turkey (“the Ortakoy Licence”); (2) a mandatory principal repayment in a principal amount equivalent to 50% of any revenue from the disposition of production derived from the Ortakoy Licence; (3) a guarantee of the Company’s obligations under a signed Promissory Note; and (4) as security for such guarantee, an assignment by way of security interest in the rights under the Ortakoy Licence, each, in form and substance satisfactory to the lender.

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On May 22, 2014, the Company settled the bridge loans repaying all principal (CDN$ 1,150,000) plus cumulative interest (CDN$30,078).

SUMMARY OF CASH INFLOWS AND OUTFLOWS

The Company incurred cash outflows of $4,006,642 from operations for the year ended December 31, 2013 ($2,281,268 for the same period in 2012).

The Company incurred investing activity cash outflows of $5,622,385 for the year ended December 31, 2013 ($1,732,229 for the same period in 2012). The most significant cash outflow component was the expenditure on intangible exploration assets, mainly the cost of the 3D seismic and 2013 drilling program.

SHARE CAPITAL

The following securities were outstanding as at year end:

	2013	2012	2011
Common shares	18,261,527	18,261,527	18,011,527
Performance warrants	13,650,000	13,650,000	14,100,000
Stock options	1,295,000	925,000	925,000
Fully diluted	33,206,527	32,836,527	33,036,527

During 2010 the Company granted performance warrants to founders in Series 1, 2 and 3 that vest upon the completion of certain milestones. In May, 2014, 8,925,000 Series 1 and 2 vested warrants were exercised at a price of CDN$0.01 per share. On April 21, 2014, the Company and the Series 3 performance warrant holders, mutually and voluntarily agreed to terminate and cancel all Series 3 performance warrants, resulting in a total of 4,725,000 performance warrants being cancelled. As of the date hereof, there are no performance warrants.

As at December 31, 2013 739,993 were vested but unexercised options of a total of 1,295,000 outstanding. As indicated in the subsequent event note on page 4, on August 7, 2014 the Company and the holders of stock options agreed to mutually and voluntarily terminate and cancel 925,000 stock options.  These options had been granted during the year ended December 31, 2011, vested in three equal tranches on the next three anniversaries from the grant date, had expiration dates ranging from June 22, 2016 to October 1, 2016 and had an exercise price of CDN$3.00 per share.

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CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In accordance with the three year extension for the exploration phase of the Ortakoy Licence granted by the Turkish General Directorate of Petroleum Affairs on December 1, 2012, the Company has the obligation to drill one well every six months till December 2015, and $850,000 is the estimated drilling costs per each well. The Company also has a lease agreement with Bentall Kennedy for its headquarters office in Calgary till February 2016, and is committed to make monthly payments of $16,000.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no off-balance sheet arrangements.

SELECTED HISTORICAL FINANCIAL INFORMATION

	Year ended
	Dec 31, 2013	Dec 31, 2012	Dec 31, 2011
Net loss	$4,445,895	$3,755,758	$7,157,207
Net loss per share	0.24	0.21	0.44
Expenditures on E&E	5,756,283	1,512,531	10,389,922
Expenditures on PP&E	248,640	18,266	25,202
G&A Expenses	3,098,978	2,362,703	1,953,520
Cash	888,406	10,106,597	13,898,373

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CRITICAL ACCOUNTING POLICIES

Exploration and evaluation assets (E&E assets)

Exploration and evaluation costs, including the costs of acquiring licences and directly attributable general and administrative costs are initially capitalized as either tangible or intangible exploration or evaluation assets according to the nature of the assets acquired. The costs are accumulated in cost centres by well, field or exploration area pending the determination of technical feasibility and commercial viability.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For purposes of impairment testing, exploration and evaluation assets are allocated to cash-generating units (CGUs). The technical feasibility and commercial viability of extracting a mineral resource is generally considered to be determinable when proven reserves exist. A review of each exploration licence or field is carried out, at least annually, to ascertain whether proven reserves have been discovered. Upon determination of technical feasibility and commercial viability, intangible exploration and evaluation assets attributable to those reserves are first tested for impairment and then reclassified from exploration and evaluation assets to a separate category within tangible assets referred to as oil and natural gas interests.

Items of property, plant and equipment, which include oil and gas development and production assets, are measured at cost less accumulated depletion and depreciation and accumulated impairment losses. Development and production assets are grouped into CGU’s for impairment testing. When significant parts of an item of property, plant and equipment, including oil and natural gas interests, have different useful lives, they are accounted for as separate items (major components).

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within “other income” or “other expenses” in profit or loss.

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing parts of property, plant and equipment are recognized as oil and natural gas interests only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred. Such capitalized oil and natural gas interests generally represent costs incurred in developing proved and/or probable reserves and bringing in or enhancing production from such reserves, and are accumulated on a field or geotechnical area basis. The carrying amount of any replaced or sold component is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

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New Accounting Policies:

Consolidated Financial Statements (“IFRS 10”):

IFRS 10 was published in May 2011. IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities, including special purpose or variable interest entities. IFRS 10 also defines the principle of control and establishes control as the basis for determining which entities are consolidated in the consolidated financial statements. IFRS 10 was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

Joint Arrangements (“IFRS 11”):

IFRS 11 was published in May 2011. IFRS 11 establishes principles for financial reporting by parties to a joint arrangement. IFRS divides all joint arrangements in two categories: joint operations where the jointly controlling parties have rights to the assets and obligations for the liabilities relating to the arrangements, and joint ventures where the jointly controlling parties have rights to the net assets of the arrangement. Joint operations would be accounted for using the proportionate consolidation method where the Company’s proportionate interest in the revenues, expenses, assets and liabilities would be disclosed, consistent with the company’s current accounting for operations. Joint ventures would be accounted for using the equity method of accounting, where the investment in the joint venture would be adjusted for the Company’s proportion of the net income or loss of the joint venture. IFRS 11 was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

Disclosure of Interest in Other Entities (“IFRS 12”):

IFRS 12 was published in May 2011. IFRS 12 established the requirements for disclosure of ownership interest in subsidiaries, joint arrangements, associates and other entities. IFRS 12 requires disclosure of information that enables users of financial statements to evaluate the nature of, and risk associated with, its interest in other entities and the effects of those interests on its financial position, financial performance and cash flows. IFRS was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

Fair Value Measurements (“IFRS 13”):

IFRS 13 was published in May 2011. IFRS 13 defines fair value, sets out a framework for measuring fair value and requires disclosures about fair values. IFRS applies to all other IFRS’s that require or permit fair value measurements or disclosures about fair value measurements. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. That definition of fair value emphasizes a market-based measurement, not an entity-specific measurement. IFRS 13 was required to be adopted for years beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

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Investments in Associates (“IAS 28”):

International Accounting Standard 28 (“IAS 28”) was published in May 2011. IAS 28 prescribes the accounting for investment in associates, which are investments in entities over which the investor has significant influence but the investment is neither a subsidiary nor a joint venture, and contains the requirements for the application of the equity method to investments in associates and joint ventures. The standard was applied prospectively for annual periods beginning on or after January 1, 2013. The adoption of the amendments to this standard did not have a material impact on the Company’s financial statements.

New and revised accounting pronouncements:

The Company has reviewed the following new and revised accounting pronouncements that have been issued but are not yet effective and determined that the following may have an impact on the Company’s financial statements:

(i)	IFRS-9 Financial Instruments:

The IASB has undertaken a three-phase project to replace IAS 39 "Financial Instruments: Recognition and Measurement" with IFRS 9 "Financial Instruments." In November 2009, the IASB issued the first phase of IFRS 9, which details the classification and measurement requirements for financial assets. Requirements for financial liabilities were added to the standard in October 2010. The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value.

In November 2013, the IASB issued the third phase of IFRS 9 which details the new general hedge accounting model. Hedge accounting remains optional and the new model is intended to allow reporters to better reflect risk management activities in the financial statements and provide more opportunities to apply hedge accounting. The Company does not employ hedge accounting for its risk management contracts currently in place. In July 2013, the IASB deferred the mandatory effective date of IFRS 9 and has left this date open pending the finalization of the impairment and classification and measurement requirements. IFRS 9 is still available for early adoption. The full impact of the standard on the Company’s financial statements will not be known until the project is complete.

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(ii)	Impairment of Assets:

In May 2013, the IASB issued amendments to IAS 36 "Impairment of Assets" which reduces the circumstances in which the recoverable amount of CGUs is required to be disclosed and clarify the disclosures required when an impairment loss has been recognized or reversed in the period. The amendments are required to be adopted retrospectively for fiscal years beginning January 1, 2014, with earlier adoption permitted. These amendments will be applied on January 1, 2014 and the adoption will only impact disclosures in the notes to the financial statements in periods when an impairment loss or impairment reversal is recognized.

(iii)	Levies:

In May 2013, the IASB issued IFRIC 21 "Levies," which was developed by the IFRS Interpretations Committee ("IFRIC"). IFRIC 21 clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. The interpretation also clarifies that no liability should be recognized before the specified minimum threshold to trigger that levy is reached. IFRIC 21 is required to be adopted retrospectively for fiscal years beginning January 1, 2014, with earlier adoption permitted. IFRIC 21 will be applied on January 1, 2014 and the adoption may have an impact on accounting for production and similar taxes, which do not meet the definition of an income tax in IAS 12 "Income Taxes." The Company is currently assessing and quantifying the effect on its financial statements.

BUSINESS RISK AND UNCERTAINTIES

There are a number of risk factors that the Company faces as participant in the international oil and gas business sector, which are inherently risky. Certain key risk factors are discussed below:

Foreign Operations

The Company pursues operations outside of Canada. As such, the Company’s operations will be subject to a number of risks over which it has no control. These risks may include risks related to economic, social or political instability or change, terrorism, hyperinflation, currency non-convertibility or instability and changes of laws affecting foreign ownership, interpretation or renegotiation of existing contracts, government participation, taxation, working conditions, rates of exchange, exchange control, exploration licensing, petroleum and export licensing and export duties as well as government control over domestic oil and gas pricing. Problems may also arise due to the quality or failure of locally obtained equipment or technical support, which could result in failure to achieve expected target dates for exploration operations or result in a requirement for greater expenditure.

The Company will operate in such a manner as to minimize and mitigate its exposure to these risks. However, there can be no assurance that the Company will be successful in protecting itself from the impact of all of these risks.

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Prices, Markets and Marketing

The marketability and price of oil and natural gas that may be acquired or discovered by the Company in Turkey will be affected by numerous factors beyond its control. The Company's ability to market its natural gas may depend upon its ability to acquire space on pipelines that deliver natural gas to commercial markets. The Company may also be affected by deliverability uncertainties related to operational problems with pipelines and facilities as well as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. The Company's revenues, profitability, future growth and the carrying value of its oil and gas properties, provided such properties yield production, are substantially dependent on prevailing prices of oil and gas.

The Company's ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include economic conditions in the United States and Canada, the actions of the Organization of Petroleum Exporting Countries (“OPEC”), governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, revenues, profitability and cash flows from operations. The exchange rates between the Canadian and US Dollar and US Dollar and Turkish Lira also affects the profitability of the Company.

Variations in Foreign Exchange Rates

World oil and gas prices are quoted in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/United States dollar exchange rate, which will fluctuate over time. In recent years, the Canadian dollar has increased materially in value against the United States dollar although the Canadian dollar has recently decreased from such levels. Material increases in the value of the Canadian dollar will negatively impact the Company's production revenues. Future Canadian/United States and Canadian/Turkish Lira exchange rates could accordingly impact the future value of the Company's reserves as determined by independent evaluators. The Company’s functional currency in its subsidiary operations in Turkey is the Turkish Lira. The revenue stream will be translated into Turkish Liras from US Dollars for natural gas, and the majority of costs will be incurred in US Dollars and Turkish Liras. Increases in the value of the Turkish Lira could result in increases in the cost of operations. Decreases in the value of the Turkish Lira could result in decreases in revenue. To the extent that the Company engages in risk management activities related to foreign exchange rates, there is a credit risk associated with counterparties with which the Company may contract. Marsa continues to assess its exposure to all foreign currencies. The Company is in the process of specifically assessing its exposure to the Turkish Lira and any possibilities that may exist mitigating such exposure.

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Volatility of Commodity Prices

Prices for oil and natural gas fluctuate in response to changes in the supply of and demand for petroleum and natural gas, market uncertainty and a variety of additional factors that are largely beyond the Company’s control. Oil prices are determined by international supply and demand. Factors which affect oil prices include the actions of OPEC, world economic conditions, government regulation, political stability throughout the world, the availability of alternative fuel sources and weather conditions. World oil prices are quoted in United States dollars and the price received by the Company is affected by the Turkish lira/US dollar exchange rate, which will fluctuate over time. Natural gas prices in Turkey and internationally are affected by supply and demand, weather conditions and by prices of alternative sources of energy. Turkey natural gas prices are quoted in Turkish Lira and the price received by the Company is affected by the US dollar/Turkish Lira exchange rate, which fluctuates over time. Material decreases in the value of the Turkish lira may negatively impact production revenues. Such decreases may also negatively impact the future value of resources as determined by independent evaluators. In recent months, the Turkish Lira has decreased materially in value against the United States dollar.

The impact on the oil and gas industry, in general, from commodity price volatility is significant. During periods of high prices, producers generate sufficient cash flows to conduct active exploration programs without external capital. Increased commodity prices frequently translate into very busy periods for service suppliers triggering premium costs for their services. Purchasing land and properties similarly increases in cost during these periods. During low commodity price periods, acquisition costs drop, as do internally generated funds to spend on exploration and development activities. With decreased demand, the prices charged by the various service suppliers also decline. This volatility causes significant variation in net production revenue for the Company from period to period. In an environment of low prices, certain wells or other projects may become uneconomic and the Company may elect not to produce from certain wells, leading to a reduction in development opportunities and the volume and value of reserves. Volatile oil and gas prices make it difficult to estimate the acquisition value of producing properties and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value.

Capital Requirements

The impact on capital markets caused by investor uncertainty in the global economy has a significant impact on the Company’s business model. The Company anticipates making substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. There can be no assurance that debt or equity financing will be available or that cash generated by operations will be sufficient to make these expenditures. If debt or equity financing is available, it may not be on terms acceptable to the Company. Failure to obtain such financing on a timely basis could cause the Company to miss certain business opportunities.

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Third Party Credit Risk

The Company must successfully market its oil and natural gas to prospective buyers. The Company may be exposed to third party credit risk through its contractual arrangements with its current or future marketers of its oil and natural gas production. In the event such entities fail to meet their contractual obligations to the Company, such failures may have a material impact on the Company's business, financial condition, results of operations and prospects.

Exploration, Development and Production

The long-term commercial success of the Company will depend on its ability to find, acquire, develop and commercially produce oil and natural gas reserves. No assurance can be given that the Company will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisition or participations are identified, the Company may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

In addition, operations are subject to the risks of exploration, development and production of oil and natural gas properties, including encountering unexpected formations or pressures, premature declines of reservoirs, the invasion of water into producing formations, blow-outs, sour gas releases, fires and spills. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on future results of operations, liquidity and financial condition.

The Company attempts to control operating risks by maintaining a disciplined approach to implementation of its exploration and development programs. Exploration risks are managed by hiring experienced technical professionals and by concentrating the exploration activity on specific core regions that have multi-zone potential where the Company has experience and expertise. The Company is not always able to control these risks when it is a non-operator.

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Uncertainty of Resources Estimates

The process of estimating oil and gas resources is complex and involves a significant number of assumptions in evaluating available geological, geophysical, engineering and economic data; therefore, resources estimates are inherently uncertain. To estimate the economically recoverable oil and natural gas reserves and related future net cash flows, many factors and assumptions are incorporated such as expected reservoir characteristics based on geological, geophysical and engineering assessments, future production rates based on historical performance and expected future operating and investment activities, future oil and gas prices and quality differentials, future development and operating costs and assumed effects of regulation by government agencies.

Properties will, over a period of time, actually deliver oil and natural gas in quantities different than originally estimated due to changes in reservoir performance. The timing of future capital expenditures is subject to uncertainty. Projected future commodity prices and the operating and capital cost structure are subject to significant management judgment and currently, highly volatile. Actions by foreign governments to alter their respective royalty and tax regimes may have a significant and unpredictable impact.

Environment, Health and Safety

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations. In Canada and other international jurisdictions, environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach of applicable environmental legislation may result in the imposition of fines and penalties, some of which may be material.

Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge. There are potential risks to the environment inherent in the business activities of the Company.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The potential inability of the Company to deal with this growth could have a material adverse impact on its business, operations and prospects.

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Insurance

The Company’s involvement in the exploration for and development of oil and natural gas properties may result in the Company becoming subject to liability for pollution, blow-outs, leaks of sour natural gas, property damage, personal injury or other hazards. Although the Company maintains insurance in accordance with industry standards to address certain of these risks, such insurance has limitations on liability and may not be sufficient to cover the full extent of such liabilities. In addition, such risks are not, in all circumstances, insurable or, in certain circumstances, the Company may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of any uninsured liabilities would reduce the funds available to the Company. The occurrence of a significant event that the Company is not fully insured against, or the insolvency of the insurer of such event, may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

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MARSA ENERGY INC.

[“Marsa” or “the Company”]

MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE YEARS ENDED
DECEMBER 31, 2012 AND 2011

The following Management’s Discussion and Analysis (“MD&A”) as provided by the management of Marsa Energy Inc. (“Marsa” or the “Company”) is dated August 13, 2014 and should be read in conjunction with the Company's audited consolidated financial statements and related notes for the years ended December 31, 2012 and 2011. Additional information relating to Marsa is available on www.marsaenergy.com.

DESCRIPTION OF COMPANY

Marsa is a Calgary-based oil and gas company focused on the MENA (Middle East and North Africa) and circa Mediterranean regions. The Company was incorporated on February 11, 2010 as a private entity and registered in the Province of Alberta on March 5, 2010. Marsa comprises the Company and its wholly-owned subsidiaries Marsa Alberta Limited, Marsa International Cooperatief U.A and Marsa Turkey B.V. The Company continues to be in the exploration and appraisal stage and therefore has not yet generated material revenues from its oil and gas interest in the Ortakoy Exploration Licence in the Republic of Turkey.

BASIS OF PRESENTATION

The financial information presented in this MD&A is derived from the audited consolidated financial statements of the Company for the years ended December 31, 2012, 2011 and the period from incorporation on February 11, 2010 to December 31, 2010. The financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) and International Accounting Standard (“IAS”). Except otherwise indicated, the information is presented in United States (US) dollars which is the Company’s reporting currency.

The Company makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reporting periods. Management reviews these estimates, including those related to accruals, reserves, environmental and decommissioning obligations and income taxes at each financial reporting period. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. Readers should be aware that historical results are not necessarily indicative of future performance.

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FORWARD LOOKING STATEMENTS

Certain information included in this MD&A constitutes forward-looking information under applicable securities legislation. Such forward-looking information is provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes, such as making investment decisions. Forward-looking information typically contains statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "propose", "project" or similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information in this MD&A includes, but is not limited to, information with respect to: the Company's growth strategy, operational decisions and the timing thereof; development and exploration plans for the Company’s operations in Turkey. Forward-looking information is based on a number of factors and assumptions which have been used to develop such information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking information is reasonable, undue reliance should not be placed on forward-looking information because the Company can give no assurance that such expectations will prove to be correct. In addition to other factors and assumptions which may be identified in this MD&A, assumptions have been made regarding and are implicit in, among other things: the ability of the Company to execute its strategy and close on necessary financing; field production rates and decline rates; the ability of the Company to secure adequate product transportation; the impact of increasing competition in or near the Company's plays; the timely receipt of any required regulatory approvals, including drilling and facilities locations; continued operations of and approvals forthcoming from the government in a manner consistent with past conduct; the ability of the Company to obtain qualified staff, equipment and services in a timely and cost efficient manner to develop its business; the Company's ability to operate the properties in a safe, efficient and effective manner; the ability of the Company to obtain financing on acceptable terms; the ability to replace and expand oil and natural gas resources through additional drilling, acquisition, development of exploration; the timing and costs of pipeline and facility construction and expansion; future oil and natural gas prices; currency, exchange and interest rates; the state of the capital markets; the regulatory framework regarding royalties, taxes and environmental matters; the ability of the Company to successfully manage the political and economic risks inherent in pursuing oil and gas opportunities in foreign countries; and the ability of the Company to successfully market its oil and natural gas products. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which have been used.

Forward-looking information is based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking information. The material risk factors affecting the Company and its business are similar to those of other companies engaged in the business of exploring for and producing oil and gas, both domestically and in foreign countries. See the “Business Risks and Uncertainties” section of this MD&A for a further description of the risks facing the Company.

The forward-looking information contained in this MD&A is made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise, unless required by applicable securities laws. The forward looking information contained in this MD&A is expressly qualified by this cautionary statement.

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HIGHLIGHTS

During 2012, Marsa achieved the following:

•	Approval of the additional 30% share transfer to Marsa Turkey B.V. from Merty Energy was received from the Ministry of Energy and GDPA on May 24th, 2012. Marsa Turkey B.V. has increased its working interest to 90%.

•	Marsa Turkey B.V. became the Joint Venture Representative for the Ortakoy Licence on May 9, 2012. The Company also became the operator of the Ortakoy Licence upon approval by the Minister of Energy. Marsa conducted a “phased” transition culminating in full operatorship on July 1st, 2012.

•	Destan-4: appraisal/development well (east of Destan-2) spud on May 19th, 2012. Completed testing operations on two separate reservoirs in the Destan-4 appraisal well resulting in an aggregate flow rate in excess of 2.2 million standard cubic feet of gas per day (mmscfd).

•	Received GDPA approval on September 25th, 2012, registering the Destan Field as a “new” gas discovery. This, among other things, is an important step leading to the planned “pilot” production scheduled to commence in 2013. It is also noteworthy that the GDPA confirmed the Destan discovery as the first Miocene discovery in the Thrace Basin.

•	Developed an inventory of 20 - 25 prospects and leads on the new trends identified within the Miocene hydrocarbon fairway(s). Two leads have been mapped on the untested Eocene play. Most of the prospects are characterized by Direct Hydrocarbon Indicators (DHI’s) on 2D seismic.

•	D&M (DeGolyer & MacNaughton - independent reserves auditor based in Dallas, Texas) completed an independent audit of the prospective resources of the Ortakoy Licence. Whilst Marsa is very pleased with the results of D&M’s resource audit, Marsa has opted not to disclose these resource numbers until further drilling and analysis are completed.

•	In December 2012, the Ministry of Energy approved the extension of the Ortakoy Licence for an additional three year exploration term – now due to expire November, 2015. Prior to expiry, Marsa has the right to convert the licence, in whole or in part, to a production licence for a 20 year term. Any production derived from the Licence during the current three year exploration term will be deemed to have triggered the production clock commencing on the date of first production. The operator, however, retains the right to extend the production period by another 10 years if it so chooses.

•	Advanced talks with several companies that have expressed interest in buying gas from the Ortakoy Licence.

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•	Completed tendering process and award of services for a multi-well drilling program in 2013.

Subsequent Events

•	In a strategic move to secure 100% control and ownership of the Ortakoy Licence, Marsa Turkey BV acquired the remaining 10% interest in the Ortakoy Licence from its partner Merty Energy for a cash payment of US$200,000, waiver of approximately US$211,000 owed to Marsa by Merty, and assignment of Marsa’s 50% interest in both the onshore Canakkale Licence AR/MER-MRS/5014 and the offshore Marmara Sea Licence AR/MER-MRS/5023 to Merty (Ref: Figure 1). The agreement was signed in February 27, 2013.

•	On February 27, 2013 the Energy Market Regulatory Authority (EMRA) of the Republic of Turkey, issued the Resolution No. 4294-3 granting a Natural Gas Wholesales Licence to Marsa Turkey B.V. for a period of ten years commencing from February 27, 2013. This Licence will enable Marsa to sell its gas in Turkey.

•	On August 7, 2014 the Company and the holders of stock options agreed to mutually and voluntarily terminate and cancel 925,000 stock options. These options had been granted during the year ended December 31, 2011, vested in three equal tranches on the next three anniversaries from the grant date, had expiration dates ranging from June 22, 2016 to October 1, 2016 and had an exercise price of CDN$3.00 per share.

OUTLOOK

Drilling:

•	Destan-4:

➢	Completed cased-hole testing operations from two separate reservoir intervals in the Upper Kirazli formation and the Gazhanedere formation yielding an aggregate maximum flow rate exceeding 2 mmscfd.
➢	The well was suspended as a future gas producer.
➢	Although gas pay intervals were smaller than those encountered in Destan 1 & 2, log data and test results confirm lateral continuity and excellent reservoir quality exists along the Destan Ridge.
➢	Oil, coating the perforation guns, was recovered following their retrieval after testing the basal Gazhanedere formation, which is important from a petroleum system standpoint. It is uncertain whether the oil recovered was from the basal Gazhanedere formation or from fractures within the Sogucak (Eocene) carbonate immediately underlying the Miocene clastics.

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•	Marsa has completed the tendering for drilling and all other related services in preparation for a multi-well (two firm and two contingent) drilling program scheduled to commence in the first quarter of 2013. Drilling contracts have been awarded while logging services contracts are pending submission and award. Drilling schedule timelines have extended due to surface acquisition issues.

Seismic & Geotechnical:

•	Reprocessing, interpretation and mapping of all seismic data have served to improve the subsurface characterization of faults/structures and reservoir units within numerous Miocene play/prospect trends along the entire Ortakoy Licence. The upcoming drilling program is designed to test four of these independent prospect trends.
•	Continued geological and geophysical evaluation and mapping throughout the Ortakoy Licence has developed a significant prospect and lead inventory consisting of 22 prospects and two leads. The majority of these prospects are characterized by DHI’s on seismic. If the seismic “proof of concept” within the Miocene play system proves to be successful and the play has been de-risked to our satisfaction, then attention will shift in parallel towards the deeper, more classic, Tertiary play systems within and marginal to the Ortakoy Licence.

Commercial:

•	Marsa’s increased understanding of the Ortakoy licence, coupled with the recently completed D&M independent resource audit, leads it to believe that this licence offers a full portfolio of opportunities; from low risk development, through intermediate risk exploration step-outs, to wildcat conventional and unconventional exploration upside.

•	Discussions are advancing with facilities contractor(s) and companies interested in purchasing gas from the Ortakoy licence.

•	Following a strategic and technical review of the potential resource/reserves upside for the Ortakoy Licence, coupled with capital resources on hand, it was decided to concentrate on further exploration drilling of the wider Ortakoy Licence rather than appraisal/development drilling on the Destan Ridge/field.

Market and Facilities:

•	Market conditions and gas pricing remain very strong in Turkey. Botas, the Turkish State’s natural gas distributer and price regulator, again increased gas prices (effective Oct 1st, 2012) by an incremental 10% yielding wellhead prices ranging from US $10.00 to $10.20/mcf.
•	In an effort to be on production by Q4 2013, Marsa is evaluating the possibility of selling smaller volumes of gas via compressed natural gas (CNG) - essentially a pilot production scheme. With a successful appraisal/drilling campaign, and following additional drilling, construction of an Early Production Facility is anticipated.

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Business Development:

Marsa is actively looking to build on its position in Turkey. Marsa also continues to advance business development activities in our other target countries with a number of significant exploration opportunities receiving considerable attention.

OPERATING RESULTS

Selected Annual Information

The following table sets out selected financial information of Marsa for the years ended December 31, 2012, 2011 and the period from incorporation on February 11, 2010 to December 31, 2010. It is derived from the audited consolidated financial statements prepared by management for those years. Marsa’s financial statements are prepared in accordance with IFRS and are expressed in US dollars.

	Year ended
	December 31, 2012	December 31, 2011	December 31, 2010
Financial
Cash and cash equivalent	$10,106,597	$13,898,373	$1,723,888
Net working capital surplus	10,195,543	13,937,688	1,964,957
Expenditures on E&E assets	1,512,531	10,389,922	6,034,677
Expenditures on PP&E assets	18,266	25,202	341,213
Total assets	29,879,553	31,258,346	8,626,468
Total non-current liabilities	695,804	391,630	-
General and administrative expenses	2,362,703	1,953,520	1,130,900
Stock based compensation	1,241,488	5,610,272	4,303,292
Foreign exchange (income) loss	21,570	(524,181)	48,906
Net loss	3,755,758	7,157,207	5,515,586
Net loss per share	0.21	0.44	0.74

Outstanding share data
Common shares	18,261,527	18,011,527	9,590,000
Performance warrants	13,650,000	14,100,000	14,100,000
Stock options	925,000	925,000	-
Diluted	32,836,527	33,036,527	23,690,000

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During the year ended December 31, 2013 the Company recast exploration and evaluation assets at December 31, 2012 relating to foreign currency translation. Specifically at December 31, 2012 exploration and evaluation assets were increased from $18,708,341 to $19,726,846 and cumulative translation adjustment was increased from ($715,354) to 303,151. For the year ended December 31, 2012 the foreign currency translation adjustment increased from ($123,388) to ($1,141,893) and comprehensive loss decreased from $3,632,370 to $2,613,865.

General and administrative expenses

Total general and administrative expenses (“G&A”) for 2012 increased by 35% when compared to the same period in 2011. Major components of this variance are:

	Year ended		From incorporation on Feb 11, 2010 to Dec
	Dec 31, 2012	Dec 31, 2011	31, 2010
Wages and salaries	$1,087,428	$1,003,084	$427,534
Benefits and other personnel costs	115,217	80,089	39,214
Office rental	188,655	116,808	81,903
Travel expenses	157,863	256,170	132,042
Consultant services fees	408,394	440,288	336,950
Communications	27,253	31,490	40,719
Office supplies and miscellaneous expenses	377,893	25,591	72,538
	$2,362,703	$1,953,520	1,130,900

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Salaries increased 8.41% in comparison with previous year due to the addition of temporary staff for back office support. Benefits increased 43.86% in comparison with previous years is a reflection of Manulife’s increase of health and life insurance premiums.

Travel expenses decreased 38.38% in comparison with the previous year due to a reduction in international trips for business development purposes and concentration on planned trips to Turkey in order to get cost effective airfares.

Consultancy services decreased 7.25% mainly due to reduction of legal fees incurred in the Joint Operating Agreement with Merty Energy for the Ortakoy licence in Turkey.

Significant increase in 2012 miscellaneous expenses is mainly related to the acquisition of data packages with the intention to participate in Cypress and Lebanon bidding process.

Stock-based compensation expense

2012 stock-based compensation expense of $1,241,488 is lower than $5,610,272 incurred in 2011, mainly because in 2012 this expense is related only to the stock options granted in June and October 2011, while in 2011 it was related to the performance warrants granted to founders in 2010.

Foreign exchange

The foreign exchange loss of $21,570 in 2012, in comparison with the exchange gain of $524,181 in the same period of 2011, reflects the appreciation of the Turkish Lira and the Canadian dollar versus the U.S. dollar.

Net income (loss)

The net loss decreased from $7,157,207 for the year ended December 31, 2011, to $3,755,758 for the year ended December 31, 2012, was largely due to the reduction of the stock based compensation associated with the vesting of performance warrants issued to founders in 2010.

LIQUIDITY

Marsa’s working capital decreased from $13,937,688 at December 31, 2011, to $10,195,543 at December 31, 2012, due to the normal course of operations, including capital spending and general and administrative expenses in 2012.

The Company continues in the exploration stage and therefore has generated no revenues to date. The Company will be required to spend significant capital to advance its exploration and evaluation projects, the success of which will depend upon finding and producing commercially viable oil and natural gas reserves. Material uncertainties exist with respect to the recovery of capital projects cost and the success of finding, developing and producing oil and natural gas reserves and therefore significant doubt exists with respect to the Company’s ability to continue as a going concern.

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The Company’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying oil and natural gas assets. The Company considers its capital structure to include shareholders’ equity and working capital. In order to maintain or adjust the capital structure, the Company may issue shares and adjust its capital spending to manage current and projected debt levels.

The Company prepares annual capital expenditure budgets, which are updated as necessary depending on varying factors including current and forecast prices, successful capital deployment and general industry conditions. The annual and updated budgets are approved by the Board of Directors.

As at December 31, 2012, the Company had no debt. Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements

SUMMARY OF CASH INFLOWS AND OUTFLOWS

The Company incurred cash outflows of $2,281,268 from operations for the year ended December 31, 2012 ($1,703,619 for the same period in 2011).

The Company incurred investing activity cash outflows of $1,732,229 for the year ended December 31, 2012 ($10,016,786 for the same period in 2011). The most significant cash outflow components was $1,035,590 related to costs incurred in the drilling of the Destan-4 well.

SHARE CAPITAL

The following securities were outstanding as at year end:

	2012	2011	2010
Common shares	18,261,527	18,011,527	9,590,000
Performance warrants	13,650,000	14,100,000	14,100,000
Stock options	925,000	925,000	-
Fully diluted	32,836,527	33,036,527	23,690,000

During 2010 the Company granted performance warrants to founders in Series 1, 2 and 3 that vest upon the completion of certain milestones. In May, 2014, 8,925,000 Series 1 and 2 vested warrants were exercised at a price of CDN$0.01 per share. On April 21, 2014, the Company and the Series 3 performance warrant holders, mutually and voluntarily agreed to terminate and cancel all Series 3 performance warrants, resulting in a total of 4,725,000 performance warrants being cancelled. As of the date hereof, there are no performance warrants.

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As of December 31, 2012, 308,333 were vested but unexercised options of a total of 925,000 outstanding (925,000 for the same period in 2011). As indicated in the subsequent event note on page 4, on August 7, 2014 the Company and the holders of stock options agreed to mutually and voluntarily terminate and cancel 925,000 stock options.  These options had been granted during the year ended December 31, 2011, vested in three equal tranches on the next three anniversaries from the grant date, had expiration dates ranging from June 22, 2016 to October 1, 2016 and had an exercise price of CDN$3.00 per share.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In accordance with the three year extension for the exploration phase of the Ortakoy Licence granted by the Turkish General Directorate of Petroleum Affairs on December 1, 2012, the Company has the obligation to drill one well every six months till December 2015, and $1,200,000 is the estimated costs for the drilling and completion of each well. The Company also has a lease agreement with Bentall Kennedy for its headquarters office in Calgary till February 2016, and is committed to make monthly payments of $16,000.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no off-balance sheet arrangements.

SELECTED HISTORICAL FINANCIAL INFORMATION

	Year ended
	Dec 31, 2012	Dec 31, 2011	Dec 31, 2010
Net loss	$3,755,758	$7,157,207	$5,515,586
Net loss per share	0.21	0.44	0.74
Expenditures on E&E	1,512,531	10,389,922	6,034,677
Expenditures on PP&E	18,266	25,202	341,213
G&A Expenses	2,362,703	1,953,520	1,130,900
Cash	10,106,597	13,898,373	1,723,888

CRITICAL ACCOUNTING POLICIES

Exploration and evaluation assets (E&E assets)

Exploration and evaluation costs, including the costs of acquiring licences and directly attributable general and administrative costs are initially capitalized as either tangible or intangible exploration or evaluation assets according to the nature of the assets acquired. The costs are accumulated in cost centres by well, field or exploration area pending the determination of technical feasibility and commercial viability.

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E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For purposes of impairment testing, exploration and evaluation assets are allocated to cash-generating units (CGUs). The technical feasibility and commercial viability of extracting a mineral resource is generally considered to be determinable when proven reserves exist. A review of each exploration licence or field is carried out, at least annually, to ascertain whether proven reserves have been discovered. Upon determination of technical feasibility and commercial viability, intangible exploration and evaluation assets attributable to those reserves are first tested for impairment and then reclassified from exploration and evaluation assets to a separate category within tangible assets referred to as oil and natural gas interests.

Items of property, plant and equipment, which include oil and gas development and production assets, are measured at cost less accumulated depletion and depreciation and accumulated impairment losses. Development and production assets are grouped into CGU’s for impairment testing. When significant parts of an item of property, plant and equipment, including oil and natural gas interests, have different useful lives, they are accounted for as separate items (major components).

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within “other income” or “other expenses” in profit or loss.

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing parts of property, plant and equipment are recognized as oil and natural gas interests only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred. Such capitalized oil and natural gas interests generally represent costs incurred in developing proved and/or probable reserves and bringing in or enhancing production from such reserves, and are accumulated on a field or geotechnical area basis. The carrying amount of any replaced or sold component is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

New Accounting Policies:

Financial Instruments (“IFRS 9”):

IFRS 9 is expected to be published in three parts. The first part, Phase 1 – classification and measurement of financial instruments (“IFRS 9, Phase 1”), was published in October 2010.

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IFRS 9, Phase 1, sets out the requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. IFRS 9, Phase 1 simplifies measurement of a financial asset by classifying all financial assets as those being recorded at amortized cost or being recorded at fair value. For financial assets recorded at fair value, any change in the fair value would be recognized in profit or loss. IFRS 9, Phase 1 is required to be adopted for years beginning on or after January 1, 2015 although earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

Consolidated Financial Statements (“IFRS 10”):

IFRS 10 was published in May 2011. IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities, including special purpose or variable interest entities. IFRS 10 also defines the principle of control and establishes control as the basis for determining which entities are consolidated in the consolidated financial statements. IFRS 10 is required to be adopted for years beginning on or after January 1, 2013. Earlier adoption is allowed and must be adopted in conjunction with IFRS 12 – Disclosure of interest in Other Entities. The Company is currently assessing the impact of this new standard.

Joint Arrangements (“IFRS 11”):

IFRS 11 was published in May 2011. IFRS 11 establishes principles for financial reporting by parties to a joint arrangement. IFRS divides all joint arrangements in two categories: joint operations where the jointly controlling parties have rights to the assets and obligations for the liabilities relating to the arrangements, and joint ventures where the jointly controlling parties have rights to the net assets of the arrangement. Joint operations would be accounted for using the proportionate consolidation method where the Company’s proportionate interest in the revenues, expenses, assets and liabilities would be disclosed, consistent with the company’s current accounting for operations. Joint ventures would be accounted for using the equity method of accounting, where the investment in the joint venture would be adjusted for the Company’s proportion of the net income or loss of the joint venture. IFRS 11 is required to be adopted for years beginning on or after January 1, 2013 although earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

Disclosure of Interest in Other Entities (“IFRS 12”):

IFRS 12 was published in May 2011. IFRS 12 established the requirements for disclosure of ownership interest in subsidiaries, joint arrangements, associates and other entities. IFRS 12 requires disclosure of information that enables users of financial statements to evaluate the nature of, and risk associated with, its interest in other entities and the effects of those interests on its financial position, financial performance and cash flows. IFRS is required to be adopted for years beginning on or after January 1, 2013. Earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

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Fair Value Measurements (“IFRS 13”):

IFRS 13 was published in May 2011. IFRS 13 defines fair value, sets out a framework for measuring fair value and requires disclosures about fair values. IFRS applies to all other IFRSs that require or permit fair value measurements or disclosures about fair value measurements. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. That definition of fair value emphasizes a market-based measurement, not an entity-specific measurement. IFRS 13 is required to be adopted for years beginning on or after January 1, 2013. Earlier adoption is allowed. The Company is currently assessing the impact of this new standard.

Investments in Associates (“IAS 28”):

International Accounting Standard 28 (“IAS 28”) was published in May 2011. IAS 28 prescribes the accounting for investment in associates, which are investments in entities over which the investor has significant influence but the investment is neither a subsidiary nor a joint venture, and contains the requirements for the application of the equity method to investments in associates and joint ventures. The standard is applied prospectively for annual periods beginning on or after January 1, 2013. Early adoption is permitted. The Company is currently assessing the impact of this new standard.

BUSINESS RISK AND UNCERTAINTIES

There are a number of risk factors that the Company faces as participant in the international oil and gas business sector, which are inherently risky. Certain key risk factors are discussed below:

Foreign Operations

The Company pursues operations outside of Canada. As such, the Company’s operations will be subject to a number of risks over which it has no control. These risks may include risks related to economic, social or political instability or change, terrorism, hyperinflation, currency non-convertibility or instability and changes of laws affecting foreign ownership, interpretation or renegotiation of existing contracts, government participation, taxation, working conditions, rates of exchange, exchange control, exploration licensing, petroleum and export licensing and export duties as well as government control over domestic oil and gas pricing. Problems may also arise due to the quality or failure of locally obtained equipment or technical support, which could result in failure to achieve expected target dates for exploration operations or result in a requirement for greater expenditure.

The Company will operate in such a manner as to minimize and mitigate its exposure to these risks. However, there can be no assurance that the Company will be successful in protecting itself from the impact of all of these risks.

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Prices, Markets and Marketing

The marketability and price of oil and natural gas that may be acquired or discovered by the Company in Turkey will be affected by numerous factors beyond its control. The Company's ability to market its natural gas may depend upon its ability to acquire space on pipelines that deliver natural gas to commercial markets. The Company may also be affected by deliverability uncertainties related to operational problems with pipelines and facilities as well as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. The Company's revenues, profitability, future growth and the carrying value of its oil and gas properties, provided such properties yield production, are substantially dependent on prevailing prices of oil and gas.

The Company's ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include economic conditions in the United States and Canada, the actions of the Organization of Petroleum Exporting Countries (“OPEC”), governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, revenues, profitability and cash flows from operations. The exchange rates between the Canadian and US Dollar and US Dollar and Turkish Lira also affects the profitability of the Company.

Variations in Foreign Exchange Rates

World oil and gas prices are quoted in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/United States dollar exchange rate, which will fluctuate over time. In recent years, the Canadian dollar has increased materially in value against the United States dollar although the Canadian dollar has recently decreased from such levels. Material increases in the value of the Canadian dollar will negatively impact the Company's production revenues. Future Canadian/United States and Canadian/Turkish Lira exchange rates could accordingly impact the future value of the Company's reserves as determined by independent evaluators. The Company’s functional currency in its subsidiary operations in Turkey is the Turkish Lira. The revenue stream will be translated into Turkish Liras from US Dollars for natural gas, and the majority of costs will be incurred in US Dollars and Turkish Liras. Increases in the value of the Turkish Lira could result in increases in the cost of operations. Decreases in the value of the Turkish Lira could result in decreases in revenue. To the extent that the Company engages in risk management activities related to foreign exchange rates, there is a credit risk associated with counterparties with which the Company may contract. Marsa continues to assess its exposure to all foreign currencies. The Company is in the process of specifically assessing its exposure to the Turkish Lira and any possibilities that may exist mitigating such exposure.

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Volatility of Commodity Prices

Prices for oil and natural gas fluctuate in response to changes in the supply of and demand for petroleum and natural gas, market uncertainty and a variety of additional factors that are largely beyond the Company’s control. Oil prices are determined by international supply and demand. Factors which affect oil prices include the actions of OPEC, world economic conditions, government regulation, political stability throughout the world, the availability of alternative fuel sources and weather conditions. World oil prices are quoted in United States dollars and the price received by the Company is affected by the Turkish lira/US dollar exchange rate, which will fluctuate over time. Natural gas prices in Turkey and internationally are affected by supply and demand, weather conditions and by prices of alternative sources of energy. Turkey natural gas prices are quoted in Turkish Lira and the price received by the Company is affected by the US dollar/Turkish Lira exchange rate, which fluctuates over time. Material decreases in the value of the Turkish lira may negatively impact production revenues. Such decreases may also negatively impact the future value of resources as determined by independent evaluators. In recent months, the Turkish Lira has decreased materially in value against the United States dollar.

The impact on the oil and gas industry, in general, from commodity price volatility is significant. During periods of high prices, producers generate sufficient cash flows to conduct active exploration programs without external capital. Increased commodity prices frequently translate into very busy periods for service suppliers triggering premium costs for their services. Purchasing land and properties similarly increases in cost during these periods. During low commodity price periods, acquisition costs drop, as do internally generated funds to spend on exploration and development activities. With decreased demand, the prices charged by the various service suppliers also decline. This volatility causes significant variation in net production revenue for the Company from period to period. In an environment of low prices, certain wells or other projects may become uneconomic and the Company may elect not to produce from certain wells, leading to a reduction in development opportunities and the volume and value of reserves. Volatile oil and gas prices make it difficult to estimate the acquisition value of producing properties and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value.

Capital Requirements

The impact on capital markets caused by investor uncertainty in the global economy has a significant impact on the Company’s business model. The Company anticipates making substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. There can be no assurance that debt or equity financing will be available or that cash generated by operations will be sufficient to make these expenditures. If debt or equity financing is available, it may not be on terms acceptable to the Company. Failure to obtain such financing on a timely basis could cause the Company to miss certain business opportunities.

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Third Party Credit Risk

The Company must successfully market its oil and natural gas to prospective buyers. The Company may be exposed to third party credit risk through its contractual arrangements with its current or future marketers of its oil and natural gas production. In the event such entities fail to meet their contractual obligations to the Company, such failures may have a material impact on the Company's business, financial condition, results of operations and prospects.

Exploration, Development and Production

The long-term commercial success of the Company will depend on its ability to find, acquire, develop and commercially produce oil and natural gas reserves. No assurance can be given that the Company will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisition or participations are identified, the Company may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

In addition, operations are subject to the risks of exploration, development and production of oil and natural gas properties, including encountering unexpected formations or pressures, premature declines of reservoirs, the invasion of water into producing formations, blow-outs, sour gas releases, fires and spills. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on future results of operations, liquidity and financial condition.

The Company attempts to control operating risks by maintaining a disciplined approach to implementation of its exploration and development programs. Exploration risks are managed by hiring experienced technical professionals and by concentrating the exploration activity on specific core regions that have multi-zone potential where the Company has experience and expertise. The Company is not always able to control these risks when it is a non-operator.

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Uncertainty of Resources Estimates

The process of estimating oil and gas resources is complex and involves a significant number of assumptions in evaluating available geological, geophysical, engineering and economic data; therefore, resources estimates are inherently uncertain. To estimate the economically recoverable oil and natural gas reserves and related future net cash flows, many factors and assumptions are incorporated such as expected reservoir characteristics based on geological, geophysical and engineering assessments, future production rates based on historical performance and expected future operating and investment activities, future oil and gas prices and quality differentials, future development and operating costs and assumed effects of regulation by government agencies.

Properties will, over a period of time, actually deliver oil and natural gas in quantities different than originally estimated due to changes in reservoir performance. The timing of future capital expenditures is subject to uncertainty. Projected future commodity prices and the operating and capital cost structure are subject to significant management judgment and currently, highly volatile. Actions by foreign governments to alter their respective royalty and tax regimes may have a significant and unpredictable impact.

Environment, Health and Safety

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations. In Canada and other international jurisdictions, environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach of applicable environmental legislation may result in the imposition of fines and penalties, some of which may be material.

Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge. There are potential risks to the environment inherent in the business activities of the Company.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The potential inability of the Company to deal with this growth could have a material adverse impact on its business, operations and prospects.

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Insurance

The Company’s involvement in the exploration for and development of oil and natural gas properties may result in the Company becoming subject to liability for pollution, blow-outs, leaks of sour natural gas, property damage, personal injury or other hazards. Although the Company maintains insurance in accordance with industry standards to address certain of these risks, such insurance has limitations on liability and may not be sufficient to cover the full extent of such liabilities. In addition, such risks are not, in all circumstances, insurable or, in certain circumstances, the Company may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of any uninsured liabilities would reduce the funds available to the Company. The occurrence of a significant event that the Company is not fully insured against, or the insolvency of the insurer of such event, may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

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MARSA ENERGY INC.

[“Marsa” or “the Company”]

MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2014 AND 2013

The following Management’s Discussion and Analysis (“MD&A”) as provided by the management of Marsa Energy Inc. (“Marsa” or the “Company”) is dated August 13, 2014 and should be read in conjunction with the unaudited condensed consolidated interim financial statements and related notes for the three month periods ended March 31, 2014 and 2013, and the Company's audited consolidated financial statements and related notes for the years ended December 31, 2013 and 2012. Additional information relating to Marsa is available on www.marsaenergy.com.

DESCRIPTION OF COMPANY

Marsa is a Calgary-based oil and gas company focused on the MENA (Middle East and North Africa) and circa Mediterranean regions. The Company was incorporated on February 11, 2010 as a private entity and registered in the Province of Alberta on March 5, 2010. Marsa comprises the Company and its wholly-owned subsidiaries Marsa Alberta Limited, Marsa International Cooperatief U.A and Marsa Turkey B.V. The Company continues to be in the exploration and appraisal stage and therefore has not yet generated material revenues from its oil and gas interest in the Ortakoy Exploration Licence in the Republic of Turkey.

BASIS OF PRESENTATION

The financial information presented in this MD&A is derived from the condensed consolidated interim financial statements as at and for the three months ended March 31, 2014 and 2013. The condensed consolidated interim financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) and International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”, following the same accounting policies and methods of computation as the consolidated financial statements of the Company for the years ended December 31, 2013 and 2012, except as noted under New Accounting Policies. The information is presented in United States (US) dollars which is the Company’s reporting currency.

The Company makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reporting period. Management reviews these estimates, including those related to accruals, reserves, environmental and decommissioning obligations and income taxes at each financial reporting period. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. Readers should be aware that historical results are not necessarily indicative of future performance.

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FORWARD LOOKING STATEMENTS

Certain information included in this MD&A constitutes forward-looking information under applicable securities legislation. Such forward-looking information is provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes, such as making investment decisions. Forward-looking information typically contains statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "propose", "project" or similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information in this MD&A includes, but is not limited to, information with respect to: the Company's growth strategy, operational decisions and the timing thereof; development and exploration plans for the Company’s operations in Turkey. Forward-looking information is based on a number of factors and assumptions which have been used to develop such information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking information is reasonable, undue reliance should not be placed on forward-looking information because the Company can give no assurance that such expectations will prove to be correct. In addition to other factors and assumptions which may be identified in this MD&A, assumptions have been made regarding and are implicit in, among other things: the ability of the Company to execute its strategy and close on necessary financing; field production rates and decline rates; the ability of the Company to secure adequate product transportation; the impact of increasing competition in or near the Company's plays; the timely receipt of any required regulatory approvals, including drilling and facilities locations; continued operations of and approvals forthcoming from the government in a manner consistent with past conduct; the ability of the Company to obtain qualified staff, equipment and services in a timely and cost efficient manner to develop its business; the Company's ability to operate the properties in a safe, efficient and effective manner; the ability of the Company to obtain financing on acceptable terms; the ability to replace and expand oil and natural gas resources through additional drilling, acquisition, development of exploration; the timing and costs of pipeline and facility construction and expansion; future oil and natural gas prices; currency, exchange and interest rates; the state of the capital markets; the regulatory framework regarding royalties, taxes and environmental matters; the ability of the Company to successfully manage the political and economic risks inherent in pursuing oil and gas opportunities in foreign countries; and the ability of the Company to successfully market its oil and natural gas products. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which have been used.

Forward-looking information is based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking information. The material risk factors affecting the Company and its business are similar to those of other companies engaged in the business of exploring for and producing oil and gas, both domestically and in foreign countries. See the “Business Risks and Uncertainties” section of this MD&A for a further description of the risks facing the Company.

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The forward-looking information contained in this MD&A is made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise, unless required by applicable securities laws. The forward looking information contained in this MD&A is expressly qualified by this cautionary statement.

HIGHLIGHTS

During Q1, 2014, Marsa achieved the following:

•	The Company has received regulatory approval to tie-in to the Interconnector Turkey-Greece-Italy (ITGI), a 36 inch pipeline which transects the Ortakoy Licence.

•	The Company has received indicative off-take gas sale proposals from two companies involved in Turkish mid-stream activities.

Subsequent Events

•	On May 22, 2014 Marsa successfully closed a financing for Cdn$8.8 million (gross) through a brokered private placement.

•	On May 22, 2014 Marsa settled the outstanding bridge loans from directors, repaying CDN$1,150,000 (USD$1,055,700) principal and CDN$30,078 (USD$27,612) interest.

•	On July 23, 2014, the Company entered into an engagement letter with an agent to act as lead agent on behalf of a syndicate for a private placement of subscription receipts of the Company at a price of CDN$1.50 per subscription receipt for gross proceeds of up to $3,600,000 on a best efforts basis.

•	On July 30, 2014 the Company entered into an amalgamation agreement with Sanction Capital Corp. (“Sanction”) in relation to the business combination of the Company and Sanction, under the terms of the agreement, Sanction shareholders will receive 388,889 common shares of the amalgamated entity and shareholders of the Company will receive 33,764,658 common shares of the amalgamated entity.

•	On August 7, 2014 the Company and the holders of stock options agreed to mutually and voluntarily terminate and cancel 925,000 stock options. These options had been granted during the year ended December 31, 2011, vested in three equal tranches on the next three anniversaries from the grant date, had expiration dates ranging from June 22, 2016 to October 1, 2016 and had an exercise price of CDN$3.00 per share.

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OUTLOOK

Drilling:

•	Marsa is currently evaluating tenders for drilling and ancillary services for a three well exploration/appraisal drilling program scheduled to commence mid to late July, 2014. Negotiations for surface access are well advanced. These three wells will test three independent Miocene prospects within the Poyraz 3D seismic coverage which pursuant to the DeGolyer & MacNaughton (D&M) resource report, have an aggregate “risked” resource potential exceeding 10 Bcf of gas plus liquids.

Seismic & Geotechnical:

•	With the recent application of 3D seismic and directional drilling coupled with advanced rock-log data integration; geochemical analyses, multi-zone testing of the Poyraz and Destan discovery wells etc., Marsa’s technical team have advanced its understanding of the Miocene petroleum system, hydrocarbon habitat and play/prospect system within the Ortakoy Licence - all of which leads towards unlocking the resource/reserve upside of the Ortakoy Licence.

•	The strong evidence of DHI’s (Direct Hydrocarbon Indicators) on the Poyraz 3D seismic has served to:
➢	De-risk the Miocene play;

➢	Optimize surface location selection and well planning;

➢	Maximize Marsa’s ability to intersect as many (stacked) gas pay sands as possible; and

➢	Reduce drilling costs and enhance improvements in the design of future development.

Resources Report:

•	The Company engaged D&M to complete an independent audit of the Contingent and Prospective Resources of the Ortakoy Licence, effective as at December 31, 2013. The Contingent Resources assigned to the Destan and Poyraz discoveries alone amount to approximately 14 Bcf gas and 120,000 barrels of condensate. The Prospective Resource estimate, exclusive to the Miocene play within the Poyraz 3D seismic area only, is approximately 40 Bcf gas and 320,000 barrels of liquids all contained within 14 identified prospects. Our current drilling program will test three of these 14 prospects.

•	“Resources” are quantities of hydrocarbons (oil and gas) that are estimated to exist originally in naturally occurring accumulations.

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•	“Contingent Resources” are defined as those quantities of hydrocarbons estimated, on a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political and regulatory matters or a lack of markets. It is also appropriate to classify as “contingent resources” the estimated discoverable quantities associated with a project in the early project stage. Contingent resources do not constitute, and should not be confused with, reserves.

Market and Facilities:

•	In the 1st Qtr 2014, Marsa received regulatory approval to tie-in to the ITGI pipeline that transects the Ortakoy licence. This milestone development removes a major hurdle in bringing our gas to market.

•	The Company plans to initiate pre Front-End Engineering Design (FEED) work on the pipeline and facilities required to tie our discoveries into the Turkish gas distribution grid.

•	Market conditions and gas pricing continue to be very strong in Turkey. Turkey imports most (97%) of its gas from Russia, Iran and Azerbaijan at prices between USD $13-$15.00/mcf, the State subsidizes the domestic price. Botas, Turkey’s natural gas distributer and price regulator has established a floating price index for domestic distribution priced in Turkish Lira. Currently, the price index for Tier 2 (domestic) gas is approximately $9.72/mcf or $343/m3. Gas prices fluctuate marginally due in large part to currency volatility between the Turkish Lira and the U.S. dollar. There continues to be strong pressure to increase domestic prices in the short to medium term.

•	Marsa is currently selling a small volume of gas (200 – 400 mcf/d) into the compressed natural gas (CNG) market at a realized wellhead gas price of USD $4.85/Mcf. The gas is trucked approximately 120 kms north to a station at Edirne where it is piped 10 km (6 inches line) into the main Botas gas distribution system. Marsa’s “pilot” CNG production project is primarily designed to better understand sub-surface reservoir characteristics, recoveries and flow performance. Once Marsa has connected its gas to the ITGI pipeline, it will receive roughly a 70% increase in its wellhead gas prices.

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Business Development:

Marsa continues to be engaged in joint venture discussions with E&P companies interested in farming-in to the Ortakoy Licence. The Company is cognizant of the value in bringing in a partner at this time so as to, among other things:

1)	Accelerate exploration (seismic & drilling) programs designed to test additional plays & prospects within the Miocene and older Tertiary play systems;

2)	Fast-track the commercialization of the gas resources yet to be found within the licence; and

3)	Maximize acreage retention prior to applying for one or several production leases in the latter half of 2015.

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OPERATING RESULTS

Selected Financial Information

The following table sets out selected unaudited quarterly financial information of Marsa for the three month periods ended March 31, 2014 and 2013. It is derived from the unaudited quarterly condensed financial statements prepared by management. Marsa’s condensed consolidated interim financial statements are prepared in accordance with IFRS and are expressed in US dollars.

	Three months ended
	March 31, 2014	March 31, 2013
Financial
Gas sales	$53,347	$-
Royalties	6,668	-
Operating costs	39,614	-
General and administrative expenses	346,292	720,867
Stock based compensation	62,893	168,897
Foreign exchange (income) loss	(6,487)	212,677
Net loss	403,611	1,125,723
Net loss per share	0.02	0.07

Production volumes
Total natural gas (Mcf)	10,995	-
Production per day (Mcf/d)	333	-

Sales prices
Natural gas (per Mcf)	$4.85	$-

Assets and Other
Cash and cash equivalents	$245,505	$8,167,691
Net working capital surplus (deficiency)	(524,458)	7,881,933
Expenditures on E&E assets	194,860	1,110,349
Expenditures on PP&E	303,346	819

Outstanding share data
Common shares	18,261,527	18,261,527
Performance warrants	13,650,000	13,650,000
Stock options	1,295,000	1,295,000
Diluted	33,206,527	33,206,527

As at and during the year ended December 31, 2013 the Company recast certain comparative information relating to exploration and evaluation assets as a result of foreign currency translation. At December 31, 2012 exploration and evaluation assets were increased from $18,708,341 to $19,726,846 and cumulative translation adjustment was increased from ($715,354) to $303,151. At March 31, 2013 cumulative translation adjustment was increased further by $261,806 from $196,301 to $458,107 with a corresponding further increase in exploration and evaluation assets. For the three months ended March 31, 2013 the foreign currency translation adjustment increased from a loss of $106,850 to a gain of $154,956 and comprehensive loss decreased from $1,232,573 to $970,767.

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Gas sales

Pursuant to the Wholesale Licence No DTS4294-3/290 dated February 27, 2013, that was granted to the Company by the EMRA (Energy Market Regulatory Authority of Turkey), the Company has the right to produce and sell natural gas in the Republic of Turkey. Based on this regulatory permit, the Company subscribed a gas sales agreement with Naturelgaz Sanayi ve Ticaret A.S on June 26, 2013, commissioned early production facilities and started selling compressed natural gas (CNG) on February 6, 2014.

In accordance with this gas sales agreement, potential sales quantity in the first year is expected to be around 5,000 cubic meters per day (m3/day) or more, on a best efforts but no commitment basis. Therefore, the Company may produce above or below this estimate. Provided, however, that if the Company’s production shall remain below 5,000 cubic meters per day for a consecutive period of three months, the buyer shall be entitled to terminate the agreement with advance written notice, with no liability on either party. However, in case the agreement has not been terminated following such consecutive three month period and the production has been increased above 5,000 cubic meters per day, then the buyer shall not have the right to terminate this agreement and the obligations of the Parties shall continue to be performed in compliance with this agreement.

As at March 31, 2014, the Company had produced and sold 311,336 cubic metres (equivalent to 10,995 Mcf) of natural gas at an average net price of USD$0.1714 per cubic metre (equivalent to $4.85 / Mcf). During the three months period ended March 31, 2014 the Company had gas production during 33 days and sold gas at an average of 333 Mcf per day, incurring in operating cost equivalent to $3.60/Mcf. The Company paid royalties at a fixed rate of 12.5% over gross sales or $0.60 /Mcf.

General and administrative expenses

Total general and administrative expenses (“G&A”) for Q1 2014 decreased by 52% when compared to the same period in 2013. Major components of this variance are:

	Three months ended
	March 31, 2014	March 31, 2013
Wages and salaries	$244,910	$337,829
Benefits and other personnel costs	9,652	76,776
Office rental Travel expenses	43,138 8,306	44,639 28,178
Consultant services fees	5,046	122,080
Communications	5,740	9,308
Office supplies and miscellaneous expenses	29,500	102,057
	$346,292	$720,867

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Salaries for the three month period ended March 31, 2014 decreased 28% in comparison with same period of the previous year due to staff reduction on accounting support in the Ankara branch in Turkey. Benefits also decreased in comparison with previous years as a reflection of less cost incurred on the expatriation allowance paid to the drilling and completion manager in Turkey.

Travel expenses and Consultancy services during first quarter 2014 decreased significantly in comparison with same period of previous year due to a reduction in the Company’s activity level during that period.

Stock-based compensation expense

First quarter 2014 stock-based compensation expense of $62,893 is lower than $168,897 mainly due to a decrease in the number and strike price of stock options granted to directors, officers and employees during 2013 (370,000 at Cdn$1.00) in comparison with 2012 (925,000 at Cdn$3.00) and the lower strike price.

Foreign exchange

The foreign exchange income of $6,487 in the three month period ended March 31, 2014, in comparison with the exchange loss of $212,677 in the same period of 2013, reflects the depreciation of the Turkish Lira and the Canadian dollar versus the U.S. dollar.

Net income (loss)

The net loss decreased from $1,125,723 for the quarter ended March 31, 2013 in comparison of $403,611 for the quarter ended March 31, 2014, was largely due to the reduction of the Company’s activity level and lower general and administrative expenses during the period.

LIQUIDITY

Marsa’s working capital decreased from $7,881,933 positive at March 31, 2013, to a deficiency of $524,458 at March 31, 2014, largely due to the capital spending in 2013, including 3D seismic & drilling of the Poyraz 1 and 2 wells plus the investment in equipment for the CNG early production facilities.

The Company’s $245,505 cash balance at March 31, 2014 was entirely funded by bridge loans provided by directors, as described in the related party transactions.

On May 22, 2014, through a brokered private placement, the Company issued 6,578,131 common shares at CDN$1.35 per share for an aggregate gross proceeds totaling CDN$8,880,476 (USD$8,182,277). The Company incurred CDN$ 428,295 (USD$393,175) in share issuance cost.

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While the Company has been successful in obtaining financing to date through either the issuance of shares or loans, the Company still requires significant funding in order to further develop its oil and gas properties and continue funding ongoing operations. Additional financing is subject to the financial markets, economic conditions for the oil and gas industry, and volatility in the debt and equity markets. These factors have made, and will likely continue to make it challenging to obtain cost effective funding. There is no assurance this capital will be available and as a result, significant doubt may exist with respect to the Company’s ability to continue as a going concern.

RELATED PARTY TRANSACTIONS

The Company approved bridge loans provided by two directors who were willing to financially support the Company up to an aggregate of CDN$1,200,000 for a term of six months due on June 3, 2014 at an interest of 8% per annum, As security for this obligation the Company committed to provide at the request of the lenders (1) a mandatory repayment of any unpaid balance plus interest in the event of the disposition of any working interest in the petroleum licence in Turkey (“the Ortakoy Licence”); (2) a mandatory principal repayment in a principal amount equivalent to 50% of any revenue from the disposition of production derived from the Ortakoy Licence; (3) a guarantee of the Company’s obligations under a signed Promissory Note; and (4) as security for such guarantee, an assignment by way of security interest in the rights under the Ortakoy Licence, each, in form and substance satisfactory to the lender.

On May 22, 2014, the Company settled the bridge loans repaying all principal (CDN$ 1,150,000) plus cumulative interest (CDN$30,078).

SUMMARY OF CASH INFLOWS AND OUTFLOWS

The Company incurred cash outflows of $220,296 from operations for the three months ended March 31, 2014 ($635,703 for the same period in 2013).

The Company incurred investing activity cash outflows of $837,554 for the three month period ended March 31, 2014 ($1,092,986 for the same period in 2013). The most significant cash outflow component was $194,860 related to costs incurred in the commissioning of the CNG production facilities ($1,110,349 in first quarter of 2013, related to drilling of the Bati Bolayir-1 well).

SHARE CAPITAL

The following securities were outstanding as the date of this report:

Common shares	33,764,658
Stock options	370,000
Fully diluted	34,134,658

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During 2010 the Company granted performance warrants to founders in Series 1, 2 and 3 that vest upon the completion of certain milestones. In May, 2014, 8925,000 Series 1 and 2 vested warrants were exercised at a price of CDN$0.01 per share. On April 21, 2014, the Company and the Series 3 performance warrant holders, mutually and voluntarily agreed to terminate and cancel all Series 3 performance warrants, resulting in a total of 4,725,000 performance warrants being cancelled. As of the date hereof, there are no performance warrants.

As of March 31, 2014, 739,993 were vested but unexercised options of a total of 1,295,000 outstanding. As indicated in the subsequent event note on page 3, on August 7, 2014 the Company and the holders of stock options agreed to mutually and voluntarily terminate and cancel 925,000 stock options.  These options had been granted during the year ended December 31, 2011, vested in three equal tranches on the next three anniversaries from the grant date, had expiration dates ranging from June 22, 2016 to October 1, 2016 and had an exercise price of CDN$3.00 per share.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In accordance with the three year extension for the exploration phase of the Ortakoy Licence granted by the Turkish General Directorate of Petroleum Affairs on December 1, 2012, the Company has the obligation to drill one well every six months till December 2015, and $850,000 is the estimated drilling costs per each well. The Company also has a lease agreement with Bentall Kennedy for its headquarters office in Calgary till February 2016, and is committed to make monthly payments of $16,000.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no off-balance sheet arrangements.

SELECTED HISTORICAL FINANCIAL INFORMATION

	2014	2013
	1st Quarter	4th Quarter	3rd Quarter	2 rd Quarter	1st Quarter
Net loss	$403,611	$2,399,315	$494,289	$426,568	$1,125,723
Net loss per share	0.02	0.13	0.03	0.02	0.06
Expenditures on E&E	194,860	(626,738)	3,500,918	1,771,754	1,110,349
G&A Expenses	346,292	970,440	605,625	802,046	720,867
Cash and cash equivalent	245,505	888,406	3,944,198	5,614,519	8,167,691

	2012
	4th Quarter	3rd Quarter	2 rd Quarter	1st Quarter
Net loss	$208,860	$1,472,089	$760,564	$1,314,245
Net loss per share	0.01	0.08	0.04	0.07
Expenditures on E&E	(48,890)	1,104,588	380,179	76,744
G&A Expenses	493,336	706,773	562,929	599,665
Cash and cash equivalent	10,106,597	10,639,216	11,858,470	12,790,826

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CRITICAL ACCOUNTING POLICIES

Exploration and evaluation assets (E&E assets)

Exploration and evaluation costs, including the costs of acquiring licences and directly attributable general and administrative costs are initially capitalized as either tangible or intangible exploration or evaluation assets according to the nature of the assets acquired. The costs are accumulated in cost centres by well, field or exploration area pending the determination of technical feasibility and commercial viability.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For purposes of impairment testing, exploration and evaluation assets are allocated to cash-generating units (CGUs). The technical feasibility and commercial viability of extracting a mineral resource is generally considered to be determinable when proven reserves exist. A review of each exploration licence or field is carried out, at least annually, to ascertain whether proven reserves have been discovered. Upon determination of technical feasibility and commercial viability, intangible exploration and evaluation assets attributable to those reserves are first tested for impairment and then reclassified from exploration and evaluation assets to a separate category within tangible assets referred to as oil and natural gas interests.

Items of property, plant and equipment, which include oil and gas development and production assets, are measured at cost less accumulated depletion and depreciation and accumulated impairment losses. Development and production assets are grouped into CGU’s for impairment testing. When significant parts of an item of property, plant and equipment, including oil and natural gas interests, have different useful lives, they are accounted for as separate items (major components).

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within “other income” or “other expenses” in profit or loss.

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing parts of property, plant and equipment are recognized as oil and natural gas interests only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred. Such capitalized oil and natural gas interests generally represent costs incurred in developing proved and/or probable reserves and bringing in or enhancing production from such reserves, and are accumulated on a field or geotechnical area basis. The carrying amount of any replaced or sold component is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

New Accounting Policies:

On January 1, 2014 the Company implemented IAS 32 “Financial Instruments Presentation”, which clarifies the requirements for offsetting financial assets and liabilities. The amendments clarify when an entity has a legally enforceable right to offset and certain other requirements that are necessary to present a net financial asset or liability. The adoption of this standard had no impact on the financial statements of the Company.

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On January 1, 2014 the Company implemented the IASB issued IFRIC 21 “levies”, which was developed by the IFRS Interpretations Committee (“IFRIC”). IFRIC 21 clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. The interpretation also clarifies that no liability should be recognized before the specific minimum threshold to trigger that levy is reached. The adoption of this standard had no impact on the financial statements of the Company.

BUSINESS RISK AND UNCERTAINTIES

There are a number of risk factors that the Company faces as participant in the international oil and gas business sector, which are inherently risky. Certain key risk factors are discussed below:

Foreign Operations

The Company pursues operations outside of Canada. As such, the Company’s operations will be subject to a number of risks over which it has no control. These risks may include risks related to economic, social or political instability or change, terrorism, hyperinflation, currency non-convertibility or instability and changes of laws affecting foreign ownership, interpretation or renegotiation of existing contracts, government participation, taxation, working conditions, rates of exchange, exchange control, exploration licensing, petroleum and export licensing and export duties as well as government control over domestic oil and gas pricing. Problems may also arise due to the quality or failure of locally obtained equipment or technical support, which could result in failure to achieve expected target dates for exploration operations or result in a requirement for greater expenditure.

The Company will operate in such a manner as to minimize and mitigate its exposure to these risks. However, there can be no assurance that the Company will be successful in protecting itself from the impact of all of these risks.

Prices, Markets and Marketing

The marketability and price of oil and natural gas that may be acquired or discovered by the Company in Turkey will be affected by numerous factors beyond its control. The Company's ability to market its natural gas may depend upon its ability to acquire space on pipelines that deliver natural gas to commercial markets. The Company may also be affected by deliverability uncertainties related to operational problems with pipelines and facilities as well as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. The Company's revenues, profitability, future growth and the carrying value of its oil and gas properties, provided such properties yield production, are substantially dependent on prevailing prices of oil and gas.

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The Company's ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include economic conditions in the United States and Canada, the actions of the Organization of Petroleum Exporting Countries (“OPEC”), governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, revenues, profitability and cash flows from operations. The exchange rates between the Canadian and US Dollar and US Dollar and Turkish Lira also affects the profitability of the Company.

Variations in Foreign Exchange Rates

World oil and gas prices are quoted in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/United States dollar exchange rate, which will fluctuate over time. In recent years, the Canadian dollar has increased materially in value against the United States dollar although the Canadian dollar has recently decreased from such levels. Material increases in the value of the Canadian dollar will negatively impact the Company's production revenues. Future Canadian/United States and Canadian/Turkish Lira exchange rates could accordingly impact the future value of the Company's reserves as determined by independent evaluators. The Company’s functional currency in its subsidiary operations in Turkey is the Turkish Lira. The revenue stream will be translated into Turkish Liras from US Dollars for natural gas, and the majority of costs will be incurred in US Dollars and Turkish Liras. Increases in the value of the Turkish Lira could result in increases in the cost of operations. Decreases in the value of the Turkish Lira could result in decreases in revenue. To the extent that the Company engages in risk management activities related to foreign exchange rates, there is a credit risk associated with counterparties with which the Company may contract. Marsa continues to assess its exposure to all foreign currencies. The Company is in the process of specifically assessing its exposure to the Turkish Lira and any possibilities that may exist mitigating such exposure.

Volatility of Commodity Prices

Prices for oil and natural gas fluctuate in response to changes in the supply of and demand for petroleum and natural gas, market uncertainty and a variety of additional factors that are largely beyond the Company’s control. Oil prices are determined by international supply and demand. Factors which affect oil prices include the actions of OPEC, world economic conditions, government regulation, political stability throughout the world, the availability of alternative fuel sources and weather conditions. World oil prices are quoted in United States dollars and the price received by the Company is affected by the Turkish lira/US dollar exchange rate, which will fluctuate over time. Natural gas prices in Turkey and internationally are affected by supply and demand, weather conditions and by prices of alternative sources of energy. Turkey natural gas prices are quoted in Turkish Lira and the price received by the Company is affected by the US dollar/Turkish Lira exchange rate, which fluctuates over time. Material decreases in the value of the Turkish lira may negatively impact production revenues. Such decreases may also negatively impact the future value of resources as determined by independent evaluators. In recent months, the Turkish Lira has decreased materially in value against the United States dollar.

G-172

The impact on the oil and gas industry, in general, from commodity price volatility is significant. During periods of high prices, producers generate sufficient cash flows to conduct active exploration programs without external capital. Increased commodity prices frequently translate into very busy periods for service suppliers triggering premium costs for their services. Purchasing land and properties similarly increases in cost during these periods. During low commodity price periods, acquisition costs drop, as do internally generated funds to spend on exploration and development activities. With decreased demand, the prices charged by the various service suppliers also decline. This volatility causes significant variation in net production revenue for the Company from period to period. In an environment of low prices, certain wells or other projects may become uneconomic and the Company may elect not to produce from certain wells, leading to a reduction in development opportunities and the volume and value of reserves. Volatile oil and gas prices make it difficult to estimate the acquisition value of producing properties and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value.

Capital Requirements

The impact on capital markets caused by investor uncertainty in the global economy has a significant impact on the Company’s business model. The Company anticipates making substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. There can be no assurance that debt or equity financing will be available or that cash generated by operations will be sufficient to make these expenditures. If debt or equity financing is available, it may not be on terms acceptable to the Company. Failure to obtain such financing on a timely basis could cause the Company to miss certain business opportunities.

Third Party Credit Risk

The Company must successfully market its oil and natural gas to prospective buyers. The Company may be exposed to third party credit risk through its contractual arrangements with its current or future marketers of its oil and natural gas production. In the event such entities fail to meet their contractual obligations to the Company, such failures may have a material impact on the Company's business, financial condition, results of operations and prospects.

Exploration, Development and Production

The long-term commercial success of the Company will depend on its ability to find, acquire, develop and commercially produce oil and natural gas reserves. No assurance can be given that the Company will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisition or participations are identified, the Company may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic.

G-173

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

In addition, operations are subject to the risks of exploration, development and production of oil and natural gas properties, including encountering unexpected formations or pressures, premature declines of reservoirs, the invasion of water into producing formations, blow-outs, sour gas releases, fires and spills. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on future results of operations, liquidity and financial condition.

The Company attempts to control operating risks by maintaining a disciplined approach to implementation of its exploration and development programs. Exploration risks are managed by hiring experienced technical professionals and by concentrating the exploration activity on specific core regions that have multi-zone potential where the Company has experience and expertise. The Company is not always able to control these risks when it is a non-operator.

Uncertainty of Resources Estimates

The process of estimating oil and gas resources is complex and involves a significant number of assumptions in evaluating available geological, geophysical, engineering and economic data; therefore, resources estimates are inherently uncertain. To estimate the economically recoverable oil and natural gas reserves and related future net cash flows, many factors and assumptions are incorporated such as expected reservoir characteristics based on geological, geophysical and engineering assessments, future production rates based on historical performance and expected future operating and investment activities, future oil and gas prices and quality differentials, future development and operating costs and assumed effects of regulation by government agencies.

Properties will, over a period of time, actually deliver oil and natural gas in quantities different than originally estimated due to changes in reservoir performance. The timing of future capital expenditures is subject to uncertainty. Projected future commodity prices and the operating and capital cost structure are subject to significant management judgment and currently, highly volatile. Actions by foreign governments to alter their respective royalty and tax regimes may have a significant and unpredictable impact.

G-174

Environment, Health and Safety

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations. In Canada and other international jurisdictions, environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach of applicable environmental legislation may result in the imposition of fines and penalties, some of which may be material.

Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge. There are potential risks to the environment inherent in the business activities of the Company.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The potential inability of the Company to deal with this growth could have a material adverse impact on its business, operations and prospects.

Insurance

The Company’s involvement in the exploration for and development of oil and natural gas properties may result in the Company becoming subject to liability for pollution, blow-outs, leaks of sour natural gas, property damage, personal injury or other hazards. Although the Company maintains insurance in accordance with industry standards to address certain of these risks, such insurance has limitations on liability and may not be sufficient to cover the full extent of such liabilities. In addition, such risks are not, in all circumstances, insurable or, in certain circumstances, the Company may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of any uninsured liabilities would reduce the funds available to the Company. The occurrence of a significant event that the Company is not fully insured against, or the insolvency of the insurer of such event, may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

G-175

SCHEDULE C

MARSA AUDIT COMMITTEE TERMS OF REFERENCE

A.	Purpose

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Marsa Energy Inc. (the "Corporation") is to assist the Board in fulfilling its oversight responsibilities in relation to the review and approval of the financial statements and financial reporting of the Corporation and the assessment of internal control and management information and the risk management systems and procedures of the Corporation. The Committee shall also be directly responsible for overseeing the relationship of the external auditors with the Corporation and the external auditors shall report directly, and be accountable, to the Committee.

The role of the Committee is one of supervision, stewardship and oversight. Management is responsible for preparing the financial statements and financial reporting of the Corporation and for maintaining internal control and management information and risk management systems and procedures. The external auditors are responsible for the audit or review of the financial statements and other services they provide.

B.	Mandate

1.	Financial Statements and Financial Reporting.

The Committee shall:

(a)	review with management and the external auditors, and recommend to the Board for approval, the annual financial statements of the Corporation, the reports of the external auditors thereon and related financial reporting;

(b)	review with management and the external auditors, and recommend to the Board for approval, the interim financial statements of the Corporation and related financial reporting;

(c)	review with management and recommend to the Board for approval, any financial statements of the Corporation which have not previously been approved by the Board and which are to be included in any offering document of the Corporation;

(d)	consider and be satisfied that adequate procedures are in place for the review of the Corporation's disclosure of financial information extracted or derived from the Corporation's financial statements (other than disclosure referred to in clauses (a) and (b) above), and periodically assess the adequacy of such procedures;

(e)	review with management, the external auditors and, if necessary, legal counsel, any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Corporation, and the manner in which these matters may be, or have been, disclosed in the financial statements;

(f)	review the appropriateness of the accounting practices and policies of the Corporation and review any proposed changes thereto; and

(g)	review accounting, tax and financial aspects of the operations of the Corporation as the Committee considers appropriate.

G-176

2.	Relationship with External Auditors.

The Committee shall:

(a)	consider and make a recommendation to the Board as to the appointment or re-appointment of the external auditors, ensuring that such auditors are participants in good standing pursuant to applicable securities laws;

(b)	consider and make a recommendation to the Board as to the compensation of the external auditors;

(c)	review and approve the annual audit plan of the external auditors;

(d)	oversee the work of the external auditors in performing their audit or review services and oversee the resolution of any disagreements between management and the external auditors;

(e)	review and discuss with the external auditors all significant relationships that the external auditors and their affiliates have with the Corporation and its affiliates in order to determine the external auditors' independence, including, without limitation, (A) requesting, receiving and reviewing, on a periodic basis, a formal written statement from the external auditors delineating all relationships that may reasonably be thought to bear on the independence of the external auditors with respect to the Corporation, (B) discussing with the external auditors any disclosed relationships or services that the external auditors believe may affect the objectivity and independence of the external auditors, and (C) recommending that the Board take appropriate action in response to the external auditors' report to satisfy itself of the external auditors' independence;

(f)	pre-approve all non-audit services to be provided by the external auditors to the Corporation (or its subsidiaries, if any), or, in the case of de minimum non-audit services, approve such non-audit services prior to the completion of the audit; or

(g)	review and approve the hiring policies of the Corporation regarding partners, former partners, employees and former employees of the present and former external auditors of the Corporation.

3.	Internal Controls.

The Committee shall:

(a)	review with management and the external auditors, the adequacy and effectiveness of the internal control and management information systems and procedures of the Corporation (with particular attention given to accounting, financial statements and financial reporting matters) and determine whether the Corporation is in compliance with applicable legal and regulatory requirements and with the Corporation's policies;

(b)	review the external auditors' recommendations regarding any matters, including internal control and management information systems and procedures, and management's responses thereto; and

(c)	review with external auditors any corporate transactions in which directors or officers of the Corporation have a personal interest.

C.	Committee and Procedures

1.	Composition of Committee.

The Committee shall consist of not less than three directors, none of whom shall be an officer or employee of the Corporation or any of its subsidiaries or any affiliate thereof. Each member of the Committee shall have no direct or indirect material relationship with the Corporation or any affiliate thereof which could reasonably be expected to interfere with the exercise of the member's independent judgment, other than interests and relationships arising from the holdings of shares of the Corporation. Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the full Board.

G-177

2.	Appointment of Committee Members.

Members of the Committee shall be appointed from time to time and shall hold office at the pleasure of the Board. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board. The Board shall fill any vacancy if the membership of the Committee is less than two directors.

3.	Absence of Committee Chair.

If the Chair of the Committee is not present at any meeting of the Committee, one of the other members of the Committee who is present at the meeting shall be chosen by the Committee to preside at the meeting.

4.	Authority to Engage Experts.

The Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties and to set the compensation for any such counsel and advisors, such engagement to be at the Corporation's expense.

5.	Meetings.

The Committee shall meet at least four times per year and shall meet at such other times during each year as it deems appropriate. In addition, the Chair of the Committee may call a special meeting of the Committee at any time. The Committee shall meet with the external auditors on a regular basis in the absence of management and, if so requested by a member of the Committee, the external auditor may attend every meeting of the Committee held during the term of office of the external auditor. The Chair of the Committee, the Chairman of the Board, any two members of the Committee or the external auditors may call a meeting of the Committee. The external auditors shall be provided with notice of every meeting of the Committee and, at the expense of the Corporation, shall be entitled to attend and be heard thereat. The Chair of the Committee shall hold in camera meetings of the Committee, without management present, at every Committee meeting.

6.	Quorum.

Two members of the Committee shall constitute a quorum.

7.	Procedure, Records and Reporting.

Subject to any statute or the articles and by-laws of the Corporation, the Committee shall fix its own procedures at meetings, keep records of its proceedings and report to the Board when the Committee may deem appropriate (but not later than the next meeting of the Board).

8.	Delegation.

The Committee may delegate from time to time to any person or committee of persons any of the Committee's responsibilities that lawfully may be delegated.

9.	Review of Terms of Reference.

The Committee shall review and reassess the adequacy of these Terms of Reference at least annually and otherwise as it deems appropriate, and recommend changes to the Board. Such review shall include the evaluation of the performance of the Committee against criteria defined in the Committee mandate.

G-178

SCHEDULE D

This is the form referred to in item 3 of section 2.1 of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”).

(1)	Terms to which a meaning is ascribed in NI 51-101 have the same meaning in this form.

(2)	The report referred to in item 3 of section 2.1 of NI 51-101 must in all material respects be as follows:

Report of Management and Directors
on Reserves Data and Other Information

Management of Marsa Energy Inc. (the “Corporation”) is responsible for the preparation and disclosure of information with respect to the Corporation’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2014, estimated using forecast prices and costs.

An independent qualified reserves evaluator has evaluated and reviewed the Corporation’s reserves data. The report of the independent qualified reserves evaluator will be filed with securities regulatory authorities concurrently with this report.

The board of directors of the Corporation has

(a)	reviewed the Corporation’s procedures for providing information to the independent qualified reserves evaluator;

(b)	met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

(c)	reviewed the reserves data with management and independent qualified reserves evaluator.

The board of directors has reviewed the Corporation’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management of the Corporation. The board of directors has approved

(a)	the content and filing with securities regulatory authorities of Form 51-101F1 containing information detailing the Corporation’s oil and gas activities;

(b)	the filing of Form 51-101F2, which is the report of the independent qualified reserves evaluator auditor on reserves data; and

(c)	the content and filing of this report.

G-179

Because reserves data are based on judgments regarding future events, actual results will vary and the variations may be material. However, any variations should be consistent with the fact that reserves are categorized according to the probability of their recovery. Therefore, based on information available at October 31, 2013, the Reserves Committee of the board of directors of the Corporation has determined that the Corporation had no reserves at that time.

Signed “Blair Anderson”	Signed “Ricardo Montes”
Blair Anderson President, Chief Executive Officer and Director	Ricardo Montes Chief Financial Officer

Signed “Ray Antony”	Signed “J. Scott Price”
Ray Antony Director	J. Scott Price Director

August 14, 2014

G-180

APPENDIX "H"
INFORMATION CONCERNING THE RESULTING ISSUER

INFORMATION CONCERNING THE RESULTING ISSUER

CORPORATE STRUCTURE

Name and Incorporation

Assuming the completion of the Amalgamation, the Resulting Issuer shall be named “Marsa Energy Inc.” and will be governed under the ABCA. The head office of the Resulting Issuer will be located at Suite 300, 340 – 12th Avenue S.W., Calgary, Alberta T2R 1L5, and its registered office will be located at Suite 1000, 250 – 2nd Street S.W., Calgary, Alberta T2P 0C1.

Intercorporate Relationships

Following the completion of the Amalgamation, the Resulting Issuer shall have the following subsidiaries:

Name of Subsidiary or Partnership	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Continuance
Marsa Alberta Limited	100% (direct)	Canada
Marsa International Cooperatief U.A.	100% (indirect)	Netherlands
Marsa Turkey B.V.	100% (indirect)	Netherlands

Narrative Description of the Business

General Information

The Resulting Issuer’s primary business will be the exploration for and development and production of oil and natural gas in the Middle East, North Africa and Mediterranean regions, and specifically in Turkey. See “Appendix “G” – Information Concerning Marsa Energy Inc. – General Development of the Business”.

Upon completion of the Amalgamation, the Resulting Issuer shall hold a 100% working interest in the Ortakoy Exploration Licence. See “Appendix “G” - Information Concerning Marsa Energy Inc. – Narrative Description of the Business”.

Business Objectives and Milestones

The business plan for the Resulting Issuer will be further developed by the management team of the Resulting Issuer following the completion of the Amalgamation, at which time the Resulting Issuer will have estimated working capital, assuming the Concurrent Financing is not completed, of approximately US$6,120,000 and no long term debt.

David Paterson, a registered Professional Geophysicist with APEGA and author of the Marsa Geological Report indicated in the Marsa Geological Report that Marsa’s planned exploration drilling program is targeting three well defined prospects and has a high chance of success; it being a reasonable program within an overall clear exploration business strategy. Mr. Paterson is not considered to be independent for the purposes of NI 51-101 because he beneficially owns, directly or indirectly 15,000 Marsa Shares, being less than 1% of the issued and outstanding Marsa Shares. Upon completion of the Amalgamation, he will own 15,000 Resulting Issuer Shares, which will be less than 1% of the issued and outstanding Resulting Issuer Shares. See “Interests of Experts”.

The following are the proposed business objectives, milestones for achieving those objectives and the estimated costs and target dates associated with those objectives for Resulting Issuer as of the date hereof, assuming the Concurrent Financing is not completed:

H-1

Business Objectives	Milestones Required to Achieve Business Objectives	Target Date for Achievement of Milestones	Estimated Costs (US$)
Increase resources and secure gas deliverability	Drill and log the following wells:
	Poyraz N3-1	August, 2014	$968,000
	Poyraz West-1	September, 2014	$1,303,000
	Poyraz S4-1	October, 2014	$1,338,000

TOTAL			$3,609,000.00

Assuming the Concurrent Financing is completed, in which case the Resulting Issuer will have estimated working capital of approximately US$9,120,000 and contingent upon the success of the drilling of the wells identified above, the following are the additional proposed business objectives, milestones for achieving those objectives and the estimated costs and target dates associated with those objectives for Resulting Issuer as of the date hereof:

Business Objectives	Milestones Required to Achieve Business Objectives	Target Date for Achievement of Milestones	Estimated Costs (US$)
Increase resources and secure gas deliverability	Completion and testing of the following wells:
	Poyraz N3-1	January, 2015	$200,000
	Poyraz West-1	January, 2015	$200,000
	Poyraz S4-1	January, 2015	$200,000

Develop discovered resources into reserves	Complete Preliminary Front End Engineering Design (FEED) for facilities and pipeline	January, 2015	$1,600,000
TOTAL			$2,200,000

Exploration and Development Program

The primary focus of Resulting Issuer will be to explore for, develop and produce gas in the Thrace Basin of northwestern Turkey. See “Appendix “G” - Information Concerning Marsa Energy Inc. – Narrative Description of the Business”.

Description of Securities

Upon completion of the Amalgamation, the Resulting Issuer’s authorized share capital will consist of an unlimited number of Resulting Issuer Shares and an unlimited number of preferred shares, issuable in series. Immediately following the Effective Time, assuming completion of the Concurrent Financing, there will be 36,553,547 Resulting Issuer Shares issued and outstanding and no other classes of shares issued or outstanding. If the Concurrent Financing is not completed, immediately following the Effective Time, there will be 34,153,547 Resulting Issuer Shares issued and outstanding and no other classes of shares issued or outstanding.

The holders of the Resulting Issuer Shares will be entitled to receive notice of and to attend any meeting of holders of Resulting Issuer Shares, other than meetings of holders of another class of shares, and are entitled to one vote for each Resulting Issuer Share held.

Subject to the prior rights and privileges attaching to any class of shares of the Resulting Issuer, holders of Resulting Issuer Shares are entitled to receive dividends, if, as and when declared by the board of directors of the Resulting Issuer.

Subject to the prior rights and privileges attaching to any other class of shares of the Resulting Issuer, holders of Resulting Issuer Shares have the right to share equally in the remaining property and assets of the Resulting Issuer upon liquidation, dissolution or winding-up.

The Resulting Issuer Shares do not have pre-emptive or conversion rights.

H-2

Resulting Issuer Options

As at the date of this Joint Information Circular, 345,000 Marsa Options are outstanding which will be exercisable into 345,000 Resulting Issuer Shares and an additional 1,825,000 Resulting Issuer Options will be granted on completion of the Amalgamation. See “Options to Purchase Securities”.

Any options to purchase Resulting Issuer Shares issued following the Effective Date will be governed by the terms, and subject to the conditions of, the Resulting Issuer Option Plan. See “Stock Option Plan” in this Appendix H.

Pro forma Consolidated Capitalization

The following table sets forth the pro forma share capital of Resulting Issuer on a consolidated basis, based on the pro forma consolidated financial statements as at February 28, 2014 contained in “Appendix “I” - Pro Forma Financial Information”, after giving effect to the Amalgamation and completion of the Concurrent Financing which financing may not be completed.

Designation of Security	Amount Authorized or to be Authorized	Amount Outstanding as of February 28, 2014 After Giving Effect to the Amalgamation	Amount Outstanding as of the Date of this Joint Information Circular After Giving Effect to the Amalgamation
Resulting Issuer Shares	Unlimited	22,461,527	36,553,547	(1)(2)(3)(4)
Resulting Issuer preferred shares	Unlimited	Nil	Nil

Notes:

(1)	Assuming completion of the Concurrent Financing. See “Appendix “G” – General Development of the Business - Financing”.
(2)	If the Concurrent Financing is not completed, there will be 34,153,547 Resulting Issuer Shares outstanding as of the date of this Joint Information Circular after giving effect to the Amalgamation.
(3)	Of these, 14,059,004 Resulting Issuer Shares will be subject to escrow. See “Escrowed Securities” in this Appendix H.
(4)	This does not include Resulting Issuer Shares to be issued pursuant to the exercise of Resulting Issuer Options. See “Fully Diluted Share Capital” and “Stock Option Plan” in this Appendix H.
(5)	The pro forma deficit of Resulting Issuer as at February 28, 2014 is $26,306,334. See “Appendix “I” - Pro Forma Financial Information”.

Fully Diluted Share Capital

The following table describes and summarizes the diluted share capital of Resulting Issuer following the completion of the Amalgamation:

	Outstanding on a Fully-Diluted Basis	Percentage
Resulting Issuer Shares issuable for Sanction Shares as of the date of this Joint Information Circular	388,889	1.06	%(1)

Resulting Issuer Shares issuable for Marsa Shares as of the date of this Joint Information Circular	33,764,658	92.37	%(1)

Resulting Issuer Shares from the Concurrent Financing	2,400,000	6.57%

TOTAL RESULTING ISSUER SHARES:	36,553,547	100%

Resulting Issuer Shares reserved for the exercise of Marsa Options(2)	345,000	0.94%

Resulting Issuer Shares to be reserved for the exercise of Resulting Issuer Options to be granted upon completion of the Amalgamation(2)	1,825,000	4.99%

Resulting Issuer Shares to be reserved pursuant to the Resulting Issuer’s stock option plan(3)	1,485,354	4.06%

H-3

Notes:

(1)	If the Concurrent Financing is not completed, former Sanction Shareholders will hold approximately 1.14% and former Marsa Shareholders will hold approximately 98.86% of the total Resulting Issuer Shares to be issued pursuant to the Amalgamation.
(2)	See “Options to Purchase Securities” in this Appendix H.
(3)	If the Concurrent Financing is not completed there will be 34,153,547 Resulting Issuer Shares outstanding and the number of Resulting Issuer Shares to be reserved pursuant to the Resulting Issuer’s stock option plan will be 1,245,354, being 3.64% of the issued and outstanding Resulting Issuer Shares. See “Stock Option Plan” in this Appendix H.

Available Funds and Principal Purposes

Funds Available

The following table sets forth the estimated funds available to Resulting Issuer following the completion of the Amalgamation.

	Approximate Amount (US$)
Source of Funds	Assuming Completion of the Concurrent Financing		Assuming the Concurrent Financing is not completed
Sanction’s estimated consolidated working capital	142,000	(1)	142,000	(1)
Marsa’s estimated consolidated working capital	5,978,000	(1)	5,978,000	(1)
Net proceeds from the Concurrent Financing	3,000,000	(2)	Nil
TOTAL ESTIMATED FUNDS AVAILABLE TO THE RESULTING ISSUER:	9,120,000		6,120,000

Notes:

(1)	As at July 31, 2014, being the most recent month end prior to the date of this Joint Information Circular.
(2)	Pursuant to the Agency Agreement, the Agents will be paid a commission equal to 6% of the gross proceeds raised in the Concurrent Financing, being CDN$216,000, assuming 2,400,000 Marsa Subscription Receipts are issued pursuant to the Concurrent Financing. In addition, it is expected that approximately CDN$45,000 will be required to pay other issuances expenses, including legal fees.

Principal Purposes of Funds

As at the date hereof, the proposed management of Resulting Issuer following completion of the Amalgamation intends to use the funds available to Resulting Issuer upon completion of the Amalgamation, in order of priority, substantially as set forth in the following table:

Use of Funds	Approximate Amount Assuming Completion of Concurrent Financing (US$)		Approximate Amount Assuming Concurrent Financing is Not Completed (US$)
Drill and log Poyraz N3-1 well	968,000		968,000
Drill and log Poyraz West-1 well	1,303,000		1,303,000
Drill and log Poyraz S4-1 well	1,338,000		1,338,000
General and Administrative Expenses	3,000,000	(2)	2,200,000	(2)
Completion and Testing of Poyraz N3-1 well	200,000	(1)	N/A
Completion and Testing of Poyraz West-1 well	200,000	(1)	N/A
Completion and Testing of Poyraz S4-1 well	200,000	(1)	N/A
Front-End Engineering Design (FEED) – Pipeline to tie in to ITGI	600,000	(1)	N/A
Front-End Engineering Design (FEED) – Production facilities	1,000,000	(1)	N/A
Unallocated Funds	311,000		311,000
TOTAL:	9,120,000		6,120,000

Notes:

(1)	These amounts are contingent upon the completion of the Concurrent Financing and the success of the drilling and logging of the Poyraz N3-1, Poyraz West-1 and Poyraz S4-1 wells.

(2)	These amounts are the expected general and administrative expenses of the Resulting for the 12 month period following completion of the Amalgamation. In the event that the Concurrent Financing is not completed and the Resulting Issuer is not proceeding with completion and testing of the wells identified above, the Resulting Issuer’s general and administrative expenses would be reduced.

H-4

The Resulting Issuer intends to spend the funds available to it upon completion of the Amalgamation to further its stated business objectives. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary in order for Resulting Issuer to achieve such stated business objectives.

Dividends

Subject to restrictions in the ABCA relating to solvency, there will be no restriction in the Resulting Issuer’s articles or elsewhere which would prevent the Resulting Issuer from paying dividends subsequent to the completion of the Amalgamation. It is not contemplated that any dividends will be paid on the Resulting Issuer Shares in the immediate future following the completion of the Amalgamation, as it is anticipated that all available funds will be invested to finance the growth of the Resulting Issuer’s business. The directors of the Resulting Issuer will determine if, and when, dividends will be declared and paid in the future from funds properly applicable to the payment of dividends based on the Resulting Issuer’s financial position at the relevant time.

Principal Securityholders

To the knowledge of the directors and executive officers of Sanction and Marsa as of the date hereof, it is not anticipated that any person will beneficially own, directly or indirectly, or exercise control or direction over voting securities carrying more than 10% of the voting securities attached to Resulting Issuer Shares following completion of the Amalgamation, other than J. Scott Price, a proposed director of the Resulting Issuer who will hold 4,250,000 Resulting Issuer Shares, representing 11.63% of the total Resulting Issuer Shares assuming completion of the Concurrent Financing and 12.44% of the total Resulting Issuer Shares assuming the Concurrent Financing is not completed.

Directors and Executive Officers of Resulting Issuer

The following table sets forth the name, municipality of residence and proposed office for each of the proposed directors and executive officers of Resulting Issuer following completion of the Amalgamation, together with the date they were appointed to their position at Sanction or Marsa, as applicable, and the number and percentage of Resulting Issuer Shares anticipated to be beneficially owned, or over which control or direction will be exercised, based on current and anticipated shareholdings in Sanction and Marsa at the Effective Time:

Name, Expected Position, Municipality of Residence and Date Appointed as Director or Officer of Marsa	Principal Occupation for the Previous Five Years	Number and Percentage of Resulting Issuer Shares Held or Controlled Upon Completion of the Amalgamation(1)	Number and Percentage of Resulting Issuer Shares Held or Controlled Upon Completion of the Amalgamation(2)
Blair L. Anderson Calgary, Alberta, Canada President, Chief Executive Officer and Director February, 2010

Mr. Anderson was the Manager Geosciences of Aventura Energy Inc. from 2000 until 2004. Subsequently, he co-founded Verenex Energy Inc. and acted as its Manager Exploration from May 2004 until December 2009. In 2010 Mr. Anderson joined Marsa as its President and Chief Executive Officer. Mr. Anderson has held senior technical and Managerial positions with Suncor Energy Inc., Encor Energy (Talisman) International and Hudbay International (HBOC), as well as other publicly traded, international oil and gas companies.

		2,810,300 (7.69%)	2,810,300 (8.22%)

H-5

Name, Expected Position, Municipality of Residence and Date Appointed as Director or Officer of Marsa	Principal Occupation for the Previous Five Years	Number and Percentage of Resulting Issuer Shares Held or Controlled Upon Completion of the Amalgamation(1)	Number and Percentage of Resulting Issuer Shares Held or Controlled Upon Completion of the Amalgamation(2)

Ricardo Montes Calgary, Alberta, Canada Vice President Finance and Chief Financial Officer January, 2011

Mr. Montes was the Chief Executive Officer of Solana Resources Limited until the company merged with Gran Tierra Energy Inc. in November, 2008. From December 2008 until February 2009, Mr. Montes was the Chief Financial Officer of Canacol Energy Inc. and from March 2009 until November 2010 he was the Controller of Value Creation Inc., a private oil and gas company. Subsequently, Mr. Montes joined Marsa as its Vice President Finance and Chief Financial Officer.

		767,000 (2.10%)	767,000 (2.25%)

Fadi Nammour Calgary, Alberta, Canada Vice President Operations and Business Development April, 2010

Mr. Nammour was a co-founder and the former Manager Operations and Business Development of Verenex Energy Inc. from 2003 until 2009. In 2010, Mr. Nammour joined Marsa as the Vice President Operations and Business Development.

		1,583,000 (4.33%)	1,583,000 (4.63%)

Brian Boulton Calgary, Alberta, Canada Chief Operating Officer May, 2011

Mr. Boulton was the President and a director of EMM Energy Inc. from 2003 until 2010 and has been the President of PPSC Enterprises Ltd., a private company that provides management and supervisory consulting services to the oil and gas industry, since 1998. Mr. Boulton joined Marsa as its Chief Operating Officer in 2011.

		20,000 (less than 1%)	20,000 (less than 1%)

J. Scott Price(3) Calgary, Alberta, Canada Director February, 2010

Mr. Price has been the President and Chief Executive Officer of Prospect International Inc., a private investment company since 2003. From January 2004 until October 2006, Mr. Price acted as President and Chief Executive Officer of Breakaway Energy Inc. Mr. Price was the President, Chief Executive Officer and a director of Solana Resources Limited from October 2006 until November 2008. Mr. Price is currently a director of Gran Tierra Energy Ltd., a publicly traded international oil and gas exploration and development company listed on the TSX, NYSE and AMEX.

		4,250,000 (11.63%)	4,250,000 (12.44%)

Ray Antony(3) Calgary, Alberta, Canada Director June, 2011

Mr. Antony is the President of DCR Investments Inc., a private investment company, Chairman and Audit Chair of Canyon Services Group Inc., a publicly traded oil and gas services company and a director and Audit Chair of Blackhawk Resource Corp. and Sabre Graphite Ltd., a publicly traded technology company.

		50,000 (less than 1%)	50,000 (less than 1%)

H-6

Name, Expected Position, Municipality of Residence and Date Appointed as Director or Officer of Marsa	Principal Occupation for the Previous Five Years	Number and Percentage of Resulting Issuer Shares Held or Controlled Upon Completion of the Amalgamation(1)	Number and Percentage of Resulting Issuer Shares Held or Controlled Upon Completion of the Amalgamation(2)
Peter Sider Calgary, Alberta, Canada Director(4)

Mr. Sider has been the Vice President Operations, Business Development and Engineering and a director of Petromanas Energy Inc. since June, 2013. From 2006 until 2012, he was the Managing Director, then Vice President, European Operations with Vermilion Energy Inc.

		Nil	Nil

Bradley Fedora(3) Calgary, Alberta, Canada Director(4)

Mr. Fedora has been the President of Canyon Services Group Inc. since September 2007 and its Chief Executive Officer since November 2009. Previously Mr. Fedora was a Principal in the Corporate Finance group of Peters & Co. Limited, a Calgary-based investment banking firm focused on the energy sector, where he specialized in financings and merger and acquisition transactions for the oil and natural gas services and supply sector since 2000.

		Nil	Nil

Roy Hudson Calgary, Alberta, Canada Corporate Secretary June, 2014	Mr. Hudson is a partner in the Davis LLP Calgary office. His practice is focused on advising resource-based and other companies involved in oil and gas exploration and production, energy services, mining, construction and technology. Mr. Hudson acts as corporate counsel for both private and publicly traded junior and mid-size companies and handles their securities law compliance, corporate/commercial, M&A and other legal requirements. In this capacity, he works closely with management and boards of directors to advise on, and implement, strategic initiatives. Mr. Hudson has been an officer and/or director of several public and private companies.	Nil	Nil

Notes:

(1)	Assuming completion of the Concurrent Financing.
(2)	Assuming the Concurrent Financing is not completed.
(3)	Proposed member of the Audit Committee.
(4)	To be appointed as directors upon closing of the Amalgamation.

Each of the directors of Resulting Issuer will serve their office until the next annual meeting of the shareholders of Resulting Issuer following the completion of the Amalgamation at which the shareholders of Resulting Issuer will elect directors of Resulting Issuer, or until their respective successors are duly elected or appointed, unless their respective offices are earlier vacated in accordance with the Resulting Issuer’s articles or by-laws.

After giving effect to the Amalgamation, the number of Resulting Issuer Shares beneficially owned, directly or indirectly, or over which control or direction will be exercised, by the proposed directors and executive officers of Resulting Issuer and their associates, will be an aggregate of 9,480,300 Resulting Issuer Shares and options to purchase an aggregate of 1,725,000 Resulting Issuer Shares (approximately 32.14% and 36.86% of the estimated issued and outstanding Resulting Issuer Shares following completion of the Amalgamation, calculated on a non-diluted basis and fully-diluted basis, respectively).

H-7

Management

The following is a brief description of the proposed management of Resulting Issuer:

Blair L. Anderson

Blair Anderson, Age: 60, Calgary, Alberta, President, Chief Executive Officer and Director. Mr. Anderson was a co-founder and the Exploration Manager of Verenex Energy Inc. Mr. Anderson has over 30 years of international, domestic and frontier petroleum and natural gas exploration and development experience. Mr. Anderson has held numerous senior technical and managerial positions, including positions with Suncor Energy, Encor (Talisman) Energy, Natomas International, Hudbay Oil (Indonesia), Hudbay Oil (Australia) and Hudson’s Bay Oil and Gas Co. Ltd. Mr. Anderson holds a BSc (Honors) degree in Geology from the University of Manitoba. Mr. Anderson is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

Ricardo Montes

Ricardo Montes, Age: 55, Calgary, Alberta, Vice President Finance and Chief Financial Officer. Mr. Montes has more than 25 years of experience leading multinational companies at top executive levels, providing financial and commercial expertise in all operational finance areas, including corporate accounting, financial reporting and statutory requirements, cash and working capital management, risk management, audit planning and execution, tax planning and compliance. Mr. Montes was the Chief Financial Officer of Solana Resources Limited until the company merged with Gran Tierra Energy Inc. in November, 2008. Formerly, Mr. Montes worked for the Shell Group of Companies in Colombia, Venezuela and the United States and for Lasmo Oil Plc in Colombia and the United Kingdom. Mr. Montes holds a CPA degree from the Universidad Externado de Colombia and an MBA from Colombia’s Universidad de la Sabana. Mr. Montes is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

Fadi Nammour

Fadi Nammour, Age: 61, Calgary, Alberta, Vice President Operations and Business Development. Mr. Nammour was a co-founder and the Manager Operations and Business Development of Verenex Energy. He has over 30 years of experience in domestic and international operations management and business development. Mr. Nammour began his professional career with Amoco USA and then served as Country and Project Manager for Kelt Energy (Perenco) France, working in the United States, Europe, the Middle East, Africa and South America. Subsequently, he served as Vice President International Business Development with Vermilion Resources Limited and then worked as a business development, negotiations and acquisitions consultant for various companies based in the United States and for investors in the Middle East. Mr. Nammour holds a MSC in Petroleum Engineering and a BSc degree in Economics, both from the University of Houston. Mr. Nammour is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

Brian Boulton

Brian Boulton, Age: 64, Calgary, Alberta, Chief Operating Officer. Mr. Boulton has over 35 years of experience in the energy sector, formerly holding both senior managerial and technical positions with Pembina Resources and Talisman Energy Inc. He is the former President and a director of EMM Energy Inc. and Newkind PNG Consultants Ltd. Mr. Boulton has extensive experience in oil and gas operations, economic evaluations, completions, workovers and pipeline and facilities construction, including management of sour gas facilities, construction projects, de-bottlenecking and start-ups. Mr. Boulton holds a BSc degree in Mechanical Engineering from the University of Manitoba and is a Professional Engineer. Mr. Boulton is a full-time employee of Marsa and has entered into a non-competition and non-disclosure agreement with Marsa.

H-8

J. Scott Price

J. Scott Price, Age: 51, Calgary, Alberta, Director. Mr. Price has over 29 years of diverse global oil and gas experience in North and South America, Europe, Africa, the Middle East and the former Soviet Union. Most recently he was the President and Chief Executive Officer of Solana Resources Limited, prior to its merger with Gran Tierra Energy Inc. in November, 2008. He is currently a director of Gran Tierra Energy Inc. and the President of Prospect International Inc., a private international resource and investment company. Mr. Price has been a founder, director and officer of several internationally focused public and private companies including Aventura Energy Inc. and Ocelot International Inc., a publicly traded oil and gas company. Mr. Price holds a BSc degree in Chemical Engineering and an MBA degree, both from the University of Calgary. Mr. Price devotes the amount of time as is required to fulfill his obligations to the Resulting Issuer.

Ray Antony

Ray Antony, Age: 62, Calgary, Alberta, Director. Mr. Antony has been a member of the Institute of Chartered Accountants of Alberta since 1977. He was the Chairman of Solana Resources and has also been an officer and director of numerous domestic and international oil and gas companies. Currently, Mr. Antony is Chairman and Audit Chair of Canyon Services Group Inc., a publicly traded oil and gas services company and a director and Audit Chair of Blackhawk Resource Corp. and Sabre Graphite Ltd., a publicly traded technology company. He holds a B. Comm degree with distinction from the University of Alberta and obtained his CA designation from the Institute of Chartered Accountants of Alberta. Mr. Antony devotes the amount of time as is required to fulfill his obligations to the Resulting Issuer.

Peter Sider

Peter Sider, Age 57, Calgary, Alberta, Director. Mr. Sider is a professional engineer with more than 30 years of domestic and international oil and gas experience focusing on operations. Mr. Sider has been the Vice President Operations, Business Development and Engineering and a director of Petromanas Energy Inc. since June, 2013. From 2006 to 2012 he served as Managing Director and then Vice President, European Operations with Vermilion Energy Inc. Prior to that, he was a venture capitalist and consultant involved in the start-up of a number of oil and gas companies. From 1993 to 1997, Mr. Sider was with Grad & Walker Energy Corp. and held various positions of increasing responsibility including Chief Operating Officer. Mr. Sider holds a Bachelor of Science in Chemical Engineering from the University of Calgary. Mr. Sider will devote the amount of time as is required to fulfill his obligations to the Resulting Issuer.

Bradley Fedora

Bradley Fedora, Age: 44, Calgary, Alberta, Director. Mr. Fedora has been the President of Canyon Services Group Inc. since September 2007 and its Chief Executive Officer since November 2009. Previously Mr. Fedora was a Principal in the Corporate Finance group of Peters & Co. Limited, a full-service investment banking firm since 2000. Mr. Fedora holds a Bachelor of Science from the University of Saskatchewan and an MBA in finance from the University of British Columbia. Mr. Fedora will devote the amount of time as is required to fulfill his obligations to the Resulting Issuer.

Roy Hudson

Roy Hudson, Age: 57, Calgary, Alberta, Corporate Secretary. Mr. Hudson is a partner in the Davis LLP Calgary office. His practice is focused on advising resource-based and other companies involved in oil and gas exploration and production, energy services, mining, construction and technology. Mr. Hudson acts as corporate counsel for both private and publicly traded junior and mid-size companies and handles their securities law compliance, corporate/commercial, M&A and other legal requirements. In this capacity, he works closely with management and boards of directors to advise on, and implement, strategic initiatives. Mr. Hudson has been an officer and/or director of several public and private companies. Mr. Hudson holds a B. Comm and an LL.B. from the University of Alberta. Mr. Hudson will devote 5% of his time to the Resulting Issuer.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director, officer or shareholder holding a sufficient number of securities of Marsa to affect materially the control of Marsa, within 10 years before the date of this Joint Information Circular, has been, a director or executive officer of any corporation that, while that person was acting in that capacity:

H-9

(a)	was the subject of a cease trade or similar order, or an order that denied the relevant corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(b)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in Marsa being the subject of a cease trade or similar order or an order that denied the relevant corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)	within a year of that person ceasing to act in such capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

No director, officer, insider or Promoter of Marsa has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer or theft or fraud or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body or self-regulatory authority that would be likely to be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

No director, officer, insider or Promoter of Marsa, or a shareholder holding sufficient securities of Marsa to affect materially the control of Marsa, or a personal holding company of any such persons, has, within the 10 years preceding the date of this Joint Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the individual.

Conflicts of Interest

There are potential conflicts of interest to which some of the directors, officers, insiders and Promoters of Marsa will be subject in connection with the operations of Marsa. Some of the directors, officers, insiders and Promoters are engaged in and will continue to be engaged in corporations or businesses which may be in competition with the business of Marsa. Accordingly, situations may arise where some or all of the directors, officers, insiders and Promoters will be in direct competition with Marsa. Conflicts, if any, will be subject to the procedures and remedies as provided under the ABCA.

Other Reporting Issuer Experience

The following table sets out the proposed directors and officers of Resulting Issuer that are, or have been within the last five years, directors, officers or promoters of other reporting issuers:

Name	Name and Jurisdiction of Reporting Issuer	Exchange	Jurisdiction of Reporting Issuer	Position	From	To
Blair Anderson	Verenex Energy Inc.	TSX	Alberta	Manager Exploration	November, 2004	December, 2009
Ricardo Montes	Canacol Energy Inc.	TSX	Alberta	Chief Financial Officer	December, 2008	February, 2009
Fadi Nammour	Verenex Energy Inc.	TSX	Alberta	Manager Business Development	May, 2003	December, 2009
Brian Boulton	EMM Energy Inc.	TSXV	Alberta	President and CEO	June, 2003	June, 2010

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Name	Name and Jurisdiction of Reporting Issuer	Exchange	Jurisdiction of Reporting Issuer	Position	From	To
J. Scott Price	Gran Tierra Energy Inc.	TSX, NYSE, amex	Nevada	Director	November, 2008	Present
	Blackhawk Resource Corp.	TSXV	Alberta	Director	September, 2009	March, 2012
	Birch Lake Capital Inc.	TSXV	Alberta	Director	May, 2008	October, 2010
Ray Antony	Canyon Services Group Inc.	TSX	Alberta	Director/Audit Chair	August, 2004	Present
	Blackhawk Resource Corp.	TSXV	Alberta	Director/Audit Chair	February, 2009	Present
	Sabre Graphite Corp.	TSXV	B.C.	Director/Audit Chair	November, 2008	Present
	Eaglewood Energy Ltd.	TSXV	Alberta	Director/Audit Chair	June, 2008	July, 2014
	Birch Lake Capital Inc.	TSXV	Alberta	Director/Audit Chair	March, 2008	February, 2012
	Standard Exploration Ltd.	TSXV	Federal	Director	July, 2010	March, 2012
	Gran Tierra Energy Ltd.	TSX	Nevada	Director	November, 2008	May, 2013
	Velo Energy Inc.	TSXV	Federal	Director/Audit Chair	September, 2009	March, 2010
Peter Sider	Petromanas Energy Inc.	TSXV	Alberta	Vice President Operations, Business Development and Engineering and Director	June, 2013	Present
Bradley Fedora	Canyon Services Group Inc.	TSX	Alberta	President CEO Director	September, 2007 November 2009 April 2008	Present

Executive Compensation

The proposed management of Resulting Issuer anticipates that the compensation to be paid to the directors and officers of Resulting Issuer shall be substantially similar to the compensation currently paid to Marsa’s directors and officers. See “Appendix “G” - Information Concerning Marsa Energy Inc. - Executive Compensation”.

Indebtedness of Directors and Officers

No director or officer or former director or officer of Sanction or Marsa, or proposed director or officer of Resulting Issuer has any indebtedness outstanding as at the date hereof to Sanction or Marsa or another entity where the indebtedness is subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Sanction or Marsa or any of its subsidiaries.

Investor Relations Arrangements

No written or oral agreement or understanding has been reached with any person or company to provide any promotional or investor relations services for Resulting Issuer or its securities, either now or in the future.

options to purchase securities

Upon the completion of the Amalgamation, the Marsa Option Plan will continue as the stock option plan for the Resulting Issuer. For further details concerning the Marsa Option Plan, see “Stock Option Plan” in this Appendix H.

The following table sets out details regarding the Resulting Issuer Shares that will be issuable pursuant to the exercise of Marsa Options:

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Name	Number of Resulting Issuer Shares Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Market Value of Marsa Shares Underlying the Options as at the Date of this Joint Information Circular(1) ($)
Ray Antony	100,000	1.00	March 18, 2018	35,000
Blair Anderson	50,000	1.00	March 18, 2018	17,500
Ricardo Montes	100,000	1.00	March 18, 2018	35,000
Fadi Nammour	25,000	1.00	March 18, 2018	8,750
Brian Boulton	25,000	1.00	March 18, 2018	8,750
George Carpenter	20,000	1.00	March 18, 2018	7,000
Shaffiq Kotadia	20,000	1.00	March 18, 2018	7,000
Carin Latzel	5,000	1.00	March 18, 2018	1,750

Note:

(1)	The Marsa Shares do not trade on a stock exchange. On May 22, 2014 Marsa closed a private placement financing of Marsa Shares at a price of CDN$1.35 per Marsa Share, which is the basis of the market value of the Marsa Shares underlying the Marsa Options.

Immediately upon completion of the Amalgamation, the Resulting Issuer intends to grant the following additional options to purchase Resulting Issuer Shares:

Name	Number of Resulting Issuer Shares Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Market Value of Marsa Shares Underlying the Options as at the Date of this Joint Information Circular(1) ($)
J. Scott Price	225,000	1.50	Five years from the date of the grant	-
Ray Antony	175,000	1.50	Five years from the date of the grant	-
Bradley Fedora	175,000	1.50	Five years from the date of the grant	-
Peter Sider	175,000	1.50	Five years from the date of the grant	-
Blair Anderson	125,000	1.50	Five years from the date of the grant	-
Ricardo Montes	100,000	1.50	Five years from the date of the grant	-
Brian Boulton	350,000	1.50	Five years from the date of the grant	-
Fadi Nammour	50,000	1.50	Five years from the date of the grant	-
Roy Hudson	50,000	1.50	Five years from the date of the grant	-
Employees	400,000	1.50	Five years from the date of the grant	-

Note:

(1)	Immediately upon completion of the Amalgamation, there will be a total of 2,170,000 options outstanding, assuming completion of the Concurrent Financing, an additional 1,485,354 will be available for future grant under the Resulting Issuer’s stock option plan and assuming the Concurrent Financing is not completed, an additional 1,334,354 will be available for future grant under the Resulting Issuer’s stock option plan. See “Stock Option Plan” in this Appendix H.

stock option plan

The Marsa Option Plan will become the Resulting Issuer Plan upon completion of the Amalgamation.

Pursuant to the Marsa Option Plan, the maximum length of any Marsa Option shall be 10 years from the date the option is granted. Notwithstanding the above, a participant’s Marsa Options will expire 90 days after a participant ceases to act for Marsa, other than by reason of death, subject to extension at the discretion of the Marsa Board, which extension may be for no longer than 12 months. Marsa Options of a participant that provides investor relations activities will expire 30 days after the cessation of the participant’s services to Marsa, subject to extension at the discretion of the Marsa Board. Under the Marsa Option Plan, in the event of the death of a participant, the participant’s estate shall have 12 months in which to exercise the outstanding Marsa Options.

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The Marsa Option Plan complies with the policies of the TSXV and the Toronto Stock Exchange (“TSX”). The Marsa Option Plan includes limitations on the maximum number of Marsa Shares issuable under the Marsa Option Plan, a “black out” provision and an amendment provision in accordance with the policies of the TSX.

Under the Marsa Option Plan, the Marsa Board may, from time to time, grant Marsa Options to purchase Marsa Shares to certain directors, officers, employees and consultants of Marsa and of its subsidiaries and affiliates. The maximum number of Marsa Shares issuable under the Marsa Option Plan and all other security based compensation arrangements of Marsa is 10% of the issued and outstanding number of Marsa Shares from time to time, subject to the following additional limitations:

(a)	the aggregate number of Marsa Shares reserved for issuance to any one person under the Marsa Option Plan, together with all other security based compensation arrangements of Marsa, must not exceed five (5%) percent of the then outstanding Marsa Shares (on a non-diluted basis);

(b)	in the aggregate, no more than 10% of the issued and outstanding Marsa Shares (on a non-diluted basis) may be reserved at any time for insiders under the Marsa Option Plan, together with all other security based compensation arrangements of Marsa;

(c)	the number of securities of Marsa issued to insiders, within any one year period, under all security based compensation arrangements, cannot exceed 10% of the issued and outstanding Marsa Shares;

(d)	Marsa Options shall not be granted if the exercise thereof would result in the issuance of more than two (2%) percent of the issued Marsa Shares in any 12 month period to any one (1) consultant of Marsa (or any of its subsidiaries); and

(e)	Marsa Options shall not be granted if the exercise thereof would result in the issuance of more than two (2%) percent of the issued Marsa Shares in any 12 month period to persons employed to provide investor relations activities. Marsa Options granted to consultants performing investor relations activities will contain vesting provisions such that vesting occurs over at least 12 months with no more than one-quarter (¼) of the options vesting in any three (3) month period.

The Marsa Option Plan includes a black-out provision. Pursuant to the policies of Marsa respecting restrictions on trading, there are a number of periods each year during which directors, officers and certain employees are precluded from trading in Marsa’s securities. These periods are referred to as “black-out periods”. A black-out period is designed to prevent a person from trading while in possession of material information that is not yet available to other shareholders. The TSX and the TSXV recognize these black-out periods might result in an unintended penalty to employees who are prohibited from exercising their options during that period because of their company’s internal trading policies. As a result, the TSX and the TSXV provide a framework for extending options that would otherwise expire during a black-out period. The Marsa Option Plan includes a provision that should a Marsa Option expiration date fall within a black-out period or immediately following a black-out period, the expiration date will automatically be extended for 10 business days following the end of the black-out period.

Based on the policies of the TSX and the TSXV, the Marsa Option Plan specifies the types of amendments to the Marsa Option Plan and the Marsa Options granted thereunder that can be made by the Marsa Board without the approval of the Marsa Shareholders. The Marsa Option Plan allows the Marsa Board to terminate or discontinue the Marsa Option Plan at any time without the consent of the holders of Marsa Options provided that such termination or discontinuance shall not alter or impair any option previously granted under the Marsa Option Plan. The only amendments to the Marsa Option Plan that would be subject to Marsa Shareholder approval are amendments that would:

(a)	reduce the exercise price of an option held by an insider of Marsa;

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(b)	extend the expiry date of an option held by an insider of Marsa (subject to such date being extended by virtue of the black-out provision noted above);

(c)	amend the limitations on the maximum number of Marsa Shares reserved or issued to insiders;

(d)	increase the maximum number of Marsa Shares issuable pursuant to the Marsa Option Plan; or

(e)	amend the amendment provisions of the Marsa Option Plan.

Effective January 1, 2011, public companies such as the Resulting Issuer, upon completion of the Amalgamation, must withhold and remit to Canada Revenue Agency amounts from the employment benefit realized on the exercise of employee stock options. As such, the Marsa Option Plan also includes provisions that provide mechanisms to facilitate this withholding.

Escrowed Securities

The TSXV has final discretion as to the number of shares and terms of escrow that may be imposed as a condition of listing. Pursuant to TSXV rules, certain principals of the Resulting Issuer, upon the completion of the Amalgamation, will be required to comply with the TSXV rules relating to escrow and, as a result, will be required to enter into a Value Security (as that term is defined under TSXV policies) escrow agreement (the “TSXV Escrow Agreement”) with the Resulting Issuer and Valiant, which provides that, subject to certain exceptions, the Resulting Issuer Shares being issued to such principals may not be sold, assigned, hypothecated, transferred within escrow or otherwise dealt with in any manner without the prior consent of the TSXV. The TSXV Escrow Agreement further provides that upon the death of the holder of the escrowed shares, the Resulting Issuer Shares will be released from escrow and certificates for the Resulting Issuer Shares will be delivered to the legal representative of the deceased shareholder, upon such legal representative’s written notice.

Where the Resulting Issuer Shares, which are required to be held in escrow are held by a non-individual (a “holding company”), each holding company pursuant to the TSXV Escrow Agreement, has agreed, or will agree, not to carry out any transactions during the currency of the TSXV Escrow Agreement which would result in a change of control of the holding company, without the consent of the TSXV.

It is expected that the Resulting Issuer securities placed into escrow will be released on the following schedule:

Tier 2 - Value
Percentage	Release Date
10%	Date of the Final Exchange Bulletin
15%	6 Months Following the Final Exchange Bulletin
15%	12 Months Following the Final Exchange Bulletin
15%	18 Months Following the Final Exchange Bulletin
15%	24 Months Following the Final Exchange Bulletin
15%	30 Months Following the Final Exchange Bulletin
15%	36 Months Following the Final Exchange Bulletin

Escrowed Securities Table

To the knowledge of Sanction and Marsa as of the date of this Joint Information Circular, the following table sets forth the securities that are currently held in escrow, and in the case of the Resulting Issuer, anticipated to be held in escrow after giving effect to the Amalgamation:

H-14

		Prior to Giving Effect to the Transaction		After Giving Effect to the Amalgamation
Name & Municipality of Residence of Securityholder	Designation of Class of Resulting Issuer Securities	Number of Shares Held In Escrow	Percentage of Class	Number of Resulting Issuer Securities to be Held in Escrow	Percentage of Class Assuming Completion of the Concurrent Financing	Percentage of Class Assuming the Concurrent Financing is not completed
Blair Anderson Calgary, Alberta	Common	Nil	Nil	2,810,300	7.69%	8.22%

Ricardo Montes Calgary, Alberta	Common	Nil	Nil	767,000	2.10%	2.25%

Fadi Nammour Calgary, Alberta	Common	Nil	Nil	1,583,000	4.33%	4.63%

Brian Boulton Calgary, Alberta	Common	Nil	Nil	20,000	Less than 1%	Less than 1%

J. Scott Price Calgary, Alberta	Common	Nil	Nil	4,250,000	11.63%	12.44%

Ray Antony Calgary, Alberta	Common	Nil	Nil	50,000	Less than 1%	Less than 1%

Non-Principals Various	Common	Nil	Nil	4,375,000	11.97%	12.81%

Notes:

(1)	It is anticipated that no securities issued pursuant to the Concurrent Financing will be subject to escrow.

CPC Escrow

Pursuant to Policy 2.4 of the TSXV, upon completion of the Amalgamation an aggregate of 203,704 Resulting Issuer Shares will be held in escrow pursuant to a CPC escrow agreement. These Resulting Issuer Shares issuable to holders of these Sanction Shares following completion of the Amalgamation will continue to be held in escrow until released in accordance with the CPC escrow agreement, which release schedule is set forth above.

Seed Share Resale Restrictions

In addition to the foregoing, Policy 5.4 of the TSXV imposes resale restrictions on shares purchased by non-principals prior to the Amalgamation. These resale restrictions are in addition to any hold periods applied under applicable securities laws. Accordingly, an aggregate of 407,000 Marsa Shares which were issued in May, 2014 at a price of $1.00 will be subject to the TSXV four month hold resale matrix.

Auditors, Transfer Agents and Registrar of Resulting Issuer

It is anticipated that KPMG LLP, the current auditor of Marsa, whose offices are located at Suite 3100, Bow Valley Square II, 205 – 5th Avenue S.W., Calgary, Alberta, T2P 4B9 will be appointed as auditors of Resulting Issuer at its next annual meeting.

Upon completion of the Amalgamation, Valiant Trust Company, the current transfer agent of Sanction, will continue as the transfer agent of Resulting Issuer. Valiant’s offices are located at 310 – 606, 4th Street S.W., Calgary, Alberta, T2P 1T1.

H-15

Risk Factors

For risk factors relating to the business of Resulting Issuer as it pertains to Resulting Issuer’s Turkish operations, see “Appendix I - Information Concerning Marsa Energy Inc. - Risk Factors”.

Board Approval

Each of the Sanction Board and the Marsa Board have resolved that the Amalgamation is in the best interests of its respective shareholders and have approved the delivery of this Joint Information Circular to its respective shareholders.

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APPENDIX "I"
PRO FORMA FINANCIAL STATEMENTS

Marsa Energy Inc.

Pro Forma Consolidated Statement of Financial Position

As at February 28, 2014

US Dollars

(unaudited)

	Marsa March 31, 2014 USD	Sanction February 28, 2014 CDN	Notes	Pro Forma Adjustments USD	Pro Forma Consolidated USD

Assets
Cash & cash equivalents	$245,505	$266,172	2(a),(b),(c),(d),(f),(h)	$6,672,859	$7,184,536
Trade & other receivables	$119,147	$1,827	2(a)	$(177)	$120,797
Deposits & prepaid expenses	$143,179				$143,179
Total current assets	$507,831	$267,999			$7,448,512

Intangible exploration assets	$22,257,947				$22,257,947
Property, plant & equipment	$563,355				$563,355
Total non-current assets	$22,821,302				$22,821,302
Total assets	$23,329,133				$30,269,814

Liabilities
Trade & other payables	$111,540	$2,495	2(a)	$(242)	$113,793
Bridge loans from directors	$920,749		2(h)	$(920,749)	$-
Total current liabilities	$1,032,289	$2,495

Decommissioning provision	$763,468				$763,468

Equity
Share capital	$34,510,870	$311,920	2(b),(f),(g)	$16,607,534	$51,430,324
Contributed surplus	$11,667,887	$50,159	2(e),(f),(g)	$(4,082,159)	$7,635,887
Deficit	$(21,278,057)	$(96,575)	2(c),(d),(e),(g)	$(4,931,702)	$(26,306,334)
Cumulative translation adjustment	$(3,367,324)				$(3,367,324)

Total equity	$21,533,376	$265,504			$29,392,553
Total liabilities & equity	$23,329,133	$267,999			$30,269,814

I-1

Marsa Energy Inc.

Notes to Unaudited Pro Forma Consolidated Statement of Financial Position

As at February 28, 2014

All amounts in US dollars unless specified otherwise

 1. Basis of Presentation

Management has prepared the accompanying unaudited pro forma consolidated financial statement of financial position of Marsa Energy Inc. (“Marsa” or the “Company”) in accordance with International Reporting Standards (“IFRS”). The pro forma consolidated financial statement has been prepared for inclusion in the Joint Management Information Circular concerning the Amalgamation involving Marsa Energy Inc. and Sanction Capital Corp. (the “Information Circular”), dated August 13, 2014.

The unaudited pro forma consolidated balance sheet as at February 28, 2014 has been prepared from information derived from the following:

a)	The Unaudited Condensed Consolidated Interim Financial Statements of Marsa Energy Inc. as at and for the three months ended March 31, 2014; and
b)	The Unaudited Condensed Consolidated Interim Financial Statements of Sanction Capital Corp., as at and for the three months ended February 28, 2014.

In the opinion of management, this pro forma consolidated statement of financial position includes all adjustments necessary for fair presentation in accordance with IFRS. The pro forma consolidated statement of financial position gives effect to the transactions and assumptions, as described in Note 2, as if they had occurred at February 28, 2014. The pro forma Consolidated financial statement is not intended to reflect the financial position which would have actually resulted had the proposed transactions been effected on the dates indicated.

Accounting policies used in the preparation of the Pro Forma Consolidated Statement of Financial Position are in accordance with those used in the preparation of the financial statements and notes of Marsa Energy Inc. and Sanction Capital Corp. as at December 31, 2013 and May 31, 2013 respectively; and the unaudited pro forma consolidated statement of financial position hereto should be read in conjunction with those financial statements as noted above and included elsewhere in the Information Circular.

2. Pro Forma Assumptions and Adjustments

The pro forma consolidated statement of financial position gives effect to the completion of the following transactions as if the transactions occurred on February 28, 2014:

a)	Adjustment to translate Sanction Capital Corp. balance from Canadian dollars to US dollars as at February 28, 2014 (closing exchange rate of CDN 0.903 per $1 USD);

b)	On May 22, 2014, through a brokered private placement Marsa Energy Inc. issued 6,578,131 common shares at CDN$1.35 per share for aggregate gross proceeds totaling CDN$8,880,477. The Company incurred CDN$428,295 in share issuance cost. Net proceeds of CDN$8,452,182 translated at the May 2014 closing exchange rate of CDN$0.9223 per 1USD equals $7,795,447;

I-2

c)	Transaction costs of the qualifying transaction to be incurred by Sanction Capital Corp., are estimated to be CDN$77,368 (USD$71,952);

d)	Transaction costs related to the acquisition of Sanction Capital Corp. to be incurred by Marsa Energy Inc. are estimated to be CDN$200,000 (USD$186,000);

e)	On April 21, 2014, the Company and the Series 3 warrant holders, mutually and voluntarily agreed to terminate and cancel all Series 3 performance warrants, resulting in a total of 4,725,000 performance warrants being cancelled. The fair value of the Series 3 warrants totaling USD$4,536,000 is charged as an expense with the offset credited to contributed surplus;

f)	In May 2014, 8,925,000 vested warrants were exercised at a price of CDN $ 0.01 per share for aggregate proceeds of CDN$89,250 (USD$81,932). As a result the Company transferred USD$8,568,000 from contributed surplus to share capital; and

g)	Marsa Energy Inc. entered into an Amalgamation Agreement (the "Amalgamation") with Sanction Capital Corp., a CPC Company. The Arrangement is expected to constitute the Qualifying Transaction ("Qualifying Transaction") of Sanction as defined in the policies of the TSX Venture Exchange (“the Exchange”). The transaction is subject to the approval of the Exchange.

The Arrangement is dependent upon a number of conditions and requirements, including shareholder and applicable regulatory approvals.

As the shareholders of Marsa Energy Inc., will become the controlling shareholders of Sanction Capital Corp., the transaction will be accounted for as a reverse takeover of a publicly traded shell company. For accounting purposes, Marsa Energy Inc. is the deemed acquirer and Sanction Capital Corp., the deemed acquired company. For the purposes of this unaudited pro forma statement of financial position it has been assumed that all conditions of the Amalgamation have been met.

The purchase consideration is allocated based on the fair values in of the assets and liabilities of Sanction Capital Corp., as follows:

Net assets acquired
Current assets	$244,256
Current liabilities	(2,253)
Cost of public company listing	232,072
Net assets acquired	$474,075

Consideration
388,889 resulting issuer shares	$474,075

The transaction is accounted for as a continuation of Marsa Energy Inc., whereby new shares are issued for Sanction Capital Corp. and Marsa Energy Inc., plus the public company listing status of Marsa Energy Inc. The share capital, contributed surplus and deficit of Sanction Capital Corp. are charged or credited to the share capital of the Company and the public company listing expense is charge to earnings. The actual calculation and allocation of the purchase price will be based on the assets purchased and liabilities assumed at the effective date of the acquisition and other information at that date.

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Accordingly, the actual amounts for each of the assets and liabilities will vary from the pro forma amounts and the variations may be material.

h)	Cancellation of the balance as at March 31, 2014 of the bridge loan from directors, as this obligation was settled in full on May 22, 2014.

i)	The effective income tax rate has been assumed to be 25%.

3. Share Capital

A continuity of consolidated share capital is as follows:

	Outstanding on a Fully- Diluted Basis	Percentage

Resulting Issuer Shares issuable for Sanction Shares as of the date of this Joint Information Circular	388,889	1.10%

Resulting Issuer Shares issuable for Marsa Shares as of the date of this Joint Information Circular	33,764,658	95.32%

Resulting Issuer Shares reserved for the exercise of Marsa Options	1,270,000	3.59%

Pro forma Balance	35,423,547	100%

4. Concurrent Financing

Concurrently with the transactions contemplated by the Amalgamation Agreement, Marsa plans to complete a private placement of Subscription Receipts for aggregate gross proceeds of CDN$3,600,000 via the issuance of up to 2,400,000 Subscription Receipts at a price of CDN$1.50 per Subscription Receipt. Each Subscription Receipt represents the right to receive one (1) Marsa Share upon the Escrow Release Conditions being met. The proceeds from the Concurrent Financing will be deposited in escrow pending satisfaction of certain Escrow Release Conditions. If the Escrow Release Conditions are satisfied on or before September 30, 2014, the gross proceeds from the Concurrent Financing will be released to Marsa. If the Escrow Release Conditions are not satisfied by September 30, 2014 the gross proceeds will be returned to the holders of the subscription receipts.

The Concurrent Financing will be undertaken by a syndicate of agents on behalf of Marsa. The agents are entitled to a cash commission of 6.0% of the gross proceeds of the Concurrent Financing.

The Financing has not been reflected in the pro forma consolidated statement of financial position. If the financing closes and the maximum proceeds are raised the following items would result in adjustments to the statement of financial position:

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a)	CDN$3,600,000 gross proceeds of share offering;
b)	Agent’s commission of 6% of the gross proceeds (CDN$216,000);
c)	Translation currency adjustment to USD of USD$204,000 (exchange rate of CDN$ 0.94 per $1 USD); and
d)	Transaction costs of approximately USD$180,000.

	Pro Forma Consolidated	Notes	Adjustments For Financing	Pro Forma Incl Financing

Assets

Cash & cash equivalents	$7,184,536	(i)	3,000,000	$10,184,536
Trade & other receivables	120,797			120,797
Deposits & prepaid expenses	143,179			143,179
Total current assets	7,448,512			10,448,512

Intangible exploration assets	22,257,947			22,257,947
Property, plant & equipment	563,355			563,355
Total non-current assets	22,821,302			22,821,302

Total assets	$30,269,814			$33,269,814

Liabilities
Trade & other payables	113,793			113,793
Bridge loans from directors	-			-
Total current liabilities	113,793			113,793

Decommissioning provision	763,468			763,468

Equity
Share capital	51,430,324	(i)	3,000,000	54,430,324
Contributed surplus	7,635,887			7,635,887
Deficit	-26,306,334			-26,306,334
Cumulative translation adjustment	-3,367,324			-3,367,324
Total equity	29,392,553			32,392,553

Total liabilities & equity	$30,269,814			$33,269,814

I-5

MARSA ENERGY INC.

INSTRUMENT OF PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT AND WILL BE USED AT THE SPECIAL MEETING OF SHAREHOLDERS OF MARSA ENERGY INC.

The undersigned, being a shareholder (“Shareholder”) of Marsa Energy Inc. (the “Corporation”), hereby nominates, constitutes and appoints Blair Anderson, President, Chief Executive Officer and a director of the Corporation, or failing him, J. Scott Price, a director of the Corporation, or in the place and stead of the foregoing                                                                , the true and lawful attorney and proxy of the undersigned, with full power of substitution, to attend, act and vote in respect of the common shares (“Shares”) of the Corporation held by the undersigned at the special meeting of the Shareholders of the Corporation to be held on September 11, 2014, at 10:00 a.m. (Calgary time) at the offices of Davis LLP at 10th Floor, Livingston Place, 250 - 2nd Street, S.W., Calgary, Alberta T2P 0C1 (the “Meeting”) and any adjournment thereof. The undersigned hereby instructs said proxy to vote the common shares represented by this instrument of proxy in the following manner:

1.	FOR ☐ AGAINST ☐	to consider and, if thought fit, to pass, with or without variation, a special resolution, the full text of which is set forth in Appendix “A” to the accompanying joint management information circular of the Corporation and Sanction Capital Corp. (“Sanction”) dated August 14, 2014 (the “Information Circular”), approving the amalgamation between the Corporation and Sanction, as more particularly described in the Information Circular.
2.	FOR ☐ AGAINST ☐	to consider and, if thought fit, to pass, with or without variation, a special resolution, the full text of which is set forth in Appendix “A” to the Information Circular, authorizing and approving the continuation of the Corporation from the Canada Business Corporations Act to the Business Corporations Act (Alberta), as more particularly described in the Information Circular.

To be valid, this proxy must be received by the Corporation’s transfer agent, Valiant Trust Company, 310, 606 - 4th St. S.W., Calgary, Alberta T2P 1T1 or by fax at (403) 233-2857 or by internet at www.valianttrust.com using the Control Number located on this Instrument of Proxy, not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to the Meeting or any adjournment thereof. Late proxies may be accepted or rejected by the Chairman of the Meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

This proxy revokes and supersedes all proxies of earlier date.

THIS PROXY MUST BE DATED

DATED this                              day of                      , 2014.

Signature of Shareholder

Name of Shareholder (Please Print)

Number of Shares Held

- SEE REVERSE -

I-6

IMPORTANT

NOTES

1.           The Shares represented by this instrument of proxy will be voted.  Where a choice is specified, the proxy will be voted as directed. Where no choice is specified, this proxy will be voted in favour of the matters listed on the proxy. The proxy confers discretionary authority for the above named person to vote in his discretion with respect to amendments or variations to the matters identified in the Notice of Special Meeting of Shareholders accompanying this instrument of proxy or such other matters which may properly come before the Meeting.

2.           Each Shareholder has the right to appoint a person to represent him at the Meeting other than the person specified above.  Such right may be exercised by striking out the names of management’s nominees and inserting in the blank space provided the name of the person to be appointed, who need not be a Shareholder of the Corporation.

3.           Each Shareholder must sign this instrument of proxy exactly the same as the name which is printed, or appears, on the instrument of proxy. Please date the instrument of proxy. If the Shareholder is a corporation, the instrument of proxy must be executed under its corporate seal by an officer or attorney thereof duly authorized.

4.           If this instrument of proxy is not dated in the space provided, it is deemed to bear the date of its mailing to the Shareholders by the Corporation.

5.           If the Shareholder appoints any of the persons designated above, including persons other than the management designees, as his or her proxy to attend and act at the said Meeting:

(a)         the Shares represented by the proxy will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for;

(b)         where the Shareholder specifies a choice in the proxy with respect to any matter to be acted upon, the Shares represented by the proxy shall be voted accordingly; and

(c)          IF NO CHOICE IS SPECIFIED WITH RESPECT TO THE MATTERS IDENTIFIED IN THE ITEMS ABOVE, THE PROXY WILL BE VOTED FOR SUCH MATTERS.

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